Exhibit 10.2

Execution Version

LC CREDIT AGREEMENT

Dated as of December 13, 2019

among

Weatherford International Ltd.,
a Bermuda exempted company

and

Weatherford International, LLC,
a Delaware limited liability company,
as Borrowers,

Weatherford International plc,

as Parent,

The Lenders Party Hereto,

The Issuing Banks Named Herein,

and

Deutsche Bank Trust Company Americas,

as Administrative Agent

Deutsche Bank Securities Inc.,

Wells Fargo Securities, LLC
and
Barclays Bank PLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

-i-

-ii-

-iii-

-iv-

EXHIBITS

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Letter of Credit Request
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D	Form of Assignee Certificate
EXHIBIT E	Form of Increasing Lender Supplement
EXHIBIT F	Form of Additional Lender Supplement
EXHIBIT G	Form of Intercreditor Agreement
EXHIBIT H	Form of U.S. Security Agreement
EXHIBIT I	Form of Canadian Security Agreement
EXHIBIT J	Forms of IP Short Forms
EXHIBIT K	Form of English Security Agreements
EXHIBIT L	Form of British Virgin Islands Security Agreements
EXHIBIT M	Form of Intercompany Subordination Agreement
EXHIBIT N	Form of Participant Certificate
EXHIBIT O	Form of Activity Report

SCHEDULES

SCHEDULE 1.01A	Excluded Jurisdictions
SCHEDULE 1.01B	Guarantors on the Effective Date
SCHEDULE 1.01C	Effective Date Security Agreements
SCHEDULE 1.01D	Effective Date Real Property
SCHEDULE 1.01E	Effective Date Letters of Credit
SCHEDULE 2.01	Commitments
SCHEDULE 3.01	Existing Letters of Credit
SCHEDULE 6.05	Disclosed Litigation
SCHEDULE 6.12	Sanctions
SCHEDULE 6.20(a)	Capitalization of Parent
SCHEDULE 6.20(b)	Capitalization of Subsidiaries
SCHEDULE 7.11	Post-Closing Grant and Perfection Requirements
SCHEDULE 8.01	Existing Indebtedness
SCHEDULE 8.04	Existing Liens
SCHEDULE 8.05(d)	Specified Dispositions
SCHEDULE 8.06	Existing Investments
SCHEDULE 8.11	Existing Restrictive Agreements

-i-

LC Credit Agreement

THIS LC CREDIT AGREEMENT, dated as of December 13, 2019, is among WEATHERFORD INTERNATIONAL LTD., a Bermuda exempted company (“WIL-Bermuda”), WEATHERFORD INTERNATIONAL, LLC, a Delaware limited liability company (“WIL-Delaware” and together with WIL-Bermuda, the “Borrowers”), WEATHERFORD INTERNATIONAL PLC, as Parent, the Lenders from time to time party hereto, DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent for the Lenders (“DBTCA”), and the Issuing Banks from time to time party hereto.

WHEREAS, on July 1, 2019, Parent (as defined below) and the Borrowers (together, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) for relief under Chapter 11 of Title 11 of the United States Code and commenced their Chapter 11 proceedings (the “Chapter 11 Cases”);

WHEREAS, in connection with the Chapter 11 Cases, WIL-Bermuda has sought approval of, and to implement, a scheme of arrangement in Bermuda under Section 99 of the Companies Act 1981 (the “Bermuda Scheme”) and the examiner of Parent has sought orders confirming and approving his proposals for a scheme of arrangement by the Irish High Court under section 541 of the Companies Act 2014 of Ireland (the “Irish Scheme”);

WHEREAS, on the Plan Effective Date (as defined below), the Debtors shall emerge from the Chapter 11 Cases upon the effectiveness of the Debtors’ Second Amended Joint Prepackaged Plan of Reorganization For Weatherford International PLC and its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Plan of Reorganization”), which Plan of Reorganization was confirmed by the Bankruptcy Court on September 11, 2019; and

WHEREAS, in connection with the Debtors’ emergence from the Chapter 11 Cases and concurrently with entry into this Agreement, Parent and/or certain of its Subsidiaries shall issue the Exit Senior Notes, enter into the ABL Credit Agreement (each as defined below), and the Bermuda Scheme and the Irish Scheme (both of which shall become effective in accordance with their terms).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS; ACCOUNTING TERMS; INTERPRETATION

Section 1.01            Definitions. As used in this Agreement, the following terms shall have the following meanings:

“ABL Administrative Agent” means Wells Fargo Bank, N.A., in its capacity as administrative agent under the ABL Credit Agreement or any successor or substitute administrative agent thereunder.

“ABL Collateral Agent” means Wells Fargo Bank, N.A., in its capacity as collateral agent under the ABL Credit Agreement or any successor or substitute collateral agent thereunder.

“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of the date hereof, by and among Parent, WIL-Bermuda, WIL-Delaware, Weatherford Oil Tool Gmbh, Weatherford Products GmbH, the other borrowers from time to time party thereto, the lenders from time to time party thereto, the ABL Administrative Agent and the ABL Collateral Agent.

“ABL Credit Documents” means the Loan Documents (as defined in the ABL Credit Agreement).

“ABL Credit Facility” means the senior secured revolving asset-based credit facility provided pursuant to the ABL Credit Agreement and the other ABL Credit Documents.

“ABL Domestic Security Agreement” means the Domestic Security Agreement (as defined in the ABL Credit Agreement).

“ABL Maturity Date” means the Maturity Date (as defined in the ABL Credit Agreement).

“ABL Obligations” means the Obligations (as defined in the ABL Credit Agreement).

“ABL Priority Collateral” has the meaning specified in the Intercreditor Agreement.

“ABL Secured Parties” means the Secured Parties (as defined in the ABL Domestic Security Agreement).

“Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) of property or series of related acquisitions of property that constitutes (a) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (b) all or substantially all of the Capital Stock of a Person.

“Added Guarantor” shall have the meaning assigned to such term in Section 7.08(h).

“Additional Lender” has the meaning specified in Section 2.11(a).

“Additional Lender Supplement” means an additional lender supplement entered into by the Borrowers and any Additional Lender in the form of Exhibit F or any other form reasonably acceptable to the Administrative Agent.

“Adjusted LIBO Rate” means, with respect to any fee for any LC Fee Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such LC Fee Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means DBTCA in its capacity as administrative agent for the Lenders and any successor in such capacity pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person who controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” and “controlled”), means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of such Person, whether through the ownership of Capital Stock, by contract or otherwise; provided, that for purposes of Section 8.10 of this Agreement: (a) if any Person owns directly or indirectly 15% or more of the Capital Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 15% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person), then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Affiliate Guaranty” means that certain Affiliate Guaranty, dated as of the Effective Date, by and among the Guarantors party thereto in favor of the Administrative Agent, for the benefit of itself and the other holders of the Secured Obligations.

“Agent Parties” has the meaning specified in Section 11.02(e)(ii).

“Aggregate Commitments” means, at any time, the sum of the Commitments of all Lenders at such time. The amount of the Aggregate Commitments as of the date hereof is $195,000,000.

“Aggregate Excess Availability” has the meaning specified in the ABL Credit Agreement or, if applicable, the documentation for any Permitted Refinancing Indebtedness in respect thereof.

“Agreed Currency” means any currency of a Specified State.

“Agreement” means this LC Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month LC Fee Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Currency” means Australian dollar, British pound sterling, Euro dollars, Swiss francs, Japanese yen, or one or more alternate currencies as requested by any Borrower and agreed to by the applicable Issuing Bank, with prior written consent of the Administrative Agent (such approvals and consents not to be unreasonably withheld).

“Angolan Bond Investment” means the purchase of Dollar-linked or inflation-protected Angolan government sovereign bonds or similar instruments having a similar purpose by Parent or a Restricted Subsidiary.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the FCPA, the U.K. Bribery Act of 2010, as amended, and the Canadian Anti-Money Laundering & Anti-Terrorism Legislation and the Corruption of Foreign Public Officials Act (Canada).

“Applicable Margin” means, for any day, for purposes of calculating the LC Participation Fee Rate, 3.50% per annum, provided that if the LC Participation Fee Rate is being calculated with reference to the Alternate Base Rate, 2.50% per annum.

“Applicable Percentage” means, with respect to any Lender, the percentage (carried out to the twelfth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment; provided that at any time that a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitments (disregarding any Defaulting Lender’s Commitment at such time) represented by such Lender’s Commitment. If all of the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments permitted hereunder and to any Lender’s status as a Defaulting Lender at the time of determination. The Applicable Percentage of each Lender as of the date hereof is set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” has the meaning specified in Section 11.05.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignee Certificate” means a certificate executed by an assignee under an Assignment and Assumption, substantially in the form of Exhibit D.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.05) and accepted by the Administrative Agent, in the form of Exhibit A.

“Attributable Receivables Amount” means the amount of obligations outstanding under receivables purchase facilities or factoring transactions on any date of determination that would be characterized as principal if such facilities or transactions were structured as secured lending transactions rather than as purchases, whether such obligations would constitute on-balance sheet Indebtedness or an off-balance sheet liability.

“Availability Period” means the period from the Effective Date to the earlier of (a) Maturity Date and (b) the date of termination of all of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time, and (b) in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Banking Services” means each and any of the following bank services provided to Parent or any Restricted Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of Parent or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Court” has the meaning specified in the recitals.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding (whether on a provisional, interim, permanent or other basis), or has had a receiver, receiver or manager, conservator, trustee, administrator, custodian, examiner, liquidator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including in the case of any Defaulting Lender, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” means Barclays Bank PLC and its successors.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bermuda Scheme” has the meaning specified in the recitals.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of such board of directors (or comparable managers).

“Book Value of Assets” means, as of any date of determination, (I) with respect to Sections 8.16 and 7.01(h)(ii), the aggregate net book value of all Collateral, and (II) with respect to any Collateral Transfer, the aggregate net book value of all Collateral subject to such transfer, in each case (a) excluding the value of any such Collateral consisting of (i) cash, (ii) Cash Equivalents (and similar short-term marketable securities), (iii) intangible assets and (iv) Capital Stock of any Person, (b) calculated on a consolidated basis for all Obligors (so as to exclude the value of any such Collateral consisting of obligations owing by one Obligor to another Obligor) and (c) with such net book values as stated in the most recent consolidated financial statements of the Parent delivered pursuant to Section 7.01(a) or Section 7.01(b).

“Borrowers” means, collectively, WIL-Bermuda and WIL-Delaware.

“British Virgin Islands Security Agreements” means the British Virgin Island law governed security agreements listed on Schedule 1.01C and in substantially the form attached hereto as Exhibit L.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to the determination of the LIBO Rate, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means Part II.1 of the Criminal Code, R.S.C. 1985, c. C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c.U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Defined Benefit Plan” means any pension plan registered under the Income Tax Act (Canada), the Pension Benefits Act (Ontario) or any other applicable pension standards legislation which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Security Agreement” means that certain Canadian security agreement governed by the laws of the Province of Alberta, dated as of the Effective Date, by and among the Obligors that are Canadian Subsidiaries from time to time party thereto and the Administrative Agent, listed on Schedule 1.01C hereto and in substantially the form attached hereto as Exhibit I.

“Canadian Subsidiaries” means a Subsidiary of Parent organized under the laws of a jurisdiction located in Canada.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Stock” means, with respect to any Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) Domestic Cash Equivalents, and (b) Foreign Cash Equivalents.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means:

(a)                any Person or two or more Persons acting in concert (other than Permitted Holders) shall have acquired beneficial ownership, directly or indirectly, of equity interests of Weatherford Parent Company (or other securities convertible into such equity interests) representing 30% or more of the combined voting power of all equity interests of Weatherford Parent Company entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Weatherford Parent Company,

(b)                during any period of 12 consecutive months commencing on or after the Effective Date, the occurrence of a change in the composition of the Board of Directors of Weatherford Parent Company such that a majority of the members of such Board of Directors are not Continuing Directors, or

(c)                 the occurrence of any “Change of Control” or similar event under the ABL Credit Agreement or the Exit Senior Notes.

“Chapter 11 Cases” has the meaning specified in the recitals.

“Charges” has the meaning specified in Section 11.14.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Collateral” means any and all property owned, leased or operated by an Obligor covered by the Collateral Documents and any and all other property of any Obligor, now existing or hereafter acquired, that may at any time be or become subject to a security interest or other Lien in favor of the Administrative Agent, on behalf of itself and the other Secured Parties, to secure the Secured Obligations. For the avoidance of doubt, Collateral shall not include Excluded Assets.

“Collateral Documents” means, collectively, the Security Agreements, the Pledge Agreements, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) or evidence Liens to secure the Secured Obligations, including all other security agreements, pledge agreements, deeds, charges, mortgages, deeds of trust, deposit account control agreements, securities account control agreements, uncertificated securities control agreements, pledges, financing statements and all other written matter heretofore, now, or hereafter executed by any of the Obligors and delivered to the Administrative Agent that are intended to create, perfect or evidence Liens to secure the Secured Obligations.

“Collateral Transfer” means any Disposition, Investment or Restricted Payment involving any Collateral.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services.

“Commitment” means, with respect to each Lender, the commitment of such Lender to acquire participations in Letters of Credit hereunder in an aggregate principal amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Commitment”, as such amount may be (a) reduced from time to time pursuant to Section 2.01, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 4.03 or Section 11.05.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning specified in Section 11.02(e)(ii).

“Compliance Certificate” means, with respect to any fiscal period, a certificate of a Principal Financial Officer of Parent substantially in the form of Exhibit C certifying as to (a) whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations demonstrating compliance with the covenant set forth in Section 8.09 for such period, (c) identifying all Material Specified Subsidiaries, (d) specifying whether any Material Specified Subsidiaries are organized in jurisdictions other than Specified Jurisdictions or Excluded Jurisdictions, (e) stating whether any change in GAAP or in the application thereof has occurred since the date of Parent’s consolidated financial statements most recently delivered pursuant to Section 7.01(b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (f) any changes to exhibits or schedules to any Collateral Document as required by such Collateral Document.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes.

“Consolidated Adjusted EBITDA” means, for any period, consolidated net income of Parent and its Restricted Subsidiaries for such period plus, (a) the following expenses or charges (without duplication) and to the extent deducted from revenues in determining consolidated net income for such period: (i) consolidated interest expense, (ii) expense for income taxes, (iii) depreciation, (iv) amortization, (v) professional fees incurred and exit bankruptcy fees incurred within 12 months after the Effective Date in an aggregate amount not to exceed $50,000,000, (vi) cash restructuring costs incurred and paid during the fourth quarter prior to the Effective Date associated with the transformation, severance and restructuring costs program in an aggregate amount not to exceed $30,000,000, (vii) cash restructuring costs incurred during the fourth Fiscal Quarter of 2019 (but not paid prior to the Effective Date) associated with the transformation, severance and restructuring costs program in an aggregate amount not to exceed $50,000,000, (viii) from and after the Testing Period ending on March 31, 2020, extraordinary or non-recurring cash costs, expenses and charges, including those related to (A) severance, cost savings, operating expense reductions, facilities closings, percentage of completion contracts, consolidations, and integration costs and other restructuring charges or reserves and (B) bankruptcy, reorganization, litigation, settlement and judgment costs and expenses; provided that the aggregate amount of all addbacks made pursuant to this clause (viii) shall not exceed (x) $100,000,000 during any Testing Period ending on or prior to December 31, 2020 and (y) the greater of (1) $25,000,000 and (2) 10% of Consolidated Adjusted EBITDA for any Testing Period thereafter (calculated prior to giving effect to this clause (viii)), it being understood that any such addback used in determining the EBITDA Plug Numbers (as defined below) shall be permitted and shall not count against such limitations, (ix) any non-cash losses or charges under Hedge Agreements resulting from the application of FASB ASC 815, (x) non-cash compensation expenses or costs related to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, (xi) fees, expenses, premiums and similar charges incurred in connection with the ABL Credit Agreement, this Agreement and the Transactions, and (xii) all other non-cash charges, expenses or losses minus, (b) the following items of income or gains (without duplication) to the extent included in consolidated net income for such period, (i) interest income, (ii) income tax benefits (to the extent not netted from tax expense), (iii) any cash payments made during such period in respect of non-cash items described in clause (ix) above subsequent to the Fiscal Quarter in which such non-cash expenses or losses were incurred, (iv) any non-cash gains under Swap Agreements resulting from the application of FASB ASC 815 and (v) all other non-cash income or gains, all calculated in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated Adjusted EBITDA for any Testing Period, if at any time during such Testing Period Parent or any of its Restricted Subsidiaries shall have made any acquisition or Disposition involving the payment or receipt, as applicable, of consideration by Parent or a Restricted Subsidiary in excess of $20,000,000, Consolidated Adjusted EBITDA for such Testing Period shall be calculated after giving effect thereto on a pro forma basis as if such acquisition or Disposition had occurred on the first day of such Testing Period.

In addition, notwithstanding the above, (a) Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 31, 2018, shall be deemed to be $210,000,000, (b) Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2019, shall be deemed to be $120,000,000, (c) Consolidated Adjusted EBITDA for the Fiscal Quarter ended June 30, 2019, shall be deemed to be $124,000,000, (d) Consolidated Adjusted EBITDA for the Fiscal Quarter ended September 30, 2019, shall be deemed to be $172,000,000, and (e) Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 31, 2019, shall be calculated in a manner consistent with the calculation methodology used in determining the amounts set forth in the preceding clauses (a) through (d) (collectively, the “EBITDA Plug Numbers”).

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Effective Date, and (b) any individual who becomes a member of the Board of Directors after the Effective Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors.

“Credit Party” means the Administrative Agent, any Issuing Bank or any Lender.

“DBTCA” means Deutsche Bank Trust Company Americas and its successors.

“Debtors” has the meaning specified in the recitals.

“Default” means the occurrence of any event that with the giving of notice or the passage of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its participations in Letters of Credit or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified any Obligor Party or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by any Obligor Party or any Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund participations in then-outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Obligor Party’s or Credit Party’s receipt of such certification in form and substance satisfactory to such Obligor Party or such Credit Party, as applicable, and the Administrative Agent, or (d) has become, or whose Lender Parent has become, the subject of a Bankruptcy Event or a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrowers, Issuing Bank and each Lender.

“Deutsche Bank” means Deutsche Bank AG New York Branch and its successors.

“Dispose” means to sell, lease, assign, exchange, convey or otherwise transfer (excluding the granting of a Lien on) any property or license any Intellectual Property to another Person. “Disposition” has a meaning correlative thereto.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, in each case (determined as of the date of issuance), on or prior to the date that is 91 days after the latest to occur of (i) the Maturity Date and (ii) the ABL Maturity Date; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into which such Capital Stock is convertible or for which such Capital Stock is exchangeable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any Change of Control or any Disposition occurring prior to the date that is 91 days after the latest to occur of (i) the Maturity Date and (ii) the ABL Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to Payment in Full.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in an Alternative Currency, the equivalent in Dollars of such amount determined by the Administrative Agent (or, in the case of reimbursement obligations required to be paid pursuant to Section 3.01 or the calculation of fronting fees, by the applicable Issuing Bank being reimbursed) in accordance with normal banking industry practice using the Exchange Rate on such date of determination. In making any determination of the Dollar Equivalent for any purpose, the Administrative Agent (or Issuing Bank, as the case may be) shall use the relevant Exchange Rate in effect on the date on which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified in this Agreement as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Dollars”, “dollars” and “$” means the lawful currency of the United States of America.

“Domestic Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus and undivided profits of not less than $500,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus and undivided profits of not less than $500,000,000, having a term of not more than 30 days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Domestic Subsidiary” means any Subsidiary of any Obligor that is organized under the laws of a jurisdiction located in the United States of America.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“Effective Date” means the date on which each party hereto has executed and delivered this Agreement and the other conditions set forth in Section 5.01 are first satisfied (or waived in accordance with Section 11.01).

“Effective Date Letters of Credit” means the Letters of Credit described on Schedule 1.01E and to be issued on the Effective Date by the applicable Issuing Banks referenced on such schedule.

“Effective Date Real Property” means the real property listed on Schedule 1.01D.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Jurisdiction” means (a) each Excluded Jurisdiction other than (i) any Excluded Jurisdiction that is an Ineligible Jurisdiction, and (ii) Iran, or any other country that is a Sanctioned Country or otherwise subject to Sanctions, and (b) the countries of Argentina, Brazil, Colombia and South Africa; provided, that the ABL Administrative Agent and the Borrowers, by mutual written agreement, may re-categorize any country between the definitions of “Eligible Jurisdiction” and “Ineligible Jurisdiction”.

“English Security Documents” means the English-law-governed security agreements listed on Schedule 1.01C and in substantially the form as attached to Exhibit K.

“Environmental Laws” means all Requirements of Law, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any harmful or deleterious substance or to health and safety with respect to exposure to any harmful or deleterious substance.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), resulting from (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the U.S. Department of Labor thereunder.

“ERISA Affiliate” means (a) each member of a controlled group of corporations and each trade or business (whether or not incorporated) under common control which, together with Parent or any Borrower, would be treated as a single employer at any time within the preceding six years under Section 414 of the Code or Section 4001 of ERISA and (b) any Subsidiary of any of the Obligors.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to a Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by Parent, any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Parent, any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan; (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of, a trustee to administer, any Plan or Multiemployer Plan; (h) the incurrence by Parent, any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or a substantial cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA; (i) the receipt by any Multiemployer Plan from Parent, any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon Parent, any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or is subject to the requirements for plans in endangered, critical or critical and declining status under Section 432 of the Code or Section 305 of ERISA; or (j) any Foreign Plan Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any fee, refers to whether such fee is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean, on any day, (a) with respect to any Alternative Currency on a particular date, the rate of exchange for the purchase of Dollars with such Alternative Currency in the London foreign exchange market at the end of the applicable Business Day as quoted by Bloomberg as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of Bloomberg (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent, in consultation with the Borrowers, using any method of determination it deems reasonably appropriate) and (b) if such amount is denominated in any other currency (other than Dollars), the equivalent of such amount in Dollars as determined by the Administrative Agent, in consultation with the Borrowers, using any method of determination it deems reasonably appropriate; provided that in connection with any determination by the Administrative Agent of the equivalent of such amount in Dollars, as applicable, pursuant to the foregoing clauses (a) or (b), upon the written request of any Borrower, the Administrative Agent shall notify such Borrower of the sources used to determine such amount.

“Excluded Account” means (a) any deposit account of an Obligor, including the funds on deposit therein, that is used solely for payroll funding and other employee wage and benefit payments (including flexible spending accounts), tax payments, escrow or trust purposes, or any other fiduciary purpose, (b) any deposit account of an Obligor, including the funds on deposit therein, that has been pledged to secure Indebtedness (other than Indebtedness in respect of the ABL Credit Agreement and this Agreement) or other obligations, in each case, to the extent such cash collateral is expressly permitted by Section 8.04 and is exclusively used for such purpose, (c) any Specified Eligible Deposit Account, (d) any Specified Ineligible Deposit Account, and (e) other deposit accounts of the Obligors to the extent the aggregate cash or Cash Equivalent balance of all such other deposit accounts described in this clause (e) does not at any time exceed $10,000,000.

“Excluded Assets” means, collectively, (a) any Capital Stock in any Foreign Subsidiary, joint venture or non-Wholly-Owned Subsidiary that is a Foreign Subsidiary of an Obligor that, in each case, is not organized in a Specified Jurisdiction; (b) any contract, instrument, lease, license, agreement or other document to the extent that the grant of a security interest therein would (in each case until any required consent or waiver shall have been obtained) result in a violation, breach, termination (or a right of termination) or default under such contract, instrument, lease, license, agreement or other document (including pursuant to any “change of control” or similar provision); provided, however, that any such asset will only constitute an Excluded Asset under this clause (b) to the extent such violation or breach, termination (or right of termination) or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law; and provided further that any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default no longer exists (whether by ineffectiveness, lapse, termination or consent) and, to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such right that does not result in any of the consequences specified in this clause (b); (c) any property, to the extent the granting of a Lien therein is prohibited by any applicable law (including laws and other governmental regulations governing insurance companies) or would require governmental or third party (other than the Obligors or their Subsidiaries) consent, approval, license or authorization not obtained (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of such prohibition or the granting of such governmental or third party consent, approval, license or authorization, as applicable, such assets shall automatically constitute Collateral (but only to the extent such assets do not otherwise constitute Excluded Assets hereunder); (d) motor vehicles and other assets subject to certificates of title, except to the extent a Lien therein can be perfected by the filing of a UCC financing statement; (e) commercial tort claims to the extent that the reasonably predicted value thereof is less than $10,000,000 individually or in the aggregate; (f) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent (if any) that, and solely during the period (if any) in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under any applicable law; (g) other customary exclusions under applicable local law or in applicable local jurisdictions consented to by the Administrative Agent and set forth in the Collateral Documents; (h) shares of Parent that have been repurchased and are being held as treasury shares but not cancelled; (i) for the avoidance of doubt, any assets owned by, or the ownership interests in, any Unrestricted Subsidiary (which shall in no event constitute Collateral, nor shall any Unrestricted Subsidiary be an Obligor); (j) any leasehold interest in real property; (k) any asset or property, the granting of a security interest in which would result in material adverse tax consequences to any Obligor as reasonably determined by the Borrowers and consented to by the Administrative Agent, such consent not to be unreasonably withheld or delayed; (l) any interests in partnerships, joint ventures and non-Wholly-Owned Subsidiaries which cannot be pledged without the consent of one or more third parties other than any Obligor or any Subsidiary thereof (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (until any required consent or waiver shall have been obtained); provided that, immediately upon the ineffectiveness, lapse or termination of such prohibition or the granting of such third party consent or waiver, as applicable, such assets shall automatically constitute Collateral (but only to the extent such assets do not otherwise constitute Excluded Assets hereunder); (m) Excluded Accounts; (n) those assets as to which the Administrative Agent agrees in writing (in consultation with the Borrowers) that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby; and (o) any real property other than the Effective Date Real Property that has a net book value of less than $10,000,000 as reflected in the most recent consolidated financial statements of Parent delivered pursuant to Section 7.01(a) or Section 7.01(b); provided that, the foregoing exclusions shall not apply to any asset or property of any Borrower and its Subsidiaries on which a Lien has been granted in favor of the ABL Collateral Agent to secure the ABL Obligations.

“Excluded Jurisdictions” means the countries or other jurisdictions identified on Schedule 1.01A hereto.

“Excluded Swap Obligation” means, with respect to any Obligor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Obligor of or the grant by such Obligor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Obligor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower or Guarantor under any Loan Document, (a) any taxes imposed on (or measured by reference to, in whole or in part) its income, profits, capital or net worth (but excluding withholding Taxes for purposes of this subsection (a) only) (i) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Administrative Agent, any Lender, any Issuing Bank or any other such recipient is located or otherwise conducting business activity or a Borrower is resident for income tax purposes as of the date of this Agreement, (c) in the case of a Lender (other than an assignee pursuant to an assignment requested by a Borrower under Section 4.03(b), or otherwise at the request of a Borrower or Guarantor), any United States, Irish, Swiss, German or Bermuda withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or would have been so imposed if a Borrower were a United States corporation, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 4.02(a), (d) in the case of a Lender, any withholding tax that would not be imposed on amounts payable to such Lender but for a change of its jurisdiction of organization and/or tax residency, except to the extent payments to, or for the benefit of, such Lender were subject to a withholding tax for which an Obligor was responsible immediately prior to the Lender’s change in jurisdiction and/or tax residency, (e) any United States, Irish, Swiss, German or Bermuda withholding tax attributable to such Lender’s failure to comply with Section 4.02(c) or Section 4.02(e), (f) any United States federal withholding Taxes imposed by FATCA, (g) any Taxes assessed on a Lender under the laws of Germany solely due to the fact that the Obligations are secured (directly or indirectly) by real estate located in Germany (inländischer Grundbesitz) or by German rights subject to the civil code provisions relating to real estate (inländische Rechte, die den Vorschriften des bürgerlichen Rechts über Grundstücke unterliegen) or ships which are registered in a German ship register and (h) any German withholding tax for which the relevant obligor is required by the relevant German tax office to make a Tax deduction on account of German Tax pursuant to Section 50a paragraph 7 of the German Income Tax Act (Einkommensteuergesetz) or a comparable replacement regulation; except that Excluded Taxes shall not include any United States federal withholding taxes that may be imposed after the time a Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority.

“Existing Letters of Credit” means the outstanding letters of credit issued by the Issuing Banks and set forth on Schedule 3.01 hereto.

“Exit Senior Notes” means the unsecured senior notes of WIL-Bermuda to be issued on the Effective Date pursuant to the Plan of Reorganization.

“Exit Senior Notes Indenture” means the indenture, dated on or about the date hereof, governing the Exit Senior Notes, which is in substantially the form attached as an exhibit to the Parent’s Form T-3, as amended, filed with the Securities and Exchange Commission, and in form and substance reasonably satisfactory to the Joint Lead Arrangers to permit the Secured Obligations and the Transactions.

“Extended Expiration Letter of Credit” has the meaning specified in Section 3.01(d).

“Facility Fee Rate” means 0.500% per annum.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation or rules adopted pursuant to any Intergovernmental Agreement, as defined in Treasury Regulation Section 1.1471-1(b)(67), treaty or convention among Governmental Authorities and implementing such sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate. For the avoidance of doubt, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Standby Letter of Credit” means, as determined by an Issuing Bank, a standby Letter of Credit under which the beneficiary is entitled to draw thereon in the event that the account party (or the Person or Persons on whose behalf such Letter of Credit was issued) fails to perform a financial obligation.

“Fiscal Quarter” means a Fiscal Quarter of Parent, ending on the last day of each March, June, September and December.

“Fiscal Year” means a Fiscal Year of Parent, ending on December 31 of each year.

“Flood Laws” means collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Cash Equivalents” means (a) certificates of deposit, banker’s acceptances, or time deposits maturing within one year from the date of acquisition thereof, in each case payable in an Agreed Currency and issued by any bank organized under the laws of any Specified State and having at the date of acquisition thereof combined capital and surplus and undivided profits of not less than $500,000,000 (calculated at the then-applicable Exchange Rate), (b) Deposit Accounts maintained with any bank that satisfies the criteria described in clause (a) above, and (c) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (b) above.

“Foreign Lender” means any Lender or Participant that is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

“Foreign Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to United States law, that is maintained or contributed to by Parent, any Borrower or any ERISA Affiliate or with respect to which Parent, any Borrower or any ERISA Affiliate may have any liability.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan, (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered, (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan, or (d) a final determination that Parent, any Borrower or any ERISA Affiliate are responsible for a deficit or funding shortfall in a Foreign Plan.

“Foreign Subsidiary” means any direct or indirect subsidiary of any Obligor that is not a Domestic Subsidiary.

“Funded Indebtedness” means, with respect to Parent and its Restricted Subsidiaries as of any date, the sum, without duplication, of (a) all Indebtedness of the type described in clauses (a), (b), (d) and (g) of the definition thereof of Parent or any Restricted Subsidiary, other than any such Indebtedness that is Subordinated, and (b) all Guarantees by Parent or any Restricted Subsidiary with respect to any of the foregoing types of Indebtedness (whether or not the primary obligor is Parent or any Restricted Subsidiary), other than any such Guarantee that is Subordinated.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

“Governmental Authority” means the government of any Specified Jurisdiction or any other nation and any political subdivision of any of the foregoing, whether state or local, and any central bank, agency, authority, instrumentality, regulatory body, department, commission, board, bureau, court, tribunal or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person means any guaranty or other contingent liability of such Person (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any Indebtedness of another Person, through an agreement or otherwise, including (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such Indebtedness, (b) any agreement (i) to pay or purchase, or to advance or supply funds for the primary purpose of the payment or purchase of, any such Indebtedness, (ii) to purchase securities or to purchase, sell or lease property, products, materials or supplies, or transportation or services, with the primary purpose of enabling such other Person to pay any such Indebtedness or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy any such Indebtedness (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such Indebtedness, and (c) any obligations of such Person as an account party in respect of any letter of credit or bank guaranty issued to support any such Indebtedness; provided, however, that notwithstanding the foregoing, support letters delivered for audit purposes (to the extent consistent with past practices of Parent and its Restricted Subsidiaries) and performance guarantees shall not be considered Guarantees pursuant to this definition. The amount of any Guarantee shall be an amount equal to the lesser of the stated or determinable amount of the primary Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantors” means Parent and each Restricted Subsidiary that enters into a Guaranty Agreement with respect to the Secured Obligations. The Guarantors as of the Effective Date are set forth on Schedule 1.01B hereto.

“Guaranty Agreements” means, collectively, (a) the Affiliate Guaranty and (b) any other guaranty agreement in form and substance reasonably satisfactory to the Administrative Agent in favor of the Administrative Agent, for the benefit of itself and the other holders of the Secured Obligations, in any such case, pursuant to which any Person guarantees the Secured Obligations.

“Hazardous Materials” means all substances, materials or wastes defined as explosive, radioactive, hazardous or toxic or as pollutants or contaminants, or terms of similar meaning, under any Environmental Law (including, for the avoidance of doubt, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls and radon gas) and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Acquisition” means (a) the acquisition of the Capital Stock of a Person through a tender offer or similar solicitation of the owners of such Capital Stock which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Hypothecary Representative” has the meaning specified in Article X.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increasing Lender” has the meaning specified in Section 2.11(a).

“Increasing Lender Supplement” means an increasing lender supplement entered into by the Borrowers and any Increasing Lender in the form of Exhibit E or any other form reasonably acceptable to the Administrative Agent.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), including obligations evidenced by a bond, note, debenture or similar instrument; (b) all non-contingent reimbursement obligations of such Person in respect of letters of credit, bank guaranties, bankers’ acceptances, bid bonds, surety bonds, performance bonds, customs bonds, advance payment bonds and similar instruments; (c) all obligations of such Person for the balance deferred and unpaid of the purchase price for any property or services (except for trade payables or other obligations arising in the ordinary course of business that are not more than 90 days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all Capitalized Lease Obligations of such Person; (e) all Indebtedness (as described in the other clauses of this definition) of others secured by a consensual Lien on property owned or acquired by such Person (whether or not the Indebtedness secured thereby has been assumed); (f) all Guarantees by such Person of the Indebtedness (as described in the other clauses of this definition) of any other Person (including, for the avoidance of doubt, any Subsidiary or other Affiliate of such Person or any third party that is not affiliated with such Person); and (g) all Disqualified Capital Stock of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means any Taxes imposed on or with respect to any payment made by or on account of any obligation of any Borrower or Guarantor under any Loan Document, other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(a).

“Ineligible Jurisdiction” means the countries of Albania, Angola, Congo, Egypt, Gabon, and Nigeria; provided that the ABL Administrative Agent and the Borrowers, by mutual written agreement, may re-categorize any country between the definitions of “Ineligible Jurisdiction” and “Eligible Jurisdiction”.

“Insolvency Laws” means (a) the Bankruptcy Code, (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada), (d) the Winding-Up and Restructuring Act (Canada), (e) the Canada Business Corporations Act (Canada) where such statute is used by a Person to propose an arrangement, (f) the German Insolvency Act (Insolvenzordnung), (g) the German Insolvency Code (Insolvenzordnung) (Anordnung von Sicherungsmaßnahmen)), and/or (h) any similar legislation in a relevant jurisdiction, in each case as applicable and as in effect from time to time.

“Insolvency Proceeding” means (a) any proceeding commenced by or against any Person under any provision of any Insolvency Law or under any other provincial, state or federal bankruptcy or insolvency law, each as now and hereafter in effect, any successors to such statutes, and any similar laws in any jurisdiction including, without limitation, any laws relating to assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and any law permitting a debtor to obtain a stay or a compromise of the claims of its creditors and/or (b) a Person having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).

“Intellectual Property” has the meaning set forth in the U.S. Security Agreement, and includes all Industrial Designs (as defined in the Canadian Security Agreement).

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of the date hereof, executed and delivered by each Obligor and the Parent’s Subsidiaries party thereto, and Agent, in substantially the form attached hereto as Exhibit M, or as otherwise reasonably agreed by the Required Lenders.

“Intercreditor Agreement” means, collectively, (a) that certain Intercreditor Agreement dated as of the Effective Date, substantially in the form of Exhibit G hereto, by and among the Administrative Agent, the ABL Collateral Agent, the Borrowers and the other Obligors from time to time party thereto and (b) any additional instrument, document, agreement (including any supplemental intercreditor agreement), filing or certification, each in form and substance reasonably satisfactory to the Administrative Agent and that the Administrative Agent reasonably requires to be executed, delivered or obtained (whether by an Obligor, the ABL Secured Parties or any other Person) under the laws of any Specified Jurisdiction in order for the Liens on the LC Priority Collateral securing the ABL Credit Obligations to be subordinated to the Liens on the LC Priority Collateral securing the Secured Obligations to the reasonable satisfaction of the Administrative Agent.

“Initial LC Fee Period” means the period from December 12, 2019 until January 1, 2020.

“Interpolated Rate” means, at any time, for any Impacted Interest Period, the rate per annum (rounded down to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Investment” means, as applied to any Person, any direct or indirect (a) purchase or other acquisition (including pursuant to any merger or consolidation with any Person) of any Capital Stock, evidences of Indebtedness or other securities of any other Person, (b) loan or advance made by such Person to any other Person, (c) Guarantee, assumption or other incurrence of liability by such Person of or for any Indebtedness of any other Person, (d) capital contribution or other investment by such Person in any other Person or (e) purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

“IP Short Forms” means the Trademark Security Agreement and Patent Security Agreement in substantially the form of Exhibit J, and to the extent applicable, a copyright security agreement in a form substantially similar thereto.

“Irish Scheme” has the meaning specified in the recitals.

“Issuing Bank” means (a) each of Deutsche Bank, Wells Fargo, Barclays, Citibank, N.A., Morgan Stanley Senior Funding, Inc., Nordea Bank Abp, New York Branch and any other Lender that agrees to issue Letters of Credit hereunder as contemplated by Section 3.01(l), in its capacity as an issuer of Letters of Credit hereunder and (b) solely with respect to the Existing Letters of Credit, each issuer thereof. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Agreement” has the meaning specified in Section 3.01(l).

“Joint Lead Arrangers” means Deutsche Bank, Wells Fargo Securities, LLC and Barclays, each in its capacity as Joint Lead Arranger and Joint Bookrunner hereunder.

“LC Australian Collateral Agent” has the meaning specified in the Intercreditor Agreement.

“LC Collateral Account” has the meaning specified in Section 3.01(k).

“LC Commitment” means, as to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 3.01. The amount of each Issuing Bank’s LC Commitment, at any time, shall be (a) with respect to each Issuing Bank as of the Effective Date, its “LC Commitment” as set forth on Schedule 2.01, and (b) with respect to any other Issuing Bank after the Effective Date, an amount agreed to by such Issuing Bank, in the case of any Issuing Bank described in the preceding clause (a) or clause (b), as such LC Commitment may be adjusted from time to time in accordance with Section 3.01(j).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Expiration Date” has the meaning specified in Section 3.01(d).

“LC Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination (a) a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, (b) if compliant documents in respect of such Letter of Credit have been presented but not yet honored or refused, or (c) such Letter of Credit has not yet expired or been cancelled, then in each case such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit. Further, if a Letter of Credit by its terms provides for any automatic increase in the amount available to be drawn thereunder, then for purposes of calculating LC Exposure and Total LC Exposure, the outstanding amount of such Letter of Credit shall be deemed to include the amount of such increase even if it has not yet taken effect.

“LC Fee Period” means, initially, the Initial LC Fee Period, and subsequently, the applicable one calendar month period commencing on the first Business Day of the calendar month and ending on the last Business Day of such calendar month.

“LC Participation Fee” has the meaning specified in Section 2.04(b)(i).

“LC Participation Fee Rate” means the LIBO Rate plus the Applicable Margin, provided that if the LC Participation Fee Rate is being calculated by reference to the Alternate Base Rate, LC Participation Fee Rate shall mean the Alternate Base Rate plus the Applicable Margin.

“LC Priority Collateral” has the meaning specified in the Intercreditor Agreement.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed in Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including the Existing Letters of Credit pursuant to Section 3.01(n)).

“Letter of Credit Request” means a request by a Borrower for the issuance, amendment, renewal or extension, as the case may be, of a Letter of Credit in accordance with Section 3.01(b), which shall be substantially in the form of Exhibit B.

“Leverage Ratio” means, as of any date of determination and on a consolidated basis, the result of (a) the amount equal to (i) Funded Indebtedness as of such date minus (ii) Unrestricted Cash, to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ended as of such date.

“LIBO Rate” means, with respect to any Letter of Credit for any applicable LC Fee Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such LC Fee Period; provided that if a LIBO Screen Rate shall not be available at such time for such LC Fee Period (the “Impacted Interest Period”), then the LIBO Rate for such LC Fee Period shall be the Interpolated Rate. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.06.

“LIBO Screen Rate” means, for any day and time, with respect to any Letter of Credit for any LC Fee Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for the 30 calendar day period beginning on the first day of such LC Fee Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, or any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time selected by the Administrative Agent in its reasonable discretion), provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. When determining the rate for a period which is less than the shortest period for which the LIBO Screen Rate is available, the LIBO Screen Rate for purposes of this definition shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may select.

“LIBO Successor Rate” has the meaning specified in Section 2.06.

“LIBO Successor Rate Conforming Changes” means, with respect to any proposed LIBO Successor Rate, any conforming changes to the definition of “Alternate Base Rate”, the definition of “LC Fee Period”, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, that the Administrative Agent and the Borrowers mutually decide, to reflect the adoption of such LIBO Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent and the Borrowers determine that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBO Successor Rate exists, in such other manner of administration as the Administrative Agent and Borrowers decide).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Liquidity” means, as of any date of determination, the sum of (a) the Aggregate Excess Availability on such date plus (b) the aggregate amount of unrestricted cash and Cash Equivalents of the Obligors at such date.

“Loan Documents” means, collectively, this Agreement, the Guaranty Agreements, the Letters of Credit (and applications therefor), the Collateral Documents, the Intercompany Subordination Agreement, the Security Trust Deed, all instruments, certificates and agreements now or hereafter executed or delivered by any Obligor to the Administrative Agent, any Issuing Bank or any Lender pursuant to or in connection with any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

“Luxembourg Obligors” means any Obligor organized under the laws of the Grand Duchy of Luxembourg.

“Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) and after taking into account actual insurance coverage and effective indemnification with respect to such occurrence, (a) a material adverse effect on the financial condition, business, assets or operations of Parent and its Restricted Subsidiaries, taken as a whole, or (b) a material adverse effect on (i) the ability of the Obligors to collectively perform their payment or other material obligations hereunder or under the other Loan Documents or (ii) the ability of the Administrative Agent or the Lenders to realize the material benefits intended to be provided by the Obligors under the Loan Documents.

“Material Indebtedness” means any Indebtedness of any one or more of Parent and its Restricted Subsidiaries in an aggregate principal amount exceeding $65,000,000.

“Material Real Property” means real property located in the United States of America, Canada or the United Kingdom owned by any Obligor with a net book value in excess of $10,000,000 and that is not an Excluded Asset and each Effective Date Real Property.

“Material Specified Subsidiary” means (a) any Restricted Subsidiary that, together with its own consolidated Restricted Subsidiaries, as of the last day of any Fiscal Quarter ended for which financial statements have been delivered pursuant to Section 7.01(a) or Section 7.01(b) of this Agreement (i) had assets representing more than 2.5% of the Total Specified Asset Value as of such date or (ii) generated more than 2.5% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries for the four consecutive Fiscal Quarter period ending on such date and (b) any Restricted Subsidiary organized in a Specified Jurisdiction that is a primary obligor or provides a Guarantee of any overdraft facility, working capital facility, letter of credit facility or other cash management facility that, if fully utilized, would provide for extensions of credit in an aggregate amount of $20,000,000 or more.

“Material Subsidiary” means (a) each Material Specified Subsidiary, and (b) each other Restricted Subsidiary that, together with its own consolidated Restricted Subsidiaries, either (i) has total assets in excess of 5% of the total assets of Parent and its consolidated Restricted Subsidiaries or (ii) has gross revenues in excess of 5% of the consolidated gross revenues of Parent and its consolidated Restricted Subsidiaries based, in each case, on the most recent audited consolidated financial statements of Parent. Notwithstanding the foregoing, WIL-Delaware and WIL-Bermuda shall be deemed to be Material Subsidiaries.

“Maturity Date” means June 13, 2024.

“Maximum Rate” has the meaning specified in Section 11.14.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgages” means, collectively, (a) the instruments described on Schedule 7.11 hereto and (b) each other mortgage, deed of trust, debenture or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on real property of any Obligor, including any amendment, restatement, modification or supplement thereto.

“Multiemployer Plan” means any plan covered by Title IV of ERISA which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“New Weatherford Parent” has the meaning specified in clause (c) of the definition of “Redomestication”.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of each Lender or each affected Lender in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, collectively, all obligations with respect to Letters of Credit (including unreimbursed LC Disbursements), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, administration, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of Parent and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Banks, the LC Australian Collateral Agent or any Indemnitee, individually or collectively (whether existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise), arising or incurred under this Agreement or any of the other Loan Documents or otherwise in respect of any of any of the Letters of Credit.

“Obligor Parties” means the Borrowers and Parent, and “Obligor Party” means any of them.

“Obligors” means the Obligor Parties and any other Guarantors, and “Obligor” means any of them.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes, recording intangible, or any other excise taxes, charges or similar levies, other than Excluded Taxes, arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but only to the extent that any of the foregoing is imposed by (a) Bermuda, Germany, Switzerland, the United States or any other jurisdiction in which any Obligor is organized or is resident for tax purposes or has Collateral that supports the Obligations hereunder or any other jurisdiction in which WIL-Bermuda is Redomesticated or is resident for tax purposes with respect to a Foreign Lender, or (b) Bermuda, Switzerland or any other jurisdiction in which any Borrower is organized or is resident for tax purposes or any other jurisdiction (other than the United States) in which WIL-Bermuda is Redomesticated or is resident for tax purposes with respect to a Lender which is not a Foreign Lender.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings (i.e., borrowings determined at the Adjusted LIBO Rate) by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parallel Debt” means “Parallel Debt” (as defined in Section 13 in the Affiliate Guaranty).

“Parent” means Weatherford International plc, an Irish public limited company; provided that, if a Redomestication occurs subsequent to the Effective Date and Parent is not the Surviving Person resulting from such Redomestication, the term “Parent” shall refer to the Surviving Person resulting from such Redomestication.

“Participant” has the meaning specified in Section 11.05(c).

“Participant Certificate” means a certificate executed by a Participant, substantially in the form of Exhibit N.

“Participant Register” has the meaning specified in Section 11.05(c).

“PATRIOT Act” has the meaning specified in Section 11.19.

“Paying Borrower” has the meaning specified in Section 2.08.

“Payment in Full” means the Commitments have expired or been terminated and the Obligations and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification obligations as to which no claim has been received by any Obligor) shall have been paid in full in cash and all Letters of Credit (other than Letters of Credit with respect to which other arrangements satisfactory to each applicable Issuing Bank have been made) shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed in full in cash.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means any Acquisition (other than a Hostile Acquisition) by Parent or a Restricted Subsidiary if (a) at the time of and immediately after giving effect thereto, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) Parent and its Restricted Subsidiaries are in compliance with Section 8.03, (b) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 7.08 shall have been taken or will be taken within the time periods set forth therein, (c) such Acquisition involves a merger, consolidation or amalgamation of Parent or a Restricted Subsidiary with any other Person, such Acquisition is permitted under Section 8.02, (d) in the case of any Acquisition made by the Restricted Subsidiaries that are not Wholly-Owned Subsidiaries and Restricted Subsidiaries that are not Obligors (including Wholly-Owned Subsidiaries), the aggregate consideration paid in respect of such Acquisition, when taken together with the aggregate consideration paid in respect of all other Acquisitions consummated by such Persons since the Effective Date, does not exceed at any date of determination, an amount equal to the sum of (i) $200,000,000 plus (ii) the amount of net cash proceeds from issuances of Capital Stock (other than Disqualified Capital Stock) by Parent to the extent such issuance is substantially contemporaneous with the closing of such Acquisition and such net cash proceeds are used to pay consideration in respect of such Acquisition less any such amounts used to consummate Permitted Acquisitions pursuant to clause (e)(iv) below and (e) in the case of any Acquisition made by Obligors, the aggregate consideration paid in respect of such Acquisition, when taken together with the aggregate consideration paid in respect of all other Acquisitions consummated by such Persons since the Effective Date, does not exceed, at any date of determination, an amount equal to the sum of (i) $200,000,000 plus (ii) if such date is on or after the first anniversary of the Effective Date, $200,000,000 plus (iii) if such date is on or after the second anniversary of the Effective Date, $200,000,000 plus (iv) the amount of net cash proceeds from issuances of Capital Stock (other than Disqualified Capital Stock) by Parent to the extent such issuance is substantially contemporaneous with the closing of such Acquisition and such net cash proceeds are used to pay consideration in respect of such Acquisition less any such amounts used to consummate Permitted Acquisitions pursuant to clause (d)(ii) above.

“Permitted Customer Notes Disposition” means the Disposition (including the sale of a participation) by any Restricted Subsidiary that is organized in a jurisdiction other than a Specified Jurisdiction to a third party of (or in) any Receivables that were originated by such Restricted Subsidiary in the ordinary course of business and have been converted, exchanged or novated into one or more promissory notes or similar instruments.

“Permitted Existing Indebtedness” means the Indebtedness of Parent and its Restricted Subsidiaries existing as of the Effective Date and identified on Schedule 8.01.

“Permitted Factoring Customers” means the Persons identified to the Administrative Agent in writing on or prior to the Effective Date, as such Persons may be updated from time to time by Parent with the approval of the Administrative Agent.

“Permitted Factoring Transaction Documents” means each of the documents and agreements entered into in connection with any Permitted Factoring Transaction.

“Permitted Factoring Transactions” means receivables purchase facilities and factoring transactions entered into by Parent or any Restricted Subsidiary with respect to Receivables originated by Parent or such Restricted Subsidiary in the ordinary course of business and owing by one or more Permitted Factoring Customers, which receivables purchase facilities and factoring transactions give rise to Attributable Receivables Amounts that are non-recourse to Parent and its Restricted Subsidiaries other than limited recourse customary for receivables purchase facilities and factoring transactions of the same kind, provided that (a) the aggregate face amount of all receivables sold or transferred pursuant to Permitted Factoring Transactions shall not exceed $100,000,000 during any Fiscal Quarter, and (b) such Receivables are segregated into deposit accounts that are separate and distinct from the deposit accounts constituting or holding Collateral (and Parent and its Restricted Subsidiaries shall not otherwise commingle proceeds received in connection with a Permitted Factoring Transaction with any Collateral or proceeds thereof).

“Permitted Holders” means Capital Research Management Company and its affiliates, on behalf of certain managed funds and accounts, and Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts.

“Permitted Intercompany Specified Transactions” means capital contributions, other Investments, asset Dispositions or Restricted Payments made by Parent or a Restricted Subsidiary to or in a Restricted Subsidiary that is not an Obligor or an Obligor that is not a Wholly-Owned Subsidiary (a) made in the ordinary course of business in order to comply with foreign requirements of law and accounting standards and practices with respect to minimum levels of retained earnings or other similar legal requirements, (b) made in the ordinary course of business and in accordance with historical practices thereof prior to the commencement of the Chapter 11 Cases in connection with submitting RFPs, RFQs or other similar customer bids, (c) made in the ordinary course of business and in accordance with historical practices thereof prior to the commencement of the Chapter 11 Cases in connection with tax optimization strategies, and (d) made in the ordinary course of business and in accordance with historical practices thereof prior to the commencement of the Chapter 11 Cases in connection with funding operating losses of the recipient thereof.

“Permitted Intercompany Treasury Management Transactions” means customary intercompany trade transactions, customary intercompany operational asset transfers and customary intercompany cash management transfers, in each case made in the ordinary course of business of Parent and its Restricted Subsidiaries and in accordance with historical practices thereof prior to the commencement of the Chapter 11 Cases.

“Permitted Liens” means, without duplication:

(a)               Liens for Taxes or unpaid utilities (i) not yet delinquent or which can thereafter be paid without penalty, (ii) which are being contested in good faith by appropriate proceedings (provided that, with respect to Taxes referenced in this clause (ii), adequate reserves with respect thereto are maintained on the books of Parent or its Subsidiaries, to the extent required by GAAP), or (iii) imposed by any foreign Governmental Authority and attaching solely to assets with a fair market value not in excess of $50,000,000 in the aggregate at any one time;

(b)               carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP;

(c)               pledges or deposits made in compliance with, or deemed trusts arising in connection with, workers’ compensation, unemployment insurance, old age benefits, pension, employment or other social security laws or regulations;

(d)               easements, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any land or interests therein and statutory exceptions to title) and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not, in any case, materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries;

(e)               rights under retention of title arrangements in favor of suppliers incurred in the ordinary course of business;

(f)                judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been made to the extent required by GAAP;

(g)               Liens on the assets (and related insurance proceeds) of any entity or asset (and related insurance proceeds) existing at the time such asset or entity is acquired by Parent or any of its Restricted Subsidiaries, whether by merger, amalgamation, consolidation, purchase of assets or otherwise; provided that (i) such Liens are not created, incurred or assumed by such entity in contemplation of such entity being acquired by Parent or any of its Restricted Subsidiaries, (ii) such Liens do not extend to any other assets of Parent or any of its Restricted Subsidiaries and (iii) the Indebtedness secured by such Liens is permitted pursuant to this Agreement;

(h)               Liens on fixed or capital assets acquired, constructed or improved by Parent or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 8.01(k), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not at any time encumber any property (other than proceeds from associated insurances and proceeds of, improvements, accessions and upgrades to, and related contracts, intangibles and other assets incidental to or arising from, the property so acquired, constructed or improved) other than the property financed by such Indebtedness;

(i)                 (i) Liens incurred to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business; provided that no Liens incurred under this sub-clause (i) shall secure obligations for the payment of borrowed money, and (ii) Liens solely on cash and Cash Equivalents not to exceed $50,000,000 at any one time securing letters of credit, letter of credit facilities, bank guaranties, bank guarantee facilities or similar instruments or facilities supporting the obligations described in the preceding sub-clause (i);

(j)                 leases or subleases granted to others not interfering in any material respect with the business of Parent or any of its Restricted Subsidiaries;

(k)               Liens to secure obligations arising from statutory or regulatory requirements;

(l)                 any interest or title of a lessor in property (and proceeds (including proceeds from insurance) of, and improvements, accessions and upgrades to, such property) subject to any Capitalized Lease Obligation or operating lease which obligation or lease, in each case, is permitted under this Agreement;

(m)             Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Parent or any of its Restricted Subsidiaries on deposit with or in possession of such bank subject to, in the case of bank accounts purported to be pledged under a Security Agreement governed by Dutch law, a Bank Consent Letter (as defined therein), and any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances and any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any Obligor maintains a banking relationship in the ordinary course of business;

(n)               [Reserved.]

(o)               Liens solely on any cash earnest money deposits or escrow arrangements made by Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement relating to any acquisition of property permitted hereunder;

(p)               extensions, renewals and replacements of any Lien permitted by any of the preceding clauses, so long as (i) the principal amount of any debt secured thereby is not increased (other than to the extent of any amounts incurred to pay costs of any such extension, renewal or replacement) and (ii) such Lien does not extend to any additional assets (other than improvements and accessions to, and replacements of, the assets originally subject to such Lien); and

(q)               any Lien created or subsisting to secure any obligations incurred in order to comply with the requirements of section 8a of the German Part-Time Retirement Act (Altersteilzeitgesetz) and/or section 7e of the Fourth Book of the German Social Security Code (Sozialgesetzbuch IV).

“Permitted Refinancing Indebtedness” means Indebtedness (for purposes of this definition, “New Indebtedness”) incurred in exchange for, or the proceeds of which are used to extend, refinance, replace, defease, discharge, refund or otherwise retire for value any other Indebtedness (for purposes of this definition, the “Refinanced Indebtedness”), provided that (a) the aggregate principal amount (or accreted value, in the case of Indebtedness issued with original issue discount) of the New Indebtedness (including undrawn or available committed amounts) does not exceed the sum of (i) the aggregate principal amount (or accreted value, in the case of Indebtedness issued with original issue discount) then outstanding of the Refinanced Indebtedness (including undrawn or available committed amounts) plus (ii) an amount necessary to pay all accrued (including, for purposes of defeasance, future accrued) and unpaid interest on the Refinanced Indebtedness and any fees, premiums and expenses related to such exchange or refinancing, (b) the New Indebtedness has a stated maturity that is no earlier than the stated maturity date of the Refinanced Indebtedness, (c) the New Indebtedness has a Weighted Average Life to Maturity that is no shorter than the Weighted Average Life to Maturity of the Refinanced Indebtedness, (d) the New Indebtedness is not incurred or Guaranteed by any Person that was not an obligor on the Refinanced Indebtedness unless such Person would have been permitted under Section 8.01 to be the issuer or guarantor, as applicable, under a new issuance of such Indebtedness hereunder, in which case such incurrence of Indebtedness shall be deemed a reduction of the amount permitted under the applicable Section (if applicable); provided that in the event that the Refinanced Indebtedness is of the type described in Section 8.01(b), the New Indebtedness may be Guaranteed by any Obligor, and (e) if the Refinanced Indebtedness is subordinated in right of payment or lien priority to the Obligations, the New Indebtedness is subordinated in right of payment or lien priority, as applicable, to the Obligations to at least the same extent as the Refinanced Indebtedness.

“Person” means any individual, corporation, company, limited or general partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Authority.

“Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and at any time within the preceding six (6) years has been (a) sponsored, maintained or contributed to by Parent, any Borrower or any ERISA Affiliate for employees of Parent, any Borrower or any ERISA Affiliate or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Parent, any Borrower or any ERISA Affiliate is or was then making or accruing an obligation to make contributions.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Plan Effective Date” means “Effective Date” as defined in the Plan of Reorganization.

“Plan of Reorganization” has the meaning specified in the recitals.

“Pledge Agreements” means, collectively, any pledge agreement, charge, debenture, equitable mortgage over shares or other similar agreement or instrument in form and substance satisfactory to the Administrative Agent in favor of the Administrative Agent for the benefit of itself and the other Secured Parties, in any such case, pursuant to which any Person grants Liens on any Capital Stock owned by such Person to secure the Secured Obligations.

“Pledged Subsidiary” means a direct Subsidiary of an Obligor that is organized in a Specified Jurisdiction and is not itself an Obligor.

“PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by DBTCA or an affiliate thereof (for so long as it is the Administrative Agent) or any successor administrative agent pursuant to Article X hereto as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective; provided that all interest and fees in respect of the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

“Principal Financial Officer” means, with respect to any Obligor, any director, any manager, the chief financial officer, the treasurer, the assistant treasurer or the principal accounting officer of such Obligor.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Capital Stock” means and refers to any Capital Stock issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Capital Stock.

“Real Estate Deliverables” means such Mortgages, title reports, title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance (and, if applicable, FEMA form acknowledgements of insurance), opinions of counsel, surveys, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Receivables” means any right to payment of Parent or any Restricted Subsidiary created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced, whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Related Security” means all contracts, contract rights, guarantees and other obligations related to Receivables, all proceeds and collections of Receivables and all other assets and security of a type that are customarily sold or transferred in connection with receivables purchase facilities and factoring transactions of a type that could constitute Permitted Factoring Transactions.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Redemption” means, with respect to any Indebtedness, the redemption, purchase, defeasance, prepayment or other acquisition or retirement for value of such Indebtedness. The term “Redeem” has a meaning correlative thereto.

“Redomestication” means:

(a)       any amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action of the Weatherford Parent Company with or into any other person (as such term is used in Section 13(d) of the Exchange Act), or of any other person (as such term is used in Section 13(d) of the Exchange Act) with or into the Weatherford Parent Company, or the sale, distribution or other disposition (other than by lease) of all or substantially all of the properties or assets of the Weatherford Parent Company and its Subsidiaries taken as a whole to any other person (as such term is used in Section 13(d) of the Exchange Act);

(b)       any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action of the Weatherford Parent Company, pursuant to the law of the jurisdiction of its organization and of any other jurisdiction; or

(c)       the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of 100% of the voting shares of the Weatherford Parent Company (the “New Weatherford Parent”);

if, as a result thereof:

(x)       in the case of any action specified in clause (a), the entity that is the surviving, resulting or continuing Person in such amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action, or the transferee in such sale, distribution or other disposition;

(y)       in the case of any action specified in clause (b), the entity that constituted the Weatherford Parent Company immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization); or

(z)       in the case of any action specified in clause (c), the New Weatherford Parent,

(in any such case, the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) (1) under the laws of the State of Delaware or another State of the United States, England and Wales, Scotland, Northern Ireland, Ireland, Canada or The Kingdom of the Netherlands, or (2) with the consent of all of the Lenders (such consent not to be unreasonably withheld (but, in each case, only to the extent that (x) each Lender can legally do business with, and commit to extend credit to, and receive Guarantees (and payments in respect thereof) from, an entity organized in such member country and (y) doing business with and receiving Guarantees (and payments in respect thereof) from such entity would not result in any material adverse tax, regulatory or legal consequences to any Lender), under the laws of any other jurisdiction; provided that (I) each class of Capital Stock of the Surviving Person issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as was the Capital Stock of the entity constituting the Weatherford Parent Company immediately prior thereto (provided that in no event shall a Change of Control result from any of the actions specified in clauses (a) through (c) above), and (II) the Surviving Person shall have delivered to the Administrative Agent:

(i)       a certificate to the effect that, both before and after giving effect to such transaction, no Default or Event of Default exists;

(ii)       an opinion, reasonably satisfactory in form, scope and substance to the Administrative Agent, of counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with the Redomestication as the Administrative Agent or any Lender may reasonably request;

(iii)       if applicable, the documents required by Section 8.02(b); and

(iv)       if the Surviving Person is the New Weatherford Parent, (A) an instrument whereby such Person unconditionally guarantees the Obligations for the benefit of the Credit Parties and (B) an instrument whereby such Person becomes a party to this Agreement and assumes all rights and obligations hereunder of the entity constituting the Weatherford Parent Company immediately prior to the transactions described above, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Register” has the meaning specified in Section 11.05(b)(iv).

“Regulation D” means Regulation D of the Board (respecting reserve requirements), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board (respecting eligible securities and margin requirements), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board (respecting margin credit extended by banks), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board (respecting borrowers who obtain margin credit), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having LC Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the Total LC Exposure and unused Commitments at such time; provided that the LC Exposure of, and unused Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, any law (including common law), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Responsible Officer” means, with respect to any Obligor, any authorized board member, any director, any manager, the president, the chief financial officer, the treasurer, the assistant treasurer, the principal accounting officer or any vice president with responsibility for financial or accounting matters of such Obligor, or an individual specifically authorized by the Board of Directors of such Obligor to sign on behalf of such Obligor.

“Restricted Obligations” has the meaning specified in Section 4.04(a).

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) on account of any Capital Stock of Parent or any Restricted Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of Parent or any Restricted Subsidiary, (c) any voluntary Redemption of any Indebtedness prior to the stated maturity thereof or (d) any payment in violation of any subordination terms of any Indebtedness.

“Restricted Subsidiary” means any Subsidiary of Parent that is not an Unrestricted Subsidiary. For the avoidance of doubt, each Borrower and each Guarantor (other than Parent) shall be a Restricted Subsidiary.

“Restrictive Agreement” means any agreement or other arrangement that prohibits, limits, restricts or imposes any condition upon the ability of any Obligor to create, incur or permit to exist any Lien upon any of its property or assets (a) in favor of the Administrative Agent and the Lenders to secure any of the Secured Obligations, or (b) in favor of the ABL Collateral Agent and the ABL Secured Parties to secure any of the ABL Obligations.

“Revaluation Date” means each of the following: (a) on the fifteenth day of each calendar month (or the following Business Day if such day is not a Business Day), and (c) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require as a result of fluctuations in the relevant currency exchange rates or the occurrence and continuation of an Event of Default.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor to the ratings agency business thereof.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, the Hong Kong Monetary Authority, Her Majesty’s Treasury of the United Kingdom, the Canadian government (or any agency thereof), the Australian Department of Foreign Affairs and Trade or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, any European Union member state, the Hong Kong Monetary Authority, the Australian Commonwealth Government, any governmental authority of Canada under the Special Economics Measures Act (Canada) or other applicable Canadian legislation or any other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission, or any governmental authority succeeding to the functions of said Commission.

“Secured Obligations” means (a) all Obligations, and (b) all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates; provided that the term “Swap Obligations” shall not include, with respect to any Obligor, any Excluded Swap Obligations of such Obligor.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (a) each Lender in respect of its participations in Letters of Credit, (b) each Issuing Bank in respect of its Letters of Credit, (c) each Lender and Affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Parent and any of its Restricted Subsidiaries, (d) the Administrative Agent, and the Lenders in respect of all other present and future obligations and liabilities constituting Secured Obligations of Parent and each Restricted Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (e) each Indemnitee in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents constituting Secured Obligations, and (f) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Security Agreements” means, collectively, (a) the agreements and other instruments described on Schedule 1.01C hereto, (b) the U.S. Security Agreement and the Canadian Security Agreement and (c) any other security agreement, debenture, mortgage, charge or other similar agreement in form and substance satisfactory to the Administrative Agent in favor of the Administrative Agent for the benefit of itself and the other Secured Parties, in any such case, pursuant to which any Obligor grants Liens on the property of such Obligor to secure the Secured Obligations.

“Security Trust Deed” means the Security Trust Deed to be entered into among the Borrowers, the Administrative Agent, the Lenders and the LC Australian Collateral Agent.

“Solvent” means, in reference to any Person as of any date, (a) the fair value of the assets of such Person, at a fair valuation, will, as of such date, exceed its debts and liabilities (subordinated, contingent or otherwise), (b) the present fair saleable value of the property of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of its debts and other liabilities (subordinated, contingent or otherwise), as such debts and other liabilities become absolute and matured, (c) such Person will, as of such date, be able to pay its debts and liabilities (subordinated, contingent or otherwise), as such debts and liabilities become absolute and matured, and (d) such Person will not, as of such date, have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

“Specified Disposition” means any Disposition of property described in Schedule 8.05(d) to this Agreement.

“Specified Eligible Deposit Account” means, with respect to any Obligor, such Obligor’s deposit accounts located in an Eligible Jurisdiction; provided that, if any such deposit account of an Obligor located in an Eligible Jurisdiction becomes subject to a deposit account control agreement, such deposit account shall cease to be a Specified Eligible Deposit Account.

“Specified Event of Default” means any Event of Default described in any of Sections 9.01(a), 9.01(c) (but only with respect to Section 7.01(a) and Section 7.01(b)), 9.01(h) and 9.01(i).

“Specified Ineligible Deposit Account” means, with respect to any Obligor, any such Obligor’s deposit accounts located in an Ineligible Jurisdiction.

“Specified Jurisdiction” means (a) the United States of America (or any state thereof), Canada (or any province or territory thereof), the United Kingdom, Ireland, Switzerland, Luxembourg, Bermuda, the British Virgin Islands, the Netherlands, Argentina, Australia, Norway, Germany, Panama and certain other jurisdictions to be identified from time to time by the Required Lenders in accordance with Section 7.08(b) and (b) any “Specified Jurisdiction” under the ABL Credit Agreement. In no event shall any Excluded Jurisdiction be or become a Specified Jurisdiction.

“Specified Senior Indebtedness” means all Funded Indebtedness (which for purposes of Section 8.01(j) only, shall also include Indebtedness of any type described in clause (c) of the definition of “Indebtedness”) of the Obligors.

“Specified State” means each jurisdiction of organization of the Obligors, other than any Excluded Jurisdiction.

“Stated Cash Collateralization Date” means the date that is 180 days before the Maturity Date.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Letter of Credit fees set forth in Section 3.01 shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated” means, with respect to any Indebtedness or Guarantee of Indebtedness, that such Indebtedness or Guarantee is contractually subordinated to the Obligations on terms acceptable to the Administrative Agent after taking into consideration such factors as the Administrative Agent may deem relevant to such determination.

“Subordinated Indebtedness” means any Indebtedness that is Subordinated.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Capital Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity. Unless the context otherwise clearly requires, references in this Agreement to a “Subsidiary” or the “Subsidiaries” refer to a Subsidiary or the Subsidiaries of Parent.

“Surviving Person” has the meaning specified in the definition of “Redomestication”.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or its Subsidiaries shall be a Swap Agreement. Notwithstanding anything to the contrary set forth herein, Angolan Bond Investments shall be deemed to be Swap Agreements.

“Swap Obligation” means, with respect to any Obligor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swiss Borrower” means any Borrower organized under the laws of Switzerland or, if different, deemed resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21).

“Swiss Guarantor” means any Guarantor incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to art 9 of the Swiss Withholding Tax Act.

“Swiss Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), circular letter No. 47 in relation to bonds of 25 July 2019 (1-047-V-2019) (Kreisschreiben Nr. 47 “Obligationen” vom 25. Juli 2019), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom 24. Juli 2019), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011), the circular letter No. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017) and the notification regarding credit balances in groups (Mitteilung 010-DVS-2019 of February 2019 betreffend “Verrechnungssteuer: Guthaben im Konzern”), each as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Swiss Non-Bank Rules” means, together, the Swiss Twenty Non-Bank Rule and the Swiss Ten Non-Bank Rule.

“Swiss Non-Qualifying Lender” means a person which does not qualify as a Swiss Qualifying Lender.

“Swiss Obligor” means a Swiss Borrower or a Swiss Guarantor.

“Swiss Qualifying Lender” means (a) a bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time or (b) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss Security Documents” means the Security Agreements governed by the laws of Switzerland.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of Lenders other than Swiss Qualifying Lenders of a Swiss Obligor under this Agreement must not at any time exceed ten (10); in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors other than Swiss Qualifying Lenders of a Swiss Obligor under all its outstanding debts relevant for the classification as debentures (Kassenobligation) (within the meaning of the Swiss Guidelines), including any Letters of Credit issued under this Agreement to a Swiss Borrower, must not at any time exceed twenty (20), in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Taxes” means taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any taxing authority, and all interest, penalties or similar liabilities with respect thereto.

“Testing Period” means any period of four consecutive Fiscal Quarters (whether or not such quarters are all within the same Fiscal Year).

“Total LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“Total Specified Asset Value” means, as of any date of determination, the book value of all assets of Parent and its Restricted Subsidiaries on a consolidated basis as of such date.

“Transactions” means the transactions contemplated by the Agreement, the Loan Documents, the ABL Credit Agreement, the ABL Credit Documents, the Exit Senior Notes, the Exit Senior Notes Indenture, and the occurrence of the Plan Effective Date in connection with the Plan of Reorganization and all related transactions.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Bail-In Legislation” means, to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD, Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Obligor” means the Obligors incorporated in any legal jurisdiction of the United Kingdom.

“Unrestricted Cash” means, as of the date of determination, an amount not to exceed $100,000,000, equal to all cash and Cash Equivalents of the Obligors that are not “restricted” for purposes of GAAP and are held in a deposit account subject to a deposit account control agreement or a securities account subject to a control agreement, in each case in favor of the Administrative Agent pursuant to the terms hereof.

“Unrestricted Subsidiary” means (a) any Subsidiary which Parent has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 7.09 and (b) any direct or indirect Subsidiary of any Subsidiary described in clause (a), in each case that meets the following requirements:

(i)         such Subsidiary shall have no Indebtedness with recourse to Parent or any Restricted Subsidiary;

(ii)        such Subsidiary is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary that violates Section 8.09;

(iii)       such Subsidiary is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Capital Stock of such Person or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results (it being understood that any contractual arrangements between Parent or any of its Restricted Subsidiaries and such Subsidiary pursuant to which such Subsidiary sells products or provides services to Parent or such Restricted Subsidiary in the ordinary course of business are not included in this clause (B));

(iv)       such Subsidiary does not, either individually or together with other Subsidiaries that are designated as Unrestricted Subsidiaries, own or operate, directly or indirectly, all or substantially all of the assets of Parent and its Subsidiaries; and

(v)       such Subsidiary does not hold any Capital Stock in, or any Indebtedness of, Parent or any Restricted Subsidiary.

If at any time any Unrestricted Subsidiary fails to meet the preceding requirements to be an Unrestricted Subsidiary, it shall thereafter be a Restricted Subsidiary for purposes of this Agreement and any Indebtedness, Liens and Investments of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness, Liens or Investments are not permitted to be incurred as of such date hereunder, an Event of Default shall exist.

“U.S. Qualifying Lender” means a Person that is entitled to receive, as of the Effective Date or upon becoming a party to the Loan Documents, payments of interest without the imposition of U.S. federal withholding tax (by statute or treaty) on payments of interest treated as being from sources within the United States for U.S. federal income tax purposes.

“U.S. Security Agreement” means that certain U.S. Security Agreement, dated as of the Effective Date, by and among the Obligors listed on the signature pages thereto, and the Administrative Agent, listed on Schedule 1.01C hereto in substantially the form attached hereto as Exhibit H.

“VAT” means (a) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere, including, but not limited to, any tax imposed in compliance with the Swiss Federal Act on Value Added Tax of 12 June 2009 as amended from time to time.

“Weatherford Parent Company” means Parent or, if a Redomestication has occurred subsequent to the Effective Date and prior to the event in question on the date of determination, the Surviving Person resulting from such Redomestication.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly-Owned Subsidiary” of a Person means any Restricted Subsidiary of which all issued and outstanding Capital Stock (excluding directors’ qualifying shares or similar jurisdictional requirements) is directly or indirectly owned by such Person. Unless the context otherwise clearly requires, references in this Agreement to a “Wholly-Owned Subsidiary” or the “Wholly-Owned Subsidiaries” refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of Parent.

“WIL-Bermuda” has the meaning specified in the introductory paragraph of this Agreement.

“WIL-Delaware” has the meaning specified in the introductory paragraph of this Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“WOFS” means WOFS Assurance Limited, a Bermuda exempted company.

“Write-down and Conversion Powers” means: (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; (b) in relation to any other applicable Bail-In Legislation: (i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and (ii) any similar or analogous powers under that Bail-In Legislation; and (c) in relation to any UK Bail-In Legislation: (i) any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and (ii) any similar or analogous powers under that UK Bail-In Legislation.

Section 1.02             Accounting Terms; Changes in GAAP.

(a)               Except as otherwise expressly provided herein, all accounting and financial terms used herein and not otherwise defined herein and the compliance with each covenant contained herein which relates to financial matters shall be determined in accordance with GAAP as in effect from time to time; provided that, if Parent notifies the Administrative Agent that Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b)               Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2018 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(c)               Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(d)               All pro forma computations required to be made hereunder giving effect to any acquisition or Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred, unless otherwise expressly provided hereunder, on the first day of the period of four consecutive Fiscal Quarters ending with the most recent Fiscal Quarter for which financial statements shall have been delivered pursuant to Section 7.01(a) or Section 7.01(b) and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

Section 1.03                      Interpretation.

(a)               In this Agreement unless the context indicates otherwise:

(i)                 the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(ii)              any pronoun shall include the corresponding masculine, feminine and neuter forms;

(iii)            the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement in its entirety and not to any particular Article, Section or other subdivision hereof;

(iv)             any reference to any Person includes such Person’s successors and assigns, including any Person that becomes a successor to Parent as a result of a Redomestication, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Agreement;

(v)               any reference to any agreement, document or instrument (including this Agreement) means such agreement, document or instrument as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or other modifications set forth herein or in any other Loan Document);

(vi)             any reference to any Article, Section, page, Schedule or Exhibit means such Article, Section or page hereof or such Schedule or Exhibit hereto;

(vii)          the words “including”, “include” and “includes” shall be deemed to be followed by the phrase “without limitation” and the term “or” is not exclusive;

(viii)        with respect to the determination of any period of time, except as expressly provided to the contrary, the word “from” means “from and including” and the word “to” means “to but excluding”;

(ix)             the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(x)               any reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time; and

(xi)             the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)               The Article and Section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

(c)               No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

(d)               Unless otherwise specified herein, (i) all dollar amounts expressed herein shall refer to Dollars and (ii) for purposes of calculating compliance with the terms of this Agreement and the other Loan Documents (including for purposes of calculating compliance with the covenants), each obligation or calculation shall be converted to its Dollar Equivalent.

Section 1.04                      LLC Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Section 1.05                      Luxembourg Terms. In this Agreement, in respect of any Luxembourg Obligor or any other entity which is organized under the laws of the Grand-Duchy of Luxembourg or has its “centre of main interests” (as that term is used in Article 3(1) of the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)) in Luxembourg, a reference to:

(a)               a “liquidator”, “trustee”, “custodian”, “compulsory manager”, “receiver”, “administrative receiver”, “administrator” or “similar officer” includes any:

(i)                 juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii)              liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(iii)            juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(iv)             commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and

(v)               juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended; and

(b)               a “winding-up”, “administration”, “liquidation” or “dissolution” includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée).

Section 1.06                      Dutch Terms. In this Agreement, in respect of any entity which is organized under the laws of the Netherlands or has its “centre of main interests” (as that term is used in Article 3(1) of the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)) in the Netherlands, a reference to:

(a)               “the Netherlands” means the European part of the Kingdom of the Netherlands and “Dutch” means in or of the Netherlands;

(b)               a “security interest”, “security” or “lien” includes any mortgage (hypotheekrecht), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van rententie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(c)               a “winding-up”, “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(d)               a “moratorium” includes surseance van betaling or voorlopige surseance van betaling and a “moratorium is declared” includes surseance verleend or voorlopige surseance verleend;

(e)               a “liquidator”, “receiver”, “administrative receiver”, “conservator”, “trustee”, “administrator”, “compulsory manager”, “custodian”, “assignee for the benefit of creditors” or similar Person includes a curator, a beoogd curator or a bewindvoerder;

(f)                an “attachment” includes an executoriaal beslag or conservatoir beslag;

(g)               “any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law” or “any proceedings for the bankruptcy, dissolution, liquidation or winding up” includes a Person having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990); and

(h)               a “decree or order for relief in respect of any Obligor or any Material Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law” includes any insolvency proceedings within the meaning of the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) listed or to be listed in Annex A thereto.

Section 1.07                      Centre of Main Interest.

(a)               In the case of Parent, on the Effective Date, for the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), its “centre of main interest” (as that term is used in Article 3(1) of the European Insolvency Regulation) is situated in the State of Texas in the United States of America.

(b)               In the case of any Person incorporated in the Netherlands, on the Effective Date, for the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), its “centre of main interest” (as that term is used in Article 3(1) of the European Insolvency Regulation) is situated in the Netherlands.

Section 1.08                      Quebec Terms. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim”, “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable, (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall include “holding title on behalf of an owner as mandatory or prete-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies”, as applicable, (w) “leasehold interest” shall include a “valid lease”, (x) “lease” shall include a “leasing contract” and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

Article II
Commitments

Section 2.01                      Termination and Reduction of Commitments.

(a)               Termination of Commitments on the Maturity Date.

(i)                 On the Maturity Date (if the Commitments have not been terminated in full earlier in accordance with the terms hereof), (x) the Borrowers shall pay to each Lender all amounts then payable to such Lender under this Agreement and (y) such Lender’s Commitment (and, in the case of a Lender that is an Issuing Bank, such Issuing Bank’s LC Commitment) shall automatically terminate.

(ii)              The Borrowers shall, on the Maturity Date, cash collateralize, for the benefit of the applicable Issuing Banks, the Borrowers’ obligations corresponding to the LC Exposure associated with each Letter of Credit, including any Extended Expiration Letter of Credit, in accordance with the procedures set forth in Section 3.01(k)(i) (and the cash so deposited shall be held, invested and applied by such Issuing Bank in a manner consistent with the investment and other procedures described in Section 3.01(k)) until the expiration and termination of such Letter of Credit.

(b)               Voluntary Reduction of Commitments.

(i)                 At their option, the Borrowers may at any time terminate, or from time to time reduce, the Commitments, provided that (A) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment in accordance with Section 2.03, the Total LC Exposure would exceed the Aggregate Commitments.

(ii)              The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.01(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a securities offering, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Except as expressly set forth in the Loan Documents, each reduction of Commitments shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

Section 2.02                      Repayment of Obligations; Evidence of Debt.

(a)               The Borrowers hereby unconditionally promise to pay in immediately available funds to the Administrative Agent for the account of each Lender all outstanding Obligations on the Maturity Date in accordance with Section 2.08(a).

(b)               Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Letter of Credit made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)               The Administrative Agent shall maintain accounts in which it shall record the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)               The entries made in the accounts maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with the terms of this Agreement.

Section 2.03                      Prepayment of Obligations.

(a)               On the date that a Change of Control occurs, the Commitments shall terminate and the Borrowers shall, subject to Section 2.08(a), (i) repay all outstanding Obligations in immediately available funds, and (ii) deposit in the LC Collateral Account an amount in cash required by Section 3.01(k)(i).

(b)               If at any time (including concurrently with or immediately after giving effect to any reduction of the Lenders’ Commitments pursuant to Section 2.01) the Total LC Exposure exceeds the Aggregate Commitments, the Borrowers shall, within two Business Days, cash collateralize LC Exposures in accordance with Section 2.08(a) and the procedures set forth in Section 3.01(k)(i) in an amount equal to such excess.

Section 2.04                      Fees.

(a)               The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue during the period from and including the Effective Date to but excluding the date on which such Lender’s Commitment terminates, at the Facility Fee Rate on the average daily amount of the unused Commitment of such Lender. Facility fees accrued through and including the last day of March, June, September and December of each year, shall be payable in arrears in Dollars on the fifth Business Day after such last date and on the date on which the aggregate Commitments terminate and on the Maturity Date, with payment commencing on April 7, 2020; provided that any facility fees accruing after the date on which the aggregate Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days, as applicable, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)               The Borrowers agree to pay (subject to Section 2.08(a)):

(i)                 to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a participation fee with respect to the Lenders’ participations in Letters of Credit, which shall accrue at the LC Participation Fee Rate on the average daily Dollar Equivalent of the maximum amount available to be drawn under each such Letter of Credit (whether or not any increase in respect thereof has taken effect) during the period from and including the date of issuance of each such Letter of Credit to but excluding the earlier of (1) the date on which such Letter of Credit expires or terminates and (2) the Maturity Date (the “LC Participation Fee”); and

(ii)              to each Issuing Bank, for its own account, a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Equivalent amount available to be drawn under such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or terminates, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of such Letter of Credit or processing of drawings thereunder.

Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears in Dollars on the fifth Business Day after such last day, with payment commencing on April 7, 2020; provided that all such fees shall be payable to the Lenders on the Maturity Date, to all Lenders on any other date on which the aggregate Commitments terminate, and any such fees accruing after the date on which the aggregate Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable in Dollars within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, as applicable, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) other than as set forth in the definition of “Prime Rate”. The amount of participation and fronting fees payable hereunder shall be set forth in a written invoice or other notice delivered to the Borrowers by the Administrative Agent or, in the case of fronting fees, by the applicable Issuing Bank.

(c)               The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between themselves and the Administrative Agent.

(d)               All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for ratable distribution, in the case of facility fees, utilization fees and participation fees to the extent described in this Section 2.04, to the applicable Lenders. Fees paid shall not be refundable under any circumstances (unless otherwise agreed by the Administrative Agent with respect to fees payable to the Administrative Agent for its own account).

Section 2.05                      Interest.

(a)               Notwithstanding the foregoing, if any reimbursement obligation, any fee, (including the fronting fee, the facility fee and the LC Participation Fee), or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.000% plus the rate otherwise applicable to such amount.

(b)               Accrued interest shall be payable in arrears in immediately available funds on the fifth Business Day after the last day of March, June, September and December of each year and upon termination of the Commitments with payment commencing on April 7, 2020; provided that (i) interest accrued pursuant to Section 2.05(a) shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Obligations, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(c)               All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed as set forth in the definition of “Prime Rate”. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be presumed correct absent manifest error.

(d)               The interest rates provided for in this Agreement with respect to any Swiss Obligor, including this Section 2.05, are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section 2.05 or in other Sections of this Agreement is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax is imposed on interest payments, the payment of interest due by a Swiss Obligor shall, in line with and subject to Section 4.02, including any limitations therein and any obligations thereunder, be increased to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of the Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount. For the purposes of this Section, “Non-Refundable Portion” shall mean the Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate, in which case such lower rate shall be applied in relation to such Lender. The Lenders shall provide to the Swiss Obligors all reasonably requested information, and otherwise reasonably cooperate, to obtain such Swiss tax ruling. Each Swiss Obligor shall provide to the Administrative Agent the documents required by law or applicable double taxation treaties for the Lenders to claim a refund of any Swiss Withholding Tax so deducted.

(e)               For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid under any Loan Document is to be calculated on the basis of a 360-day, 365-day or 366-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

Section 2.06                      Alternate Rate of Fees.

(a)               If prior to the commencement of any LC Fee Period for a Letter of Credit:

(i)                 the Administrative Agent reasonably determines (which determination shall be presumed correct absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such LC Fee Period; or

(ii)              the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such LC Fee Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining participations in Letters of Credit for such LC Fee Period;

then the Administrative Agent shall give written notice (by facsimile transmission or electronic transmission (in .pdf format)) thereof to the Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, then in the case of any fee charged in respect of a Letter of Credit at the LIBO Rate, such fee shall on the last day of the then current LC Fee Period applicable thereto begin to accrue at the Alternate Base Rate.

(b)               Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) or the Required Lenders notify the Administrative Agent (with a copy to the Borrowers) that they have determined that:

(i)                 adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for any LC Fee Period, including, without limitation, because the Adjusted LIBO Rate or LIBO Rate, as applicable, is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)              the supervisor for the administrator of the Adjusted LIBO Rate or LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which Adjusted LIBO Rate or the LIBO Rate, as applicable, shall no longer be made available, or used for determining the interest rate of loans, then, after (A) such determination by the Administrative Agent in good faith or (B) receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace the Adjusted LIBO Rate or the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of the Adjusted LIBO Rate or LIBO Rate, as applicable (any such proposed rate, a “LIBO Successor Rate”), together with any proposed LIBO Successor Rate Conforming Changes (but, for the avoidance of doubt, such related changes shall not include a reduction in the Applicable Margin); provided, that if such alternate rate of interest would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, and, notwithstanding anything to the contrary in Section 11.01, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent notice that such Required Lenders do not accept such amendment. If no LIBO Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Issuing Banks to issue additional Letters of Credit shall be suspended.

Section 2.07                      Increased Costs.

(a)               If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)              impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Letter of Credit or participation therein; or

(iii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (h) of the definition of “Excluded Taxes”, (C) Connection Income Taxes, and (D) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Commitment or to increase the cost to any Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or otherwise), then upon written request of such Recipient (with a copy to the Administrative Agent), the Borrowers shall pay to such Person such additional amount or amounts as shall compensate such Recipient for such additional costs incurred or reduction suffered.

(b)               If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, or on the participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or Issuing Bank (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as shall compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)               A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 2.07(a) or Section 2.07(b), along with (i) a calculation of such amount or amounts, (ii) a description of the specific Change in Law that justifies such amounts due and (iii) such other pertinent information related to the foregoing as any Borrower may reasonably request, shall be delivered to the Borrowers and shall be presumed correct absent manifest error. Any Lender’s or Issuing Bank’s determination of any such amount or amounts shall be made in good faith (and not on an arbitrary or capricious basis) and substantially consistent with similarly situated customers of such Person under agreements having provisions similar to Section 2.07(a) or 2.07(b), as applicable, after consideration of such factors as such Person then reasonably determines to be relevant. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the correct amount shown as due on any such certificate within 10 days after receipt thereof.

(d)               Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender or such Issuing Bank, as the case may be, delivers written notice to the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)               Each Lender requesting compensation under this Section shall comply with Section 4.03(a).

Section 2.08                      Several Liability; Agreement to Defer Exercise of Right of Contribution, Etc.

(a)               Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, with respect to each Letter of Credit, (a) the Borrower that requests such Letter of Credit or otherwise is the applicant therefor and shall be the “Requesting Borrower” and all Borrowers other than the Requesting Borrower shall be the “Other Borrowers”, (b) the Requesting Borrower shall be severally (and not jointly) liable under this Agreement for the reimbursement, cash collateral and other obligations (including fees and interest) associated with such Letter of Credit, and (c) no Other Borrower shall be a co-debtor with the Requesting Borrower with respect to such Letter of Credit or be in any way primarily liable under this Agreement for such Letter of Credit or the reimbursement, cash collateral or other obligations (including fees and interest) associated with such Letter of Credit; provided that the forgoing limitations shall not affect (i) any obligations of any such Other Borrower with respect to any other Letters of Credit (and the related reimbursement and other obligations with respect thereto) for which it is a “Requesting Borrower” or (ii) any obligations of any such Other Borrower under the Affiliate Guaranty.

(b)               Notwithstanding any payment or payments made by a Borrower (a “Paying Borrower”) hereunder, or any setoff or application by the Administrative Agent or any Lender of any security furnished by, or of any credits or claims against, such Paying Borrower, if an Event of Default has occurred and is continuing, such Paying Borrower will not assert or exercise any rights of the Administrative Agent or any Lender or of its own, against any other Borrower to recover the amount of any such payment, setoff or application by the Administrative Agent or any Lender, whether by way of assertion of any claim, or exercise of any remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, participation or otherwise, and whether arising by contract, by statute, under common law or otherwise, and, if an Event of Default has occurred and is continuing, such Paying Borrower shall not have any right to exercise any right of recourse to or any claim against assets or property of the other Borrowers for such amounts, in each case unless and until all of the Obligations of the Borrowers have been fully and finally satisfied. If any amount shall be paid to a Paying Borrower by any other Borrower after payment in full of the Obligations, and the Obligations shall thereafter be reinstated in whole or in part and the Administrative Agent or any Lender is forced to repay to any Borrower any sums received in payment of the Obligations, the obligations of each Borrower hereunder shall be automatically pro tanto reinstated and such amount shall be held in trust by the payee thereof for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured.

Section 2.09                      Determination of Exchange Rates; Cash Collateralization as a Result of Currency Fluctuations.

(a)               The Administrative Agent shall determine the Exchange Rates (in accordance with the definition thereof) as of each Revaluation Date to be used for calculating Dollar Equivalent amounts in respect of the amounts available for drawing under outstanding Letters of Credit denominated in Alternative Currencies. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable Alternative Currencies until the next Revaluation Date to occur.

(b)               If as a result of fluctuations in Exchange Rates (which shall be calculated in accordance with the definition thereof by the Administrative Agent on each Revaluation Date) the Administrative Agent notifies the Borrowers in writing that the Total LC Exposure exceeds 105% of the aggregate Commitments, the Borrowers shall, within two Business Days following receipt of such notice, deliver to the Administrative Agent cash collateral in an amount equal to the remaining excess after giving effect to such prepayment.

Section 2.10                      Defaulting Lenders.

(a)               Notwithstanding any provision of any Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)                 facility fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.04(a);

(ii)              the Commitment and LC Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.01); provided that the provisions of this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in Section 11.01 for which such Defaulting Lender’s consent is expressly required;

(iii)            if any LC Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(A)             all or any part of LC Exposure of such Defaulting Lender shall be automatically reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent that (x) each non-Defaulting Lender’s LC Exposure does not exceed the Commitment of such non-Defaulting Lender, (y) the sum of all non-Defaulting Lenders’ LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (z) no Event of Default has occurred and is continuing;

(B)              if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall, within three Business Days following the Borrowers’ receipt of written notice from the Administrative Agent, cash collateralize, for the benefit of the applicable Issuing Banks, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 3.01(k)(i) (and the cash so deposited shall be held, invested and applied by such Issuing Bank in a manner consistent with the investment and other procedures described in Section 3.01(k)) for so long as such LC Exposure is outstanding;

(C)              if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04(b)(i) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(D)             if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the Letter of Credit participation fees payable to the Lenders pursuant to Section 2.04(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages after giving effect to such reallocation; and

(E)              if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender under Section 2.04(a) (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and all Letter of Credit participation fees that otherwise would have been payable to such Defaulting Lender under Section 2.04(b)(i) with respect to such LC Exposure shall be payable to the Issuing Banks, ratably based on the portion of such LC Exposure attributable to Letters of Credit issued by each Issuing Bank, until such LC Exposure is reallocated and/or cash collateralized pursuant to clause (A) or (B) above; and

(iv)             so long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.10(a)(iii)(B), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(a)(iii)(A) (and such Defaulting Lender shall not participate therein);

(b)               The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.10 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, Issuing Bank, Borrower or any other Obligor may at any time have against, or with respect to, such Defaulting Lender.

(c)               In the event that the Administrative Agent, the Borrowers, and the Issuing Banks agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment.

Section 2.11                        Increase in Commitments.

(a)               Borrowers’ Request. Subject to the terms and conditions set forth herein, the Borrowers may by written notice to the Administrative Agent, and with the consent of each Issuing Bank, elect to request at any time and from time to time (but not more than twice in any calendar year) prior to the Maturity Date an increase to the aggregate Commitments (each such increase, a “Commitment Increase”, and each additional commitment provided pursuant to a Commitment Increase, an “Incremental Commitment”); provided that the aggregate amount of (x) all Incremental Commitments provided after the Effective Date under this Agreement shall not exceed $25,000,000 (such amount, the “Incremental Commitment Cap”). Each such notice shall specify (i) the date on which the Borrowers propose that the applicable Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Person to whom the Borrowers propose any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that (A) any existing Lender approached to provide an Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment (any existing Lender electing to provide an Incremental Commitment, an “Increasing Lender”), (B) any Person approached to provide an Incremental Commitment that is not already a Lender shall meet the requirements to be an assignee under Section 11.05(b) (subject to such consents, if any, as may be required under Section 11.05(b)) and shall deliver all applicable forms and documents required by clauses (D), (E), (F) and (H) of Section 11.05(b)(ii) (any such Person agreeing to provide all or any portion of an Incremental Commitment that is not already a Lender, an “Additional Lender”), (C) if any Increasing Lender is providing an Incremental Commitment, then the Borrowers and such Increasing Lender shall execute an Increasing Lender Supplement, and (D) if any Additional Lender is providing an Incremental Commitment, then the Borrowers and such Additional Lender shall execute an Additional Lender Supplement. Each Commitment Increase shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof (provided that the amount of a Commitment Increase may be less than $5,000,000 if such amount represents all remaining availability under the Incremental Commitment Cap).

(b)               Conditions. Each Commitment Increase shall become effective on the proposed effective date set forth in the Borrowers’ request for a Commitment Increase or such later date as the Administrative Agent and the Borrowers agree (the “Increase Effective Date”), which in any event shall be on or after the date on which the Administrative Agent shall have received:

(i)                 an Additional Lender Supplement for each Additional Lender participating in such Commitment Increase and an Increasing Lender Supplement for each Increasing Lender participating in such Commitment Increase, in each case duly executed by all parties thereto;

(ii)              such documents and opinions consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to request Letters of Credit hereunder after giving effect to such Commitment Increase as the Administrative Agent may reasonably request;

(iii)            such evidence of appropriate corporate or other organizational authorization on the part of the Borrowers, Parent and the other Obligors with respect to such Commitment Increase as the Administrative Agent may reasonably request;

(iv)             if requested by the Administrative Agent, an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers and the Obligors reasonably satisfactory to the Administrative Agent, covering such matters relating to such Commitment Increase as the Administrative Agent may reasonably request;

(v)               a certificate of a Responsible Officer of Parent, dated such Increase Effective Date, certifying that (A) the representations and warranties set forth in Article VI and in the other Loan Documents are true and correct in all material respects (except to the extent qualified by materiality or reference to Material Adverse Effect, in which case such applicable representation and warranty shall be true and correct in all respects) as of, and as if such representations and warranties were made on, such Increase Effective Date (unless such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall continue to be true and correct in all material respects (except to the extent qualified by materiality or reference to Material Adverse Effect, in which case such applicable representation and warranty shall be true and correct in all respects) as of such earlier date) and (B) no Default or Event of Default has occurred and is continuing on such Increase Effective Date; and

(vi)             other customary closing certificates and documentation (similar to the documentation required to be delivered on the Effective Date under Section 5.01, to the extent applicable) relating to such Commitment Increase as the Administrative Agent may reasonably request.

(c)               Equal and Ratable Benefit. The Commitments established pursuant to this paragraph shall constitute Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty Agreements.

Section 2.12                      Activity Reports. Each Issuing Bank shall deliver a weekly report in the form of Exhibit O or any other form reasonably acceptable to the Administrative Agent, to the Administrative Agent on the first Business Day of each week indicating the number of Letters of Credit issued or amended (including the face amount thereof) on each day during the prior week by such Issuing Bank.

Article III
LETTERS OF CREDIT

Section 3.01                      Letters of Credit.

(a)               General. Subject to the terms and conditions set forth herein, any Borrower may request that any Issuing Bank issue bid, performance or other Letters of Credit (in each case other than Financial Standby Letters of Credit), denominated in Dollars or any Alternative Currency, for the account of such Borrower or, subject to Section 3.01(m), a Restricted Subsidiary of such Borrower, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period applicable to Lenders. At the applicable Issuing Bank’s discretion, Letters of Credit may be issued subject to: (i) the Uniform Customs and Practice for Documentary Credits, Publication No. 600, (ii) International Standby Practices 1998, (iii) the Uniform Rules for Demand Guarantees, or (iv) any successor provisions of (i) to (iii). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Nothing contained in this Article III is intended to limit or restrict the rights of any Borrower or any Restricted Subsidiary to obtain letters of credit otherwise permitted by this Agreement from any Person, regardless of whether such Person is a party hereto. Notwithstanding the foregoing, (a) neither Barclays nor Morgan Stanley Senior Funding, Inc., as Issuing Bank, shall be required to issue any Commercial Letters of Credit and (b) neither Standard Chartered Bank nor its Affiliates shall be required to issue any Letters of Credit hereunder other than the Existing Letters of Credit with respect to which it is the issuer. Notwithstanding anything to the contrary herein, (A) from the Effective Date through the 60th day after the Effective Date, no more than 300 (or such greater number as may be agreed by the Administrative Agent) Letters of Credit issued pursuant to this Agreement (including Existing Letters of Credit issued pursuant to Section 3.01(n)) may be outstanding at any time, and (B) from and after the 61st day after the Effective Date, no more than 500 (or such greater number as may be agreed by the Administrative Agent) Letters of Credit issued pursuant to this Agreement (including Existing Letters of Credit issued pursuant to Section 3.01(n)) may be outstanding at any time.

(b)               Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit by any Issuing Bank (or the amendment, renewal or extension of an outstanding Letter of Credit issued by any Issuing Bank), a Borrower shall hand deliver or transmit by facsimile or email (or transmit by other electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to such Issuing Bank with a copy to the Administrative Agent not later than (i) 1:00 p.m., New York City time, one Business Day before the Effective Date in the case of the Effective Date Letters of Credit, (ii) 11:00 a.m., New York City time, three Business Days before the proposed date such Letter of Credit (other than an Effective Date Letter of Credit) is to be issued and (iii) 11:00 a.m., New York City time, three Business Days before the proposed date of any amendment, renewal or extension of a Letter of Credit, a Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 3.01(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended by an Issuing Bank only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Total LC Exposure shall not exceed the Aggregate Commitments, and (ii) the portion of the Total LC Exposure attributable to Letters of Credit issued by such Issuing Bank will not, unless such Issuing Bank shall so agree in accordance with Section 3.01(j), exceed the LC Commitment of such Issuing Bank, provided that the Borrowers shall not reduce the Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) and (ii) above shall not be satisfied. Unless the applicable Issuing Bank has received written notice from any Lender, the Administrative Agent or any Obligor, before 4:30 p.m., New York City time, on the Business Day immediately prior to the requested date of issuance, amendment, renewal or extension of the applicable Letter of Credit that one or more applicable conditions contained in Section 5.02 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue, amend, renew or extend, as applicable, such Letter of Credit.

(c)               Legal and Policy Prohibitions. An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)                 any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii)              the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(d)               Expiration Date. Each Letter of Credit shall expire on or prior to the date (the “LC Expiration Date”) that is five Business Days prior to the Maturity Date; provided that, subject to the terms and conditions of Section 3.01(k), any Borrower may request that an Issuing Bank issue on or prior to the Stated Cash Collateralization Date a Letter of Credit with an expiration date that is beyond the LC Expiration Date (including as a result of an automatic renewal of a Letter of Credit for an additional period that would end after the LC Expiration Date) but in no event later than the one-year anniversary of the Maturity Date (each such Letter of Credit, an “Extended Expiration Letter of Credit”), and such Issuing Bank may in its sole discretion, without the consent of the Administrative Agent or any of the Lenders, agree to issue such Extended Expiration Letter of Credit (it being understood that no Issuing Bank shall be obligated to issue any Extended Expiration Letter of Credit). No Extended Expiration Letter of Credit may be issued after the Stated Cash Collateralization Date.

(e)               Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Equivalent amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in Dollars, such Lender’s Applicable Percentage of the Dollar Equivalent amount of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 3.01(f), or of any reimbursement payment required to be refunded to a Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)                Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower that requested such Letter of Credit or that is otherwise an applicant for such Letter of Credit shall reimburse such LC Disbursement by paying to the applicable Issuing Bank an amount equal to such LC Disbursement in Dollars, in an amount equal to the Dollar Equivalent of such LC Disbursement, not later than 12:00 noon, New York City time, on the Business Day immediately following the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement on the date that such LC Disbursement is made, or, if such notice has not been received by the Borrowers on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the date that the Borrowers receive such notice. If the applicable Borrower fails to make such payment when due and no other Borrower makes such payment, the Issuing Bank shall notify the Administrative Agent who shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage of the Dollar Equivalent thereof. Promptly following receipt of such notice, each Lender shall pay to the applicable Issuing Bank, in Dollars, its Applicable Percentage of the Dollar Equivalent of the payment then due from such Borrower, in the manner set forth in the immediately following sentence. Each Lender shall make each such payment to be made by it on the proposed date thereof by wire transfer of immediately available funds (by 12:00 noon, New York City time, on the Business Day immediately following the date such notice was given). Promptly following receipt by the applicable Issuing Bank of any payment from a Borrower pursuant to this paragraph, the applicable Issuing Bank shall distribute such payment to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, to such Lenders as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.

(g)               Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in Section 3.01(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, excluding payments by such Issuing Bank with respect to drafts or other documents that do not comply on their face with the express terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by a Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or unlawful acts on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. Notwithstanding anything herein and without limiting the generality of the foregoing thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)               Disbursement Procedures. Each Issuing Bank shall, within the period stipulated by terms and conditions of Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. After such examination such Issuing Bank shall promptly notify the Administrative Agent and the Borrowers for whose account the Letter of Credit was issued by telephone (confirmed by facsimile or electronically) of such demand for payment and whether such Issuing Bank has made or shall make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(i)                 Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless such LC Disbursement is reimbursed by a Borrower in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such LC Disbursement is reimbursed, at the then applicable Alternate Base Rate plus the Applicable Margin; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 3.01(f), then Section 2.05(a) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 3.01(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j)                 Modification and Termination of LC Commitments of Issuing Banks.

(i)                 The LC Commitment of any Issuing Bank may be terminated at any time by written notice by the Borrowers to the Administrative Agent and such Issuing Bank. The Administrative Agent shall notify the Lenders of such decision. From and after the effective date of any such termination, the Issuing Bank whose LC Commitment was terminated shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination (and shall continue to be an “Issuing Bank” for purposes of this Agreement), but it shall not be required to issue any additional Letters of Credit hereunder. Following receipt by the Administrative Agent of the Borrowers’ written notice of termination, the Administrative Agent shall amend Schedule 2.01 to remove such Issuing Bank as an Issuing Bank from Schedule 2.01.

(ii)              By written notice to the Borrowers, each Issuing Bank may from time to time request that such Issuing Bank’s LC Commitment be increased, decreased or terminated. Within ten (10) Business Days following receipt of such notice, the Borrowers shall provide such Issuing Bank with notice of their acceptance or rejection of such modification or termination, and if the Borrowers accept such modification or termination, the Borrowers shall also provide a copy of such notice to the Administrative Agent. With respect to a termination of such Issuing Bank’s LC Commitment, from and after the effective date of such termination, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such modification or termination (and shall continue to be an “Issuing Bank” for purposes of this Agreement), but shall not be required to issue any additional Letters of Credit hereunder.

(k)               Cash Collateralization.

(i)                 If:

(A)             any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity has been accelerated, Lenders with LC Exposures representing greater than 50% of the Total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph;

(B)              on the Maturity Date or, if earlier, the termination of the Aggregate Commitments;

(C)              the Borrowers are required to cash collateralize LC Exposure pursuant to (I) Section 2.03 or (II) Section 2.10; or

(D)             any Extended Expiration Letters of Credit are issued and outstanding on the Stated Cash Collateralization Date;

then the Borrowers shall deposit in an account maintained with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders (the “LC Collateral Account”), an amount in cash equal to (x) in the case of clause (A) immediately above, (1) 105% of the Total LC Exposure with respect to Letters of Credit that are denominated in an Alternative Currency and (2) 103% of the Total LC Exposure with respect to Letters of Credit that are denominated in U.S. Dollars as of such date plus any accrued and unpaid interest thereon; provided that the obligation of the Borrower that requested, or is otherwise an applicant with respect to, such Letter of Credit to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clause (i) or (j) of Section 9.01, (y) in the case of clause (C) immediately above, an amount necessary to satisfy the requirements of Section 2.03 or 2.10, as the case may be, and (z) in the case of clause (C) immediately above, 103% of the Total LC Exposure with respect to any Extended Expiration Letters of Credit on the Stated Cash Collateralization Date that are denominated in Dollars and 105% of the Dollar Equivalent of the Total LC Exposure with respect to any Extended Expiration Letters of Credit on the Stated Cash Collateralization Date that are denominated in Alternative Currencies. Any such deposits pursuant to this Section 3.01(k)(i) or such other provisions under this Agreement where cash collateralization is required shall be held by the Administrative Agent as collateral for the payment and performance of the Borrowers’ reimbursement and other obligations in respect of Letters of Credit under this Agreement. The Administrative Agent shall have exclusive dominion and control, as defined in the Uniform Commercial Code of the State of New York, including the exclusive right of withdrawal, over the LC Collateral Account, and each Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. The Administrative Agent shall have no obligation to pay interest on the investment of such deposits, but the Administrative Agent shall invest such deposits at the written direction of the Borrowers, which investments shall be made at the Borrowers’ risk and expense. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements made by the Issuing Banks for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower pursuant to Section 3.01(f) or, if the scheduled maturity date of the Obligations has been accelerated, be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral (1) as a result of the occurrence of an Event of Default, such amount (to the extent not applied as provided in this Section 3.01(k)(i)) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived, (2) pursuant to Section 2.03 and the Total LC Exposure is subsequently reduced to an amount less than the Aggregate Commitments, such cash collateral (to the extent not applied as provided in this Section 3.01(k)(i)) or a portion thereof shall be promptly returned to the Borrowers to the extent, and within three Business Days after determining, that the amount of the Total LC Exposure is less than the amount of the Aggregate Commitments or (3) as a result of any Extended Expiration Letters of Credit, such amount (to the extent not applied as provided in this Section 3.01(k)(i)) shall be returned to the Borrowers within three Business Days after each such Extended Expiration Letter of Credit has expired or terminated without any pending draw under such Extended Expiration Letter of Credit.

(ii)              The obligations of each of the Borrowers and the Lenders under this Agreement and the other Loan Documents regarding Letters of Credit, including obligations under this Section 3.01, shall survive after the Maturity Date and termination of this Agreement for so long as any LC Exposure exists (whether or not all or any portion of such LC Exposure has been cash collateralized as described in Section 3.01(k)); provided that with respect to Extended Expiration Letters of Credit, only the Borrowers and the applicable Issuing Banks’ obligations (and not those of any other Lender) shall so survive.

(iii)            For the avoidance of doubt, each Lender confirms that its respective obligations (x) under Section 3.01(e) and (y) in respect of Letters of Credit shall be reinstated in full and apply if the delivery of any cash collateral pursuant to this Section 3.01(k) in respect of such Letters of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in the case of any event with respect to any Borrower described in or Section 9.01(i) or Section 9.01(j) or otherwise.

(l)                 Designation of Additional Issuing Banks. From time to time, the Borrowers may by notice to the Administrative Agent and the Lenders, and with the prior written approval of the Administrative Agent, designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form reasonably satisfactory to the Borrowers and the Administrative Agent, shall set forth the LC Commitment of such Lender and shall be executed by such Lender, the Borrowers and the Administrative Agent and, from and after the effective date of such Issuing Bank Agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.

(m)             Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party”, “applicant”, “customer”, “instructing party”, or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, (i) the applicable Borrower requesting, or otherwise an applicant with respect to, a Letter of Credit, shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of a Borrower and (ii) each Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. Each of the Borrowers hereby acknowledges that the issuance of such Letters of Credit for Restricted Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of the Restricted Subsidiaries.

(n)               Existing Letters of Credit. Simultaneously with the occurrence of the Effective Date, each of the Existing Letters of Credit shall be deemed issued under this Agreement (and shall comprise Letters of Credit under this Agreement and the other Loan Documents), and with respect to each such Existing Letter of Credit, the applicable Borrower specified on Schedule 3.01 with respect to such Existing Letter of Credit shall be deemed to be the applicant, and shall have the reimbursement obligations provided in Section 3.01(f), with respect thereto. Existing Letters of Credit shall be subject to all provisions contained herein (including, without limitation, Sections 3.01(e), 3.01(f) and 3.01(g)) and be secured by the Collateral pursuant to the Loan Documents. No Existing Letters of Credit issued by Standard Chartered Bank (or any of its Affiliates) (x) may be amended or modified without the approval of such Person, which approval may be given in its sole discretion and (y) shall be renewed or extended upon the expiration thereof in effect on the Effective Date.

(o)               Minimum Denominations. Letters of Credit (other than Existing Letters of Credit) hereunder shall be issued in minimum face amounts of $25,000 (or if denominated in an Alternative Currency, the Dollar equivalent of $25,000).

Article IV
PAYMENTS; PRO RATA TREATMENT; TAXES

Section 4.01                      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)               Each Borrower shall make each payment required to be made by it hereunder (including fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.07, 2.08 or 4.02, or otherwise) prior to 12:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 60 Wall Street, New York, New York; provided that (i) payments to be made directly to an Issuing Bank as expressly provided herein shall be made directly to such Issuing Bank, as applicable, and (ii) payments pursuant to Sections 2.07, 2.08, 4.02 and 11.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder in respect of any Obligation (or of any breakage indemnity in respect of thereof) shall be made in Dollars; all other payments hereunder and under each other Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. Notwithstanding the foregoing provisions of this Section, if, after the issuance of any Letter of Credit in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Letter of Credit was issued (herein, the “original currency”) no longer exists or for any reason the relevant Borrower is not able to make payment to the Issuing Bank in such original currency, or the terms of this Agreement require the conversion of such Letter of Credit or the related Letter of Credit Exposure into Dollars (including as required by Sections 3.01(c) and 3.01(e)), then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that each Borrower takes all risks of the imposition of any such currency control or exchange regulations or conversion, and each Borrower agrees to indemnify and hold harmless the Issuing Banks, the Administrative Agent and the Lenders from and against any loss resulting from any Letter of Credit denominated in an Alternative Currency that is not repaid to the Issuing Banks, the Administrative Agent or the Lenders, as the case may be, in the original currency.

(b)               If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)               If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any Obligation or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its participations in LC Disbursements and accrued fees thereon (excluding any fees payable to such Lender in its role as an Issuing Bank) than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)               Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that such Borrower shall not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if a Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)               If any Lender shall fail to make any payment required to be made by it pursuant to Section 3.01(e), Section 3.01(f), Section 4.01(d) or Section 11.04(a), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or any Issuing Bank to satisfy such Lender’s obligations to the Administrative Agent or such Issuing Bank, as applicable, under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 4.02                      Taxes/Additional Payments.

(a)               Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required by applicable law to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)               The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of a Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrowers shall not be liable for any penalties, interest and expenses that result from the failure of the Administrative Agent, a Lender or an Issuing Bank to notify the Borrowers of the Indemnified Taxes or Other Taxes within a reasonable period of time after becoming aware of such Indemnified Taxes or Other Taxes. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or such Issuing Bank, shall be presumed correct absent manifest error.

(c)               Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is organized, tax resident or otherwise located, or any treaty to which any such jurisdiction is a party, with respect to payments under this Agreement, on the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or Administrative Agent), shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law (or otherwise reasonably requested by such Borrower) as shall permit such payments to be made without withholding or at a reduced rate; provided, that with respect to any documentation required under the laws of any foreign jurisdiction other than Bermuda, Germany, Ireland or Switzerland, the execution and submission of such documentation shall not be required if in the Lender’s reasonable judgement such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(d)               If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes paid by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 4.02, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 4.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay promptly the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority with respect to such amount) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Borrower or any other Person. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(e)               Without limiting the generality of the foregoing, each Lender shall deliver to each Borrower and the Administrative Agent on the Effective Date or upon the effectiveness of any Assignment and Assumption by which it becomes a party to this Agreement (unless an Event of Default under Section 9.01(a), 9.01(h) or Section 9.01(i) has occurred and is continuing on the effective date of such Assignment and Assumption) (i) two duly completed copies of United States Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, W-8EXP, W-8IMY or W-9, or other applicable governmental form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Taxes, as if each Borrower were incorporated under the laws of the United States or a State thereof and (ii)  any other governmental forms (including tax residency certificates) which are necessary or required under an applicable Tax treaty or otherwise by law to eliminate any withholding Tax or which have been reasonably requested by the Borrowers. Each Lender which delivers to the Borrowers and the Administrative Agent a Form W-8ECI, W-8BEN, W-8BEN-E, W-8EXP, W-8IMY or W-9, or other applicable governmental form pursuant to the preceding sentence further undertakes to deliver to the Borrowers and the Administrative Agent two further copies of such form on or before the date that any such form expires or becomes obsolete or after the occurrence of a change in circumstance or of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may reasonably be requested by a Borrower and the Administrative Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Taxes, unless a Change in Law has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrowers and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income Taxes. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers and the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers and the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)                Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g)               The Borrowers will remit to the appropriate Governmental Authority, prior to delinquency, all Indemnified Taxes and Other Taxes required to be remitted by a Borrower in respect of any payment. Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes, the applicable Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment of such Indemnified Taxes or Other Taxes or such other evidence thereof as may be reasonably satisfactory to the Administrative Agent.

(h)               Notwithstanding any provision of this Agreement to the contrary (including Section 2.05(d) and this Section 4.02), a Swiss Obligor shall not be required to make a tax gross up, a tax indemnity payment or an increased interest payment under any Loan Document to a specific Lender or Participant (but, for the avoidance of doubt, shall remain required to make a tax gross up, a tax indemnity payment, or an increased interest payment to all other Lenders) in respect of Swiss Withholding Tax due on interest payments by a Swiss Obligor under this Agreement as a direct result of such Lender or Participant (i) making an incorrect declaration of its status as to whether or not it is a Swiss Qualifying Lender or a single Swiss Non-Qualifying Lender, (ii) breaching the restrictions regarding transfers, assignments, participations, sub-participation and exposure transfers set forth in Section 11.05 (provided, however, that if a Specified Event of Default occurs within 90 days following any such transfer, assignment, participation or sub-participation, the Swiss Obligors shall be required to make such tax gross up, tax indemnity payment or increased interest payment) or (iii) ceasing to be a Swiss Qualifying Lender other than as a result of any change after the date it became a Lender or Participant under this Agreement in (or in the interpretation, administration or application of) any law or double taxation treaty, or any published practice or published concession of any relevant taxing authority.

(i)                 VAT.

(i)                 All amounts set out or expressed to be payable under a Loan Document by any party to any Lender or Administrative Agent which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes are deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender or Administrative Agent to any party under a Loan Document and such Lender or Administrative Agent is required to account to the relevant Governmental Authority for the VAT, that party shall pay to the Lender or Administrative Agent, as the case may be (in addition to and at the same time as paying any other consideration for such supply subject to receipt of a valid VAT invoice), an amount equal to the amount of such VAT.

(ii)              If VAT is or becomes chargeable on any supply made by any Lender or Administrative Agent (the “Supplier”) to any other Lender or Administrative Agent (the “Supply Recipient”) under a Loan Document, and any party other than the Supply Recipient (the “Relevant Party”) is required by the terms of a Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Supply Recipient in respect of that consideration), then:

(A)             where the Supplier is the person required to account to the relevant Governmental Authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT; the Supply Recipient must (where this subsection (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Supply Recipient receives from the relevant Governmental Authority which the Supply Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)              where the Supply Recipient is the person required to account to the relevant Governmental Authority for the VAT, the Relevant Party must promptly, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Supply Recipient reasonably determines that it is not entitled to credit or repayment from the relevant Governmental Authority in respect of all or part of that VAT.

(iii)            Where a Loan Document requires any party to reimburse or indemnify a Lender or Administrative Agent for any cost or expense, the party shall reimburse or indemnify (as the case may be) such Lender or Administrative Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Administrative Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Governmental Authority.

(iv)             Any reference in this Section 4.02(i) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as defined and provided for in Article 11 of the EC Council Directive 2006/112 (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be) or any national legislation implementing that Directive.

(v)               In relation to any supply made by a Lender or Administrative Agent to any party under a Loan Document, if reasonably requested by such Lender or Administrative Agent, that party must promptly provide such Lender or Administrative Agent with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s or Administrative Agent’s, as the case may be, VAT reporting requirements in relation to such supply.

(vi)             Each party’s obligations under this Section 4.02(i) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 4.03                      Mitigation Obligations; Replacement of Lenders.

(a)               If any Lender requests compensation under Section 2.07 or if a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.02, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.07 or 4.02, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               If (i) any Lender requests compensation under Section 2.07 (including for Taxes under Section 2.07(a)(iii)), or (ii) a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.02, or (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender becomes a Swiss Non-Qualifying Lender (but only if such event causes a breach of the Swiss Non-Bank Rules), or (v) any Lender fails to provide its consent to a Redomestication under the laws of a jurisdiction (other than England and Wales, Scotland and Northern Ireland, The Kingdom of the Netherlands, Luxembourg, or Switzerland) outside of the United States, or (vi) any Lender is a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) the Borrowers shall have received the prior written consent of each Issuing Bank and, if such assignee is not already a Lender hereunder, the Administrative Agent, which consent of the Issuing Banks and the Administrative Agent (if applicable) shall not be unreasonably withheld, conditioned or delayed, (2) such Lender shall have received payment of an amount equal to its participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 2.07 or payments required to be made pursuant to Section 4.02, such assignment shall result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply and such Lender neither received nor continued to claim any such compensation or payment. Notwithstanding anything to the contrary herein, any Non-Consenting Lender shall be deemed to have consented to the assignment and delegation of its interests, rights and obligations to any proposed assignee pursuant to this Section 4.03(b) if it does not execute and deliver an Assignment and Assumption to the Administrative Agent within one Business Day after having received a written request therefor.

Section 4.04                      Financial Assistance.

(a)               If and to the extent a Swiss Obligor becomes liable under this Agreement or any other Loan Document for obligations of any other Obligor (other than the wholly owned direct or indirect subsidiaries of such Swiss Obligor) (the “Restricted Obligations”) and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Obligor or would otherwise be restricted under Swiss law and practice then applicable, such Swiss Obligor’s aggregate liability for Restricted Obligations shall not exceed the amount of the Swiss Obligor’s freely disposable equity (frei verfügbares Eigenkapital) at the time it becomes liable including, without limitation, any statutory reserves which can be transferred into unrestricted, distributable reserves, in accordance with Swiss law (the “Freely Disposable Amount”).

(b)               This limitation shall only apply to the extent it is a requirement under applicable law at the time the Swiss Obligor is required to perform Restricted Obligations under the Loan Documents. Such limitation shall not free the Swiss Obligor from its obligations in excess of the Freely Disposable Amount, but merely postpone the performance date thereof until such times when the Swiss Obligor has again freely disposable equity. The limitation set out in this Section shall not apply to the extent the Swiss Obligor guarantees or otherwise secures any amounts borrowed under any Loan Document which are on-lent to the Swiss Obligor or to wholly owned direct or indirect subsidiaries of the Swiss Obligor.

(c)               If the enforcement of the obligations of the Swiss Obligor under the Loan Documents would be limited due to the effects referred to in this Agreement, the Swiss Obligor shall further, to the extent permitted by applicable law and Swiss accounting standards and upon request by the Administrative Agent, (i) write up or sell any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of sale, however, only if such assets are not necessary for the Swiss Obligor’s business (nicht betriebsnotwendig) and (ii) reduce its share capital to the minimum allowed under then applicable law, provided that such steps are permitted under the Loan Documents.

(d)               The Swiss Obligor and any direct holding company of the Swiss Obligor which is a party to a Loan Document shall procure that the Swiss Obligor will take and will cause to be taken all and any action as soon as reasonably practicable but in any event within 30 Business Days from the request of the Administrative Agent, including, without limitation, (i) the passing of any shareholders’ resolutions to approve any payment or other performance under this Agreement or any other Loan Documents, (ii) the provision of an audited interim balance sheet, (iii) the provision of a determination by the Swiss Obligor of the Freely Disposable Amount based on such audited interim balance sheet, (iv) the provision of a confirmation from the auditors of the Swiss Obligor that a payment of the Swiss Obligor under the Loan Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, and (v) the obtaining of any other confirmations which may be required as a matter of Swiss mandatory law in force at the time the Swiss Obligor is required to make a payment or perform other obligations under this Agreement or any other Loan Document, in order to allow a prompt payment in relation to Restricted Obligations with a minimum of limitations.

(e)               If so required under applicable law (including tax treaties) at the time it is required to make a payment under this Agreement, the Swiss Obligor:

(i)                 shall use its best efforts to ensure that such payments can be made without deduction of Swiss withholding tax, or with deduction of Swiss withholding tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii)              shall deduct the Swiss withholding tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to clause (a) above does not apply; or shall deduct the Swiss withholding tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to clause (a) applies for a part of the Swiss withholding tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(iii)            shall promptly notify the Administrative Agent that such notification or, as the case may be, deduction has been made, and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(f)                In the case of a deduction of Swiss withholding tax, the Swiss Obligor shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss withholding tax deducted from such payment under this Agreement or any other Loan Document, will, as soon as possible after such deduction:

(i)                 request a refund of the Swiss withholding tax under applicable law (including tax treaties), and

(ii)              pay to the Administrative Agent upon receipt any amount so refunded.

(g)               The Administrative Agent shall co-operate with the Swiss Obligor to secure such refund.

(h)               To the extent the Swiss Obligor is required to deduct Swiss withholding tax pursuant to this Agreement, and if the Freely Disposable Amount is not fully utilized, the Swiss Obligor will be required to pay an additional amount so that after making any required deduction of Swiss withholding tax the aggregate net amount paid to the Administrative Agent is equal to the amount which would have been paid if no deduction of Swiss withholding tax had been required, provided that (i) the aggregate amount paid (including the additional amount) shall in any event be limited to the Freely Disposable Amount, (ii) such gross up is permitted under the applicable law, and (iii) such steps are permitted under the Loan Documents. If a refund is made to a Credit Party, such Credit Party shall transfer the refund so received to the Swiss Obligor, subject to any right of set-off of such Credit Party pursuant to the Loan Documents.

Section 4.05                      UK Limitation. Notwithstanding anything to the contrary in this Agreement, this guarantee, indemnity or other obligation provided under this Agreement by a Guarantor incorporated under the laws of England and Wales does not apply to any liability to the extent that it would result in such guarantee, indemnity or other obligation hereunder constituting unlawful financial assistance within the meaning of section 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of England and Wales.

Article V
CONDITIONS PRECEDENT

Section 5.01                      Conditions Precedent to the Effective Date. The obligation of each Issuing Bank to issue any Letter of Credit (including any deemed issuance of Existing Letters of Credit), on or after the Effective Date for the account of any Borrower is subject to satisfaction of the following conditions:

(a)               The Administrative Agent shall have received the following, all in form and substance reasonably satisfactory to the Administrative Agent:

(i)                 this Agreement executed by each Person listed on the signature pages hereof;

(ii)              the Affiliate Guaranty executed by each Guarantor existing as of the Effective Date;

(iii)            the Intercreditor Agreement executed by each Person listed on the signature pages thereof;

(iv)             a certificate of a Responsible Officer of Parent, dated the Effective Date and certifying (A) that the representations and warranties made by each Obligor in any Loan Document delivered at or prior to the Effective Date are true and correct in all material respects (except to the extent qualified by materiality or reference to Material Adverse Effect, in which case such applicable representation and warranty shall be true and correct in all respects) as of the Effective Date, except for those that by their express terms apply to an earlier date which shall be true and correct in all material respects as of such earlier date, (B) as to the absence of the occurrence and continuance of any Default or Event of Default on the Effective Date immediately after giving effect to the issuance (or deemed issuance) of any Letter of Credit, (C) that it and each other Obligor constitute a group of companies for the purposes of section 243 of the Companies Act 2014 of Ireland, (D) confirming that its entry into the Loan Documents does not constitute unlawful financial assistance for the purposes of Section 82 of the Companies Act 2014 of Ireland, and (E) that no notice pursuant to Section 1002 of the Taxes Consolidation Act 1997 (as from time to time amended, replaced or re-enacted) has been served on Parent by the Irish Revenue Commissioners;

(v)               a certificate of the secretary or an assistant secretary or other Responsible Officer of each Obligor (other than any Obligor incorporated in England and Wales) (and in the case of a Luxembourg Obligor, a manager (gérant)), dated the Effective Date and certifying (A) true and complete copies of the constitution or memorandum, articles of association or memorandum of association, by-laws, the deed or certificate of incorporation, certified or original excerpt from the commercial register and any other organizational documents, as applicable, each as amended and in effect on the Effective Date, of such Obligor (other than any Obligor incorporated in England and Wales), (B) the resolutions adopted by the Board of Directors (or, in the case of an Obligor organized under the laws of Switzerland formed as a limited liability company, the Managing Directors) and/or (if required by applicable law or customary market practice in the jurisdiction) of all the holders of the issued shares, in each case of such Obligor (other than any Obligor incorporated in England and Wales) (1) authorizing the execution, delivery and performance by such Obligor of the Loan Documents to which it is or shall be a party and, in the case of a Borrower, the issuance (or deemed issuance) of Letters of Credit for the account of such Borrower hereunder, and (2) authorizing directors, officers or other representatives of such Obligor to execute and deliver the Loan Documents to which it is or shall be a party and any related documents, including any agreement contemplated by this Agreement, (C) the absence of any proceedings for the bankruptcy, dissolution, liquidation or winding up of such Obligor (and in the case of a Luxembourg Obligor, that it is not subject to insolvency proceedings such as bankruptcy (faillite), compulsory liquidation (liquidation judiciaire), voluntary liquidation (liquidation volontaire), winding-up, moratorium, composition with creditors (gestion contrôlé), suspension of payments (sursis de paiement), voluntary arrangement with creditors (concordate préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganization or other similar order or proceedings affecting the rights of creditors generally and any proceedings in jurisdictions other than Luxembourg having similar effect), (D) the incumbency and specimen signatures of the officers or other authorized representatives of such Obligor (other than any Obligor incorporated in England and Wales) executing any documents on its behalf, (E) if required by applicable law or customary market practice in the jurisdiction, certifying that the guaranteeing or securing of the Commitments would not cause a guarantee or security limit binding on such Obligor to be exceeded, and (F) that each document provided by such Obligor pursuant to Section 5.01(a)(i), (ii), (iii), (x), and Section 5.01(a)(xi) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;

(vi)             in relation to each Obligor incorporated in England and Wales, (A) a copy of its constitutional documents; (B) a copy of a resolution of its board of directors: (1) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute the Loan Documents to which it is a party; (2) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; (3) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party; (C) a copy of a resolution signed by all holders of the issued shares in each Obligor incorporated in England and Wales, approving the terms of, and the transactions contemplated by, the Loan Documents to which the Obligor incorporated in England and Wales is a party; (D) a specimen of the signature of each person authorised by the resolution referred to in (B) above; (E) a certificate of each Obligor incorporated in England and Wales (signed by a director, a manager or an authorized signatory, as the case may be) confirming that subject to the guarantee limitations as set out in the Loan Documents, guaranteeing or securing, as appropriate, the commitments as set out in Schedule 2.01 would not cause any guarantee, security or similar limit binding on it to be exceeded; (F) certificates of each Obligor incorporated in England and Wales (signed by a director, a manager or an authorized signatory, as the case may be) dated as at the Effective Date and certifying that each copy document relating to it specified in this paragraph (vi) is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded as at a date no earlier than the Effective Date;

(vii)          favorable, signed opinions addressed to the Administrative Agent and the Lenders dated the Effective Date, each in form and substance reasonably satisfactory to the Administrative Agent, from (A) Latham & Watkins LLP, special United States counsel to the Obligors, (B) Conyers Dill & Pearman Limited, special Bermuda counsel to WIL-Bermuda, (C) Baker McKenzie, Geneva, special Swiss counsel to certain of the Obligors, (D) Matheson, special Irish counsel to Parent, (E) Dentons Canada LLP, special British Columbia, Alberta and Ontario counsel to certain of the Obligors, Stewart McKelvey, special Nova Scotia and Newfoundland counsel to certain of the Obligors, MLT Aikins LLP, special Saskatchewan counsel to certain of the Obligors and Thompson Dorfman Sweatman LLP, special Manitoba counsel to certain of the Obligors, (F) Baker & McKenzie LLP, special Luxembourg counsel to certain of the Obligors, (G) Conyers Dill & Pearman, special British Virgin Islands counsel to certain of the Obligors, (H) Sidley Austin LLP, special English counsel to the Administrative Agent, (I) Jones Walker LLP, special Louisiana counsel to Weatherford U.S., L.P., (J) Norton Rose Fulbright, special Australian counsel to the Administrative Agent, (K) BAHR, special Norwegian counsel to the Administrative Agent, (L) Baker & McKenzie Amsterdam N.V., special Dutch counsel to certain of the Obligors, (M) Holland & Hart LLP, special Nevada and Wyoming counsel to certain of the Obligors, (N) Baker & McKenzie, special German counsel to certain of the Obligors, and (O) Arias, Fábrega & Fábrega, special Panamanian counsel to certain of the Obligors, in each case, given upon the express instruction of the applicable Obligor(s), as applicable;

(viii)        a certificate of a Principal Financial Officer of Parent certifying that, after giving effect to the Transactions (as defined in this Agreement on the Effective Date), the Parent and its Subsidiaries on a consolidated basis are Solvent as of the Effective Date;

(ix)             to the extent applicable to the relevant Obligor and available in the applicable jurisdiction(s), (A) copies of the constitution, memorandum of association, articles of association, by-laws or certificates of incorporation, certificates of name change, excerpt from the commercial register or other similar organizational documents, as applicable, of each Obligor (other than WIL-Bermuda) certified as of a recent date prior to the Effective Date by the appropriate Governmental Authority or by a Responsible Officer with respect to Obligors incorporated or registered under the laws of the British Virgin Islands and Bermuda, (B) certificates of appropriate public officials or bodies as to the existence, good standing and qualification to do business as a foreign entity, of each Obligor (other than any Obligor incorporated in England and Wales) in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would, individually or collectively, have a Material Adverse Effect, (C) to the extent not covered by clauses (A) and (B) immediately above, and only with respect to any Obligor organized outside of the United States of America, Bermuda, the British Virgin Islands, Ireland, England and Wales or Switzerland, documents, excerpts or certificates issued by appropriate public officials or bodies with respect to such Obligor that are customarily delivered by entities organized in the same jurisdiction as such Obligor in connection with transactions similar to the Transactions and (D) in the case of Luxembourg Obligors, a copy of the applicable up-to-date consolidated articles of association and an electronic certificate of non-inscription of insolvency proceedings issued by the Trade and Companies Register (Registre de Commerce et des Sociétés) in Luxembourg (the “RCS”) as at a date no earlier than the Effective Date and an up-to-date, true and complete electronic excerpt of the RCS as at a date no earlier than the Effective Date;

(x)               the U.S. Security Agreement and the Canadian Security Agreement dated as of the Effective Date, in each case executed by each Obligor listed on the signature pages thereof;

(xi)             a Pledge Agreement governed by the laws of the Province of Alberta executed by Weatherford Holdings (Switzerland) Gmbh and pledging the Capital Stock of Weatherford Canada Ltd.;

(xii)          all English Security Documents, in each case executed by each Obligor listed on the signature pages thereof;

(xiii)        all British Virgin Islands Security Documents, in each case executed by each Obligor listed on the signature pages thereof;

(xiv)         subject to the terms of the relevant Collateral Agreement, each document, form or notice (including any UCC financing statement) required by the Collateral Documents delivered on the Effective Date or reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded in order to perfect (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) the Liens of the Administrative Agent, on behalf of the Secured Parties, in the Collateral provided on the Effective Date, shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation, or, as permitted in such Specified Jurisdictions, shall have been filed, registered or recorded;

(xv)           to the extent available in the applicable jurisdiction(s), all original stock certificates or other certificates evidencing the certificated Capital Stock pledged pursuant to the Collateral Documents delivered on the Effective Date, together with an undated stock power duly executed in blank by the registered owner thereof or any other documents or instruments necessary to transfer such certificates for each such certificate;

(xvi)         a statement from the principal representative and insurance manager of WOFS, addressed to the board of directors of WOFS confirming, in connection with WOFS’ entry into the Affiliate Guaranty, compliance with the solvency margins and ratios applicable to WOFS in accordance with the Bermuda Insurance Act 1978 (as amended) and regulations promulgated thereunder;

(xvii)      a certificate of a director of Weatherford Australia Pty Limited, dated the Effective Date and confirming that (A) the resolutions referred to in Section 5.01(a)(v), which were duly passed by the duly appointed directors of Weatherford Australia Pty Limited, have not been modified, rescinded or amended and are in full force and effect, (B) entry into the Loan Documents to which it is a party and the performance by Weatherford Australia Pty Limited of its obligations under the Loan Documents, is for the benefit of, and in the best interest of, Weatherford Australia Pty Limited, (C) at the time of deciding to commit Weatherford Australia Pty Limited to the Loan Documents to which it is a party or shall be a party, Weatherford Australia Pty Limited was solvent and there were reasonable grounds to expect that it would continue, after entering into the Loan Documents to which it is a party or shall be a party, to be able to pay all its debts as and when they become due and payable and would not become unable to do so as a result of entering into the transactions contemplated by the Loan Documents to which it is a party or shall be a party, (D) guaranteeing the Commitments in full would not cause any guaranteeing or similar limit binding on it to be exceeded and (E) neither part 2J.3 nor Chapter 2E of the Corporations Act 2001(Cth) applies to the transactions contemplated by the Loan Documents;

(xviii)    in respect of an Obligor that is incorporated in the Netherlands, evidence of an unconditional neutral or positive advice of any works council which has advisory rights in respect of the entry into and performance of the transactions contemplated in the Loan Documents to which that Obligor is a party; and

(xix)         to the extent available in the applicable jurisdiction(s), (I) appropriate Lien search results or certificates (including UCC and PPSA lien search certificates and tax and judgment lien searches in the United States and other material jurisdictions) as of a recent date reflecting no prior Liens encumbering the assets of the Obligors other than those being released on or prior to the Effective Date or Liens permitted hereunder and (II) clear searches against Parent in the Companies Registration Office, Dublin, the High Court Central Office and all other relevant registries;

(b)               The Aggregate Commitments on the Effective Date shall be at least $150,000,000 (or such other amount as may be agreed by the Required Consenting Noteholders (as such term is defined in the Plan of Reorganization)).

(c)               The Administrative Agent shall have received evidence reasonably satisfactory to it that all material consents of (i) each Governmental Authority and (ii) each other Person, if any, including any lenders under any bilateral credit facility of Parent and its Subsidiaries, in each case required to be received by the Obligors in connection with the Letters of Credit issued or to be issued hereunder, and the execution, delivery and performance of this Agreement and the other Loan Documents to which any Obligor is a party, have been satisfactorily obtained.

(d)               The Administrative Agent shall have received evidence reasonably satisfactory to it that the conditions precedent to the effectiveness of the ABL Credit Agreement as set forth in Section 3.1 thereof have been satisfied or waived.

(e)               The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) the conditions precedent to the effectiveness of the Plan of Reorganization as set forth therein shall have been satisfied or waived in accordance with the terms of the Plan of Reorganization, and (ii) the Plan Effective Date shall have occurred, or shall have occurred concurrently with the effectiveness of this Agreement.

(f)                The Joint Lead Arrangers shall have received evidence reasonably satisfactory to them that the Irish Scheme shall have been approved by the Irish High Court, or such other structure as is reasonably acceptable to the Joint Lead Arrangers, and has become effective in accordance with its terms, or will become effective concurrently with the effectiveness of this Agreement.

(g)               The Joint Lead Arrangers shall have received evidence reasonably satisfactory to them that a provisional liquidator of WIL-Bermuda has been appointed and the Bermuda Scheme has been sanctioned by the Bermuda court, or such other structure as is reasonably acceptable to the Joint Lead Arrangers, and has become effective in accordance with its terms, or will become effective concurrently with the effectiveness of this Agreement.

(h)               (i) All commitments and other obligations (other than contingent indemnification obligations as to which no claim has been received) with respect to the Prepetition Revolving Credit Claims, the Prepetition Term Loan Claims, the Prepetition A&R Claims and the DIP Facility Claims (as each term is defined in the Plan of Reorganization) have been cancelled, and Indebtedness in respect of such Prepetition Revolving Credit Claims, Prepetition Term Loan Claims, Prepetition A&R Claims and DIP Facility Claims has been satisfied in full, and (ii) all existing Liens in favor of the Prepetition Agents, the Prepetition Lenders, the DIP Agent and the DIP Lenders (as each term is defined in the Plan of Reorganization) and any other creditor with a Lien on the Collateral (except for Liens permitted by Section 6.18) (subject to arrangements reasonably satisfactory to the Administrative Agent having been made for the applicable filings of terminations) have terminated, in each case effective prior to or concurrently with the effectiveness of this Agreement.

(i)                 After giving effect to the initial use of proceeds of the ABL Credit Facility and the Exit Senior Notes (including the payment of all amounts associated with the Chapter 11 Cases), (a) minimum availability under the ABL Credit Facility on the Effective Date is not less than $150,000,000, and (b) minimum availability under the ABL Credit Facility plus unrestricted cash of the Obligors on the Effective Date (located in the United States, England, Canada, Norway, United Arab Emirates and Germany), is not less than $350,000,000.

(j)                 The order confirming the Plan of Reorganization shall have become a Final Order (as defined in the Plan of Reorganization) (provided that solely for purposes of this clause (j), that certain appeal filed by GAMCO Asset Management Inc. in the United States District Court, docketed as 4:19-cv-4324 (the “GAMCO Appeal”), shall not prevent such order from becoming a Final Order to the extent such order would otherwise be a Final Order but for the GAMCO Appeal), and such order shall not have been amended, modified, vacated, stayed or reversed.

(k)               There shall be no adversary proceeding pending in the Bankruptcy Court, or litigation commenced outside of the Chapter 11 Cases that is not stayed pursuant to Section 362 of the Bankruptcy Code, seeking to enjoin or prevent the financing or the transactions contemplated under this Agreement.

(l)                 The Joint Lead Arrangers shall have received evidence reasonably satisfactory to them that Parent and its Subsidiaries shall have no Indebtedness for borrowed money outstanding or otherwise incurred, or any letters of credit outstanding, other than in respect of (i) the ABL Credit Agreement and this Agreement and the facilities thereunder and hereunder, (ii) the Exit Senior Notes in an aggregate principal amount not to exceed $2,100,000,000, (iii) up to $415,000,000 of outstanding letters of credit or reimbursement obligations under letters of credit, pursuant to bilateral facilities or otherwise, and (iv) certain Indebtedness in respect of Weatherford Industria e Comercio Ltd. in respect of an equipment loan, in an amount not exceeding $500,000.

(m)             The Lenders shall have received (i) audited consolidated financial statements of Parent for the Fiscal Years ended December 31, 2018 and December 31, 2017, including condensed consolidating financial information with respect to the Guarantors to the extent required to be presented in the periodic reports of Parent filed with the SEC pursuant to the Exchange Act and (ii) unaudited interim consolidated financial statements of Parent for each quarterly period ended subsequent to December 31, 2018, including condensed consolidating financial information with respect to the Guarantors to the extent required to be presented in the periodic reports of Parent filed with the SEC pursuant to the Exchange Act, and in each case under this clause (ii) as are reasonably acceptable to the Joint Lead Arrangers.

(n)               The Borrowers shall have paid (i) to the Administrative Agent, the Joint Lead Arrangers and the Lenders, as applicable, all fees and other amounts agreed upon by such parties to be paid on or prior to the Effective Date, and (ii) to the extent invoiced at or before 1:00 p.m., New York City time, on the Business Day immediately prior to the Effective Date, all out-of-pocket expenses required to be reimbursed or paid by the Borrowers pursuant to Section 11.03 or any other Loan Document.

(o)               Each Obligor shall have provided to the Administrative Agent and the Lenders, if requested at least seven Business Days prior to the Effective Date, the documentation and other information requested by the Administrative Agent or any Lender in order to comply with requirements of the PATRIOT Act and applicable “know your customer” and anti-money laundering rules and regulations.

(p)               Certificates of insurance (other than for any Obligor incorporated in England and Wales) listing the Administrative Agent as (x) loss payee for the property casualty insurance policies of the Obligors (other than the UK Obligors), together with loss payable endorsements and (y) additional insured with respect to the liability insurance of the Obligors (other than the UK Obligors), together with additional insured endorsements, shall have been provided.

Each Lender, by delivering its signature page hereto, shall be deemed to have consented to, approved or accepted or to be satisfied with, each Loan Document and each other document required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 5.02                      Conditions Precedent to All Credit Events. The obligation of any Issuing Bank to issue, amend, renew or extend (including deemed issuance) any Letter of Credit on or after the Effective Date is subject to the further conditions precedent that, on the date such Letter of Credit is issued, amended, renewed or extended:

(a)               The representations and warranties of each Obligor set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except to the extent qualified by materiality or reference to Material Adverse Effect, in which case such applicable representation and warranty shall be true and correct in all respects) on and as of the date such issuance, amendment, renewal or extension of such Letter of Credit, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such issuance, amendment, renewal or extension of such Letter of Credit, such representations and warranties shall continue to be true and correct in all material respects (except to the extent qualified by materiality or reference to Material Adverse Effect, in which case such applicable representation and warranty shall be true and correct in all respects) as of such specified earlier date.

(b)               The Administrative Agent and the applicable Issuing Bank shall have received (i) in the case of an issuance, amendment, renewal or extension of a Letter of Credit, a Letter of Credit Request as required by Section 3.01(b) by the time and on the Business Day specified in Section 3.01(b) and (ii) such other certificates, documents and other papers and information as the applicable Issuing Bank may reasonably request, including know-your-customer and beneficial ownership information with respect to Persons for the account of whom Letters of Credit are being issued.

(c)               After giving effect to the issuance, amendment, renewal or extension of such Letter of Credit, the Dollar Equivalent of the Total LC Exposure shall not exceed the Aggregate Commitments.

(d)               To the extent a Defaulting Lender exists at the time of such issuance, amendment, renewal or extension, such Defaulting Lender’s LC Exposure in respect of such Letter of Credit shall be cash collateralized to the extent required by Section 2.06 of this Agreement, or otherwise secured to the reasonable satisfaction of the applicable Issuing Bank.

(e)               No Default or Event of Default shall have occurred and be continuing or would result from the issuance, amendment, renewal or extension of such Letter of Credit.

(f)                If such Letter of Credit is denominated in an Alternative Currency, the applicable Issuing Bank shall have received evidence reasonably satisfactory to them that there shall not have occurred any adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which, in the opinion of such applicable Issuing Bank, would make it impractical for such Letter of Credit to be denominated in the relevant Alternative Currency.

(g)               The issuance, amendment, renewal or extension of such Letter of Credit shall not violate any Requirement of Law nor any policy of the applicable Issuing Bank in effect at such time and generally applicable to letters of credit.

The acceptance of the benefits of each Letter of Credit and any amendment, renewal, or extension thereof shall constitute a representation and warranty by each of the Obligors to each of the Lenders that all of the conditions specified in Section 5.02(a) and Section 5.02(c) have been satisfied as of that time.

Article VI
REPRESENTATIONS AND WARRANTIES

Each Obligor Party represents and warrants to the Lenders, the Issuing Banks and the Administrative Agent as follows:

Section 6.01                      Organization and Qualification. Each Obligor and each Restricted Subsidiary (a) is a company, corporation, partnership or entity having limited liability that is duly incorporated, registered, organized (or in the case of any English, Irish, Australian, Bermuda, Luxembourg or British Virgin Islands Obligor, duly incorporated) or formed, validly existing and, to the extent applicable in the relevant jurisdiction of such Obligor or Restricted Subsidiary, in good standing under the laws of the jurisdiction of its incorporation or formation (and in the case of a Luxembourg Obligor, for the purposes of the European Insolvency Regulation, its “centre of main interests” (as that term is used in article 3(1) of the European Insolvency Regulation) is located at its registered office (siège statutaire) in Luxembourg and it does not have an “establishment” (as that term is used in article 2(10) of the European Insolvency Regulation) in any other jurisdiction), (b) has the corporate, partnership or other power and authority to own its property and to carry on its business as now conducted and (c) is duly qualified as a foreign corporation or other foreign entity to do business and, to the extent applicable in the relevant jurisdiction of such Obligor or Restricted Subsidiary, is in good standing in every jurisdiction in which the failure to be so qualified would, together with all such other failures of the Obligors and the Restricted Subsidiaries to be so qualified or in good standing, have a Material Adverse Effect.

Section 6.02                      Authorization, Validity, Etc. Each Obligor has the corporate and, as applicable, any other power and authority to execute, deliver and perform its obligations hereunder and under the other Loan Documents to which it is a party and to request Letters of Credit, and to consummate the Transactions, and all such action has been duly authorized by all necessary corporate, partnership or other proceedings on its part or on its behalf. Each Loan Document has been duly and validly executed and delivered by or on behalf of each Obligor and constitutes valid and legally binding agreements of such Obligor enforceable against such Obligor in accordance with the terms hereof, and the Loan Documents to which such Obligor is a party, when duly executed and delivered by or on behalf of such Obligor, shall constitute valid and legally binding obligations of such Obligor enforceable in accordance with the respective terms thereof and of this Agreement, except, in each case (a) as may be limited by bankruptcy, insolvency, examinership, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (b) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy.

Section 6.03                      Governmental Consents, Etc. No authorization, consent, approval, license or exemption of, or filing or registration with, any Governmental Authority is necessary to have been made or obtained by any Obligor for the valid execution, delivery and performance by any Obligor of any Loan Document to which it is a party or the consummation of the Transactions, except those that have been obtained and are in full force and effect, including filings, notifications and registrations necessary to perfect Liens created under the Loan Documents (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) and such matters relating to performance as would ordinarily be done in the ordinary course of business after the Effective Date.

Section 6.04                      No Breach or Violation of Law or Agreements. Neither the execution, delivery and performance by any Obligor of the Loan Documents to which it is a party, nor compliance with the terms and provisions thereof, nor the extensions of credit contemplated by the Loan Documents, nor the consummation of the Transactions (a) will breach or violate any applicable Requirement of Law, (b) will result in any breach or violation of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien prohibited hereunder upon any of its property or assets pursuant to the terms of, (i) the ABL Credit Agreement, the Exit Senior Notes or the Exit Senior Notes Indenture or (ii) any other indenture, agreement or other instrument to which it or any of its Restricted Subsidiaries is party or by which any property or asset of it or any of its Restricted Subsidiaries is bound or to which it is subject, except for breaches, violations and defaults under clauses (a) and (b)(ii) that collectively for the Obligors would not have a Material Adverse Effect, or (c) will violate any provision of the organizational documents or by-laws of any Obligor.

Section 6.05                      Litigation. Except as set forth on Schedule 6.05, (a) there are no actions, suits or proceedings pending or, to the best knowledge of Parent, threatened in writing against any Obligor or against any of their respective properties or assets that are reasonably likely to have (individually or collectively) a Material Adverse Effect and (b) to the best knowledge of Parent, there are no actions, suits or proceedings pending or threatened that purport to affect or pertain to the Loan Documents or any transactions contemplated thereby.

Section 6.06                      Information; No Material Adverse Change.

(a)               All written information heretofore furnished by the Obligors to the Administrative Agent or any Lender in connection with this Agreement or any of the other Loan Documents, when considered together with the disclosures made herein, in the other Loan Documents and in the filings made by any Obligor with the SEC pursuant to the Exchange Act, did not as of the date thereof (or if such information related to a specific date, as of such specific date), when read together and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made, except for such information, if any, that has been updated, corrected, supplemented, superseded or modified pursuant to a written instrument delivered to the Administrative Agent and the Lenders prior to the Effective Date.

(b)               Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Years ended December 31, 2018 and December 31, 2017, in each case as reported on by KPMG LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(c)               There has been no material adverse change since July 3, 2019 in the financial condition, business, assets or operations of Parent and its Restricted Subsidiaries, taken as a whole.

Section 6.07                      Investment Company Act; Margin Regulations.

(a)               Neither any Obligor nor any of its Restricted Subsidiaries is, or is regulated as, an “investment company”, as such term is defined in the Investment Company Act of 1940 (as adopted in the United States), as amended.

(b)               Neither any Obligor nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U. No part of the proceeds of any Letters of Credit issued hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X.

Section 6.08                      ERISA; Canadian Defined Benefit Plans.

(a)               Each Obligor and each ERISA Affiliate has maintained and administered each Plan and Foreign Plan in compliance with all applicable laws and the terms of each such Plan or Foreign Plan, except for such instances of noncompliance that, when taken together with all other such instances of noncompliance, have not resulted in and would not reasonably be expected to have a Material Adverse Effect.

(b)               No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events that are reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect.

(c)               There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Plan, in either case that would, when taken together with all other such “prohibited transactions” or violations, reasonably be expected to have a Material Adverse Effect.

(d)               None of the assets of the Obligors constitute “plan assets” (within the meaning of the Plan Asset Regulations).

(e)               No Obligor sponsors, administers, participates in or contributes to, or has any liabilities or obligations in respect of, any Canadian Defined Benefit Plan.

Section 6.09                      Tax Returns and Payments. Each Obligor and each Restricted Subsidiary has caused to be filed all United States federal income Tax returns and other material Tax returns, statements and reports (or obtained extensions with respect thereto) which are required to be filed and has paid or deposited or made adequate provision in accordance with GAAP for the payment of all Taxes (including estimated Taxes shown on such returns, statements and reports) which are shown to be due pursuant to such returns, except (a) for Taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (b) where the failure to pay such Taxes (collectively for the Obligors and the Restricted Subsidiaries, taken as a whole) would not have a Material Adverse Effect.

Section 6.10                      Requirements of Law.

(a)               The Obligors and each of their Restricted Subsidiaries are in compliance with all Requirements of Law, applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their businesses and the ownership of their property, except for instances in which the failure to comply therewith, either individually or in the aggregate, would not have a Material Adverse Effect.

(b)               Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Parent nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required for the conduct of Parent’s or any of its Subsidiaries’ business under any Environmental Law, (ii) is liable for any Environmental Liability, (iii) has received notice of any claim against or affecting it with respect to any Environmental Liability or (iv) has knowledge of any facts or circumstances that would give rise to any Environmental Liability against or affecting it.

(c)               As of the Effective Date, the information included in the Beneficial Ownership Certification (if any such certificate was required to be delivered by any Borrower under the Beneficial Ownership Regulation) is true and correct in all respects.

Section 6.11                      No Default. No Default or Event of Default has occurred and is continuing.

Section 6.12                      Anti-Corruption Laws and Sanctions.

(a)               Each Obligor has implemented and maintains in effect policies and procedures designed to ensure compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Obligor, its Subsidiaries and their respective officers and employees and, to the knowledge of such Obligor, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Except as disclosed on Schedule 6.12, none of (a) each Obligor, any Subsidiary of such Obligor or any of their respective directors, officers or employees, or (b) to the knowledge of each Obligor, any agent of such Obligor or any Subsidiary of such Obligor that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No issuance of the Letters of Credit or any other transaction contemplated by this Agreement will violate any Anti-Corruption Laws or any Sanctions applicable to any party hereto.

(b)               To the extent that any representation contained in this Section 6.12 made by any Obligor incorporated or organized under the laws of Germany or a resident (Inländer) (within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Auβenwirtschaftgesetz)) would result in a violation of or conflict with or liability under either EU Regulation (EC) 2271/96 or section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (in connection with the German Foreign Trade Act (Außenwirtschaftsgesetz (AWG)) or any similar anti-boycott statute, the Required Lenders will, upon the request of the respective Obligor, enter into bona fide discussions with such Obligor regarding the implementation of procedures to mitigate any such conflict or violation.

Section 6.13                      Properties.

(a)               Each of Parent and its Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its real and personal property material to its business, except for (i) Liens permitted by Section 8.04 and (ii) minor defects in title that do not, and could not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)               Each of Parent and its Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property material to its business, and the use thereof and the operation of their businesses by Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such failure to own or license, or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.14                      No Restrictive Agreements. Parent and its Restricted Subsidiaries are not subject to any Restrictive Agreements other than Restrictive Agreements permitted by Section 8.11.

Section 6.15                      Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, Parent and its Subsidiaries, taken as a whole, are and will be Solvent.

Section 6.16                      Insurance. Parent and its Subsidiaries maintain, including through self-insurance, insurance with respect to their property and business against such liabilities and risks, in such types and amounts and with such deductibles or self-insurance risk retentions, in each case as are in accordance with customary industry practice for companies engaged in similar businesses as Parent and its Subsidiaries (taken as a whole), as such customary industry practice may change from time to time.

Section 6.17                      Rank of Obligations. The Indebtedness of each Obligor under the Loan Documents to which it is a party rank at least equally with all of the senior and unsecured unsubordinated Indebtedness of such Obligor, except Indebtedness mandatorily (and not consensually) preferred by applicable law, and ahead of all Subordinated Indebtedness, if any, of such Obligor.

Section 6.18                      Liens. There are no Liens on any of the assets of Parent or any Restricted Subsidiary other than Liens permitted by Section 8.04 and Liens that are being released on the Effective Date.

Section 6.19                      Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents, including but not limited to the English Security Documents, create legal and valid perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Obligor and all third parties (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that by the terms of the Collateral Documents are required to be perfected), (v) any Deposit Accounts and Securities Accounts (each, as defined in the U.S. Security Agreement) not subject to a control agreement as permitted by the Loan Documents, (vi) as otherwise contemplated by the Collateral Documents, and subject only to the filing of financing statements, the recordation of any IP Short Forms, the recordation of any Mortgages and other filings and recordation contemplated by the Collateral Documents, in each case, in the appropriate filing offices), and having priority over all other Liens on the Collateral except in the case of (a) Liens permitted by Section 8.04 and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

Section 6.20                      Capital Stock. Schedule 6.20(a) sets forth a complete and accurate description of the authorized Capital Stock of Parent as of the Effective Date immediately after giving effect to the Transactions, by class, and, as of the Effective Date immediately after giving effect to the Transactions, a description of the number of shares of each such class that are issued and outstanding. Schedule 6.20(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate list of Parent’s direct and indirect Subsidiaries, showing, solely in the case of Obligors: (i) the number of shares of each class of common and preferred Capital Stock authorized for each of such Obligor, (ii) the number and the percentage of the outstanding shares of each class of Capital Stock owned directly by the parent (or parents) of each such Obligor and (iii) the number and the percentage of the outstanding shares of each class of Capital Stock held by any Obligor in any other Subsidiary. All of the outstanding Capital Stock of each Obligor has been validly issued and is fully paid and non-assessable.

Section 6.21                      EEA Financial Institutions. No Obligor is an EEA Financial Institution.

Section 6.22                      Compliance with the Swiss Non-Bank Rules.

(a)               Each Swiss Obligor is in compliance with the Swiss Non-Bank Rules; provided, however, that a Swiss Obligor shall not be in breach of this representation if the permitted number of Swiss Non-Qualifying Lenders is exceeded solely by reason of:

(i)                 a failure by one or more Lenders or Participants to comply with their obligations under Section 11.05;

(ii)              a confirmation made by one or more Lenders or Participants to be one single Swiss Non-Qualifying Lender is incorrect;

(iii)            one or more Lenders or Participants ceasing to be a Swiss Qualifying Lender (to the extent such Lender or Participant is confirmed to be a Swiss Qualifying Lender) as a result of any reason attributable to such Lender or Participant; or

(iv)       an assignment or participation of any Commitments or LC Exposure under this Agreement to a Swiss Non-Qualifying Lender after the occurrence of an Event of Default.

(b)               For the purposes of this Section 6.22, each Swiss Obligor shall assume that the aggregate number of Lenders or Participants under this Agreement which are Swiss Non-Qualifying Lenders is ten (10).

Section 6.23                      Dutch Fiscal Unity. Any fiscal unity (fiscale eenheid) for Dutch tax purposes of which an Obligor forms part consists of Obligors and/or Restricted Subsidiaries only.

Section 6.24                      Tax Residency. Each Obligor organized under the laws of the Netherlands is resident for tax purposes in the Netherlands only and does not have a permanent establishment or other taxable presence outside the Netherlands, unless with the prior written consent of the Administrative Agent.

Section 6.25                      Status as a Holding Company. Parent does not have any operating assets or engage in any business other than any customary business of a holding company and ordinary course business operations of Parent in existence prior to the Effective Date.

Article VII
AFFIRMATIVE COVENANTS

Until Payment in Full, the Obligor Parties covenant and agree that:

Section 7.01                      Information Covenants. Each Obligor Party shall furnish or cause to be furnished to the Administrative Agent:

(a)               Upon the earlier to occur of (i) five Business Days after being filed with the SEC and (ii) the date that is the deadline to file with SEC, the quarterly report on Form 10-Q, or its equivalent, of Parent for such Fiscal Quarter; provided that the Obligor Parties shall be deemed to have furnished said quarterly report on Form 10-Q for purposes of this Section 7.01(a) on the date the same shall have been made available on “EDGAR” (or any successor thereto) or on its home page on the worldwide web (which page is, as of the date of this Agreement, located at www.weatherford.com). Such quarterly report shall include, and to the extent it does not include shall be supplemented by, a consolidated balance sheet, income statement and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then-elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a corresponding discussion and analysis of results from management, all certified by one of its Principal Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(b)               Upon the earlier to occur of (i) five Business Days after being filed with the SEC and (ii) the date that is the deadline to file with the SEC, the annual report on Form 10-K, or its equivalent, of Parent for such Fiscal Year, certified by KPMG LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and the Required Lenders, whose certification shall be without qualification or scope limitation; provided that (i) the Obligor Parties shall be deemed to have furnished said annual report on Form 10-K for purposes of this Section 7.01(b) on the date the same shall have been made available on “EDGAR” (or any successor thereto) or on its home page on the worldwide web (which page is, as of the date of this Agreement, located at www.weatherford.com) and (ii) if said annual report on Form 10-K contains the report of such independent public accountants (without qualification or exception, and to the effect, as specified above), no Obligor Party shall be required to deliver such report. Such annual report shall include, and to the extent it does not include shall be supplemented by, Parent’s audited consolidated balance sheet, income statement and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (which opinion shall be without qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(c)               Promptly after the same become publicly available (whether on “EDGAR” (or any successor thereto) or Parent’s homepage on the worldwide web or otherwise), notice to the Administrative Agent of the filing of all periodic reports on Form 10-K or Form 10-Q, and all amendments to such reports and all definitive proxy statements filed by any Obligor or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by Parent to its shareholders generally, as the case may be (and in furtherance of the foregoing, Parent will give to the Administrative Agent prompt written notice of any change at any time or from time to time of the location of Parent’s home page on the worldwide web).

(d)               Promptly, and in any event within five (5) Business Days after:

(i)                 the occurrence of any of the following with respect to any Obligor or any of its Restricted Subsidiaries: (A) the service of process on Parent or any of its Restricted Subsidiaries with respect to the pendency or commencement of any litigation, arbitration or governmental proceeding against such Obligor or Restricted Subsidiary which would reasonably be expected to have a Material Adverse Effect and (B) the institution of any proceeding against any Obligor or any of its Restricted Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any law, rule or regulation (including any Environmental Law) which would reasonably be expected to have a Material Adverse Effect and (C) any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral interest therein under power of eminent domain or by condemnation or similar proceeding; or

(ii)              any Obligor Party obtains knowledge of the occurrence of any event or condition which constitutes a Default or an Event of Default; or

(iii)            any Obligor Party obtains knowledge of the occurrence of a Change of Control;

a notice of such event, condition, occurrence or development, specifying the nature thereof.

(e)               Within five Business Days after the delivery of the financial statements provided for in Section 7.01(a) and 7.01(b), a Compliance Certificate with respect to the fiscal period covered by such financial statements.

(f)                Promptly, and in any event within 30 days after any Responsible Officer of such Obligor Party obtains knowledge thereof, notice of:

(i)                 the occurrence or expected occurrence of (A) any ERISA Event with respect to any Plan or any Multiemployer Plan, (B) a failure to make any required contribution to a Plan before the due date (including extensions) thereof or (C) any Lien in favor of the PBGC or a Plan, in each case that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and

(ii)              the institution of proceedings or the taking of any other action by the PBGC or Parent or any ERISA Affiliate or any administrator or trustee of a Multiemployer Plan with respect to the withdrawal from, or the termination, insolvency, endangered, critical or critical and declining status (within the meaning of such terms as used in ERISA) of, any Plan or Multiemployer Plan, which withdrawal, termination, insolvency, endangered, critical or critical and declining status would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(g)               As soon as available, and in any event within 60 days after the start of each Fiscal Year, copies of Parent’s Projections, for the forthcoming fiscal year, quarter by quarter, certified by a Principal Financial Officer of Parent as being such officer’s good faith estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby.

(h)               (i) Within 30 days after the consummation of any Collateral Transfer resulting in Book Value of Assets of greater than $50,000,000 ceasing to be Collateral, (A) written notice of such Collateral Transfer (including the book value of the Collateral so transferred), (B) a certificate of a Principal Financial Officer of an Obligor Party, certifying that after giving effect to such Collateral Transfer, the Book Value of Assets with respect to all remaining Collateral is no less than $1,500,000,000 and (C) a reasonably detailed calculation demonstrating Parent’s calculation of such Book Value of Assets and (ii) within five Business Days after the delivery of the financial statements provided for in Section 7.01(a) and 7.01(b), a calculation of the Book Value of Assets as of the end of the fiscal period covered by such financial statements.

(i)                 Promptly, and in any event within five (5) Business Days after, notices of default sent to or from the Obligors in connection with the ABL Credit Agreement or any amendment, supplement or other modification to the ABL Credit Agreement or the loan documents related thereto.

(j)                 From time to time and with reasonable promptness, (x) such other information or documents (financial or otherwise) with respect to any Obligor or any of its Restricted Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may reasonably request including with respect to any Collateral and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation (to the extent applicable); provided that any non-public information obtained by any Person pursuant to such request shall be treated as confidential information in accordance with Section 11.06. Notwithstanding the foregoing, no Obligor or any of its Restricted Subsidiaries shall be required to deliver any information or documents if the disclosure thereof to the Administrative Agent or any Lender would violate a binding confidentiality agreement with a Person that is not an Affiliate of Parent or any Subsidiary.

Section 7.02                      Books, Records and Inspections. Each Obligor Party shall permit, or cause to be permitted, the Administrative Agent or any Lender, upon written notice, to visit and inspect any of the properties of such Obligor Party and its Restricted Subsidiaries, to examine the books and financial records of such Obligor Party and its Restricted Subsidiaries and to discuss the affairs, finances and accounts of such Obligor Party and its Restricted Subsidiaries with any Responsible Officer of such Obligor Party, or Restricted Subsidiary, including inspections of Collateral and records relating to Collateral and discussions with respect to Collateral and records relating to Collateral all at such reasonable times and as often as any Lender, through the Administrative Agent, may reasonably request; provided that any non-public information obtained by any Person during any such visitation, inspection, examination or discussion shall be treated as confidential information in accordance with Section 11.06.

Section 7.03                      Insurance. Parent and its Restricted Subsidiaries shall maintain or cause to be maintained (including through self-insurance) insurance with respect to their property and business against such liabilities and risks, in such types and amounts and with such deductibles or self-insurance risk retentions, in each case as are in accordance with customary industry practice for companies engaged in similar businesses as Parent and its Restricted Subsidiaries (taken as a whole), as such customary industry practice may change from time to time; provided, however, that in the event that any improved real property owned by an Obligor is subject to a Mortgage and is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, such Obligor shall purchase and maintain, or cause to be purchased and maintained, flood insurance on such Collateral, which shall be in an amount equal to the lesser of (a) the Commitments and (b) the total replacement cost value of such improvements. Parent will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. Parent shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Obligors’ tangible personal property and assets insurance policies naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies of the Obligors naming the Administrative Agent an additional insured. In the event Parent or any other Obligor at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. Without limiting the foregoing, to the extent that any Obligor is entitled to receive proceeds under any insurance policy, it shall direct the applicable insurer to deposit such proceeds (and such proceeds shall be so deposited) into a deposit account that is subject to a deposit account control agreement in form and substance reasonably acceptable to the Administrative Agent, which, subject to the Intercreditor Agreement, establishes “control” (within the meaning of Section 9-104 of the UCC) with respect to such deposit account by the Administrative Agent on behalf of the Secured Parties.

Section 7.04                      Payment of Taxes and other Claims. Each Obligor Party shall, and Parent shall cause each Restricted Subsidiary to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon such Obligor Party or such Restricted Subsidiary, as applicable, or upon the income, profits or property of such Obligor Party or such Restricted Subsidiary, as applicable, except for (i) such Taxes the non-payment or non-discharge of which would not, individually or in the aggregate, have a Material Adverse Effect and (ii) any such Tax whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

Section 7.05                      Existence. Except as expressly permitted pursuant to Section 8.02 or Section 8.05, Parent shall, and will cause each Restricted Subsidiary to, do all things necessary to (a) preserve and keep in full force and effect the corporate or other existence of Parent or such Restricted Subsidiary as applicable (which, for the avoidance of doubt, shall not prohibit a change in corporate form or domiciliation), and (b) preserve and keep in full force and effect the rights and franchises of Parent or such Restricted Subsidiary as applicable; provided that this clause (b) shall not require Parent or such Restricted Subsidiary to preserve or maintain any rights or franchises if Parent or such Restricted Subsidiary shall determine that (i) the preservation and maintenance thereof is no longer desirable in the conduct of the business of Parent or such Restricted Subsidiary, taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Lenders, or (ii) the failure to maintain and preserve the same could not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.

Section 7.06                      ERISA Compliance. Parent and each Borrower shall, and shall cause each ERISA Affiliate to, comply with respect to each Plan, Multiemployer Plan and Foreign Plan, with all applicable provisions of applicable laws and the terms of each such Plan, Multiemployer Plan or Foreign Plan, except to the extent that any failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 7.07                      Compliance with Laws and Material Contractual Obligations.

(a)               Parent will, and will cause each of its Restricted Subsidiaries to, (i) comply with the laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and (ii) perform its obligations under agreements to which it is a party, except in the case of each of clauses (i) and (ii) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)               To the extent that any obligation contained in this Section 7.07 made by any Obligor incorporated or organized under the laws of Germany or a resident (Inländer) (within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Auβenwirtschaftgesetz)) would result in a violation of or conflict with or liability under either EU Regulation (EC) 2271/96 or section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (in connection with the German Foreign Trade Act (Außenwirtschaftsgesetz (AWG)) or any similar anti-boycott statute, such Obligor shall implement procedures to mitigate any such conflict or violation to the reasonable satisfaction of the Required Lenders.

Section 7.08                      Additional Guarantors; Additional Specified Jurisdictions.

(a)               If (i) as of the time of delivery of a Compliance Certificate pursuant to Section 7.01(a), it is determined that any Restricted Subsidiary is a Material Specified Subsidiary that is organized in a Specified Jurisdiction, or (ii) any Restricted Subsidiary Guarantees or otherwise becomes an obligor in respect of Indebtedness or other obligations under the ABL Credit Facility or any other third party Indebtedness for borrowed money of an Obligor in an aggregate principal amount in excess of $20,000,000, Parent shall (A) with respect to a determination made pursuant to Section 7.08(a)(i) above, within 45 days (or such later date as may be agreed upon by the Administrative Agent) after such determination (or, in the case of a Material Specified Subsidiary organized in a new Specified Jurisdiction, 45 days after the Administrative Agent designates such new Specified Jurisdiction pursuant to Section 7.08(b), as such time period may be extended by the Administrative Agent in its sole discretion), or (B) with respect to any Guarantee provided pursuant to Section 7.08(a)(ii) immediately above, contemporaneously with the provision of such Guarantee, cause such Restricted Subsidiary to (1) become a Guarantor by delivering to the Administrative Agent a duly executed Guaranty Agreement or supplement to a Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (2) deliver to the Administrative Agent such opinions (including an opinion as to such Guarantor’s ability to guarantee the Secured Obligations pursuant to such Guaranty Agreement, supplement or other document and to grant Liens to secure the Secured Obligations), organizational and authorization documents and certificates of the type referred to in Section 5.01 as may be reasonably requested by the Administrative Agent, and (3) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)               If, in the most recent Compliance Certificate delivered pursuant to Section 7.01(e), Parent identifies any Material Specified Subsidiary that is organized in a jurisdiction that is not a then-existing Specified Jurisdiction or an Excluded Jurisdiction, then the Administrative Agent, at the direction of the Required Lenders, shall have the right to designate such jurisdiction as a Specified Jurisdiction by providing written notice of such designation to Parent, which designation shall be deemed to take effect on the Business Day such designation is made.

(c)               As promptly as possible but in any event within 45 days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes an Obligor pursuant to Section 7.08(a) or otherwise, Parent shall cause (i) such Person to deliver to the Administrative Agent, Collateral Documents (or one or more joinders thereto) reasonably satisfactory to the Administrative Agent pursuant to which such Person grants to Administrative Agent a Lien on substantially all of its assets (other than Excluded Assets) and agrees to be bound by the terms and provisions thereof and (ii) subject to the Intercreditor Agreement, all of the issued and outstanding Capital Stock of such Obligor to be subject to a perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) Lien, with the priority as set forth in the Intercreditor Agreement, in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of, and subject to the exceptions set forth in, the Collateral Documents or such other pledge and security documents as the Administrative Agent shall reasonably request, subject in any case to Liens created under the Loan Documents, and restrictions on transfer imposed by applicable securities laws and other Liens permitted hereunder that arise by operation of law, such Collateral Documents to be accompanied, upon the reasonable request of the Administrative Agent, by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)               As promptly as possible but in any event within 45 days (or such later date as may be agreed upon by the Administrative Agent) after (i) an Obligor acquires personal property that is not an Excluded Asset and is not already subject to a perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) Lien, with the priority as set forth in the Intercreditor Agreement, in accordance with the Collateral Documents and/or the Intercreditor Agreement, such Obligor shall cause such personal property to be subject to a perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction), with the priority as set forth in the Intercreditor Agreement, Lien in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of, and subject to the exceptions set forth in, the Collateral Documents and/or the Intercreditor Agreement, subject in any case to Liens permitted by Section 8.04 and (ii) to the extent not covered by clause (i) immediately above, an Obligor acquires or holds Capital Stock of a Pledged Subsidiary that is not an Excluded Asset and is not already subject to a perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) Lien, with the priority as set forth in the Intercreditor Agreement, in accordance with the Collateral Documents and/or the Intercreditor Agreement, such Obligor shall cause all of the issued and outstanding Capital Stock of each Pledged Subsidiary to be subject to a perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) Lien, with the priority as set forth in the Intercreditor Agreement, in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of, and subject to the exceptions set forth in, the Collateral Documents, the Intercreditor Agreement or such other pledge and security documents as the Administrative Agent shall reasonably request, subject in any case to Liens created under the Loan Documents, and restrictions on transfer imposed by applicable securities laws and other Liens permitted hereunder that arise by operation of law.

(e)               Within 120 days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), Parent shall, and shall cause each Obligor that owns Material Real Property as of the Effective Date to, deliver Mortgages and Real Estate Deliverables with respect to such Material Real Property (and, to the extent not constituting Material Real Property, the Effective Date Real Property) to the Administrative Agent. Notwithstanding the foregoing, the Administrative Agent (in consultation with the Lenders) may waive the requirement contained in this Section 7.08(e) with respect to any parcel of Material Real Property if, as a result of flood, environmental or other due diligence conducted with respect to such Material Real Property, the Administrative Agent determines (in consultation with the Lenders) that the cost of, or risk associated with, obtaining a Mortgage with respect to such Material Real Property is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby, provided that no Material Real Property shall be taken as Collateral unless Lenders receive 45 days advance notice and each Lender confirms to Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Laws or as otherwise reasonably satisfactory to such Lender.

(f)                If any Material Real Property is acquired by an Obligor after the Effective Date, Parent will notify the Administrative Agent thereof, and, within 120 days after such acquisition (or such later date as the Administrative Agent may agree in its sole discretion), Parent shall deliver the related Mortgages and Real Estate Deliverables to the Administrative Agent. Notwithstanding the foregoing, the Administrative Agent may waive the Mortgage and Real Estate Deliverables requirement contained in this Section 7.08(f) with respect to any parcel of Material Real Property if, as a result of flood, environmental or other due diligence conducted with respect to such Material Real Property, the Administrative Agent determines (in consultation with the Lenders) that the cost of, or risk associated with, obtaining a Mortgage with respect to such Material Real Property is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby, provided that no Material Real Property shall be taken as Collateral unless Lenders receive 45 days advance notice and each Lender confirms to Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Laws or as otherwise reasonably satisfactory to such Lender.

(g)               Without limiting the foregoing, Parent shall, and shall cause each Obligor to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent, as applicable, such documents, agreements, instruments, forms and notices and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents serving notices of assignment and such other actions or deliveries of the type required by Section 5.02, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Obligors, provided that no Material Real Property shall be taken as Collateral unless Lenders receive 45 days advance notice and each Lender confirms to Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Laws or as otherwise reasonably satisfactory to such Lender.

(h)               If any Intellectual Property registration or application is acquired or filed by an Obligor after the Effective Date, Parent will notify the Administrative Agent thereof, and, within 60 days after such acquisition or filing (or such later date as the Administrative Agent may agree in its sole discretion), to the extent reasonably requested by the Administrative Agent, such Obligor shall execute and deliver the related IP Short Forms to the Administrative Agent.

(i)                 At any time, at its option, and with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), Parent may cause any Subsidiary to (i) become a Guarantor by delivering to the Administrative Agent a duly executed Guaranty Agreement or supplement to a Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent such opinions (including an opinion as to such Guarantor’s ability to guarantee the Obligations pursuant to such Guaranty Agreement, supplement or other document and, if applicable, to grant Liens to secure the Secured Obligations), organizational and authorization documents and certificates of the type referred to in Section 5.01 as may be reasonably requested by the Administrative Agent, including a certificate of a Principal Financial Officer of Parent with supporting information certifying as to such Guarantor’s ability to guarantee the Obligations pursuant to such Guaranty Agreement, supplement or other document, which certificate shall be in substantially the same form as the certificate delivered pursuant to Section 5.02(a), and (iii) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent (any such Subsidiary, an “Added Guarantor”). Notwithstanding anything to the contrary herein, no Added Guarantor shall become a party to any Collateral Document except as elected by Parent and consented to by the Administrative Agent.

(j)                 Notwithstanding anything to the contrary contained herein (including this Section 7.08) or in any other Loan Document, (x) the Administrative Agent shall not accept delivery of any Mortgage from any Obligor unless each of the Lenders has received 45 days prior written notice thereof and the Administrative Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise reasonably satisfactory to such Lender and (y) the Administrative Agent shall not accept delivery of any joinder to any Loan Document with respect to any Surviving Person that is the New Weatherford Parent, or Subsidiary of any Obligor, if such Surviving Person or Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Surviving Person or Subsidiary has delivered a Beneficial Ownership Certification in relation to such Surviving Person or Subsidiary and Administrative Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Surviving Person or Subsidiary, the results of which shall be satisfactory to Administrative Agent; provided that any delays with respect to the delivery, execution or effectiveness of any Loan Document or other deliverable caused by clauses (x) and (y) shall not constitute a Default or an Event of Default.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, WOFS’s liability shall be limited or extinguished, as applicable, to the extent necessary to ensure that WOFS, at all times, meets its minimum solvency margin and liquidity ratio pursuant to the Insurance Act 1978 of Bermuda (the “Insurance Act”) and remains in compliance with sections 31A through 31C of the Insurance Act.

Section 7.09                      Designation of Unrestricted Subsidiaries; Redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries.

(a)               Unless designated as an Unrestricted Subsidiary pursuant to this Section 7.09, each Subsidiary shall be classified as a Restricted Subsidiary.

(b)               If Parent designates any Subsidiary as an Unrestricted Subsidiary pursuant to paragraph (c) below, Parent shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the consolidated assets of such Subsidiary.

(c)               Parent may designate, by written notice to the Administrative Agent, any Subsidiary to be an Unrestricted Subsidiary if (i) before and after giving effect to such designation, no Default or Event of Default shall exist, (ii) Parent shall be in pro forma compliance with the covenant set forth in Section 8.09 both before and after giving effect to such designation, (iii) the deemed Investment by Parent in such Unrestricted Subsidiary resulting from such designation would be permitted to be made at the time of such designation under Section 8.06 and (iv) such Subsidiary otherwise meets the requirements set forth in the definition of “Unrestricted Subsidiary”. Such written notice shall be accompanied by a certificate of a Principal Financial Officer, certifying as to the matters set forth in the preceding sentence.

(d)               Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, after giving effect to such designation: (i) the representations and warranties of the Obligors contained in each of the Loan Documents are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality in the text thereof, such representations and warranties must be true and correct in all respects) on and as of the date of such designation as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default or Event of Default would exist, (iii) any Indebtedness of such Subsidiary (which shall be deemed to be incurred by a Restricted Subsidiary as of the date of designation) is permitted to be incurred as of such date under Section 8.01, (iv) any Liens on assets of such Subsidiary (which shall be deemed to be created or incurred by a Restricted Subsidiary as of the date of designation) are permitted to be created or incurred as of such date under Section 8.04 and (v) Investments in or of such Subsidiary (which shall be deemed to be created or incurred by a Restricted Subsidiary as of the date of designation) are permitted to be created or incurred as of such date under Section 8.06.

(e)               Any merger, consolidation or amalgamation of an Unrestricted Subsidiary into a Restricted Subsidiary shall be deemed to constitute a designation of such Unrestricted Subsidiary as a Restricted Subsidiary for purposes of this Agreement and, as such, must be permitted by Section 7.09(d) (in addition to Section 8.02 and any other relevant provisions herein).

(f)                Notwithstanding the foregoing or anything to the contrary contained herein, no Obligor may be an Unrestricted Subsidiary.

Section 7.10                      Compliance with the Swiss Non-Bank Rules

(a)               Each Swiss Obligor shall comply with the Swiss Non-Bank Rules; provided, however, that a Swiss Obligor shall not be in breach of this covenant if the permitted number of Swiss Non-Qualifying Lenders is exceeded solely by reason of:

(i)                 a failure by one or more Lenders or Participants to comply with their obligations under Section 11.05 or Section 11.25;

(ii)              a confirmation made by one or more Lenders or Participants to be one single Swiss Non-Qualifying Lender is incorrect;

(iii)            one or more Lenders or Participants ceasing to be a Swiss Qualifying Lender (to the extent such Lender or Participant is confirmed to be a Swiss Qualifying Lender) as a result of any change after the date it became a Lender or Participant under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority; or

(iv)             an assignment or participation of any Commitments or LC Exposure under this Agreement to a Swiss Non-Qualifying Lender after the occurrence of an Event of Default.

(b)               For the purposes of this Section 7.10, each Swiss Obligor shall assume that the aggregate number of Lenders and Participants under this Agreement which are Swiss Non-Qualifying Lenders is ten.

Section 7.11                      Post-Closing Grant and Perfection Requirements Matters. Parent shall, and shall cause each Restricted Subsidiary to, satisfy each requirement set forth on Schedule 7.11 on or before the date set forth on such Schedule (or such later date as the Administrative Agent may agree in its sole discretion).

Section 7.12                      Status as a Holding Company. Parent shall not have any operating assets or engage in any business other than any customary business of a holding company and ordinary course business operations of Parent in existence prior to the Effective Date.

Section 7.13                      Lender Meeting. Parent will, within 90 days after the close of each Fiscal Year of Parent, at the request of Administrative Agent or of the Required Lenders and upon reasonable prior notice, hold a conference call (at a mutually agreeable time) with all Lenders who choose to attend such conference call during which the financial results of the previous Fiscal Year and the financial condition of the Obligors and their Subsidiaries and the projections presented for the current Fiscal Year shall be reviewed; provided that the foregoing requirement may be satisfied by public earnings calls for all shareholders that are open to the Administrative Agent and the Lenders.

Section 7.14                      Maintenance of Properties. Each Obligor will, and will cause each of its Restricted Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Dispositions permitted under Section 8.05 excepted (except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

Article VIII
NEGATIVE COVENANTS

Until Payment in Full, the Obligor Parties covenant and agree that:

Section 8.01                      Indebtedness. Parent shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)               the Obligations;

(b)               Indebtedness of the Obligors incurred under the ABL Credit Facility and any Permitted Refinancing Indebtedness in respect thereof, provided that the aggregate principal amount of such Indebtedness (including undrawn or available committed amounts thereunder), taken together, shall not exceed $495,000,000 at any time outstanding;

(c)               Permitted Existing Indebtedness and Permitted Refinancing Indebtedness in respect thereof;

(d)               Indebtedness arising from intercompany loans and advances owing by (i) any Obligor to any other Obligor, (ii) a Restricted Subsidiary that is not an Obligor to another Restricted Subsidiary that is not an Obligor, (iii) an Obligor (other than Parent) to a Restricted Subsidiary that is not an Obligor or an Unrestricted Subsidiary, so long as the parties thereto are party to the Intercompany Subordination Agreement, (iv) a Restricted Subsidiary that is not an Obligor to an Obligor, so long as in the case of any such loan made pursuant to this clause (iv) (A) the aggregate amount of all such loans (by type, not by the borrower) made from and after the Effective Date, together with all such loans made from and after the Effective Date pursuant to clause (v) below, does not exceed $55,000,000 outstanding at any one time, and (B) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom, and (v) a Restricted Subsidiary that is not an Obligor to an Unrestricted Subsidiary, so long as in the case of any such loan made pursuant to this clause (v) (A) the aggregate amount of all such loans (by type, not by the borrower) made from and after the Effective Date, together with all such loans made from and after the Effective Date pursuant to clause (iv) above, does not exceed $55,000,000 outstanding at any one time, and (B) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom;

(e)               Indebtedness of the Obligors incurred under the Exit Senior Notes in an aggregate principal amount not to exceed at any time outstanding $2,100,000,000 and Permitted Refinancing Indebtedness in respect thereof;

(f)                unsecured guarantees with respect to the Indebtedness of any Obligor or one of their Restricted Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness;

(g)               Indebtedness of Restricted Subsidiaries in respect of overdrafts, working capital borrowings and facilities, short-term loans and cash management requirements (and Guarantees thereof) that, in each case, are required to be repaid or are repaid within 30 days following the incurrence thereof (which Indebtedness may be continuously rolled-over for successive 30-day periods), provided that the aggregate outstanding amount of such Indebtedness does not at any time exceed $200,000,000, and such Indebtedness is not secured by LC Priority Collateral;

(h)               Unsecured Specified Senior Indebtedness, provided that (i) as a condition to incurring any such Specified Senior Indebtedness, (A) no Default or Event of Default shall have occurred and be continuing at the time of and immediately after giving pro forma effect to the incurrence of such Indebtedness, (B) the aggregate principal amount of all Indebtedness incurred pursuant to this Section 8.01(h) would not exceed $200,000,000 at any time, and (C) after giving pro forma effect to the incurrence of such Indebtedness, the Leverage Ratio (calculated as of the last day of the most recently ended period for which financial statements are available as if such Indebtedness had been incurred on the last day of such period) would not exceed 4.25 to 1.00, if such Indebtedness is incurred on or prior to the second anniversary of the Effective Date, and 3.75 to 1.00 if such Indebtedness is incurred at any time thereafter, and (ii) as of the date of incurrence, such Indebtedness shall have a stated maturity date no sooner than 91 days after the latest to occur of (A) the Maturity Date and (B) the ABL Maturity Date;

(i)                 unsecured Indebtedness incurred by an Obligor or Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of and immediately after giving effect to the incurrence of such Indebtedness, (ii) after giving pro forma effect to the incurrence of such Indebtedness, the Leverage Ratio (calculated as of the last day of the most recently ended period for which financial statements are available as if such Indebtedness had been incurred on the last day of such period) would not exceed 4.25 to 1.00, if such Indebtedness is incurred on or prior to the second anniversary of the Effective Date, and 3.75 to 1.00 if such Indebtedness is incurred at any time thereafter (calculated as of the last day of the most recently ended testing period for which financial statements are available as if such Indebtedness had been incurred on the last day of such testing period) and (iii) except with respect to Indebtedness in an aggregate amount not to exceed $45,000,000, as of the date of incurrence, such Indebtedness shall have a stated maturity date no sooner than 91 days after the latest to occur of (A) the Maturity Date and (B) the ABL Maturity Date;

(j)                 unsecured Subordinated Indebtedness of any Obligor (other than Subordinated Indebtedness consisting of Guarantees by any Obligor of Indebtedness incurred pursuant to Section 8.01(c), Section 8.01(h) or Section 8.01(i)), provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of and immediately after giving effect to the incurrence of such Indebtedness, and (ii) as of the date of incurrence, such Indebtedness shall have a stated maturity date no sooner than 91 days after the latest to occur of (A) the Maturity Date and (B) the ABL Maturity Date;

(k)               Indebtedness of Parent or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness incurred pursuant to this Section 8.01(k) shall not at any time exceed $175,000,000;

(l)                 Indebtedness incurred to finance insurance premiums of any Restricted Subsidiary in the ordinary course of business in an aggregate principal amount not to exceed the amount of such insurance premiums;

(m)             indemnification, adjustment of purchase price, earnout or similar obligations (including any earnout obligations), in each case, incurred or assumed in connection with any acquisition or Disposition otherwise permitted hereunder of any business or assets of Parent and any Restricted Subsidiary or Capital Stock of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing or in contemplation of any such acquisition;

(n)               other Indebtedness in an aggregate principal amount at any time outstanding pursuant to this Section 8.01(n) not in excess of $10,000,000;

(o)               non-contingent reimbursement obligations of Parent and its Restricted Subsidiaries in respect of letters of credit, bank guaranties, bankers’ acceptances, bid bonds, surety bonds, performance bonds, customs bonds, advance payment bonds and similar instruments;

(p)               Indebtedness of any Obligor; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of and immediately after giving effect to the incurrence of such Indebtedness, (ii) as of the date of incurrence, such Indebtedness shall have a stated maturity date no sooner than 91 days after the latest to occur of (A) the Maturity Date and (B) the ABL Maturity Date, (iii) such Indebtedness shall not provide for any of principal or any scheduled or mandatory prepayments or redemptions on any date sooner than 91 days after the latest to occur of (A) the Maturity Date and (B) the ABL Maturity Date (other than any change of control or customary acceleration rights after an event of default), (iv) any secured Indebtedness incurred pursuant to this Section 8.01(p) may only be secured by a junior lien on the Collateral and the holder of such Indebtedness (or an agent or representative in respect thereof) shall have entered into a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, and (v) the aggregate principal amount of all Indebtedness incurred pursuant to this Section 8.01(p) would not exceed $500,000,000 at any time;

(q)               support, reimbursement, hold harmless, indemnity and similar letters or agreements provided by, or entered into solely between, Parent and/or any of its Restricted Subsidiaries (whether before, simultaneous with, or after the Effective Date), but only to the extent any such letters or agreements both (i) relate to the guarantee of Obligations and/or pledge of assets by Parent and/or any Restricted Subsidiary under a Loan Document and (ii) do not modify, limit or otherwise adversely affect any obligation of any Guarantor or pledgor of assets to a Lender, the Administrative Agent, or an Issuing Bank (or any rights a Lender, the Administrative Agent, or Issuing Bank has under the Loan Documents);

(r)                Indebtedness in the form of Permitted Intercompany Treasury Management Transactions; and

(s)                Indebtedness in the form of Permitted Intercompany Specified Transactions, so long as at the time of incurrence, no Default or Event of Default then exists or would arise as a result of the applicable transaction.

For purposes of this Section 8.01, any payment by Parent or any Restricted Subsidiary of any interest on any Indebtedness in kind (by adding the amount of such interest to the principal amount of such Indebtedness) shall be deemed to be an incurrence of Indebtedness.

Section 8.02                      Fundamental Changes.

(a)               Parent shall not, and shall not permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Person may merge, consolidate or amalgamate with (i) any Obligor or Restricted Subsidiary or (ii) any non-Affiliate to facilitate any acquisition or Disposition otherwise permitted by the Loan Documents; provided that, in the case of each of clauses (i) and (ii), other than in the case of facilitating a Disposition otherwise permitted by the Loan Documents, if such merger, consolidation or amalgamation involves the Parent, a Borrower or an Obligor, then the Parent, a Borrower or an Obligor, as applicable, shall be the surviving or continuing Person; provided further that, in each case, any such merger, consolidation or amalgamation involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger, consolidation or amalgamation shall not be permitted unless it is also permitted by Section 8.06 and, in the case of a Person that is an Unrestricted Subsidiary immediately prior to such merger, consolidation or amalgamation, Section 7.09.

(b)               Notwithstanding the foregoing provisions, this Section 8.02 shall not prohibit any Redomestication; provided that (i) in the case of a Redomestication of Parent of the type described in clause (a) of the definition thereof, the Surviving Person shall (A) execute and deliver to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such Surviving Person shall become a party to this Agreement and the Affiliate Guaranty and assume all rights and obligations of Parent hereunder and thereunder, and (B) deliver to the Administrative Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent, and (ii) in the case of a Redomestication of Parent of the type described in clause (b) of the definition thereof in which the Person formed pursuant to such Redomestication is a different legal entity than Parent, the Person formed pursuant to such Redomestication shall (A) execute and deliver to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such Person shall become a party to this Agreement and the Affiliate Guaranty and assume all rights and obligations of such Obligor hereunder and thereunder, and (B) deliver to the Administrative Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative Agent and (iii) the Administrative Agent shall have completed (A) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each applicable Person and (B) customary certificates regarding beneficial ownership or control in connection with applicable “beneficial ownership” rules and regulations in respect of the Obligors, in each case, the results of which shall be satisfactory to the Administrative Agent.

(c)               Parent shall not, and shall not permit any Restricted Subsidiary to, wind up, liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Restricted Subsidiary that is not an Obligor may wind up, liquidate or dissolve if Parent determines in good faith that such winding up, liquidation or dissolution is in the best interests of Parent and its other Restricted Subsidiaries and is not materially disadvantageous to the Lenders and (ii) any Obligor (other than Parent or Borrowers) may wind up, liquidate or dissolve if (A) the owner of all of the Capital Stock of such Person immediately prior to such event shall be a Wholly-Owned Subsidiary of Parent, that is organized in a Specified Jurisdiction and (B) if such owner is not then an Obligor, such owner shall execute and deliver to the Administrative Agent (1) a guaranty of the Obligations in form and substance reasonably satisfactory to the Administrative Agent, (2) an opinion, reasonably satisfactory in form, scope and substance to the Administrative Agent, of counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with such event as the Administrative Agent or any Lender may reasonably request, (3) the Collateral Documents (or such similar Collateral Documents as are necessary in the reasonable discretion of the Administrative Agent for such Person to comply with Section 7.08(d)) and (4) such other documentation as the Administrative Agent may reasonably request.

Section 8.03                      Material Change in Business. Parent and its Restricted Subsidiaries (taken as a whole) shall not engage in any material business substantially different from those businesses of Parent and its Subsidiaries described in the Form 10-K of Parent for the Fiscal Year ended December 31, 2018, and any business reasonably related, ancillary or complementary thereto.

Section 8.04                      Liens. Parent shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)               Liens created pursuant to any Loan Document;

(b)               Liens arising under the ABL Credit Documents that secure the ABL Credit Obligations; provided that such Liens will at all times be subject to the terms of the Intercreditor Agreement;

(c)               Permitted Liens;

(d)               any Lien on any property or asset of Parent or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 8.04, provided that (i) such Lien shall not apply to any other property or asset of Parent or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and Permitted Refinancing Indebtedness in respect thereof;

(e)               precautionary Liens on Receivables and Receivables Related Security arising in connection with Permitted Factoring Transactions;

(f)                Liens on cash and Cash Equivalents (and deposit accounts in which such cash and Cash Equivalents are held), granted in the ordinary course of business and consistent with past practices prior to the commencement of the Chapter 11 Cases, to secure obligations (contingent or otherwise) in respect of letters of credit or letter of credit facilities, bank guarantees or bank guarantee facilities, bid bonds, surety bonds, performance bonds, customs bonds, advance payment bonds and similar instruments and facilities, provided that after giving pro forma effect to the application of such Lien, Parent would be in compliance with the covenant set forth in Section 8.09;

(g)               Liens in accordance with, and securing Indebtedness permitted by, Section 8.01(p); and

(h)               Liens on assets so long as the aggregate principal amount of the Indebtedness and other obligations secured by such Liens does not at any time exceed $15,000,000.

Section 8.05                      Asset Dispositions. Parent shall not, and shall not permit any Restricted Subsidiary to, Dispose of any assets to any Person, except that:

(a)               any Obligor may Dispose of assets to any Obligor that is a Wholly-Owned Subsidiary;

(b)               any Restricted Subsidiary that is not an Obligor may Dispose of assets to an Obligor;

(c)               any Obligor may Dispose of assets to any other Obligor that is not a Wholly-Owned Subsidiary and any Restricted Subsidiary; provided that the aggregate value of all assets Disposed of in reliance on this Section 8.05(c) (net of the value of any such assets subsequently transferred to any Obligor by an Obligor that is not a Wholly-Owned Subsidiary) since the Effective Date shall not exceed (i) $25,000,000 plus (ii) up to an additional $25,000,000 so long as, at the time of such Disposition, no Default or Event of Default shall have occurred and be continuing;

(d)               any Specified Disposition shall be permitted;

(e)               Parent and its Restricted Subsidiaries may Dispose of inventory or obsolete or worn-out property in the ordinary course of business;

(f)                Parent and its Restricted Subsidiaries may make Investments permitted by Section 8.06 and Restricted Payments permitted by Section 8.08, in each case to the extent constituting Dispositions;

(g)               any Disposition of Receivables and Receivables Related Security in connection with any Permitted Factoring Transaction shall be permitted and any Permitted Customer Notes Disposition shall be permitted, so long as at the time of such Disposition in connection with any Permitted Factoring Transaction, no Default or Event of Default then exists or would arise as a result of the applicable transaction;

(h)               any Disposition of assets resulting from a casualty event or condemnation proceeding, expropriation or other involuntary taking by a Governmental Authority shall be permitted;

(i)                 Parent and its Restricted Subsidiaries may grant in the ordinary course of business any license of Intellectual Property that does not interfere in any material respect with the business of Parent or any of its Restricted Subsidiaries;

(j)                 Parent and its Restricted Subsidiaries may Dispose of assets so long as at the time thereof and immediately after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) at least 75% of the consideration received in respect of such Disposition shall be cash or Cash Equivalents, (iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the assets subject to such Disposition (as reasonably determined by a Principal Financial Officer of Parent, and if requested by the Administrative Agent, Parent shall deliver a certificate of a Principal Financial Officer of Parent certifying as to the foregoing), and (iv) after giving pro forma effect to such Disposition, Parent and its Restricted Subsidiaries would be in compliance with the covenant set forth in Section 8.09;

(k)               Dispositions of surplus property in the ordinary course of business shall be permitted so long as the aggregate fair market value of all such surplus property Disposed of pursuant to this Section 8.05(k) does not exceed (i) $35,000,000 from the Effective Date through December 31, 2020, (ii) $30,000,000 during the Fiscal Year ending December 31, 2021, and (iii) $25,000,000 during any Fiscal Year thereafter;

(l)                 Dispositions of equipment in the ordinary course of business, the proceeds of which are reinvested in the acquisition of other equipment of comparable value and useful in the business of Parent and its Restricted Subsidiaries within 180 days of such Disposition, shall be permitted;

(m)             leases of real or personal property in the ordinary course of business shall be permitted;

(n)               Permitted Intercompany Treasury Management Transactions;

(o)               Dispositions constituting Permitted Intercompany Specified Transactions, so long as at the time of such Disposition, no Default or Event of Default then exists or would arise as a result of the applicable transaction; and

(p)               Parent and its Restricted Subsidiaries may Dispose of any personal or real property with a fair market value not in excess of $2,500,000 in any Fiscal Year.

Section 8.06                      Investments. Parent shall not, and shall not permit any Restricted Subsidiary to, make any Investments in any Person, except:

(a)               Cash Equivalents;

(b)               Permitted Acquisitions;

(c)               (i) Investments in Subsidiaries in existence on the Effective Date and (ii) other Investments in existence on the Effective Date and described on Schedule 8.06 and any renewal or extension of any such Investments that does not increase the amount of the Investment being renewed or extended as determined as of such date of renewal or extension;

(d)               Investments by any Obligor in any other Obligor that is a Wholly-Owned Subsidiary;

(e)               Investments by any Restricted Subsidiary that is not an Obligor in any Obligor or any Restricted Subsidiary;

(f)                (i) Investments in Unrestricted Subsidiaries, and (ii) Investments by any Obligor in any Obligor that is not a Wholly-Owned Subsidiary and any Restricted Subsidiary; provided that the aggregate amount of all Investments made pursuant to this Section 8.06(f) and then outstanding since the Effective Date, shall not exceed $25,000,000;

(g)               accounts receivable arising in the ordinary course of business, and Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers to the extent reasonably necessary in order to prevent or limit loss;

(h)               Investments by any Obligor or Restricted Subsidiary in overnight time deposits in Argentina; provided that the aggregate outstanding amount of such Investments shall not exceed $10,000,000 at any time outstanding;

(i)                 subject to the limitations set forth in clauses (d), (e) and (f) of this Section, Guarantees permitted by Section 8.01;

(j)                 Investments received in consideration for a Disposition permitted by Section 8.05;

(k)               loans or advances to directors, officers and employees of any Restricted Subsidiary for expenses or other payments incident to such Person’s employment or association with any Restricted Subsidiary; provided that the aggregate outstanding amount of such advances and loans shall not exceed $2,500,000 at any time outstanding;

(l)                 Investments evidencing the right to receive a deferred purchase price or other consideration for the Disposition of Receivables and Receivables Related Security in connection with any Permitted Factoring Transaction, so long as at the time of such Investment, no Default or Event of Default then exists or would arise as a result of the applicable transaction;

(m)             Investments consisting of Swap Agreements permitted under Section 8.07;

(n)               additional Investments, provided that at the time thereof and immediately after giving effect thereto, (i) the amount of all such Investments made pursuant to this Section 8.06(n) in the aggregate does not exceed $200,000,000 and (ii) no Default or Event of Default shall have occurred and be continuing;

(o)               Investments constituting Permitted Intercompany Treasury Management Transactions; and

(p)               Investments constituting Permitted Intercompany Specified Transactions, so long as at the time of such Investment, no Default or Event of Default then exists or would arise as a result of the applicable transaction.

For purposes of determining the amount of any Investment, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment).

Section 8.07                      Swap Agreements. Parent shall not, and shall not permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Parent or any Restricted Subsidiary has actual exposure (other than those in respect of Capital Stock of Parent or any of its Restricted Subsidiaries), including to hedge or mitigate foreign currency and commodity price risks to which Parent or any Restricted Subsidiary has actual exposure, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Parent or any Restricted Subsidiary.

Section 8.08                      Restricted Payments. Parent shall not, and shall not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)               Parent may declare and pay dividends on its Capital Stock payable solely in additional Capital Stock (other than Disqualified Capital Stock);

(b)               Parent and its Restricted Subsidiaries may make Restricted Payments in exchange for, or out of the proceeds received from, any substantially concurrent issuance (other than to a Subsidiary) of additional Capital Stock of Parent (other than Disqualified Capital Stock);

(c)               (i) Restricted Subsidiaries that are Wholly-Owned Subsidiaries and Obligors may declare and pay dividends or make other distributions on account of their Capital Stock so long as, if an Obligor is making such payment or distribution, the ultimate recipient of such payment or distribution (directly or indirectly, with receipt occurring substantially contemporaneously with the making of such payment or distribution) is an Obligor, and (ii) Restricted Subsidiaries that are not Obligors or Wholly-Owned Subsidiaries satisfying the requirements of clause (i) immediately above may pay dividends or make other distributions on account of, and make payments on account of the purchase, redemption, acquisition, cancellation or termination of, their Capital Stock ratably (or more favorably to a Restricted Subsidiary), so long as no Default or Event of Default then exists or would arise as a result of the applicable transaction;

(d)               Parent and its Restricted Subsidiaries may make any prepayments under this Agreement and the ABL Credit Agreement in accordance with the terms thereof;

(e)               so long as no Default or Event of Default has occurred and is continuing at the time thereof or immediately after giving effect thereto, Parent and its Restricted Subsidiaries may (i) Redeem any Exit Senior Notes or other senior notes, in each case, that have a stated maturity date prior to the Maturity Date and (ii) Redeem any Exit Senior Notes or other senior notes, in each case, with the proceeds of (A) Permitted Refinancing Indebtedness or (B) Indebtedness incurred under Section 8.01(h), (i), (j), or (p);

(f)                Parent and its Restricted Subsidiaries may redeem, repurchase or otherwise acquire or retire for value Capital Stock of Parent or any Restricted Subsidiary held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), either (i) upon any such individual’s death, disability, retirement, severance or termination of employment or service or (ii) pursuant to any equity subscription agreement, stock option agreement, restricted stock agreement, restricted stock unit agreement, stockholders’ agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed $10,000,000 during any calendar year;

(g)               Parent and each Restricted Subsidiary may consummate (i) repurchases, redemptions or other acquisitions or retirements for value of Capital Stock deemed to occur upon the exercise of stock options, warrants, rights to acquire Capital Stock or other convertible securities to the extent such Capital Stock represents a portion of the exercise or exchange price thereof; provided that any such repurchases, redemptions, acquisitions or retirements that are from any Person other than Parent and its Subsidiaries shall be cashless, and (ii) any repurchases, redemptions or other acquisitions or retirements for value of Capital Stock made or deemed to be made in lieu of withholding Taxes in connection with any exercise, vesting, settlement or exchange, as applicable, of stock options, warrants, restricted stock, restricted stock units or other similar rights;

(h)               Parent and each Restricted Subsidiary may make payments of cash in lieu of issuing fractional Capital Stock;

(i)                 Each Restricted Subsidiary that is not a Wholly-Owned Subsidiary may make payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions of Sections 8.02 or 8.05;

(j)                 Restricted Payments constituting Permitted Intercompany Specified Transactions, so long as at the time of such Restricted Payment no Default or Event of Default then exists or would arise as a result of the applicable transaction;

(k)               Restricted Payments constituting Permitted Intercompany Treasury Management Transactions;

(l)                 Parent and its Restricted Subsidiaries may make other Restricted Payments, provided that at the time thereof and immediately after giving effect thereto, (i) the amount of all such Restricted Payments made pursuant to this Section 8.05(l) in the aggregate shall not exceed $200,000,000 and (ii) no Default or Event of Default shall have occurred and be continuing; and

(m)             Parent and its Restricted Subsidiaries may repay or prepay intercompany loans or advances (i) owing to any Obligor, (ii) owing by any Restricted Subsidiary that is not an Obligor to any Restricted Subsidiary (and Restricted Subsidiaries that are not Obligors may otherwise make Restricted Payments to other Restricted Subsidiaries that are not Obligors), and (iii) in any other circumstances, provided that, in the case of this clause (iii), (x) no Default or Event of Default then exists or would arise as a result of the applicable transaction, and (y) to the extent such intercompany loans or advances are subject to the Intercompany Subordination Agreement, such repayment or prepayment shall not violate the terms thereof.

Section 8.09                      Minimum Liquidity. Parent shall not, at any time, permit Liquidity to be less than $200,000,000.

Section 8.10                      Limitation on Transactions with Affiliates. Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into, renew, extend or permit to exist any transaction or series of related transactions (including any purchase, sale, lease or other exchange of property or the rendering of any service) with any Affiliate that is not either (a) Parent or one of Parent’s Restricted Subsidiaries or (b) Weatherford\Al-Rushaid Limited or Weatherford Saudi Arabia Limited, other than on fair and reasonable terms (taking all related transactions into account and considering the terms of such related transactions in their entirety) substantially as favorable to Parent or such Restricted Subsidiary, as the case may be, as would be available in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) Investments in Unrestricted Subsidiaries permitted by Section 8.06; (ii) the payment of reasonable and customary regular fees to directors of an Obligor or a Restricted Subsidiary of such Obligor who are not employees of such Obligor; (iii) loans and advances permitted hereby to officers and employees of an Obligor and its respective Restricted Subsidiaries for travel, entertainment and moving and other relocation expenses made in direct furtherance and in the ordinary course of business of an Obligor and its Restricted Subsidiaries; (iv) any other transaction with any employee, officer or director of an Obligor or any of its Restricted Subsidiaries pursuant to employee benefit, compensation or indemnification arrangements entered into in the ordinary course of business and approved by, as applicable, the Board of Directors of such Obligor or the Board of Directors of such Restricted Subsidiary permitted by this Agreement; and (v) non-exclusive licenses of Intellectual Property.

Section 8.11                      Restrictive Agreements. Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur, create or permit to exist any Restrictive Agreement, except for:

(a)               limitations or restrictions contained in any Loan Document and any of the ABL Credit Documents and the Exit Senior Notes Indenture;

(b)               limitations or restrictions existing under or by reason of any Requirement of Law;

(c)               customary restrictions with respect to any Restricted Subsidiary or any of its assets contained in any agreement for the Disposition of a material portion of the Capital Stock of, or any of the assets of, such Restricted Subsidiary pending such Disposition; provided that such restrictions apply only to the Restricted Subsidiary that is, or assets that are, the subject of such Disposition and such Disposition is permitted hereunder;

(d)               limitations or restrictions contained in contracts and agreements outstanding on the Effective Date and renewals, extensions, refinancings or replacements thereof identified on Schedule 8.11; provided that the foregoing restrictions set forth in this Section 8.11 shall apply to any amendment or modification to, or any renewal, extension, refinancing or replacement of, any such contract or agreement that would have the effect of expanding the scope of any such limitation or restriction;

(e)               limitations or restrictions contained in any agreement or instrument to which any Person is a party at the time such Person is merged or consolidated with or into, or the Capital Stock of such Person is otherwise acquired by, Parent or any Restricted Subsidiary; provided that such restriction or limitation (i) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and (ii) is not incurred in connection with, or in contemplation of, such merger, consolidation or acquisition;

(f)                (i) the definition of “Restrictive Agreements” shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement or Liens permitted under Section 8.04 if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (ii) customary restrictions or limitations in leases or other contracts restricting the assignment thereof or the assignment of the property that is the subject of such lease;

(g)               limitations or restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of such joint venture, partnership or other joint ownership entity, so long as such encumbrances or restrictions are not applicable to the property or assets of any other Person;

(h)               customary restrictions and conditions contained in Permitted Factoring Transaction Documents; and

(i)                 limitations or restrictions contained in the definitive documentation for any Indebtedness permitted under Section 8.01; provided that such limitations and restrictions, taken as a whole, are not materially more restrictive than those set forth in the ABL Credit Documents.

Section 8.12                      Use of Proceeds.

(a)               Parent and the Borrowers shall not, and Parent shall not permit any of its other Subsidiaries to, arrange for the issuance of any Letters of Credit for any purpose other than general corporate purposes of Parent and its Restricted Subsidiaries (to the extent otherwise permitted hereunder).

(b)               Parent shall not, nor shall it permit any of its Subsidiaries to, use any Letter of Credit or the proceeds of any Letter of Credit under this Agreement directly or indirectly for the purpose of buying or carrying any “margin stock” within the meaning of Regulation U (herein called “margin stock”) or for the purpose of reducing or retiring any indebtedness which was originally incurred to buy or carry a margin stock (except that Parent and any of its Restricted Subsidiaries may purchase the common stock of Parent, subject to compliance with applicable law and provided that Parent will not at any time permit the value of the assets of the Parent and its Subsidiaries on a consolidated basis that comprise “margin stock” as defined in Regulation U to exceed an amount equal to 25% of all of the assets of Parent and its Subsidiaries on a consolidated basis), or for any other purpose which would constitute this transaction a “purpose” credit within the meaning of Regulation U. Parent shall not, nor shall it permit any of its Subsidiaries to, take any action which would cause this Agreement or any other Loan Document to violate Regulation T, U or X.

(c)               No Borrower will request any Letters of Credit, and Parent shall not use or otherwise make available, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use or otherwise make available, any Letters of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 8.13                      Changes to Fiscal Year. Parent will not change its Fiscal Year from the basis in effect on the Effective Date.

Section 8.14                      Amendments to Documents Governing Certain Indebtedness. Parent shall not, and shall not permit any Restricted Subsidiary to, amend or otherwise modify any of the documentation governing (a) (i) the ABL Credit Facility or Permitted Refinancing Indebtedness in respect thereof or (ii) any Exit Senior Notes or senior notes in existence on the date hereof or Permitted Refinancing Indebtedness in respect thereof, in each case to the extent that any such amendment or other modification, taken as a whole, would be materially adverse to the Lenders (provided that, for the avoidance of doubt, any amendment or other modification in order to incorporate the replacement of the Adjusted LIBO Rate or the LIBO Rate (each as defined in the ABL Credit Agreement) shall be deemed to not be materially adverse to the Lenders), (b) except as permitted by Section 8.01(i)(iii), any unsecured Indebtedness incurred pursuant to Section 8.01(i) to reduce the stated maturity of any such Indebtedness to be sooner than 91 days after the latest to occur of the Maturity Date and the ABL Maturity Date or (c) any Subordinated Indebtedness incurred pursuant to Section 8.01(j) to amend or otherwise modify the subordination terms of such Indebtedness in a manner adverse to the Lenders.

Section 8.15                      Limitation on Equity Issuances. Parent will not issue or sell any of its Capital Stock, except for the issuance or sale of Qualified Capital Stock.

Section 8.16                      Book Value of Assets. Notwithstanding the foregoing provisions of this Article VIII, Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Permitted Acquisition, Permitted Intercompany Treasury Management Transactions, Permitted Intercompany Specified Transactions, Permitted Factoring Transactions, designation of an Unrestricted Subsidiary pursuant to Section 7.09, or any of the transactions contemplated by Section 8.01(d)(iv), 8.01(d)(v), 8.02(c)(ii) (other than in the case of any winding up, liquidation or dissolution of a Restricted Subsidiary all of the Capital Stock of which is directly owned by one or more Obligors), 8.05(c)(ii), 8.05(j), 8.06(n), 8.08(c)(ii), 8.08(e), 8.08(l) or 8.08(m) if, after giving effect thereto, the Book Value of Assets would be less than $1,500,000,000.

Article IX
EVENTS OF DEFAULT AND REMEDIES

Section 9.01                      Events of Default and Remedies. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)               (i) the reimbursement obligation in respect of any LC Disbursement shall not be paid when such payment is due (whether at the due date thereof or at a date fixed for prepayment thereof or otherwise) or Letters of Credit shall not have been cash collateralized in accordance with Section 3.01(k), or (ii) any interest on any Obligation, any fee or any other amount (other than an amount referred to in clause (i) of this Section 9.01(a)) payable hereunder or any other Loan Document shall not be paid within five (5) Business Days following the date on which the payment of interest, fee or such other amount is due; or

(b)               any representation or warranty made or, for purposes of Article V, deemed made by or on behalf of Parent or any Subsidiary herein or in any other Loan Document or in any document, certificate or financial statement delivered in connection with this Agreement or any other Loan Document shall prove to have been untrue in any material respect (or, to the extent qualified by materiality or reference to Material Adverse Effect, in all respects) as of the date of issuance or making or deemed making thereof; or

(c)               any Obligor shall fail to (i) perform or observe any covenant, condition or agreement contained in Section 7.02, Section 7.05 (with respect to the existence of any Obligor) or Article VIII, or (ii) fail to give any notice required by Section 7.01(d)(ii); or

(d)               (i) any Obligor shall fail to give any notice required by Section 7.01 (other than Section 7.01(d)(ii)) and, in any event, such failure shall remain unremedied for five (5) days after the earlier to occur of (A) receipt by a Principal Financial Officer of any Obligor Party of notice of such failure (given by the Administrative Agent or any Lender) and (B) a Principal Financial Officer of any Obligor Party otherwise becoming aware of such failure, or (ii) any Obligor shall fail to perform or observe any covenant or any other agreement contained in Section 7.03, Section 7.04, Section 7.05 (other than with respect to the existence of any Obligor), Section 7.07, Section 7.08 and Section 7.14, and, in any event, such failure shall remain unremedied for fifteen (15) days after the earlier to occur of (I) receipt by a Principal Financial Officer of any Obligor Party of notice of such failure (given by the Administrative Agent or any Lender) and (II) a Principal Financial Officer of any Obligor Party otherwise becoming aware of such failure; or

(e)               Parent or any Obligor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement (other than those specified in Section 9.01(a), 9.01(c) or 9.01(d)) or any other Loan Document to which it is a party and, in any event, such failure shall remain unremedied for 30 calendar days after the earlier to occur of (i) receipt by a Principal Financial Officer of any Obligor of notice of such failure (given by the Administrative Agent or any Lender) and (ii) a Principal Financial Officer of any Obligor otherwise becoming aware of such failure; or

(f)                there is (i) an event of default with respect to any Material Indebtedness, and such default (A) occurs at the final maturity of the obligations thereunder, or (B) results in a right by the holder of such Material Indebtedness, irrespective of whether exercised, to accelerate the maturity of such Obligor’s or its Restricted Subsidiary’s obligations thereunder, or (ii) an event of default under (A) the ABL Credit Agreement or (B) the Exit Senior Notes Indenture; provided that an event of default under any financial maintenance covenant included in the ABL Credit Agreement shall not constitute an Event of Default under this Section 9.01(f) unless (x) the ABL Credit Agreement has become due prior to its scheduled maturity or (y) the ABL Collateral Agent or the ABL Secured Parties have commenced enforcement actions with respect to the ABL Priority Collateral; or

(g)               [reserved]

(h)               [reserved]

(i)                 an Insolvency Proceeding is commenced by an Obligor or any of its Material Subsidiaries; or

(j)                 an Insolvency Proceeding is commenced against an Obligor or any of its Material Subsidiaries and any of the following events occur: (a) such Obligor or such Material Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Obligor or its Material Subsidiary, or (e) an order for relief shall have been issued or entered therein; or

(k)               a judgment or order for monetary damages shall be entered against any Obligor or any Restricted Subsidiary, which with other outstanding judgments and orders for monetary damages entered against such Obligors and such Restricted Subsidiaries equals or exceeds $65,000,000 in the aggregate (to the extent not covered (other than to the extent of customary deductibles) by insurance as to which the respective insurer has not denied coverage), and (i) within 60 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal or, within 60 days after the expiration of any such stay, such judgment shall not have been discharged, satisfied, vacated, or bonded pending appeal, or a stay of enforcement thereof is not in effect, or (ii) any enforcement proceeding shall have been commenced (and not stayed) upon any such judgment; provided that if such judgment or order provides for any Obligor or any Restricted Subsidiary to make periodic payments over time, no Event of Default shall arise under this clause (k) if such Obligor or such Restricted Subsidiary makes each such periodic payment when due in accordance with the terms of such judgment or order (or within 30 days after the due date of each such periodic payment, but only so long as no Lien attaches to any assets of an Obligor or Restricted Subsidiary during the period over which such payments are made and no enforcement proceeding is commenced by any creditor for payment of such judgment or order); or

(l)                 at any time prior to Payment in Full, any Loan Document (other than one or more Collateral Documents intended to grant or perfect a Lien in Collateral with a net book value that does not exceed $5,000,000 in the aggregate under all such Collateral Documents) shall (other than to the extent permitted by the terms hereof or thereof or with the consent of the Administrative Agent and the Lenders), at any time after its execution and delivery and for any reason, cease to be in full force and/or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any Obligor or any Obligor shall deny that it has any or further liability or obligation thereunder; or

(m)             any Collateral Document shall (other than to the extent permitted by the terms hereof or thereof or with the consent of the Administrative Agent and each of the Lenders), at any time after its execution and delivery and for any reason, fail to create a valid and perfected (or analogous concept to the extent perfection does not apply in the relevant jurisdiction) security interest with the priority set forth in the Intercreditor Agreement, or other Lien in any material portion of the Collateral purported to be covered thereby, except to the extent permitted under this Agreement or with the consent of the Administrative Agent and each Lender, provided that it shall not be an Event of Default if the aggregate net book value of the Collateral with respect to which the Collateral Documents fail to create a valid and perfected security interest or other Lien does not exceed $5,000,000;

(n)               an ERISA Event has occurred that would reasonably be expected (individually or collectively) to result in payment by the Obligors during the term of this Agreement in excess of $30,000,000; any proceeding shall have occurred or is reasonably likely to occur by the PBGC under Section 4069(a) of ERISA to impose liability on Parent, any of its Subsidiaries, any Borrower or any ERISA Affiliate which (individually or collectively) would reasonably be expected to result in payment by the Obligors during the term of this Agreement in excess of $30,000,000; or Parent, any of its Subsidiaries, any Borrower or any ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Plan or Multiemployer Plan under Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA, or a notice of intent to terminate any Plan in a distress termination shall have been or is reasonably expected to be filed with the PBGC, or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan, or the PBGC shall have notified Parent or any ERISA Affiliate that a Plan may become a subject of any such proceedings, and there would result (individually or collectively) from any such event or events a material risk of either (i) the imposition of a Lien(s) upon, or the granting of a security interest(s) in, the assets of Parent, any of its Subsidiaries and/or any Borrower or any ERISA Affiliate which would reasonably be expected to have a Material Adverse Effect, or (ii) Parent, any of its Subsidiaries and/or any Borrower or any ERISA Affiliate incurring a liability(ies) or obligation(s) with respect thereto which would reasonably be expected to result in payment by the Obligors during the term of this Agreement in excess of $30,000,000;

(o)               the provisions of the Intercreditor Agreement shall for any reason (other than termination in accordance with its terms) be revoked or invalidated, or otherwise cease to be in full force and effect and binding under the laws of any applicable Specified Jurisdiction, or Parent or any Subsidiary of Parent shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder;

(p)               the obligation of any Guarantor under any Guaranty Agreement is limited in any material respect or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement or the respective Guaranty Agreement) or if any Guarantor repudiates or revokes or purposes to repudiate or revoke such guaranty;

(q)               a Change of Control shall occur, whether directly or indirectly;

then, and in every such event (other than an event with respect to any Obligor described in Section 9.01(i) or Section 9.01(j)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:

(i)                 terminate the Commitments, and thereupon the Commitments shall terminate immediately, and

(ii)              declare the Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(iii)            require the Borrowers deposit in the LC Collateral Account an additional amount in cash equal to (a) 103% of the Total LC Exposure in respect of Letters of Credit denominated in Dollars plus (b) 105% of the Dollar Equivalent Total LC Exposure in respect of Letters of Credit denominated in Alternative Currencies in accordance with Section 3.01(k).

And in case of any event with respect to any Obligor described in Section 9.01(i) or Section 9.01(j), the Commitments shall automatically terminate and all Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may, subject to the Intercreditor Agreement, exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Obligor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by the Borrowers and Parent on behalf of themselves and their respective Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Obligor of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Obligor, which right or equity is hereby waived and released by the Borrowers and Parent on behalf of themselves and their Subsidiaries. The Borrowers and Parent further agree on behalf of themselves and their Subsidiaries, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the premises of the Borrowers, another Obligor or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this section, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Obligors under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to any Obligor. To the extent permitted by applicable law, the Borrowers and Parent, on behalf of themselves and their Subsidiaries, waive all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

Section 9.02                      Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each Lender and each Issuing Bank are hereby authorized at any time and from time to time, without notice to any Obligor (any such notice being expressly waived by each Obligor), to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding the funds held in accounts clearly designated as escrow or trust accounts held by any Obligor for the benefit of Persons which are not Affiliates of any Obligor), whether or not such setoff results in any loss of interest or other penalty, and including all certificates of deposit, at any time held and other obligations at any time owing by such Lender or such Issuing Bank or any of their respective branches or Affiliates, as applicable, to or for the credit or the account of any Obligor against any and all of the Obligations irrespective of whether or not such Lender or such Issuing Bank or the Administrative Agent shall have made any demand under this Agreement or any other Loan Document. Should the right of any Lender or Issuing Bank to realize funds in any manner set forth above be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the applicable Obligor, as the case may be, pro rata in accordance with their Commitments; provided that if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application and/or cash collateralization pursuant to Section 4.01(e) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of each Credit Party and each Obligor as herein provided, and (y) such Defaulting Lender shall promptly provide to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and each Issuing Bank agree to promptly notify the applicable Obligor and the Administrative Agent after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Lenders and the Issuing Banks under this Section are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent, the Lenders or the Issuing Banks may have. This Section is subject to the terms and provisions of Section 4.01(c).

Section 9.03                      Other Remedies. No remedy conferred herein or in any of the other Loan Documents is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Loan Document shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Loan Documents now or hereafter existing at law or in equity or by statute or otherwise.

Section 9.04                      Application of Moneys During Continuation of Event of Default.

(a)               So long as an Event of Default of which the Administrative Agent shall have given notice to the Lenders shall continue, all moneys received by the Administrative Agent and the LC Australian Collateral Agent (as applicable) from any Obligor under the Loan Documents shall, except as otherwise required by law, be distributed by the Administrative Agent and the LC Australian Collateral Agent (as applicable) on the dates selected by the Administrative Agent and the LC Australian Collateral Agent (as applicable) as follows:

first, to payment of the unreimbursed expenses of the Administrative Agent and the LC Australian Collateral Agent (as applicable) to be reimbursed under the Loan Documents, or pursuant to Section 11.03 and to any unpaid fees owing under the Loan Documents by the Obligors to the Administrative Agent and the LC Australian Collateral Agent (as applicable);

second, to the payment of the unreimbursed expenses for which any Lender is to be reimbursed pursuant to Section 11.03;

third, to the ratable payment of all accrued and unpaid interest and fees on the LC Exposure;

fourth, ratably, to secure the repayment and discharge of the outstanding amount of all LC Exposure in accordance with Section 3.01(k) and to the extent constituting Secured Obligations, any Banking Services Obligations and Swap Obligations, until all such LC Exposure, Banking Services Obligations and Swap Obligations shall have been paid in full;

fifth, to the ratable payment of all other Secured Obligations, until all Secured Obligations shall have been paid in full; and

finally, to payment to the Obligors, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

(b)               The term “unpaid” as used in this Section 9.04 shall mean all relevant Secured Obligations outstanding as of any such distribution date as to which prior distributions have not been made, after giving effect to any adjustments which are made pursuant to Section 9.02 of which the Administrative Agent shall have been notified.

Article X
ADMINISTRATIVE AGENT

Section 10.01                  Authorization and Action.

(a)               Each of the Lenders, on behalf of itself and any of its Affiliates that are holders of Secured Obligations, and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. In furtherance of the foregoing, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Affiliate’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Obligor shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)               The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Obligor or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(c)               In relation to Collateral which is subject to a Swiss Security Document, the Administrative Agent shall cause the ABL Administrative Agent to, subject to and in accordance with the provisions of the Intercreditor Agreement:

(i)                 hold and administer any non-accessory Collateral (nicht-akzessorische Sicherheit) governed by Swiss law as fiduciary (treuhänderisch) in its own name but for the benefit of the Secured Parties; and

(ii)              hold and administer any accessory Collateral (akzessorische Sicherheit) governed by Swiss law as direct representative (direkter Stellvertreter) in the name and on behalf of the Secured Parties.

(d)               Each Secured Party hereby appoints the ABL Administrative Agent as its direct representative (direkter Stellvertreter) and authorizes the ABL Administrative Agent (whether or not by or through employees or agents) to:

(i)                 exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the ABL Administrative Agent under the relevant Swiss Security Documents together with such powers and discretions as are reasonably incidental thereto;

(ii)              take such action on its behalf as may from time to time be authorized under or in accordance with the relevant Swiss Security Documents; and

(iii)            accept, enter into and execute as its direct representative (direkter Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with the Loan Documents under Swiss law and to agree to and execute in its name and on its behalf as its direct representative (direkter Stellvertreter) any amendments, confirmations and/or alterations to any Swiss Security Document which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such Collateral, all subject to the provisions of the Intercreditor Agreement.

Section 10.02                  Liability of Agents. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Obligors or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01) or in the absence of its own gross negligence, willful misconduct or unlawful acts, as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (w) the contents of any certificate, report or other document delivered under this Agreement or any other Loan Document or in connection with this Agreement or any other Loan Document, (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (y) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (z) the satisfaction of any condition set forth in Article V or elsewhere herein, other than those conditions requiring delivery of items expressly required to be delivered to the Administrative Agent.

Section 10.03                  Reliance by Agents. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed in good faith by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it, in each case in good faith in accordance with the advice of any such counsel, accountants or experts.

Section 10.04                  Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or, as the Administrative Agent deems appropriate in its sole discretion, through any one or more sub-agents identified by the Lenders and appointed by the Administrative Agent pursuant to documentation in form and substance acceptable to the Administrative Agent. The Lenders will exercise reasonable care in identifying any such sub-agent, and the Lenders and the Administrative Agent shall not be responsible or liable for any act or omission of any such sub-agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall provide a copy of any notice of Default or Event of Default provided to the Borrowers under Section 9.02 to each sub-agent.

Section 10.05                  Successor Agents.

(a)               Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph and the second succeeding paragraph, the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrowers. Upon any resignation of the Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.

(b)               In addition, in the event that (i) the Person serving as the Administrative Agent is a Defaulting Lender, (ii) such Person has been replaced in its capacity as a Lender pursuant to Section 4.03(b), and (iii) if such Person is an Issuing Bank, (A) the LC Commitment of such Person, as an Issuing Bank, has been terminated pursuant to Section 3.01(j) and (B) no Letters of Credit issued by such Person, as an Issuing Bank, are outstanding at such time (unless arrangements satisfactory to such Person for the cash collateralization thereof have been made), then the Required Lenders or the Borrowers may, by written notice to the Administrative Agent, remove such Person from its capacity as Administrative Agent under the Loan Documents; provided that a successor Administrative Agent selected by the Required Lenders, in consultation with the Borrowers, shall be appointed concurrently with such removal.

(c)               Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Sections 11.03 and 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 10.06                  Credit Decision. Each Lender acknowledges and agrees that the extension of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and issue Commitments hereunder. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 10.07                  Other Agents; Joint Lead Arrangers. Notwithstanding anything to the contrary contained herein, none of the Joint Lead Arrangers, Joint Bookrunners, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 10.08                  No Joint Venture. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of any Obligations after the date such Obligation has become due and payable pursuant to the terms of this Agreement.

Section 10.09                  Secured Party. In its capacity, the Administrative Agent, and, as applicable, any sub-agent thereof is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent and, as applicable, any sub-agent thereof to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent and, as applicable, any sub-agent thereof) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent and, as applicable, any such sub-agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent and, as applicable, any such sub-agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent and, as applicable, any such sub-agent on behalf of the Secured Parties; provided that, with respect to any Collateral Documents governed by the laws of the Netherlands, the Administrative Agent shall act in its own name and for the benefit of the Secured Parties, but not as representative of the Secured Parties; provided further that, with respect to any Collateral Documents governed by the laws of Australia, Deutsche Bank Trust Company Americas shall not act in its own name or for the benefit of the Secured Parties nor as representative of the Secured Parties but rather through a sub-agent appointed by the Administrative Agent in accordance with Section 10.04; provided further that, with respect to any jurisdiction in which Deutsche Bank Trust Company Americas is not able under applicable law or regulations to perform any of its duties as Administrative Agent or exercise its rights or powers as Administrative Agent under any Loan Document, Deutsche Bank Trust Company Americas shall not be required to act in its own name or for the benefit of the Secured Parties nor as Administrative Agent or representative of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion and, if so authorized by the Administrative Agent in its sole discretion, as applicable, any sub-agent appointed by the Administrative Agent in accordance with Section 10.04, to release any Lien granted to or held by the Administrative Agent or, as applicable, any such sub-agent upon any Collateral (i) as described in Section 11.01(c) and Section 11.23; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority or, as applicable, the authority of any sub-agent appointed by the Administrative Agent in accordance with Section 10.04 to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and promptly upon receipt of a written request by any Obligor Party to the Administrative Agent, the Administrative Agent and, if so authorized by the Administrative Agent in its sole discretion, as applicable, any sub-agent appointed by the Administrative Agent in accordance with Section 10.04 shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent or, as applicable, any such sub-agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent and, as applicable, any such sub-agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent or, as applicable, any such sub-agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of Parent or any Subsidiary in respect of) all interests retained by Parent or any Subsidiary, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent or, as applicable, any sub-agent thereof of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent and, as applicable, any such sub-agent.

Section 10.10                  Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding with respect to any Obligor under any federal, state or foreign bankruptcy, insolvency, receivership, administration, examinership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)               to file and prove a claim for the whole amount of the Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.08, 2.09, 2.07, 4.02, 11.03 and 11.04) allowed in such judicial proceeding; and

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, administrator, examiner, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Sections 11.03 and 11.04).

Section 10.11                  Foreign Collateral Matters. (a) For the purposes of any grant of security under the laws of the Province of Quebec which may in the future be required to be provided by any Obligor, the Administrative Agent is hereby irrevocably authorized and appointed by each of the Lenders to act as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lenders (in such capacity, the “Hypothecary Representative”) in order to hold any hypothec granted under the laws of the Province of Quebec and to exercise such rights and duties as are conferred upon the Hypothecary Representative under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Any Person who becomes a Lender or successor Administrative Agent shall be deemed to have consented to and ratified the foregoing appointment of the Administrative Agent as the Hypothecary Representative on behalf of all Lenders, including such Person and any Affiliate of such Person designated above as a Lender. For greater certainty, the Administrative Agent, acting as the Hypothecary Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation of the Administrative Agent (which shall include its resignation as the Hypothecary Representative) and appointment of a successor Administrative Agent, such successor Administrative Agent shall also act as the Hypothecary Representative, as contemplated above.

(b)       The Administrative Agent is hereby authorized to execute and deliver any Collateral Document expressed to be governed by the laws of the Netherlands or by the laws of the Federal Republic of Germany and agree with the creation of Parallel Debt obligations as provided for in Section 13 of the Affiliate Guaranty. The Administrative Agent may resign at any time by notifying the Lenders and the Obligors, provided that the parties hereto acknowledge and agree that, for purposes of any Collateral Document expressed to be governed by the laws of the Netherlands or by the laws of the Federal Republic of Germany, any resignation by the Administrative Agent is not effective with respect to its rights and obligations under the Parallel Debts until such rights and obligations are assigned to the successor agent. The resigning Administrative Agent will reasonably cooperate in assigning its rights under the Parallel Debts to any such successor agent and will reasonably cooperate in transferring all rights under any Collateral Document expressed to be governed by the laws of the Netherlands to such successor agent.

(c)       Scottish Appointment Matters.

(i)       The Administrative Agent declares that it holds in trust for the Secured Parties, on the terms contained in this Article X: (A) the Collateral expressed to be subject to the Liens created in favor of the Administrative Agent as trustee for the Secured Parties by or pursuant to each Collateral Document which is governed by or subject to the laws of Scotland, and all proceeds of that Collateral; (B) all obligations expressed to be undertaken by any Obligor to pay amounts in respect of the Obligations to the Administrative Agent as trustee for the Secured Parties and secured by any Collateral Document which is governed by or subject to the laws of Scotland together with all representations and warranties expressed to be given by any Obligor or any other Person in favor of the Administrative Agent as trustee for the Secured Parties; and (C) any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Administrative Agent is required by the terms of the Loan Documents to hold as trustee in trust for the Secured Parties.

(ii)       Without prejudice to the other provisions of this Article X, each of the Lenders, and by their acceptance of the benefits of the Loan Documents, the other holders of Secured Obligations, and each Issuing Bank hereby irrevocably authorizes the Administrative Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretion specifically given to the Administrative Agent as trustee for the Secured Parties under or in connection with the Loan Documents together with any other incidental rights, powers, authorities and discretions. For the avoidance of doubt, the Administrative Agent in its capacity as trustee for the Secured Parties shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent in this Agreement, which shall apply mutatis mutandis.

Section 10.12                  Credit Bid.

(a)               The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other applicable jurisdictions (including the Corporations Act 2001 (Cth) of Australia), or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

(b)               Without limiting the authority granted to the Administrative Agent in this Article X, each Lender (including each Person that becomes a Lender hereunder pursuant to Section 11.05) hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or the other Loan Documents, the terms of the Intercreditor Agreement shall govern and control.

Section 10.13                  Certain ERISA Matters; Lender Representations. In addition to the foregoing, (a) each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Obligor that at least one of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Letters of Credit or the Commitments,

(ii)              the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement, or

(iv)             such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)               In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Obligor, that:

(i)                 none of the Administrative Agent or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)             the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)               no fee or other compensation is being paid directly to the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Letters of Credit, the Commitments or this Agreement.

(c)               The Administrative Agent and each Joint Lead Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 10.14                  Intercreditor Agreement. The Administrative Agent is authorized to enter into the Intercreditor Agreement and the parties hereto acknowledge that the Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

Section 10.15                  Filings. The Administrative Agent shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Security Agreement, or for the creation, perfection, priority, sufficiency or protection of any liens securing the Obligations. For the avoidance of doubt, nothing herein shall require the Administrative Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Loan Document) and such responsibility shall be solely that of the Borrowers.

Section 10.16                  Force Majeure. The Administrative Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 10.17                  No Risk of Funds. The Administrative Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any other Loan Document, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

Section 10.18                  No Discretion. Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, it is understood that in all cases the Administrative Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of the Required Lenders or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents or any agreement to which the Lenders and the Administrative Agent is a party and acting in accordance with such documents (such Lenders being referred to herein as the “Relevant Lenders”), as the Administrative Agent deems appropriate. Upon receipt of such written instruction, advice or concurrence from the Relevant Lenders, the Administrative Agent shall take such discretionary actions in accordance with such written instruction, advice or concurrence. This provision is intended solely for the benefit of the Administrative Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

Section 10.19                  Special, Consequential and Indirect Damages. In no event shall the Administrative Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 10.20                  No Environmental Liability. The Administrative Agent will not be liable to any Person for any Environmental Law or any actions, suits, proceedings or claims, including any contribution actions, under any federal, state or local law, rule or regulation by reason of the Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any presence, discharge or release or threatened discharge or release of any Hazardous Materials. In the event that the Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Administrative Agent’s sole discretion may cause the Administrative Agent to be considered an “owner or operator” under any Environmental Law or otherwise cause the Administrative Agent to incur, or be exposed to, any liability in connection with any Environmental Law or any liability under any other federal, state or local law, the Administrative Agent reserves the right, instead of taking such action, either to resign as Administrative Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver.

Article XI
MISCELLANEOUS

Section 11.01                  Waiver; Amendments; Joinder; Release of Guarantors; Release of Collateral.

(a)               No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)               Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Obligor Parties and the Required Lenders or by the Obligor Parties and the Administrative Agent, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (irrespective of whether such Lender is a Defaulting Lender), (ii) reduce or forgive the principal amount of any LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender affected thereby (including Defaulting Lenders) (it being understood that only the Required Lenders shall be required to waive or amend the default rate of interest or to change any financial covenant or defined term therein), (iii) postpone any scheduled date of payment of the principal amount of any LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (including Defaulting Lenders) (it being understood that only the Required Lenders shall be required to waive or amend the default rate of interest and this subsection shall not apply to prepayments), (iv) change Section 4.01(b) or 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender (other than Defaulting Lenders), (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender (other than Defaulting Lenders), (vi) release any Borrower from its joint and several liability for the Obligations, without the written consent of each Lender (other than Defaulting Lenders), (vii) except in accordance with Section 11.01(c) or in any Collateral Document or the Intercreditor Agreement, release all or substantially all of the Collateral without the written consent of each Lender, (viii) change or waive any provisions of this Agreement or the Loan Documents so as to permit any Borrower to grant any Lien that is senior to, or pari passu with, the Liens granted to the Administrative Agent for the benefit of the Secured Parties (other than any such grant expressly required by the Intercreditor Agreement in respect of the ABL Collateral (as defined therein)), without the written consent of each Lender (other than Defaulting Lenders), (ix) change or waive any provisions of this Agreement or the Loan Documents so as to permit or cause the Administrative Agent to enter into any Intercreditor Agreement, subordination agreement or other similar agreement pursuant to which the Liens on the Collateral granted to the Administrative Agent for the benefit of the Secured Parties are subordinated to, or shared on a pari passu basis with, other Liens, (other than any such action expressly required by the Intercreditor Agreement in respect of the ABL Collateral (as defined therein)) without the written consent of each Lender (other than Defaulting Lenders), (x) release Guarantors that are borrowers or borrowing base loan parties under the ABL Credit Agreement from their applicable Guaranty Agreement without the written consent of each Lender (other than Defaulting Lenders) or (xi) release all or substantially all of the value of the Guaranty Agreements, collectively, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be; provided further that no such agreement shall amend or modify any provision of Section 2.10 without the consent of the Administrative Agent, each Issuing Bank and the Required Lenders. Subject to the foregoing, the waiver, amendment or modification of any provision of Article VI, VII or VIII or Section 9.01 may be effected with the consent of the Required Lenders. Notwithstanding anything to the contrary herein, this Section 11.01(b) shall, in respect of a Defaulting Lender, be subject to Section 2.10(b).

(c)               The Lenders hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent shall, release any Lien on any Collateral (i) upon Payment in Full, (ii) constituting property being Disposed of in compliance with the terms of this Agreement (other than property Disposed of to a Restricted Subsidiary organized in a Specified Jurisdiction), (iii) constituting property leased to Parent or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any Disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article IX and, in any case set forth above, promptly upon receipt of a written request therefor from the Borrower, the Administrative Agent will execute and deliver all documents as may reasonably be requested to evidence such release. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Obligors in respect of) all interests retained by the Obligors, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral.

(d)               Notwithstanding anything herein to the contrary, (i) if the Administrative Agent and Borrowers acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement, then the Administrative Agent and the Borrowers shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement and (ii) if the Administrative Agent and Borrowers acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of any Collateral Document, then the they shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to the applicable Collateral Document.

(e)               Promptly upon receipt of a written request therefor from the Borrowers, the Administrative Agent will execute and deliver all documents as may reasonably be requested to effect a release of a Guarantor that ceases to exist in accordance with Section 8.02. The Borrowers hereby, jointly and severally, agree to pay all reasonable costs and expenses incurred by the Administrative Agent in connection with any such release of a Guarantor.

Section 11.02                  Notices.

(a)               Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic transmission (in .pdf format), as follows:

(i)                 if to any Borrower or Guarantor, to it at:

c/o Weatherford International, LLC
2000 St. James Place
Houston, Texas 77056
Attention: General Counsel
Telephone: (713) 836-4000
Email: LegalWeatherford@weatherford.com

with a copy to:

c/o Weatherford International, LLC
2000 St. James Place
Houston, Texas 77056
Attention: Treasurer
Telephone: (713) 836-7460
Email: Mark.Rothleitner@weatherford.com; Josh.Silverman@weatherford.com

(ii)              if to the Administrative Agent at:

Deutsche Bank Trust Company Americas
Trust and Agency Services
60 Wall Street, 24th Floor
Mail Stop: NYC60 - 2410
New York, NY 10005
USA
Attention: Project Finance Agency Services, Weatherford, SF0580
Fax: (646) 961-3317

Email: Weatherford.LCAgency@db.com

(iii)            if to Barclays, in its capacity as an Issuing Bank, to it at:

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Telephone: +44 (0) 20 7773 2190

Email: mark.pope@barclays.com, matthew.x.jackson@barclays.com, Daniel.scoines1@barclays.com, Edwin.lau@barclays.com, Yokaira.peralta@barclays.com

(iv)             if to Wells Fargo, in its capacity as Issuing Bank, to it at:

Wells Fargo Bank, National Association

1700 Lincoln Street, 4th Floor

Denver, CO 80203

USA

Telephone: (303) 863-5576

Email: DENLCFX@wellsfargo.com

(v)               if to Deutsche Bank, in its capacity as Issuing Bank, to it at:

Deutsche Bank AG New York Branch

60 Wall Street

New York, NY 10005

USA

Attention: Trade Finance

Telephone: (212) 250-9633, (212) 250-8321, (212) 250-8462, (212) 250-5427

Email: jack.leong@db.com, gaurav.mathur@db.com, konstanze.geppert@db.com, michelle.hsiao@db.com, tfcs.newyork@db.com

(vi)             if to Citibank, N.A., in its capacity as Issuing Bank, to it at:

Citibank, N.A.

811 Main Street, Suite 4000

Houston, TX 77002

USA

Attention: Ivan Davey

Telephone: (713) 821-4709

Email: ivan.davey@citi.com

(vii)          if to Morgan Stanley Senior Funding, Inc., in its capacity as Issuing Bank, to it at:

Morgan Stanley Senior Funding, Inc.

1300 Thames Street, 4th Floor

Thames Street Wharf

Baltimore, MD 21231

USA

Telephone: (443) 627-4555

Fax: (212) 507-5010

Email: MSB.LOC@morganstanley.com

(viii)        if to Nordea Bank Abp, New York Branch, in its capacity as Issuing Bank, to it at:

Nordea Bank Abp, New York Branch

1211 Avenue of the Americas, 23rd Floor

New York, NY 10036

USA

Telephone: (212) 318-9305

Email: abdul.khail@nordea.com

(ix)             if to any other Issuing Bank, to it at such address (or facsimile number) as shall be specified in the Issuing Bank Agreement to which such Issuing Bank shall be a party; and

(x)               if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)               Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lenders. The Administrative Agent or any Obligor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes,(i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)               Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)               The Administrative Agent shall deliver to any Borrower, upon written request, the address and facsimile number of any Lender and the name of the appropriate contact person at such Lender, in each case as provided in such Lender’s Administrative Questionnaire.

(e)               Electronic Systems.

(i)                 Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)              Any Electronic System used by the Administrative Agent is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Obligor, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Obligor’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 11.03                  Expenses, Etc. The Borrowers, jointly and severally, shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (or any sub-agent thereof) and its Affiliates, including the reasonable and documented or invoiced fees, charges and disbursements of counsel for the Administrative Agent (or any such sub-agent) (including one local counsel in each applicable jurisdiction), in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation, registration and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable and documented out-of-pocket expenses incurred by the Joint Lead Arrangers and their respective Affiliates, including the reasonable and documented or invoiced fees, charges and disbursements of Simpson Thacher & Bartlett LLP and Goldberg Kohn Lt. as counsel the Joint Lead Arrangers (and including, to the extent necessary, (i) one local counsel in each applicable jurisdiction, and (ii) one additional local counsel in the event of any actual or perceived conflict of interest among the Joint Lead Arrangers (and if necessary, one local counsel in each relevant jurisdiction) for group of the Joint Lead Arrangers that is subject to such conflict) in connection with the syndication, preparation, negotiation, execution and delivery of the credit facilities provided for herein, (c) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (d) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other Loan Document or any other document referred to herein or therein, and (e) all documented out-of-pocket expenses incurred by the Administrative Agent (or any sub-agent thereof), any Issuing Bank and/or any Lender (including the documented or invoiced fees, disbursements and other charges of (i) any counsel for the Administrative Agent (or any such sub-agent) (which, for the avoidance of doubt, may include counsel in foreign jurisdictions), (ii) one counsel to the Lenders licensed in the State of New York and licensed in each jurisdiction (including any state) where any Obligor or any Subsidiary of an Obligor is organized, has its chief executive office or has assets with a material value) and (iii) one additional local counsel in any applicable jurisdiction in the event of any actual or perceived conflict of interest among the Lenders (and if necessary, one local counsel in each relevant jurisdiction) for each group of Lenders that is subject to such conflict in connection with the enforcement, collection or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit; provided that a Defaulting Lender will not be reimbursed for its costs and expenses related to the replacement of such Defaulting Lender or other matters incidental thereto.

Section 11.04                  Indemnity.

(a)               The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Joint Lead Arranger, each Issuing Bank and each Lender, and each Affiliate of each of the foregoing, and their respective directors, officers, employees, advisors and agents (each such Person being called an “Indemnitee” and collectively, the “Indemnitees”) from, and hold each Indemnitee harmless against, any and all losses, liabilities, claims or damages, costs or related expenses (including reasonable and documented out-of-pocket legal expenses including, to the extent necessary, one local counsel in each applicable jurisdiction, and in the event of any actual or perceived conflict of interest among the Indemnitees, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction) for each group of Indemnitees similarly situated that is subject to such conflict or other expenses incurred in connection with investigating or defending any of the foregoing) to which any Indemnitee may become subject, insofar as such losses, liabilities, claims or damages, costs or related expenses arise out of or result from (i) any claim, investigation, litigation or proceeding (including any threatened claim, investigation, litigation or proceeding) relating to this Agreement, any Letter of Credit or any other Loan Document (whether or not such claim, investigation, litigation or proceeding is brought by a Borrower or any other Obligor or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto), including any claim, investigation, litigation or proceeding in any way relating to the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including latent and other defects, whether or not discoverable by the Administrative Agent or any Secured Party or any Obligor, and any claim for patent, trademark or copyright infringement), (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by WIL-Bermuda, WIL-Delaware, Parent or any of their Subsidiaries, or any Environmental Liability related in any way to WIL-Bermuda, WIL-Delaware, Parent or any of their Subsidiaries, except, in each case, insofar as the Environmental Liability or liability relating to the presence or release of Hazardous Materials arises out of conditions resulting from negligent actions taken by, or negligently not taken by, such Indemnitee after the date on which WIL-Bermuda, WIL-Delaware, Parent or any of their Subsidiaries is divested of ownership of such property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise), or (iii) any actual or proposed use by any Borrower or any of its Subsidiaries of the proceeds of any extension of credit by any Lender or any Issuing Bank hereunder, and the Borrowers, jointly and severally, shall reimburse each Indemnitee upon demand for any expenses (including reasonable and documented out-of-pocket legal expenses) incurred in connection with any such claim, investigation, litigation or proceeding; but excluding any such losses, claims, damages, liabilities or related expenses (A) found by a final, non-appealable judgment of a court of competent jurisdiction to have arisen or resulted from the (i) gross negligence or willful misconduct of the Indemnitee or (ii) a material breach of the funding obligations of such Indemnitee or any of such Indemnitee’s affiliates or (B) have not resulted from an act or omission by the Secured Parties and have been brought by an Indemnitee against any other Indemnitee (other than any claims against the Secured Parties in their respective capacities or in fulfilling their respective roles as an Administrative Agent, Joint Lead Arranger, Issuing Bank or any similar role that might be undertaken in connection with this Agreement); provided that nothing herein shall be deemed to limit the Borrower’s payment obligations under any other provision of this Agreement or any other Loan Document as a result of such Lender’s becoming a Defaulting Lender.  WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNITEE HEREUNDER SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL losses, liabilities, claims or damages, costs or related expenses ARISING OUT OF OR RESULTING FROM THE SOLE OR CONCURRENT ORDINARY NEGLIGENCE OF SUCH INDEMNITEE.  WITHOUT PREJUDICE TO THE SURVIVAL OF ANY OTHER OBLIGATIONS OF THE BORROWERS HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, THE OBLIGATIONS OF THE BORROWERS UNDER THIS SECTION 11.04 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE PAYMENT OF THE OTHER OBLIGATIONS.

With respect to an Obligor incorporated in Germany as (x) a limited liability company (Gesellschaft mit beschränkter Haftung - GmbH) or (y) a limited partnership (Kommanditgesellschaft) with a limited liability company as general partner, the limitations pursuant to Section 30 of the Affiliate Guaranty shall apply mutatis mutandis to the obligations set out under this Section 11.04.

(b)               To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under Section 11.03 or paragraph (a) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(c)               To the extent permitted by applicable law, neither any party hereto nor any of their respective directors, officers, employees and agents shall assert, and each hereby waives, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Letter of Credit or the use of the proceeds thereof (it being understood that, to the extent any Indemnitee suffers any such special, indirect, consequential or punitive damages, the indemnification obligations of the Borrowers set forth in paragraph (a) of this Section shall apply).

(d)               No Indemnitee referred to in Section 11.04(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for any such damages found by a final, nonappealable judgment of a court of competent jurisdiction to have been incurred by reason of the gross negligence, willful misconduct or unlawful conduct of such Indemnitee.

(e)               All amounts due under this Section 11.04 and under Section 11.03 shall be payable not later than ten (10) Business Days after written demand therefor and presentation of any documents required to be delivered in connection therewith.

Section 11.05                  Successors and Assigns.

(a)               The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               (i) Subject to the conditions set forth in this Section 11.05 (including subparagraph (b)(ii) below), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld and, additionally, in the case of assignments pursuant to Section 4.03, delayed or conditioned) of:

(A)             The Borrowers, provided that no consent of the Borrowers shall be required for an assignment to a Lender (provided such Lender is a U.S. Qualifying Lender), an Affiliate of a Lender (provided such Affiliate is a U.S. Qualifying Lender), an Approved Fund (provided such Approved Fund is a U.S. Qualifying Lender) or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)              the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund immediately prior to giving effect to such assignment; and

(C)              each Issuing Bank;

provided that any consent to an assignment required by the Borrowers under this Section 11.05(b)(i) shall be deemed to have been given by the Borrowers unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after receiving a written request for its consent to such assignment.

(ii)              Assignments shall be subject to the following additional conditions:

(A)             except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of WIL-Bermuda and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;

(B)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)             the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Obligor Parties and their respective Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E)              except in connection with assignments made while an Event of Default has occurred and is continuing, all prospective assignees of a Lender shall be required, as a condition to the effectiveness of such assignment, to execute and deliver the forms required under Section 4.02(c) and Section 4.02(e) for any Lender, and no assignment shall be effective in connection herewith unless and until such forms are so delivered;

(F)              except in the case when no consent of the Borrowers is required because an Event of Default has occurred and is continuing, no assignment shall be made to any such assignee unless such assignee is a U.S. Qualifying Lender;

(G)             no assignment shall be made to an Ineligible Institution; and

(H)             the assignee, if it shall not be a Lender, shall deliver to Parent and the Administrative Agent an Assignee Certificate.

Notwithstanding anything to the contrary in this Section 11.05 or elsewhere in any Loan Document, the consent of each Borrower and of Parent shall, so long as no Specified Event of Default has occurred and is continuing, be required for an assignment or participation to any assignee or Participant that is a Swiss Non-Qualifying Lender; provided, however, that such a consent shall not be unreasonably withheld or delayed and in any event, such consent shall be deemed given if any Borrower or Parent, as applicable, does not give its written decision within 10 Business Days after a request for such consent from the Administrative Agent. For the avoidance of doubt, if any Borrower or Parent determines in its reasonable discretion that any assignment or participation would result in noncompliance with the Swiss Non-Bank Rules and/or that the number of Lenders and Participants under this Agreement that are Swiss Non-Qualifying Lenders would exceed the number of ten, then such Borrower’s or Parent’s objection to such assignment or participation shall be deemed to be reasonable. Notwithstanding anything to the contrary but subject to Section 11.05(b)(ii)(E) and (F) above, Barclays Bank PLC may assign its Commitments hereunder to Barclays Bank Ireland PLC.

For purposes of this Section 11.05, the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) Parent any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (d), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided, further, that with respect to clause (d) upon the occurrence and during the continuance of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Commitments, as the case may be.

(iii)            Subject to acceptance and recording thereof pursuant to subparagraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.07, 4.02, 11.03 and 11.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.05 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)             The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest and fee amounts owing) of the LC Disbursements owing by each Borrower to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumed correct, in the absence of manifest error, and the Obligors, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Obligors, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)               Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee permitted under paragraph (b) of this Section, such assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or such assignee shall have failed to make any payment required to be made by it pursuant to Section 3.01(e) or (f), 4.01(d) or 11.04(a), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)               (i) Except as otherwise provided in this Agreement or any other Loan Document, any Lender may, without the consent of any Obligor, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities other than an Ineligible Institution (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) such Participant delivers a Participant Certificate to such Lender, the Administrative Agent, and WIL Ireland and (E) such Participant is a U.S. Qualifying Lender. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.01(b) that affects such Participant. Subject to subparagraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.07 and 4.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.02 as though it were a Lender; provided such Participant agrees to be subject to Section 4.01(b), and to deliver the forms required by Section 4.02(c), 4.02(e) and 4.02(h) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest the Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Letters of Credit or its other obligations under any Loan Document) to any Person other than the Borrowers except to the extent that such disclosure is necessary to establish that such Commitments or Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Provided the requirements of this Section 11.05 (including, but not limited to, Section 11.05(c)(ii)), are satisfied, the entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)              A Participant shall not be entitled to receive any greater payment under Sections 2.07 and 4.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or (ii) the sale of the participation to such Participant is made with the Borrowers’ prior written consent. The Borrowers shall be notified of each participation sold to a Participant, and each Participant shall comply with Sections 4.02(c), 4.02(d), 4.02(e), 4.02(h), and 4.03 as though it were a Lender. A Participant that fails to comply with the preceding sentence shall not be entitled to any of the benefits of Section 4.02.

(d)               Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)               In case of any assignment or transfer by an Lender to an assignee of all or any part of its rights and obligations under the Loan Documents, the Lender and the assignee shall agree that, for the purposes of Article 1278 of the Luxembourg Civil Code, any security interest created under the Loan Documents and securing the rights assigned or transferred will be preserved for the benefit of the assignee.

Section 11.06                  Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors and agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the extent set forth herein), (b) to the extent requested by any regulatory authority or self-regulatory body having or claiming jurisdiction over such Person, (c) to the extent required by applicable laws or regulations or by any subpoena, court order or similar legal or regulatory process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any other Loan Document or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction to which an Obligor is a direct counterparty relating to any Obligors and their respective obligations hereunder, and to any insurer or insurance broker, (g) with the consent of the applicable Obligors, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than an Obligor, or (i) on a confidential basis to (i) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein. For the purposes of this Section, “Information” means all information received from any Obligor relating to such Obligor or any other Obligor or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the applicable Obligor and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry and service providers to the Administrative Agent, any Issuing Bank or any other Lender in connection with the administration and management of this Agreement and the other Loan Documents; provided that such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Issuing Banks and the Lenders shall endeavor to notify WIL-Bermuda as promptly as possible of any Information that it is required to disclose pursuant to any subpoena, court order or similar legal or regulatory process so long as it is not legally prohibited from providing such notice.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAWS, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER OBLIGORS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 11.07                  Survival. All covenants, agreements, representations and warranties made by the Obligors herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full. The provisions of Sections 2.07, 3.01, 4.02, 11.03 and 11.04 and Article X shall survive and remain in full force and in effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 11.08                  Governing Law. This Agreement, the other Loan Documents (other than any Collateral Document that expressly selects to be governed by the laws of another jurisdiction) and all other documents executed in connection herewith and therewith and the rights and obligations of the parties hereto and thereto shall be construed in accordance with and governed by the law of the State of New York.

Section 11.09                  Independence of Covenants. All covenants contained in this Agreement and in the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

Section 11.10                  Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or electronic transmission (in .pdf format) shall be effective for all purposes as delivery of a manually executed counterpart of this Agreement. The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrowers hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Obligors, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waive any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 11.11                  Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.12                  Conflicts Between This Agreement and the Other Loan Documents. In the event of any conflict between, or inconsistency with, the terms of this Agreement and the terms of any of the other Loan Documents, the terms of this Agreement shall control.

Section 11.13                  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.14                  Limitation of Interest. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any amount due hereunder, together with all fees, charges and other amounts which are treated as interest on such amount under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such obligation in accordance with applicable law, the rate of interest payable in respect of such amount hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such amount but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other amounts or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.15                  Submission to Jurisdiction; Consent to Service of Process.

(a)               Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document (including this Section 11.15) shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of any judgment in respect thereof against any Obligor or its properties in the courts of any jurisdiction.

(b)               Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each Obligor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)               Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.02 other than by facsimile. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law. Notwithstanding any other provision of this Agreement, each foreign Obligor hereby irrevocably designates CT Corporation System, 111 8th Avenue, New York, New York 10011, as the designee, appointee and agent of such Obligor to receive, for and on behalf of such Obligor, service of process in the State of New York in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document.

(d)               Each Obligor agrees that any suit, action or proceeding brought by any Obligor Party or any of their respective Subsidiaries relating to this Agreement or any other Loan Document against the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates shall be brought exclusively in the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, unless no such court shall accept jurisdiction.

(e)               The Administrative Agent, each Issuing Bank and each Lender hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(f)                The Administrative Agent, each Issuing Bank and each Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (e) of this Section. Each of the Administrative Agent, each Issuing Bank and each Lender hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(g)               To the extent that any Obligor has or hereafter may acquire any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Obligor hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents.

Section 11.16                  Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.17                  Judgment Currency. The obligation of each Obligor to make payments on any Obligation to the Lenders, to any Issuing Bank or to the Administrative Agent hereunder in any currency (the “first currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (the “second currency”) except to the extent to which such tender or recovery shall result in the effective receipt by the applicable Lender, the applicable Issuing Bank or the Administrative Agent of the full amount of the first currency payable, and accordingly the primary obligation of each Obligor shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the second currency of the amount (if any) by which such effective receipt shall fall short of the full amount of the full currency payable and shall not be affected by a judgment being obtained for any other sum due hereunder.

Section 11.18                  No Fiduciary Duty, etc. (a) The Borrowers and Parent acknowledge and agree, and acknowledge their Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s-length contractual counterparty to the Borrowers with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrowers or any other person. The Borrowers and Parent agree that they will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrowers and Parent acknowledge and agree that no Credit Party is advising any of them as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrowers and Parent shall consult with their own respective advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrowers or Parent with respect thereto.

(b)               The Borrowers and Parent further acknowledge and agree, and acknowledge their Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers, Parent and other companies with which the Borrowers and Parent may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)               In addition, the Borrowers and Parent acknowledge and agree, and acknowledge their Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrowers and/or Parent may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrowers or Parent by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrowers or Parent in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrowers and Parent also acknowledge that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrowers or Parent, confidential information obtained from other companies.

Section 11.19                  USA Patriot Act. (a) Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) hereby notifies the Obligors that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the PATRIOT Act.

(b)               In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Administrative Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Administrative Agent. Accordingly, each of the parties agree to provide to the Administrative Agent, upon its request from time to time, such identifying information and documentation as may be available for such party in order to enable the Administrative Agent to comply with Applicable Law.

Section 11.20                  Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law (including the PPSA), can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 11.21                  Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of set-off pursuant hereto, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver, examiner, administrator or any other party, in connection with any Bankruptcy Event of an Obligor or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent (to the extent such amount had previously been paid by the Administrative Agent to such Lender or such Issuing Bank, as applicable), plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the Payment in Full.

Section 11.22                  No Fiduciary Duty. The Credit Parties and their respective Affiliates (collectively, solely for purposes of this Section 11.22, the “Credit Parties”) may have economic interests that conflict with those of the Borrowers. Each Obligor agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Credit Parties and the Borrowers, their stockholders or their affiliates. Each Obligor acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Obligors, on the other, (ii) in connection therewith and with the process leading to such transactions, each of the Credit Parties is acting solely as a principal and not the fiduciary of the Obligors, their management, stockholders, creditors or any other person, (iii) no Credit Party has assumed an advisory or fiduciary responsibility in favor of any Obligor with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Credit Party or any of its affiliates has advised or is currently advising any Obligor on other matters), (iv) each of the Credit Parties may be engaged in a broad range of transactions that involve interests that differ from those of the Obligors and their Affiliates, and no Credit Party has any obligation to disclose any of such interests to the Obligors or their Affiliates and (v) each Obligor has consulted its own legal and financial advisors to the extent it deemed appropriate. Each Obligor further acknowledges and agrees that it is responsible for making its own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. Each Obligor agrees that it will not claim that any Credit Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Obligor, in connection with the transactions contemplated hereby or the process leading thereto.

Section 11.23                  Release of Guarantors.

(a)               Any Guarantor (other than Parent or WIL-Delaware) shall be automatically released from its obligations under any applicable Guaranty Agreement and the other Loan Documents (including Collateral Documents) (i) upon Payment in Full, (ii) upon such Person ceasing to be a Subsidiary as a result of such Disposition otherwise permitted by the Loan Document, (iii) upon such Person becoming an Unrestricted Subsidiary, or (iv) if both of the following are true: (A) such Person is not a Material Specified Subsidiary that is organized in a Specified Jurisdiction and (B) such Person does not Guarantee third-party Indebtedness for borrowed money of an Obligor in the principal amount in excess of $20,000,000 (other than the ABL Credit Facility), and in any case set forth above, promptly upon receipt of a written request therefor from the Borrowers, the Administrative Agent will execute and deliver all documents as may reasonably be requested to evidence such release.

(b)               Upon written notice from the Borrowers to the Administrative Agent, any Added Guarantor shall be automatically released from its obligations under any applicable Guaranty Agreement and the other Loan Documents if both of the following are true: (A) such Person is not a Material Specified Subsidiary that is organized in a Specified Jurisdiction and (B) such Person does not Guarantee third-party Indebtedness for borrowed money of an Obligor in the principal amount in excess of $20,000,000, and promptly upon receipt of a written request therefor from the Borrowers, the Administrative Agent will execute and deliver all documents as may reasonably be requested to evidence such release.

Section 11.24                  Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the parties, each party acknowledges and accepts that any liability of any party to any other party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)               any Bail-In Action in relation to any such liability, including (without limitation):

(i)                 a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)              a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)            a cancellation of any such liability; and

(b)               a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 11.25                  Confirmation of Lender’s Status as a Swiss Qualifying Lender.

(a)               Each Lender confirms that, as of the Effective Date, unless notified in writing to Parent and the Administrative Agent prior to the Effective Date, such Lender is a Swiss Qualifying Lender and has not entered into a participation arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender.

(b)               Without limitation to any consent or other rights provided for in this Agreement (including Section 11.05), any Person that shall become an assignee, Participant or sub-participant with respect to any Lender or Participant pursuant to this Agreement shall confirm in writing to Parent and the Administrative Agent prior to the date such Person becomes a Lender, Participant or sub-participant, that:

(i)                 it is a Swiss Qualifying Lender and has not entered into a participation (including sub-participation) arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender; or

(ii)              if it is a Swiss Non-Qualifying Lender, it counts as one single creditor for purposes of the Swiss Non-Bank Rules (taking into account any participations and sub-participations).

(c)               Each Lender or Participant (including sub-participants) shall promptly notify Parent and the Administrative Agent if for any reason it ceases to be a Swiss Qualifying Lender.

Section 11.26                  Joint Lead Arrangers and Joint Book Runners. Each of the Joint Lead Arrangers, in such capacity, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as the Administrative Agent or as an Issuing Bank. Without limiting the foregoing, each of the Joint Lead Arrangers, in such capacity, shall not have or be deemed to have any fiduciary relationship with any Lender or any Obligor. Each Lender, Administrative Agent, Issuing Bank, and each Obligor acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers, in such capacity, shall be entitled to resign at any time by giving notice to the Administrative Agent and Borrowers.

Section 11.27      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)               In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)               As used in this Section 11.27, the following terms have the following meanings:

(i)                 “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)              “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(iii)            “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)             “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 11.28      Credit Reporting Act Notice. Under the Credit Reporting Act 2013 of Ireland, lenders are required to provide personal and credit information for credit applications and credit agreements of €500 and above to the Central Credit Register. This information will be held on the Central Credit Register and may be used by other lenders when making decisions on your credit applications and credit agreements.

The Central Credit Register is maintained and operated by the Central Bank of Ireland. For information on your rights and duties under the Credit Reporting Act 2013 please refer to the factsheet prepared by the Central Bank of Ireland. This factsheet is available on www.centralcreditregister.ie.

[Remainder of this page intentionally left blank; signature pages intentionally omitted.]

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [Insert name of Assignor] ([the] [each an]1 “Assignor”) and [Insert name of Assignee]2, ([the] [each an] “Assignee”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the] [each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent, as contemplated below, (i) all of [the] [each] Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and the other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the [the] [each] Assignor under the Credit Agreement and the other Loan Documents and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the] [each] Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by [the] [each] Assignor to [the] [each] Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [each] Assignor.

The provisions set out in clause 10.01 (c) and (d) of the Credit Agreement shall apply to each Assignee as if it were an initial party to the Credit Agreement.

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is to multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is from a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

1. Assignor[s]:

2. Assignee[s]:	and is [a][an] [Lender][Affiliate or Approved Fund of [identify Lender]][other assignee][3]

3. Borrowers:	Weatherford International Ltd., a Bermuda exempted company (“WIL-Bermuda”) and Weatherford International, LLC, a Delaware limited liability company (“WIL-Delaware” and together with WIL-Bermuda, the “Borrowers”)

4. Administrative Agent:	Deutsche Bank Trust Company Americas (“DBTCA”), as the Administrative Agent under the Credit Agreement

5. Credit Agreement:	LC Credit Agreement, dated as of December [5], 2019, among WIL-Bermuda, WIL-Delaware, Weatherford International plc (“Parent”), the Lenders from time to time party thereto, DBTCA, as administrative agent for the Lenders, and the Issuing Banks from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time

6. Assigned Interest:	As set forth on Annex 2 attached hereto.

7. Effective Date:	_____________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

3 Select as applicable

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]4 Accepted:

Deutsche Bank Trust Company Americas,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:

WEATHERFORD INTERNATIONAL LTD.,
a Bermuda exempted company,
as Borrower

By:
Name:
Title: ][5]

[Consented to:

WEATHERFORD INTERNATIONAL, LLC,
a Delaware limited liability company,
as Borrower

By:
Name:
Title: ][6]

4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

5 To be added only if the consent of WIL-Bermuda is required by the terms of the Credit Agreement.

6 To be added only if the consent of WIL-Delaware is required by the terms of the Credit Agreement.

Consented to:

Deutsche Bank AG New York Branch,
as Issuing Bank,

By:
Name:
Title:

By:
Name:
Title:

Consented to:

Wells Fargo Bank, National Association,
as Issuing Bank,

By:
Name:
Title:

Consented to:

Barclays Bank PLC,
as Issuing Bank,

By:
Name:
Title:

[[Issuing bank],
as Issuing Bank,

By:
Name:
Title:][7]

7 To be added for any additional Issuing Banks.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.       Representations and Warranties.

1.1       Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Obligor, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Obligor, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Collateral Agent or any other Lender, (vi) it is not an Ineligible Institution, [[and] (vii) it has delivered to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their respective Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws]8[,][ and] [(viii) attached to the Assignment and Assumption are the forms required under Sections 4.02(c) and 4.02(e) of the Credit Agreement, duly completed and executed by the Assignee]9[,][ and] [(ix) it has delivered to Parent and the Administrative Agent an Assignee Certificate]10 [and (x) it is not subject under current law to any U.S. withholding tax on amounts payable to it under the Credit Agreement]11; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

8 Required to be delivered if Assignee is not a Lender.

9 Not required when an Event of Default has occurred and is continuing.

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.       General Provisions. This Assignment and Assumption shall (a) be binding upon the parties hereto and their respective successors and assigns and (b) inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Assignment and Assumption by facsimile (or by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) shall be effective as a delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10 Required to be delivered if Assignee is not a Lender.

11 Not required when an Event of Default has occurred and is continuing.

ANNEX 2

Amount of Aggregate Commitment / Total Letter of Credit Exposure	Amount of Commitment / Letter of Credit Exposure Assigned	Percentage Assigned of Commitments / Letter of Credit Exposure
$	$	%

Applicable Percentage: _____________________%1

1 Set forth, to at least 12 decimals, as a percentage of the Aggregate Commitments.

EXHIBIT B

FORM OF LETTER OF CREDIT REQUEST

_______________, 20__

To:      [________]1

[________]2

Ladies and Gentlemen:

This notice shall constitute a “Letter of Credit Request” for a Letter of Credit pursuant to Section 3.01(b) of the LC Credit Agreement, dated as of December [5], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Weatherford International Ltd., a Bermuda exempted company (“WIL-Bermuda”), Weatherford International, LLC, a Delaware limited liability company (“WIL-Delaware”), Weatherford International plc, an Irish public limited company (“Parent”), the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent for the Lenders, and the Issuing Banks from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings specified therefor in the Credit Agreement.

[The undersigned (the “Borrower”) hereby requests that [________]3 (the “Issuing Bank”) issue a Letter of Credit on [________]4 in the aggregate amount of [_______]5. The beneficiary of the requested Letter of Credit will be [_______]6, and such Letter of Credit will be in support of [_______]7 and will have a stated expiration date of [_______]8.]9

[The undersigned (the “Borrower”) hereby requests that [______]10 (the “Issuing Bank”) [amend] [renew] [extend] on [______]11 the following Letter of Credit, which was previously issued by the Issuing Bank: [insert title of Letter of Credit], Number [_________], dated as of [________], and in the aggregate amount of [________]12. [Insert description of requested amendment or details of proposed terms of renewal or extension, as applicable].]13

[Insert any other information as shall be necessary in order for the Issuing Bank to prepare the requested Letter of Credit or amend, renew or extend the existing Letter of Credit, as applicable.]

[Remainder of this page intentionally left blank.]

1 Insert name of Issuing Bank

2 Insert address of Issuing Bank

3 Insert name of Issuing Bank

4 Insert proposed date of issuance of the requested Letter of Credit, which must be at least three Business Days after the date of this Letter of Credit Request.

5 Insert initial amount of the requested Letter of Credit and whether such amount is denominated in Dollars or an Alternative Currency.

6 Insert full name and address of the beneficiary of this Letter of Credit Request.

7 Insert brief description of obligation to be supported by the Letter of Credit.

8 Insert expiration date of the Letter of Credit, which shall comply with Section 3.01(c) of the Credit Agreement.

9 Insert this paragraph for any issuance of a Letter of Credit.

10 Insert name of Issuing Bank.

11 Insert proposed date of amendment, renewal or extension of the applicable Letter of Credit, which must be at least one Business Day after the date of this Letter of Credit Request.

12 Insert the aggregate amount of the existing Letter of Credit to be amended, renewed or extended and whether such amount is denominated in Dollars or an Alternative Currency.

13 Insert this paragraph for any amendment, renewal or extension of an existing Letter of Credit.

B-1

IN WITNESS WHEREOF, the undersigned has executed this Letter of Credit Request this ____ day of ______________, 20___.

Very truly yours,

[NAME OF REQUESTING
BORROWER] a [_________]
[______________]

By:
Name:
Title:

CC:	Deutsche Bank Trust Company Americas
60 Wall Street
New York, New York 10005
Attention: Project Finance Agency Services, Weatherford
Fax: (646) 961-3317
Electronic Mail Address: Mary.Coseo@db.com

B-2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that such officer is the _______________________1 of Weatherford International plc, an Irish public limited company (“Parent”), and that such officer is authorized to execute this certificate on behalf of Parent pursuant to the LC Credit Agreement, dated as of December [5], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Weatherford International Ltd., a Bermuda exempted company (“WIL-Bermuda”), Weatherford International, LLC, a Delaware limited liability company (“WIL-Delaware”), Parent, the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent for the Lenders, and the Issuing Banks from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings specified therefor in the Credit Agreement.

The undersigned also hereby certifies that a review of the Obligors has been made under such officer’s supervision with a view to determining whether the Obligors have fulfilled all of their respective obligations under the Credit Agreement and the other Loan Documents; and in his/her capacity as such officer of Parent, and on behalf of Parent further certifies, represents and warrants that, to the knowledge of such officer:

1.	No Default has occurred (or if any Default has occurred, attached is a description of such event and any action taken or proposed to be taken with respect thereto).

2.	Liquidity is not less than $200,000,000.

3.	Attached as Schedule 1 is a list of all Material Specified Subsidiaries, which specifies whether any Material Specified Subsidiaries are organized in jurisdictions other than Specified Jurisdictions or Excluded Jurisdictions.

4.	There have been no changes in GAAP or in the application thereof since the date of Parent’s consolidated financial statements most recently delivered pursuant to Section 7.01(b) of the Credit Agreement (or if any such change has occurred, attached is a description of the effect of such change on the financial statements accompanying this Compliance Certificate).

5.	There have been no changes to exhibits or schedules to any Collateral Document since the date of Parent’s Compliance Certificate most recently delivered pursuant to Section 7.01(e) of the Credit Agreement (or if any such change has occurred, attached as Exhibit A are amended or amended and restated exhibits or schedules to the applicable Collateral Documents).

1 Must be executed by a Principal Financial Officer of Parent.

DATED as of _____________________.

WEATHERFORD INTERNATIONAL PLC, an Irish public limited company

By:
Name:
Title:

Schedule 1

List of all Material Specified Subsidiaries

[See Attached.]

Exhibit A

[None. / See Attached.]

EXHIBIT D

FORM OF ASSIGNEE CERTIFICATE

Weatherford International plc

c/o Weatherford International, LLC

2000 St. James Place

Houston, Texas 77056

Attention: General Counsel

Telephone: (713) 836-4000

Email: LegalWeatherford@weatherford.com

Deutsche Bank Trust Company Americas

60 Wall Street
New York, New York 10005

Attention: Project Finance Agency Services, Weatherford

Fax: (646) 961-3317
Electronic Mail Address: Mary.Coseo@db.com

Reference is made to that certain LC Credit Agreement, dated as of December [5], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Weatherford International Ltd., a Bermuda exempted company (“WIL-Bermuda”), Weatherford International, LLC, a Delaware limited liability company (“WIL-Delaware”), Weatherford International plc, an Irish public limited company (“Parent”), the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent for the Lenders, and the Issuing Banks from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings specified therefor in the Credit Agreement.

Pursuant to Section 11.05(b)(ii)(H) of the Credit Agreement, the undersigned is a prospective assignee of rights and obligations of a Lender under the Credit Agreement but is not currently a Lender (the “Assignee”) and is required to deliver this Assignee Certificate.

Assignee hereby confirms that, as of date set forth below (check one):

☐	Assignee is a Swiss Qualifying Lender and has not entered into a participation (including sub-participation) arrangement with respect to the Credit Agreement with any Person that is a Swiss Non-Qualifying Lender.

☐	Assignee is a Swiss Non-Qualifying Lender, and counts as one single creditor for purposes of the Swiss Non-Bank Rules and has not entered into a participation (including any sub-participation) arrangement with respect to the Agreement with any Person that is a Swiss Non-Qualifying Lender.

For purposes of the foregoing:

“Swiss Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), circular letter No. 47 in relation to bonds of 25 July 2019 (1-047-V-2019) (Kreisschreiben Nr. 47 “Obligationen” vom 25. Juli 2019), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom 24. Juli 2019), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011); the circular letter No. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017) and the notification regarding credit balances in groups (Mitteilung 010-DVS-2019 of February 2019 betreffend "Verrechnungssteuer: Guthaben im Konzern") each as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Swiss Qualifying Lender” means a Person that (i) is a bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time or (ii) effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss Guidelines.

“Swiss Non-Qualifying Lender” means a person which does not qualify as a Swiss Qualifying Lender.

[Intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Assignee Certificate this _____ day of ______________, 20___.

[NAME OF ASSIGNEE]

By:
Name:
Title:

EXHIBIT E

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated as of ____________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the LC Credit Agreement, dated as of December [5], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Weatherford International Ltd., a Bermuda exempted company (“WIL-Bermuda”), Weatherford International, LLC, a Delaware limited liability company (“WIL-Delaware”), Weatherford International plc, an Irish public limited company (“Parent”), the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent for the Lenders, and the Issuing Banks from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings specified therefor in the Credit Agreement.

W I T N E S S E T H

WHEREAS, pursuant to Section 2.11 of the Credit Agreement, the Borrowers have the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the aggregate Commitments under the Credit Agreement by requesting one or more Lenders to increase the amount of their Commitments;

WHEREAS, the Borrowers have given notice to the Administrative Agent of their intention to increase the aggregate Commitments pursuant to such Section 2.11; and

WHEREAS, pursuant to Section 2.11 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its Commitment under the Credit Agreement by executing and delivering to the Borrowers and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.                  The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that as of the date of this Supplement it shall have its Commitment increased by $[______________], thereby making the total amount of its Commitment equal to $[___________].

2.                  The Borrowers hereby represent and warrant that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3.                  Terms defined in the Credit Agreement shall have their respective defined meanings when used herein.

4.                  This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5.                  This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

INCREASING LENDER:

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

WIL-BERMUDA:

WEATHERFORD INTERNATIONAL LTD.,
a Bermuda exempted company

By:
Name:
Title:

WIL-Delaware:

WEATHERFORD INTERNATIONAL, LLC,
a Delaware limited liability company,
as Borrower

By:
Name:
Title:

PARENT:

WEATHERFORD INTERNATIONAL PLC,
an Irish public limited company

By:
Name:
Title:

Acknowledged as of the date first written above:

Deutsche Bank Trust Company Americas,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT F

FORM OF ADDITIONAL LENDER SUPPLEMENT

ADDITIONAL LENDER SUPPLEMENT, dated as of ____________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the LC Credit Agreement, dated as of December [5], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Weatherford International Ltd., a Bermuda exempted company (“WIL-Bermuda”), Weatherford International, LLC, a Delaware limited liability company (“WIL-Delaware”), Weatherford International plc, an Irish public limited company (“Parent”), the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent for the Lenders, and the Issuing Banks from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings specified therefor in the Credit Agreement.

W I T N E S S E T H

WHEREAS, pursuant to Section 2.11 of the Credit Agreement, the Borrowers have the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the aggregate Commitments under the Credit Agreement by requesting one or more Persons meeting the qualifications set forth in such Section 2.11 to provide an Incremental Commitment;

WHEREAS, the Credit Agreement provides in Section 2.11 thereof that any Person providing an Incremental Commitment that is not already a Lender must meet the requirements to be an assignee under Section 11.05(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.05(b));

WHEREAS, immediately prior to giving effect to this Supplement, the undersigned Additional Lender was not a Lender under the Credit Agreement, but now desires to become a party thereto as a Lender thereunder;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.      The undersigned Additional Lender agrees to be bound by the provisions of the Credit Agreement as a Lender thereunder and agrees that it shall, as of the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment equal to $[__________].

2.                  The undersigned Additional Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it has delivered to Parent and the Administrative Agent the forms required under Sections 4.02(c) and 4.02(e) of the Credit Agreement and an Assignee Certificate, in each case duly completed and executed by the undersigned Additional Lender, and (iii) it is not subject under current law to any withholding tax on amounts payable to it under the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) irrevocably designates, appoints and authorizes the Administrative Agent as the agent of such Lender under the Credit Agreement and the other Loan Documents; (e) irrevocably authorizes the Administrative Agent to take such actions on its behalf under the provisions of the Credit Agreement and the other Loan Documents, including execution of the other Loan Documents, and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Agreement and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3.                  The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[___________]

[___________]

[___________]

4.                  The Borrowers hereby represent and warrant that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5.                  Terms defined in the Credit Agreement shall have their respective defined meanings when used herein.

6.                  This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.                  This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF ADDITIONAL LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

WIL-BERMUDA:

WEATHERFORD INTERNATIONAL LTD.,
a Bermuda exempted company

By:
Name:
Title:

WIL-Delaware:

WEATHERFORD INTERNATIONAL, LLC,
a Delaware limited liability company

By:
Name:
Title:

PARENT:

WEATHERFORD INTERNATIONAL PLC,
an Irish public limited company

By:
Name:
Title:

Consented to and acknowledged as of the date first written above:

Deutsche Bank Trust Company Americas,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT G

FORM OF INTERCREDITOR AGREEMENT

G-1

FORM OF INTERCREDITOR AGREEMENT

dated as of

[                     , 20    ]

among

WELLS FARGO BANK, NATIONAL ASSOCIATION

as ABL Collateral Agent and Foreign Collateral Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS

as LC Collateral Agent,

BTA INSTITUTIONAL SERVICES AUSTRALIA LIMITED

when joined hereto, as LC Australian Collateral Agent,

WEATHERFORD INTERNATIONAL PLC,

and

The other Grantors Named Herein

i

ii

This INTERCREDITOR AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [                      , 20   ], is among Wells Fargo Bank, National Association (“WF”), as administrative agent and collateral agent for the ABL Secured Parties referred to herein (in such capacity, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed, the “ABL Collateral Agent”) and as the initial Foreign Collateral Agent (as defined below), when joined to this Agreement, BTA Institutional Services Australia Limited (ABN 48 002 916 396), in its capacity as trustee of the LC Australian Security Trust referred to herein (when joined to this Agreement, in such capacity, together with its successors in substantially the same capacity as may from time to time be appointed, the “LC Australian Collateral Agent”), Deutsche Bank Trust Company Americas (“DBTCA”), as administrative agent and collateral agent for the LC Secured Parties referred to herein (in such capacity, together with its successors and co-agents and, as applicable, sub-agents (including with respect to the LC Australian Collateral, the LC Australian Collateral Agent), in substantially the same capacity as may from time to time be appointed, the “LC Collateral Agent”), the Parent (as defined below) and the other Subsidiaries of the Parent from time to time party hereto.

Weatherford International plc, a public limited company incorporated in the Republic of Ireland (“Parent”), Weatherford International Ltd., a Bermuda exempted company limited by shares (“WIL-Bermuda”), Weatherford International LLC, a Delaware limited liability company (“WIL-Delaware”), Weatherford Oil Tool GmbH, a German private limited company, Weatherford Products GmbH, a Swiss limited liability company (the “ABL Borrowers”), the lenders and other parties party thereto from time to time and the ABL Collateral Agent are party to the Credit Agreement, dated as of the date hereof (“Existing ABL Credit Agreement”).

WIL-Bermuda and WIL-Delaware (the “LC Borrowers”), the issuing lenders from time to time party thereto (the “Issuing Lenders”), the lenders from time to time party thereto (the “LC Lenders”) and the LC Collateral Agent are party to the Credit Agreement, dated as of the date hereof, pursuant to which the Issuing Lenders have agreed to issue, and the LC Lenders have agreed to purchase participations in, letters of credit (the “Existing LC Credit Agreement”).

This Agreement governs the relationship between the LC Secured Parties as a group, on the one hand, and the ABL Secured Parties, on the other hand, with respect to the Collateral shared by the LC Secured Parties and the ABL Secured Parties. In addition, it is understood and agreed that not all of the Secured Parties may have security interests in all of the Collateral and nothing in this Agreement is intended to give rights to any Person in any Collateral in which such Person (or their Representative or Collateral Agent) does not otherwise have a security interest under their respective security documents.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01     Construction; Certain Defined Terms.

(a)               The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles, Sections and Exhibits of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b)               As used in this Agreement, the following terms have the meanings specified below:

“ABL Collateral Agent” has the meaning set forth in the recitals.

“ABL Credit Agreement” means (a) the Existing ABL Credit Agreement, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, Refinanced or otherwise modified from time to time after the date hereof, in accordance with the terms hereof, including any agreement or indenture extending the maturity thereof, Refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such Refinancing, replacement or restructuring is designated by the Parent not to be included in the definition of “ABL Credit Agreement”), and (b) whether or not the facility referred to in clause (a) remains outstanding, if designated by the Parent to be included in the definition of “ABL Credit Agreement,” one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (iii) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“ABL Documents” means the ABL Credit Agreement, the ABL Security Documents and the other “Loan Documents” as defined in the ABL Credit Agreement.

“ABL Mortgages” means all “Mortgages” as defined in the ABL Credit Agreement.

“ABL Obligations” means all “Obligations” (as such term is defined in the ABL Credit Agreement) of the ABL Borrowers and all other obligors under the ABL Credit Agreement or any of the other ABL Documents, including obligations to pay principal, premiums, if any, interest, attorneys fees, fees, costs, charges, expenses, Bank Product Obligations (as defined in the ABL Credit Agreement) and Letter of Credit (as defined in the ABL Credit Agreement) commissions, fees and charges (and, with regard to all such items, including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the ABL Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the ABL Documents according to the respective terms thereof.

“ABL Priority Collateral” means all Collateral now owned or at any time hereafter acquired (including, for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any provision of any other Debtor Relief Law), would constitute ABL Priority Collateral) by the ABL Borrowers or any other Grantor consisting of the following:

(a) all Accounts; (b) all Chattel Paper and rights to payment evidenced thereby; (c) all Inventory; (d) all assets constituting ABL Priority Rental Tool Assets; (e) all cash and cash equivalents, (other than identifiable cash proceeds of the LC Facility Priority Collateral); (f) all deposit accounts and securities accounts (including any funds or other property held in or on deposit therein but specifically excluding identifiable cash proceeds of LC Facility Priority Collateral); (g) all Payment Intangibles in respect of the items referred to in the previous clauses (a)-(f); (h) to the extent related to, substituted or exchanged for, evidencing, supporting or arising from any of the items referred to in the preceding clauses (a)-(g), all Documents, Letter-of-credit rights, Instruments and rights to payment evidenced thereby, Supporting Obligations, all General Intangibles (other than the Capital Stock of each Grantor and its subsidiaries and Intellectual Property) and books and records, including customer lists; (i) to the extent attributed or pertaining to any ABL Priority Collateral, all Commercial Tort Claims; (j) all intercompany payables and other intercompany claims, business interruption insurance proceeds, representation and warranty insurance proceeds, and tax refunds; and (k) all substitutions, replacements, accessions, products, or proceeds of any of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to, or destruction of, or other involuntary conversion (including claims in respect of condemnation or expropriation) of any kind or nature of any or all of the foregoing, provided that in no case shall ABL Priority Collateral include any identifiable cash proceeds from a sale, lease, conveyance or disposition of any LC Priority Collateral.

All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“ABL Priority Possessory Collateral” means ABL Priority Collateral that is Possessory Collateral.

“ABL Priority Rental Tool Assets” means unfinanced drilling, fracking, well maintenance and other similar rental tools, including, without limitation, artificial lift equipment, cementation production, drilling services, drilling tools, intervention services, line hanger, pressure drilling, open and case hole, pressure pumping, production automation, sand control, testing, tubular running services, well services, and wireline, in each case constituting Inventory or Equipment of a Domestic Borrowing Base Loan Party or a Canadian Borrowing Base Loan Party (as each such term is defined in the ABL Credit Agreement), that is held in the ordinary course of business for rental to another Person that is not an affiliate of any Grantor.

“ABL Secured Parties” means the “Secured Parties” as defined in the ABL Security Agreement.

“ABL Security Agreement” means the U.S. Security Agreement, dated as of the date hereof, among the Parent, each other pledgor party thereto and the ABL Collateral Agent, as amended, amended and restated, supplemented or modified from time to time.

“ABL Security Documents” means the ABL Security Agreement, the ABL Mortgages and any other documents now existing or entered into after the date hereof that create or purport to create Liens on any assets or properties of any Grantor to secure any ABL Obligations.

“Agreement” has the meaning set forth in the recitals.

“Applicable Junior Collateral Agent” means (a) with respect to the LC Priority Collateral, the ABL Collateral Agent (b) with respect to the ABL Priority Collateral, the LC Collateral Agent.

“Applicable Possessory Collateral Agent” means (a) with respect to ABL Priority Possessory Collateral, the ABL Collateral Agent (b) with respect to LC Priority Possessory Collateral, the LC Collateral Agent and (c) notwithstanding the foregoing, with respect to Foreign Collateral, the Foreign Collateral Agent.

“Applicable Senior Collateral Agent” means (a) with respect to the ABL Priority Collateral, the ABL Collateral Agent, and (b) with respect to the LC Priority Collateral, the LC Collateral Agent.

“Bank Product Obligations” means all “Bank Product Obligations” as defined in the ABL Credit Agreement (other than “Excluded Swap Obligations” as defined in the ABL Credit Agreement) and all “Banking Services Obligations” and all “Swap Obligations” as defined in the LC Credit Agreement (other than “Excluded Swap Obligations” as defined in the LC Credit Agreement).

“Bankruptcy Case” has the meaning set forth in Section 2.06(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York are required or authorized by law or other governmental action to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated) of such Person’s equity, including all common stock and preferred stock, common shares and preference shares, any limited or general partnership interests and any limited liability company membership interests.

“Class” has the meaning set forth in the definition of Senior Secured Obligations.

“Collateral” means all assets and properties subject to (or purportedly subject to) Liens in favor of any Secured Party created by any of the Foreign Collateral Documents, ABL Security Documents or the LC Security Documents, as applicable, to secure the ABL Obligations or the LC Obligations, as applicable.

“Collateral Agent” means the Foreign Collateral Agent, ABL Collateral Agent, the LC Collateral Agent, or any of the foregoing, as the context may require.

“Comparable Junior Priority Collateral Document” means, in relation to any Senior Secured Obligations Collateral subject to any Lien created (or purportedly created) under any Senior Secured Obligations Collateral Document, those Junior Secured Obligations Collateral Documents that create (or purport to create) a Lien on the same Collateral, granted by the same Grantor.

“Controlling Party” means (i) for decisions relating to Foreign Collateral that is ABL Priority Collateral (or only incidentally includes LC Priority Collateral), the ABL Collateral Agent and; (ii) for decisions relating to Foreign Collateral that is LC Priority Collateral (or only incidentally includes ABL Priority Collateral), the LC Collateral Agent (and in the case of the LC Australian Collateral Agent, acting for, and with any decisions relating to LC Australian Collateral made by, the LC Administrative Agent).

“Debtor Relief Laws” means the Bankruptcy Code, the United Kingdom’s Insolvency Act 1986, the Council Regulation (EU) No. 2015/848 of 20 May 2015 on insolvency proceedings (recast), as amended, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), Dutch Bankruptcy Act (faillissementswet), the Winding-Up and Restructuring Act (Canada), the German Insolvency Code (Insolvenzordnung), Swiss Federal Debt Collection and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs), Part XIII of the Bermuda Companies Act 1981, the Luxembourg Commercial Code and the Luxembourg Act dated 10 August 1915 on Commercial Companies, the Insolvency Act 2003 of the British Virgin Islands and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect, in each case as amended, including any corporate law of any jurisdiction which may be used by a debtor to obtain a stay or a compromise, settlement, adjustment or arrangement of the claims of its creditors against it and including any rules and regulations pursuant thereto (but, in each case, shall exclude any part of such laws, rules or regulations which relate solely to any solvent reorganization or solvent restructuring process).

“Default Disposition” means any private or public sale or disposition of all or any material portion of the Senior Secured Obligations Collateral (including Foreign Collateral) by one or more Grantors with the consent of Senior Collateral Agent or Foreign Collateral Agent (as instructed by the Controlling Party), as applicable, after the occurrence and during the continuation of an Event of Default under the Senior Secured Obligations Security Documents or the ABL Credit Agreement or LC Credit Agreement, as applicable (and prior to the Discharge of the Senior Secured Obligations), including any disposition contemplated by Section 9-620 of the UCC, which disposition is conducted by such Grantors with the consent of Senior Collateral Agent or Foreign Collateral Agent (as instructed by the Controlling Party) in connection with good faith efforts by Senior Collateral Agent or Foreign Collateral Agent (as instructed by the Controlling Party) to collect the Senior Secured Obligations through the disposition of Senior Secured Obligations Collateral (including any Foreign Collateral).

“DIP Financing” has the meaning set forth in Section 2.06(b).

“DIP Financing Liens” has the meaning set forth in Section 2.06(b).

“DIP Lenders” has the meaning set forth in Section 2.06(b).

“Discharge” means, with respect to any Obligations, except to the extent otherwise provided herein with respect to the reinstatement or continuation of any such Obligations, the payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been threatened (in writing) or asserted) of all such Obligations then outstanding, if any, and, with respect to (x) letters of credit or letter of credit guaranties outstanding under the agreements or instruments governing such Obligations (as related to all or any subset of Obligations, the “Relevant Instruments”); (y) Bank Product Obligations (as defined in the ABL Credit Agreement); and (z) asserted or threatened (in writing) claims, demands, actions, suits, investigations, liabilities, fines, costs, or damages for which a party may be entitled to indemnification or reimbursement by any Grantor, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with such Relevant Instruments, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of “secured parties” under the Relevant Instruments (including, in any event, all such interest, fees, costs, expenses and other charges regardless of whether such amounts are allowed, allowable or reasonable in any Insolvency or Liquidation Proceeding, whether under Section 506 of the Bankruptcy Code of otherwise); provided that (i) the Discharge of ABL Obligations shall not be deemed to have occurred if such payments are made in connection with the establishment of a replacement ABL Credit Agreement and (ii) the Discharge of LC Obligations shall not be deemed to have occurred if such payments are made with the proceeds of LC Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or LC Obligations. In the event any Obligations are modified and such Obligations are paid over time or otherwise modified, in each case, pursuant to Section 1129 of the Bankruptcy Code or similar Debtor Relief Law, such Obligations shall be deemed to be discharged only when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new or modified indebtedness shall have been satisfied. The term “Discharged” shall have a corresponding meaning.

“European Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)

“Event of Default” means an “Event of Default” under and as defined in the ABL Credit Agreement or the LC Credit Agreement, as the context may require.

“Foreign Collateral” has the meaning set forth in Section 2.01(d).

“Foreign Collateral Agent” means ABL Collateral Agent and its successors (as appointed in accordance with Article VI hereof) or assigns.

“Foreign Collateral Documents” means the documents listed on Schedule I attached hereto and any other documents creating (or purporting to create) a Lien on any Foreign Collateral in favor of Foreign Collateral Agent and all documents delivered therewith.

“Grantor” means Parent and each Subsidiary of Parent that shall have granted any Lien in favor of any Collateral Agent on any of its assets or properties to secure any of the Obligations.

“Insolvency or Liquidation Proceeding” means (a) any case or proceeding commenced by or against the Parent or any other Grantor under the Bankruptcy Code or other Debtor Relief Laws or any other process or proceeding for the reorganization, recapitalization, restructuring, adjustment, arrangement or marshalling of the assets or liabilities of the Parent or any other Grantor or any receivership or assignment for the benefit of creditors relating to the Parent or any other Grantor or relating to all or a substantial part of the property or assets of the Parent or any other Grantor or any similar case or proceeding relative to the Parent or any other Grantor, or their respective property or their respective creditors, as such, in each case whether or not voluntary; (b) any process or proceeding for the appointment of any trustee in bankruptcy, receiver, receiver and manager, interim receiver, administrator, liquidator, monitor, custodian, sequestrator, conservator or any similar official appointed for or relating to the Parent or any other Grantor or all or a substantial portion of their respective property and assets, in each case whether or not voluntary; (c) any liquidation, dissolution, marshalling of assets or liabilities or other winding up (or similar process) of or relating to the Parent or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or (d) any other proceeding of any type or nature in which substantially all claims of creditors of the Parent or any other Grantor, or of a class of creditors of the Parent or any other Grantor, are stayed, compromised, restructured or determined and any payment, distribution, restructuring or arrangement is or may be made on account of or in relation to such claims.

“Junior Claims” means (a) with respect to the ABL Priority Collateral, the LC Obligations secured by such Collateral and (b) with respect to the LC Priority Collateral, the ABL Obligations secured by such Collateral.

“Junior Collateral Agent” means (a) with respect to the LC Priority Collateral, the ABL Collateral Agent and (b) with respect to the ABL Priority Collateral, the LC Collateral Agent.

“Junior Representative” means (a) with respect to the LC Priority Collateral, the ABL Collateral Agent and (b) with respect to the ABL Priority Collateral, the LC Collateral Agent.

“Junior Secured Obligations” means (a) with respect to the ABL Obligations (to the extent such Obligations are secured by the ABL Priority Collateral), the LC Obligations (to the extent such Obligations are secured by the ABL Priority Collateral) and (b) with respect to the LC Obligations (to the extent such Obligations are secured by the LC Priority Collateral), the ABL Obligations (to the extent such Obligations are secured by the LC Priority Collateral).

“Junior Secured Obligations Collateral” means, with respect to any Obligations, the Collateral in respect of which such Obligations constitute Junior Claims.

“Junior Secured Obligations Collateral Documents” means (a) with respect to the LC Obligations, the ABL Security Documents and (b) with respect to the ABL Obligations, the LC Security Documents.

“Junior Secured Obligations Secured Parties” means (a) with respect to the LC Priority Collateral, the ABL Secured Parties (to the extent that the Obligations owing to such ABL Secured Parties are secured by the LC Priority Collateral) and (b) with respect to the ABL Priority Collateral, the LC Secured Parties (to the extent that the Obligations owing to such LC Secured Parties are secured by the ABL Priority Collateral).

“LC Administrative Agent” means the Administrative Agent under, and as defined in, the LC Credit Agreement together with its successors and co-agents in substantially the same capacity as may from time to time be appointed.

“LC Australian Collateral Agent” has the meaning set forth in the recitals.

“LC Australian Security Trust” means the “Security Trust” under and as defined in the LC Australian Security Trust Deed.

“LC Australian Security Trust Deed” means the Security Trust Deed to be entered into among the Borrowers, the LC Administrative Agent, the LC Lenders and the LC Australian Collateral Agent.

“LC Australian Security Documents” means the LC Australian Security Trust Deed and each other Australian law governed document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any LC Obligations in favor of the LC Australian Collateral Agent.

“LC Collateral Agent” has the meaning set forth in the recitals.

“LC Credit Agreement” means (a) the Existing LC Credit Agreement, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, Refinanced or otherwise modified from time to time after the date hereof, including any agreement or indenture extending the maturity thereof, Refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Parent not to be included in the definition of “LC Credit Agreement”) and (b) whether or not the facility referred to in clause (a) remains outstanding, if designated by the Parent to be included in the definition of “LC Credit Agreement,” one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (iii) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“LC Documents” means the LC Credit Agreement, the LC Security Agreement, the LC Mortgages, the LC Australian Security Documents and the other “Loan Documents” as defined in the LC Credit Agreement.

“LC Facility Guarantee” means any guarantee of the Obligations of the Parent under the LC Credit Agreement by any Person in accordance with the provisions of the LC Credit Agreement.

“LC Facility Guarantor” means any Person that incurs a LC Facility Guarantee; provided that, upon the release or discharge of such Person from its LC Facility Guarantee in accordance with the LC Credit Agreement, such Person ceases to be a LC Facility Guarantor.

“LC Facility Secured Parties” means the “Secured Parties” as defined in the LC Credit Agreement.

“LC Lenders” has the meaning set forth in the recitals.

“LC Mortgages” means all “Mortgages” as defined in the LC Credit Agreement.

“LC Obligations” means all “Secured Obligations” (as such term is defined in the LC Credit Agreement) of the LC Borrowers and other obligors under the LC Credit Agreement or any of the other LC Documents, including obligations to pay principal, premiums, if any, and interest, attorneys fees, fees, costs, charges, expenses, Letters of Credit (as defined in the LC Credit Agreement) and commissions, (and, with regard to all such items, including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the LC Documents and the performance of all other Obligations of the obligors thereunder under the LC Documents, according to the respective terms thereof.

“LC Priority Collateral” means all Collateral (other than ABL Priority Collateral) now owned or at any time hereafter acquired (including, for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any provision of any other Debtor Relief Law), would constitute LC Priority Collateral) of any Grantor (including, for the avoidance of doubt, (a) all Real Estate Assets of Grantors; (b) all intellectual property; (c) all Capital Stock in each Grantor’s subsidiaries (as defined in the LC Credit Agreement); (d) all proceeds of insurance policies other than business interruption insurance or representations and warranties insurance policies (excluding any such proceeds that relate to ABL Priority Collateral); and (e) all products and proceeds of any and all of the foregoing (other than any such proceeds that are ABL Priority Collateral)).

“LC Priority Possessory Collateral” means LC Priority Collateral that is Possessory Collateral.

“LC Secured Parties” means the (a) the LC Collateral Agent (including for avoidance of doubt the LC Australian Collateral Agent), and (b) the LC Facility Secured Parties.

“LC Security Agreement” means the U.S. Security Agreement, dated as of the date hereof, by and among the Parent, LC Borrowers, each other pledgor party thereto and the LC Collateral Agent, as amended, amended and restated, supplemented or modified from time to time.

“LC Security Documents” means the LC Security Agreement, the LC Mortgages, the LC Australian Security Documents and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any LC Obligations.

“Lien” means any lien, mortgage, deed of trust, pledge, hypothecation, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement or any lease in the nature thereof or a ‘security interest’ (as defined in section 12 (1) and (2) of the Personal Property Securities Act 2009 (Cth)) (whether voluntary or involuntary and whether imposed or created by operation of law or otherwise).

“Luxembourg Obligors” means any Grantor organized under the laws of the Grand Duchy of Luxembourg.

“Memorandum” has the meaning set forth in Section 2.02(c).

“Mortgages” means the ABL Mortgages and the LC Mortgages.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“No Controlling Party Situation” means any decision relating to Foreign Collateral whereby (a) due to the mixed nature of the Collateral involved, there is no Controlling Party or (b) the instructions from LC Collateral Agent as Controlling Party and ABL Collateral Agent as Controlling Party are in conflict.

“Obligations” means the ABL Obligations and the LC Obligations.

“Parent” has the meaning set forth in the recitals.

“Permitted Discretion” means a determination made in the exercise of good faith and reasonable credit judgment (from the perspective of a secured lender giving due regard to the nature of both the ABL Priority Collateral and the LC Priority Collateral and the relative proportion of each such collateral type over which such discretion is being exercised).

“Permitted Remedies” means, with respect to any Junior Secured Obligations:

(a)               filing a proof of claim or statement of interest with respect to such Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(b)               taking any action (not adverse to the Liens securing Senior Secured Obligations, the priority status thereof, or the rights of the Applicable Senior Collateral Agent or any of the Senior Secured Obligations Secured Parties to exercise rights, powers and/or remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the Collateral;

(c)               filing any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Secured Obligations Secured Parties, including any claims secured by the Junior Secured Obligations Collateral, in each case in accordance with the terms of this Agreement;

(d)               filing any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement or applicable law (including the bankruptcy laws of any applicable jurisdiction);

(e)               join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Senior Secured Obligations Collateral of the Senior Collateral Agent initiated by such Senior Collateral Agent to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with an enforcement action by such Senior Collateral Agent (it being understood that neither the Junior Collateral Agent nor any Junior Secured Obligations Secured Parties shall be entitled to receive any proceeds from the Senior Secured Obligations Collateral unless otherwise expressly permitted herein);

(f)                subject to Section 2.04(a)(iii), inspect, appraise or value the Collateral (and to engage or retain investment bankers or appraisers for the purposes of appraising or valuing the Collateral) or to receive information or reports concerning the Collateral, in each case pursuant to the terms of the ABL Documents or LC Documents, as applicable, or applicable law;

(g)               subject to Section 2.04(a)(iii), take any action to seek and obtain specific performance or injunctive relief to compel a Grantor to comply with (or not to violate or breach) an obligation under the ABL Documents or LC Documents, as applicable; provided that such action does not include any action by a Junior Secured Obligations Secured Party to seek specific performance or injunctive relief against any Senior Secured Obligations Secured Party or the sale or disposition of any such Senior Secured Obligations Secured Party’s Senior Secured Obligations Collateral in contravention of the other provisions of this Agreement;

(h)               make a cash or, if allowed pursuant to applicable law, credit bid for Collateral at any public or private sale thereof, provided that (i) such Secured Party does not challenge the bid of any Senior Secured Obligations Secured Party for its Senior Secured Obligations Collateral other than by the submission of a competing bid, (ii) each Senior Secured Obligations Secured Party may, subject to the terms of its Senior Secured Obligations Collateral Documents, offset its Senior Secured Obligations against the purchase price for the Senior Secured Obligations Collateral and (iii) if such sale includes Junior Secured Obligations Collateral and Senior Secured Obligations Collateral, the Junior Secured Obligations Secured Parties may only bid cash with respect to the Senior Secured Obligations Collateral; and

(i)                 in any Insolvency or Liquidation Proceeding, (i) voting on any Plan of Reorganization, (ii) filing any proof of claim and (iii) making other filings and motions and making any arguments in connection therewith (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that comply with the terms of this Agreement.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability partnership, limited liability company or government, individual or family trusts or any agency or political subdivision thereof.

“Plan of Reorganization” means any plan of reorganization, scheme of arrangement, plan of arrangement or compromise, proposal, plan of liquidation, agreement for composition or other type of plan, proposal or arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Possessory Collateral” means the Collateral in the possession or control of any Collateral Agent (or its agents or bailees), to the extent that possession or control thereof (a) perfects a Lien thereon under the Uniform Commercial Code or (b) provides a substantially similar legal effects as “perfection” under the Uniform Commercial Code under other applicable legislation of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the ABL Security Documents or the LC Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Possessory Collateral Agent” means, with respect to any Possessory Collateral, the Collateral Agent having possession or control (including through its agents or bailees) of same.

“Proceeds” has the meaning set forth in Section 2.01(a).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Grantor in any real property that does not constitute Excluded Assets (as defined in the LC Credit Agreement).

“Refinance” means to amend, restate, supplement, waive, replace (whether or not upon termination, and whether with the original parties or otherwise), restructure, repay, refund, refinance or otherwise modify from time to time (including by means of any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the obligations under such agreement or agreements or indentures or any successor or replacement agreement or agreements or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof). “Refinanced” and “Refinancing” shall have correlative meanings; provided that that any of the foregoing that increases the principal amount of Senior Claims with respect to any Collateral shall be effective for purposes hereof only if such increase does not contravene the documents pursuant to which any Junior Claims with respect to such Collateral have been incurred, all as in effect on the date hereof or as may be amended in accordance with the terms hereof.

“Related Parties” means, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s affiliates.

“Representative” means (a) in the case of any ABL Obligations, the ABL Collateral Agent and (b) in the case of any LC Obligations, the LC Collateral Agent.

“Secured Parties” means (a) the ABL Secured Parties and (b) the LC Secured Parties.

“Senior Claims” means (a) with respect to the ABL Priority Collateral, the ABL Obligations secured by such Collateral and (b) with respect to the LC Priority Collateral, the LC Obligations secured by such Collateral.

“Senior Collateral Agent” means (a) with respect to the LC Priority Collateral, the LC Collateral Agent and (b) with respect to the ABL Priority Collateral, the ABL Collateral Agent.

“Senior Representative” means (a) with respect to the LC Priority Collateral, the LC Collateral Agent and (b) with respect to the ABL Priority Collateral, the ABL Collateral Agent.

“Senior Secured Obligations” means (a) with respect to the ABL Obligations (to the extent such Obligations are secured by the LC Priority Collateral), the LC Obligations, and (b) with respect to the LC Obligations (to the extent such Obligations are secured by the ABL Priority Collateral), the ABL Obligations; the LC Obligations shall, collectively, constitute one “Class” of Senior Secured Obligations and the ABL Obligations shall constitute a separate “Class” of Senior Secured Obligations.

“Senior Secured Obligations Collateral” means, with respect to any Obligations, the Collateral in respect of which such Obligations constitute Senior Claims. For the avoidance of doubt, notwithstanding the Foreign Collateral Agent holding any Liens on Foreign Collateral for the benefit of the Secured Parties, subject to Article VI, Foreign Collateral shall not be treated differently from other Collateral when determining whether such Collateral or its proceeds are Senior Secured Obligations Collateral.

“Senior Secured Obligations Collateral Documents” means (a) with respect to the LC Obligations, the LC Security Documents and (b) with respect to the ABL Obligations, the ABL Security Documents.

“Senior Secured Obligations Secured Parties” means (a) with respect to the LC Priority Collateral, the LC Secured Parties (to the extent that the Obligations owing to such LC Secured Parties are secured by the LC Priority Collateral) and (b) with respect to the ABL Priority Collateral, the ABL Secured Parties (to the extent that the Obligations owing to such ABL Secured Parties are secured by the ABL Priority Collateral).

“Subsidiary” of a person means (a) a company or corporation, a majority of whose voting stock is at the time, directly or indirectly, owned by such person, by one or more subsidiaries of such person or by such person and one or more subsidiaries of such person, (b) a partnership in which such person or one or more subsidiaries of such person is, at the date of determination, a general partner or (c) any other person (other than a corporation or partnership) in which such person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such person.

SECTION 1.02 Luxembourg Terms. In this Agreement, in respect of any Luxembourg Obligor or any other entity which is organized under the laws of the Grand-Duchy of Luxembourg or has its “centre of main interests” (as that term is used in Article 3(1) of the European Insolvency Regulation in Luxembourg, a reference to:

(a)               a “liquidator”, “trustee”, “custodian”, “compulsory manager”, “receiver”, “administrative receiver”, “administrator” or “similar officer” includes any:

(i)                 juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii)               liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(iii)            juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(iv)             commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and

(v)               juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended; and

(b)               a “winding-up”, “administration”, “liquidation” or “dissolution” includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée).

(c)               an officer, a manager or a director includes a manager (gérant) and a director (administrateur).

SECTION 1.03 Designation of Swap and Banking Obligations. With respect to any Bank Product Obligations that would otherwise constitute both ABL Obligations and LC Obligations hereunder, such Bank Product Obligations shall solely constitute ABL Obligations for all purposes of this Agreement unless at the time that Parent or any Subsidiary thereof enters into any agreement giving rise to Bank Product Obligations, or at any time thereafter, the counterparty to such agreement and Parent or such Subsidiary (as applicable) shall designate the related Bank Product Obligations under such agreement as LC Obligations in a writing signed between such parties with a copy to each Representative party hereto, in which case such Bank Product Obligations shall solely constitute LC Obligations for all purposes of this Agreement.

ARTICLE II

Priorities and Agreements with Respect to Collateral

SECTION 2.01 Priority of Claims. (a) Anything contained herein or in any of the ABL Documents or the LC Documents to the contrary notwithstanding, if an Event of Default has occurred and is continuing, and any Collateral Agent is taking action to enforce rights in respect of any Collateral (whether in an Insolvency or Liquidation Proceeding or otherwise), or any distribution is made in respect of any Collateral in any Insolvency or Liquidation Proceeding with respect to any Grantor, the Proceeds (subject, in the case of any such distribution, to Section 2.6       hereof) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution, including adequate protection or similar payments under any Debtor Relief Law, being collectively referred to as “Proceeds”) shall be applied as follows:

(i)	In the case of LC Priority Collateral,

FIRST, to the payment in full of the LC Obligations in accordance with Section 9.04 of the LC Credit Agreement and the other applicable provisions of the LC Documents, and

SECOND, to the payment in full of the ABL Obligations in accordance with Section 2.4(b) of the ABL Credit Agreement and the other applicable provisions of the ABL Documents.

If any ABL Obligations remain outstanding after the Discharge of the LC Obligations, all proceeds of the LC Priority Collateral will be applied to the repayment of any outstanding ABL Obligations.

(ii)	In the case of ABL Priority Collateral,

FIRST, to the payment in full of the ABL Obligations in accordance with Section 2.4(b) of the ABL Credit Agreement and the other applicable provisions of the ABL Documents, and

SECOND, to the payment in full of the LC Obligations in accordance with Section 9.04 of the LC Credit Agreement and the other applicable provisions of the LC Documents.

If any LC Obligations remain outstanding after the Discharge of the ABL Obligations, all proceeds of the ABL Priority Collateral will be applied to the repayment of any outstanding LC Obligations.

(b)               It is acknowledged that (i) the aggregate amount of any Senior Secured Obligations may, subject to the limitations set forth in the ABL Credit Agreement and the LC Credit Agreement, both as in effect on the date hereof, may be Refinanced from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the ABL Secured Parties and the LC Secured Parties and (ii) the Senior Secured Obligations consists or may consist of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed. The priorities provided for herein shall not be altered or otherwise affected by any Refinancing of either the Junior Secured Obligations (or any part thereof) or the Senior Secured Obligations (or any part thereof), by the release of any Collateral or of any guarantees for any Junior Secured Obligations or Senior Secured Obligations or by any action that any Representative or Secured Party may take or fail to take in respect of any Collateral.

(c)               Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the LC Obligations granted on the Collateral or of any Liens securing the ABL Obligations granted on the Collateral and notwithstanding any provision of the Uniform Commercial Code or other applicable legislation of any jurisdiction, or any other applicable law or the ABL Documents or the LC Documents, or any defect or deficiencies in or failure to perfect any such Liens or any other circumstance whatsoever (1) the Liens on the LC Priority Collateral securing the LC Obligations will rank senior to any Liens on the LC Priority Collateral securing the ABL Obligations and (2) the Liens on the ABL Priority Collateral securing the ABL Obligations will rank senior to any Liens on the ABL Priority Collateral securing the LC Obligations.

(d)               For the avoidance of doubt, notwithstanding that Liens granted to the Foreign Collateral Agent, LC Collateral Agent, or ABL Collateral Agent on the Collateral governed by the laws of a jurisdiction located outside of the United States of America (the “Foreign Collateral”) may (A) have legally the same or different ranking due to mandatory legal provisions governing such Foreign Collateral; (B) have been granted or perfected in an order contrary to the contemplated ranking as set forth in this Agreement or (C) not have been granted to ABL Collateral Agent or LC Collateral Agent, the contractual ranking of the Liens on such Foreign Collateral shall be consistent with the ranking set forth in Section 2.1, and, subject to Article VI, all other terms and provisions of this Agreement with respect to Collateral shall be applicable to such Foreign Collateral.

SECTION 2.02     Actions With Respect to Collateral; Prohibition on Contesting Liens.

(a)               Until the Discharge of all of the Senior Secured Obligations of a particular Class, (i) only the Applicable Senior Collateral Agent shall act or refrain from acting with respect to the Senior Secured Obligations Collateral of such Class, (ii) no Collateral Agent shall follow any instructions with respect to such Senior Secured Obligations Collateral from any Junior Representative or from any Junior Secured Obligations Secured Parties and (iii) each Junior Representative and the Junior Secured Obligations Secured Parties shall not, and shall not instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, receiver and manager, interim receiver, agent, liquidator, administrator, custodian or similar official, person or agent appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Junior Secured Obligations Collateral, whether under any ABL Security Document or any LC Security Document, as applicable, applicable law or otherwise, it being agreed that (A) only the Applicable Senior Collateral Agent, acting in accordance with the ABL Security Documents or the LC Security Documents, as applicable, shall be entitled to take any such actions or exercise any such remedies, or to cause any Collateral Agent to do so and (B) notwithstanding the foregoing, each Junior Representative may take Permitted Remedies. Each Senior Collateral Agent may deal with the Senior Secured Obligations Collateral as if they had a senior Lien on such Collateral. No Junior Collateral Agent, Junior Representative or Junior Secured Obligations Secured Party will contest, protest or object to any foreclosure proceeding or action brought by any Senior Collateral Agent, Senior Representative or Senior Secured Obligations Secured Party or any other exercise by such Senior Collateral Agent, Senior Representative or Senior Secured Obligations Secured Party of any rights and remedies relating to the Senior Secured Obligations Collateral.

(b)               Each of the Junior Collateral Agent and the Junior Secured Obligations Secured Parties agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the creation, extent, attachment, perfection, priority, validity or enforceability of a Lien or Senior Secured Obligations held by or on behalf of any of the Senior Secured Obligations Secured Parties in all or any part of the Collateral or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agents or the Secured Parties to enforce this Agreement.

(c)               (i) Only the Foreign Collateral Agent shall act or refrain from acting with respect to the Foreign Collateral, (ii) Foreign Collateral Agent shall not follow any instructions with respect to Foreign Collateral except from the Controlling Party (in accordance with Article VI) and (iii) other than the Controlling Parties, no Secured Party will, or will instruct Foreign Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, receiver and manager, interim receiver, agent, liquidator, administrator, custodian or similar official, person or agent appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Foreign Collateral, whether under any ABL Security Document or any LC Security Document, applicable law or otherwise, it being agreed that (A) only the Foreign Collateral Agent, acting in accordance with the Foreign Collateral Documents and the terms of Article VI, shall be entitled to take any such actions or exercise any such remedies and (B) notwithstanding the foregoing, each Representative may take Permitted Remedies with regard to the Foreign Collateral. No Secured Party will contest, protest or object to any foreclosure or other proceeding or action brought by Foreign Collateral Agent acting upon instructions of a Controlling Party, and the Controlling Parties may make such instructions as if they had a senior Lien on such Foreign Collateral.

(d)               (i) With respect to any payments or distributions in cash, property or other assets that any Junior Secured Obligations Secured Party pays over to any Senior Secured Obligations Secured Party under the terms of this Agreement, such Junior Secured Obligations Secured Party shall be subrogated to the rights of the Senior Secured Party Obligations Secured Party and (ii) any Secured Party may assert its rights of subrogation under applicable law resulting from any draw or other payment under any letter of credit issued under or secured by the ABL Documents or LC Documents, as applicable; provided, that (x) the LC Facility Secured Parties shall not assert or enforce any such rights of subrogation they may acquire as described in clauses (i) or (ii) above with respect to the ABL Documents or ABL Priority Collateral until the Discharge of all ABL Obligations has occurred and (y) the ABL Secured Parties shall not assert or enforce any such rights of subrogation they may acquire as described in clauses (i) or (ii) above with respect to the LC Documents or LC Priority Collateral until the Discharge of all LC Obligations has occurred.

(e)               The parties hereto agree to execute, acknowledge and deliver a Memorandum of Intercreditor Agreement (“Memorandum”), together with such other documents in furtherance hereof or thereof, in each case, in proper form for recording in connection with any Mortgages and in form and substance reasonably satisfactory to the Collateral Agents, in those jurisdictions where such recording is reasonably recommended or requested by local real estate counsel and/or the title insurance company, or as otherwise deemed reasonably necessary or proper by the parties hereto.

SECTION 2.03     No Duties of Senior Representative; Provision of Notice.

(a) Each Junior Secured Obligations Secured Party acknowledges and agrees that none of the Senior Collateral Agents, the Senior Representative nor any other Senior Secured Obligations Secured Party shall have any duties or other obligations to such Junior Secured Obligations Secured Party with respect to any Senior Secured Obligations Collateral, other than to transfer to the Applicable Junior Collateral Agent any proceeds of any such Senior Secured Obligations Collateral remaining in its possession or under its control following any sale, transfer or other disposition of such Collateral (in each case, unless the Junior Secured Obligations have been Discharged prior to or concurrently with such sale, transfer, disposition, payment or satisfaction) and the Discharge of the Senior Secured Obligations secured thereby, or if a Senior Collateral Agent shall be in possession or control of all or any part of such Collateral after such payment and satisfaction in full and termination, such Collateral or any part thereof remaining, in each case without representation or warranty on the part of any Senior Collateral Agent, any Senior Representative or any Senior Secured Obligations Secured Party. In furtherance of the foregoing, each Junior Secured Obligations Secured Party acknowledges and agrees that, until the Senior Secured Obligations secured by any Collateral shall have been Discharged, the Applicable Senior Collateral Agent shall be entitled, for the benefit of the holders of such Senior Secured Obligations, to sell, transfer or otherwise dispose of, or cause the sale, transfer or other disposition of, such Senior Secured Obligations Collateral as provided herein and in the ABL Documents and the LC Documents, as applicable, without regard to any Junior Claims or any rights to which the holders of the Junior Secured Obligations would otherwise be entitled as a result of such Junior Claims. Without limiting the foregoing, each Junior Secured Obligations Secured Party agrees that none of the Senior Collateral Agents, the Senior Representatives nor any other Senior Secured Obligations Secured Party shall have any duty or obligation first to marshal or realize upon any type of Senior Secured Obligations Collateral (or any other collateral securing the Senior Secured Obligations), or to sell, dispose of, realize on or liquidate all or any portion of such Senior Secured Obligations Collateral (or any other collateral securing the Senior Secured Obligations), in any manner that would maximize the return to the Junior Secured Obligations Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Junior Secured Obligations Secured Parties from such realization, sale, disposition or liquidation. Each of the Junior Secured Obligations Secured Parties waives any claim such Junior Secured Obligations Secured Party may now or hereafter have against any Senior Collateral Agent, any Senior Representative or any other Senior Secured Obligations Secured Party (or their representatives, including any receiver, receiver and manager, interim receiver, administrator, delegate or agent they may appoint) arising out of (i) any actions which any Senior Collateral Agent, any Senior Representative or the Senior Secured Obligations Secured Parties (or their representatives, including any receiver, receiver and manager, interim receiver, administrator, delegate or agent they may appoint) take or omit to take (including, actions with respect to the creation, attachment, perfection or continuation of Liens on any Senior Secured Obligations Collateral, actions with respect to the preservation, foreclosure upon, realization, sale, release or depreciation of, or failure to realize upon, any of the Senior Secured Obligations Collateral and actions with respect to the collection of any claim for all or any part of the Senior Secured Obligations from any account debtor, guarantor or any other party) in accordance with the ABL Documents and the LC Documents or any other agreement related thereto or to the collection of the Senior Secured Obligations or the valuation, use, protection or release of any security for the Senior Secured Obligations, (ii) any election by any Applicable Senior Collateral Agent, any Senior Representative or any Senior Secured Obligations Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code (or any equivalent proceeding under any other Debtor Relief Law) or (iii) subject to Section 2.06, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Parent or any of its Subsidiaries, as debtor-in-possession (or any equivalent action under any other Debtor Relief Law).

SECTION 2.04     No Interference; Payment Over; Reinstatement.

(a)               Each Junior Secured Obligations Secured Party, each Junior Representative and each Junior Collateral Agent agrees that (i) it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Junior Claim pari passu with, or to give such Junior Secured Obligations Secured Party any preference or priority relative to, any Senior Claim with respect to the Senior Secured Obligations Collateral or any part thereof, (ii) it will not challenge or question in any proceeding the validity or enforceability of any Foreign Collateral Document, ABL Security Document, or LC Security Document or the extent, validity, attachment, perfection, priority, or enforceability of any Lien under the Foreign Collateral Documents, ABL Security Documents or the LC Security Documents, or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (iii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Senior Secured Obligations Collateral by the Applicable Senior Collateral Agent or any Senior Secured Obligations Secured Parties or any Senior Representative acting on their behalf (or their respective representatives, including any receiver, receiver and manager, interim receiver, administrator, delegate or agent they may appoint), including with respect to the Foreign Collateral by the Foreign Collateral Agent following the instructions of a Controlling Party, (iv) it shall have no right to (A) direct the Applicable Senior Collateral Agent, any Senior Representative or any holder of Senior Secured Obligations (or their respective representatives, including any receiver, receiver and manager, interim receiver, administrator, delegate or agent they may appoint) to exercise any right, remedy or power with respect to any Senior Secured Obligations Collateral or (B) consent to the exercise by the Applicable Senior Collateral Agent, any Senior Representative or any other Senior Secured Obligations Secured Party (or their respective representatives, including any receiver, receiver and manager, interim receiver, administrator, delegate or agent they may appoint) of any right, remedy or power with respect to any Senior Secured Obligations Collateral, (v) it will not institute any suit or assert in any Insolvency or Liquidation Proceeding any claim against the Applicable Senior Collateral Agent, any Senior Representative or other Senior Secured Obligations Secured Party seeking damages from or other relief by way of specific performance, injunction, directions, instructions or otherwise with respect to, and none of the Applicable Senior Collateral Agent, any Senior Representative or any other Senior Secured Obligations Secured Party shall be liable for, any action taken or omitted to be taken by such Senior Collateral Agent, such Senior Representative or other Senior Secured Obligations Secured Party with respect to any Senior Secured Obligations Collateral, (vi) it will not seek, and hereby waives any right, to have any Senior Secured Obligations Collateral, Foreign Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Senior Secured Obligations Collateral or Foreign Collateral and (vii) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agents, or the Secured Parties to enforce this Agreement.

(b)               Each Junior Collateral Agent, each Junior Representative and each Junior Secured Obligations Secured Party hereby agrees that, if it shall obtain possession or control of any Senior Secured Obligations Collateral, or shall receive any Proceeds or payment in respect of any Senior Secured Obligations Collateral, pursuant to any ABL Security Document or LC Security Document or by the exercise of any rights available to it under any applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of rights or remedies, at any time prior to the Discharge of the Senior Secured Obligations, then it shall hold such Senior Secured Obligations Collateral proceeds or payment in trust for the Senior Secured Obligations Secured Parties and transfer such Senior Secured Obligations Collateral, proceeds or payment, as the case may be, to the Applicable Senior Collateral Agent reasonably promptly after obtaining actual knowledge, or notice from the Applicable Senior Collateral Agent, that it is in possession or control of such Senior Secured Obligations Collateral, proceeds or payment. Each Junior Secured Obligations Secured Party agrees that if, at any time, it receives notice or obtains actual knowledge that all or part of any payment with respect to any Senior Secured Obligations previously made shall be rescinded for any reason whatsoever, such Junior Secured Obligations Secured Party shall promptly pay over to the Applicable Senior Collateral Agent any payment received by it and then in its possession or under its control in respect of any Senior Secured Obligations Collateral and shall promptly turn over any Senior Secured Obligations Collateral then held by it over to the Applicable Senior Collateral Agent, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the payment and satisfaction in full of the Senior Secured Obligations.

(c)               Prior to the Discharge of Senior Secured Obligations, if any Junior Secured Obligations Secured Party holds any Lien on any assets of the Parent or any other Grantor securing any Junior Claims that are intended to secure the Senior Claims pursuant to the Senior Secured Obligations Collateral Documents but are not already subject to a senior Lien in favor of the Senior Secured Obligations Secured Parties, such Junior Secured Obligations Secured Party, upon demand by any Senior Secured Obligations Secured Party, will assign such Lien to the applicable Senior Representative, as security for such Senior Secured Obligations (in which case the Junior Secured Obligations Secured Parties may retain a junior Lien on such assets subject to the terms hereof).

SECTION 2.05     Automatic Release of Junior Liens.

(a)               The LC Collateral Agent and each other LC Secured Party agrees that, in the event of a sale, transfer or other disposition of any ABL Priority Collateral in connection with the foreclosure upon or other exercise of rights and remedies with respect to such ABL Priority Collateral that results in the release by the ABL Collateral Agent of the Lien held by the ABL Collateral Agent on such ABL Priority Collateral, the Lien held by the LC Collateral Agent on such ABL Priority Collateral shall be automatically released; provided that, notwithstanding the foregoing, all holders of the LC Obligations shall be entitled to any proceeds of a sale, transfer or other disposition under this clause (a) that remain after Discharge of the ABL Obligations, and the Liens on such remaining proceeds securing the LC Obligations shall not be automatically released pursuant to this Section 2.05(a).

(b)               The ABL Collateral Agent and each other ABL Secured Party agrees that, in the event of a sale, transfer or other disposition of any LC Priority Collateral in connection with the foreclosure upon or other exercise of rights and remedies with respect to such LC Priority Collateral that results in the release by the LC Collateral Agent of the Lien held by the LC Collateral Agent on such LC Priority Collateral, the Lien held by the ABL Collateral Agent on such LC Priority Collateral shall be automatically released; provided that, notwithstanding the foregoing, all holders of the ABL Obligations shall be entitled to any proceeds of a sale, transfer or other disposition under this clause (a) that remain after Discharge of all LC Obligations, and the Liens on such remaining proceeds securing the ABL Obligations shall not be automatically released pursuant to this Section 2.05(b).

(c)               In the event of a Default Disposition, the Liens of Junior Collateral Agent shall be automatically released so long as (i) such Default Disposition is conducted by the applicable Grantor(s) in a commercially reasonable manner (as if such Default Disposition were a disposition of collateral by a secured party in accordance with the UCC or similar law under the applicable jurisdiction) and in accordance with applicable law, (ii) Senior Collateral Agent also releases its Liens on such Senior Secured Obligations Collateral and (iii) the net cash proceeds of any such Default Disposition are applied in accordance with Section 2.1(a) hereof (as if they were proceeds received in connection with an enforcement action).

(d)               Each Junior Representative and each Junior Collateral Agent agrees to execute and deliver (at the sole cost and expense of the applicable Grantors) all such authorizations and other instruments as shall reasonably be requested by the applicable Senior Representative or the Applicable Senior Collateral Agent to evidence and confirm any release of Junior Secured Obligations Collateral provided for in this Section.

(e)               If at any time any Grantor or the holder of any Senior Secured Obligations delivers notice to each Junior Collateral Agent that any specified Senior Secured Obligations Collateral (including all or substantially all of the Capital Stock of a Grantor or any of its Subsidiaries) is sold, transferred or otherwise disposed of (i) by the owner of such Collateral in a transaction permitted under the LC Documents and the ABL Documents, or (ii) during the existence of any Event of Default under the ABL Documents or the LC Documents, in each case in connection with the foreclosure upon (or exercise of rights and remedies with respect to) such Collateral, to the extent that the Applicable Senior Collateral Agent has consented to such sale, transfer or disposition, then the Liens in favor of the Junior Secured Obligations Secured Parties upon such Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Senior Secured Obligations Collateral are released and discharged; provided that the proceeds of such sale, transfer or disposition shall be applied in accordance with Section 2.01(a). Upon delivery to each Junior Collateral Agent of a notice from the Applicable Senior Collateral Agent stating that any release of Liens securing or supporting the Senior Secured Obligations has become effective (or shall become effective upon each Junior Collateral Agent’s release), each Junior Collateral Agent will promptly execute and deliver such instruments, releases, terminations statements or other documents confirming such release on customary terms.

SECTION 2.06     Certain Agreements With Respect to Insolvency or Liquidation Proceedings.

(a)               This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Debtor Relief Law by or against the Parent or any of its Subsidiaries. Without limiting the generality of the foregoing, the provisions of this Agreement are intended to be and shall be enforceable as a “Subordination Agreement” under Section 510(a) of the Bankruptcy Code. All references to the Parent or any other Grantor shall include such Parent or Grantor as a debtor-in-possession and any receiver, trustee, liquidator (whether provisional or permanent, as the case may be) or court-appointed officer for such person in any Insolvency or Liquidation Proceeding.

(b)               If the Parent or any of its Subsidiaries shall become subject to a case (a “Bankruptcy Case”) under any Debtor Relief Law:

(i)                 if the ABL Collateral Agent desires to permit debtor-in-possession financing (“DIP Financing”) secured by a Lien on the ABL Priority Collateral, to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code (or any similar provision of any other Debtor Relief Laws) or the use of cash collateral under Section 363 of the Bankruptcy Code (or any similar provision of any other Debtor Relief Laws), then the LC Collateral Agent and the LC Secured Parties hereby agree to consent to and not to object to any such financing or to the Liens on the ABL Priority Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes ABL Priority Collateral, unless the ABL Collateral Agent shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral that constitutes ABL Priority Collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such ABL Priority Collateral for the benefit of the ABL Secured Parties, each LC Secured Party will subordinate its Liens with respect to such ABL Priority Collateral on the same terms as the Liens of the ABL Secured Parties (other than any Liens of any ABL Secured Party constituting DIP Financing Liens) are subordinated thereto and to any “carve out” for the payment of professional fees, clerk fees, and United States trustee fees (or any other administration charge, directors’ and officers’ charge or similar court-ordered priority charge under applicable Debtor Relief Laws) and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such ABL Priority Collateral granted to secure the ABL Obligations of the ABL Secured Parties, each LC Secured Party will confirm the priorities with respect to such ABL Priority Collateral as set forth herein, in each case so long as (A) the LC Secured Parties retain the benefit of their Liens on all such ABL Priority Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding (other than any Liens constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case and/or Insolvency or Liquidation Proceeding, (B) the LC Secured Parties are granted junior Liens on any additional collateral pledged to any ABL Secured Party as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the ABL Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any ABL Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the LC Secured Parties shall have a right to object to the grant of a Lien (i) to secure the DIP Financing over any Collateral that shall not constitute ABL Priority Collateral and (ii) in respect of any additional Collateral that would not constitute ABL Priority Collateral hereunder were it pledged for the benefit of the ABL Secured Parties pursuant to the ABL Security Documents to any ABL Secured Party as adequate protection, for use of cash collateral, or otherwise, as set forth in clause (B) above; and

(ii)               if the LC Collateral Agent desires to permit a DIP Financing secured by a Lien on LC Priority Collateral, to be provided by DIP Lenders under Section 364 of the Bankruptcy Code (or any similar provision of any other Debtor Relief Laws) or the use of cash collateral under Section 363 of the Bankruptcy Code (or any similar provision of any other Debtor Relief Laws), then the ABL Collateral Agent and the ABL Secured Parties hereby agree not to object to any such financing or to the DIP Financing Liens or to any use of cash collateral that constitutes LC Priority Collateral, unless the LC Collateral Agent shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral that constitutes LC Priority Collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such LC Priority Collateral for the benefit of the LC Secured Parties, each ABL Secured Party will subordinate its Liens with respect to such LC Priority Collateral on the same terms as the Liens of the LC Secured Parties (other than any Liens of any ABL Secured Party constituting DIP Financing Liens) are subordinated thereto and to any “carve out” for the payment of professional fees, clerk fees, and United States trustee fees (or any other administration charge, directors’ and officers’ charge or similar court-ordered priority charge under applicable Debtor Relief Laws), and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such LC Priority Collateral granted to secure the LC Obligations of the LC Secured Parties, each ABL Secured Party will confirm the priorities with respect to such LC Priority Collateral as set forth herein), in each case so long as (A) the ABL Secured Parties retain the benefit of their Liens on all such LC Priority Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding (other than any Liens constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case and/or Insolvency or Liquidation Proceeding, (B) the ABL Secured Parties are granted Liens on any additional collateral pledged to any LC Secured Party as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the LC Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement and (D) if any LC Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to Section 2.01(a) of this Agreement; provided that the ABL Secured Parties shall have a right to object to the grant of a Lien (i) to secure the DIP Financing over any Collateral that shall not constitute LC Priority Collateral and (ii) in respect of any additional Collateral that would not constitute LC Priority Collateral hereunder were it pledged for the benefit of the LC Secured Parties pursuant to the First Lien Security Documents to any LC Facility Secured Party as adequate protection, for use of cash collateral, or otherwise, as set forth in clause (B) above).

(iii)            No Junior Secured Obligations Secured Party will directly or indirectly propose or support any DIP Financing secured by a Lien senior or prior to the Liens of the Senior Secured Obligations Secured Parties on the Senior Secured Obligations Collateral.

(c)               The Applicable Junior Collateral Agent and each Junior Secured Obligations Secured Party agrees that it will not object to and will not otherwise contest: (i) any motion for relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding (including by way of moratorium) or from any injunction against foreclosure or enforcement in respect of the Senior Secured Obligations made by the Applicable Senior Collateral Agent or any Senior Secured Obligations Secured Party; (ii) any lawful exercise by any holder of Senior Claims of the right to credit bid Senior Claims in any sale of Collateral that is Senior Secured Obligations Collateral with respect to such Senior Claims; (iii) any other request for judicial relief made in any court by the Applicable Senior Collateral Agent or any Senior Secured Obligations Secured Party relating to the lawful enforcement of any Lien on the Senior Secured Obligations Collateral; (iv) and will consent to any sale or other disposition (or related order) of any Senior Secured Obligations Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code (or any equivalent action under any other Debtor Relief Law) if the Senior Secured Obligations Secured Parties shall have consented to such sale or disposition (or related order) of such Senior Secured Obligations Collateral if such sale or other disposition is not free and clear of the Liens securing the Junior Secured Obligations or (v) any sale or other disposition (or related order) of any Senior Secured Obligations Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other equivalent provision of the Bankruptcy Code (or any other provision under any other Debtor Relief Law) if the Senior Secured Obligations Secured Parties shall have consented, and the related court order provides that, to the extent the sale is to be free and clear of Liens, the Liens securing the Senior Secured Obligations and the Junior Secured Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing such Obligations on the assets being sold, in accordance with this Agreement.

(d)               The Applicable Junior Collateral Agent and each Junior Secured Obligations Secured Party agrees that it will not seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding (including by way of moratorium) with respect to Senior Secured Obligations Collateral without the prior consent of the Applicable Senior Collateral Agent, unless, and solely to the extent that, the Applicable Senior Collateral Agent or Senior Secured Obligations Secured Party shall obtain relief from the automatic stay (or any other stay in any Insolvency or Liquidation Proceeding) with respect to such collateral to commence a lien enforcement action.

(e)               The Applicable Junior Collateral Agent and each Junior Secured Obligations Secured Party hereby agrees that it will not, other than as set forth in Section 2.06(b), object to and will not otherwise contest (or support any other Person contesting): (i) any request by the Applicable Senior Collateral Agent or any Senior Secured Obligations Secured Party for adequate protection; provided that (1) any ABL Secured Party, solely in its capacity as a Senior Secured Obligations Secured Party, may object to adequate protection in the form of cash payments to the extent such payment is sought to be paid from ABL Priority Collateral, any DIP Financing under Section 2.06(b)(i) or the proceeds thereof and (2) any LC Secured Party, solely in its capacity as a Senior Secured Obligations Secured Party, may object to adequate protection in the form of cash payments to the extent such payment is sought to be paid from LC Priority Collateral, any DIP Financing under Section 2.06(b)(ii) or the proceeds thereof or (ii) any objection by the Applicable Senior Collateral Agent or any Senior Secured Obligations Secured Party to any motion, relief, action or proceeding based on the Applicable Senior Collateral Agent or any Senior Secured Obligations Secured Party claiming a lack of adequate protection. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (x) if the Senior Secured Obligations Secured Parties (or any subset thereof) are granted adequate protection in the form of a replacement lien or additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the Applicable Junior Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional collateral, so long as, with respect to the Senior Secured Obligations Collateral, such Lien is subordinated to the Liens securing the Senior Secured Obligations and such DIP Financing (and all obligations relating thereto), on the same basis as the other Liens securing Junior Secured Obligations on the Senior Secured Obligations Collateral are subordinated to the Liens on Senior Secured Obligations Collateral securing the Senior Secured Obligations under this Agreement; (y) in the event the Applicable Junior Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of a replacement lien or additional collateral, then the Applicable Junior Collateral Agent and the Junior Secured Obligations Secured Parties hereby agree that the Senior Secured Obligations Secured Parties shall also be granted a Lien on such additional collateral as security for the Senior Secured Obligations and any such DIP Financing and that any Lien on such additional collateral that constitutes Senior Secured Obligations Collateral securing the Junior Secured Obligations shall be subordinated to the Liens on such collateral securing the Senior Secured Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens on Senior Secured Obligations Collateral granted to the holders of Senior Secured Obligations as adequate protection on the same basis as the Liens securing Junior Secured Obligations are so subordinated to the Liens securing the Senior Secured Obligations under this Agreement; (z) any adequate protection granted in favor of any Senior Secured Obligations Secured Party in the form of a superpriority or other administrative expense claim and any claim in favor of any Senior Secured Obligations Secured Party arising under Section 507(b) of the Bankruptcy Code (or similar Debtor Relief Laws) (collectively, “Senior 507(b) Claims”) shall be senior to and have priority of payment over any superpriority or other administrative expense claim and any claim arising under Section 507(b) of the Bankruptcy Code (or similar Debtor Relief Laws) in favor of any Junior Secured Obligations Secured Party (collectively, “Junior 507(b) Claims”). The holders of the Junior 507(b) Claims agree that, in connection with any Plan of Reorganization in any Insolvency or Liquidation Proceeding, such Junior 507(b) Claims may be paid in any combination of cash, securities, or other property having a present value equal to the amount of such Junior 507(b) Claims as of the effective date of such plan. For the avoidance of doubt, as between the ABL Secured Parties and LC Secured Parties, all Senior 507(b) Claims shall be pari passu with the Senior 507(b) Claims held by the other Class, and all Junior 507(b) Claims shall be pari passu with the Junior 507(b) Claims held by the other Class.

(f)                The Applicable Junior Collateral Agent and each Junior Secured Obligations Secured Party hereby agrees that (i) it will not oppose or seek to challenge any claim by the Applicable Senior Collateral Agent or any Senior Secured Obligations Secured Party for allowance of Senior Secured Obligations consisting of post-petition interest, costs, fees, charges, or expenses and (ii) until the Discharge of Senior Secured Obligations has occurred, the Applicable Junior Collateral Agent, on behalf of itself and the Junior Secured Obligations Secured Parties, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code (or any similar provision of any other Debtor Relief Laws) senior to or on a parity with the Liens on Senior Secured Obligations Collateral securing the Senior Secured Obligations for costs or expenses of preserving or disposing of any Collateral; provided that, for the avoidance of doubt, any amounts received by the Applicable Senior Collateral Agent pursuant to such a claim shall in all cases be subject to Section 2.1(a).

(g)               The LC Collateral Agent, on behalf of the LC Secured Parties, and the ABL Collateral Agent, on behalf of the ABL Secured Parties, acknowledge and intend that the grants of Liens pursuant to the LC Security Documents, on the one hand, and the ABL Security Documents, on the other hand, constitute separate and distinct grants of Liens, and because of, among other things, their differing rights in the Collateral, the LC Obligations are fundamentally different from the ABL Obligations and must be separately classified in any Plan of Reorganization proposed or confirmed (or approved) in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the LC Secured Parties in respect of any Collateral constitute claims in the same class (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties and the LC Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligations and LC Obligations against the Grantors (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the LC Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties for whom such Collateral is Junior Secured Obligations Collateral), the ABL Secured Parties or the LC Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, costs, fees, charges, or expenses that are available from the Senior Secured Obligations Collateral for each of the ABL Secured Parties and the LC Secured Parties, respectively, before any distribution is made in respect of the Junior Claims with respect to such Collateral, with the holder of such Junior Claims hereby acknowledging and agreeing to turn over to the Junior Secured Obligations Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries).

(h)               If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a Plan of Reorganization (or any form of Court-sanctioned restructuring permitted under any applicable law), both on account of the ABL Obligations and on account of the LC Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and on account of the LC Obligations are secured by Liens upon the Collateral, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the debt obligations so distributed, to the Liens securing such debt obligations and the distribution of proceeds thereof. The provisions of section 1129(b)(1) of the Bankruptcy Code notwithstanding, Junior Secured Obligations Secured Parties shall not propose, support or vote in favor of any Plan of Reorganization that would result in a modification of or otherwise be inconsistent with Sections 2.01, 2.02, and 2.06(h) of this Agreement.

(i)                 Notwithstanding the provisions of Sections 2.02(a) and 2.02(b), 2.04(a) and 2.06(b), (c) (e) and (f) or otherwise, both before and during an Insolvency or Liquidation Proceeding, any of the Junior Secured Obligations Secured Parties may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against any Grantor in accordance with applicable law (including the Debtor Relief Laws of any applicable jurisdiction); provided that, the Junior Secured Obligations Secured Parties may not take any of the actions that is inconsistent with the terms of this Agreement, including without limitation, such actions prohibited by Sections 2.02(a) and 2.02(b), Section 2.04(a) or Section 2.06(b), (c), (e) and (f); provided further, that in the event that any of the Junior Secured Obligations Secured Parties becomes a judgment lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Junior Secured Obligations, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Secured Obligations) as the other Liens securing the Junior Secured Obligations are subject to this Agreement.

SECTION 2.07 Reinstatement. In the event that any of the Senior Secured Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under any Debtor Relief Law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Senior Secured Obligations shall again have been irrevocably paid in full in cash.

SECTION 2.08     Entry Upon Premises by the ABL Collateral Agent.

(a)               If the ABL Collateral Agent takes any enforcement action with respect to the ABL Priority Collateral, the LC Secured Parties (i) shall cooperate with the ABL Collateral Agent (subject to the condition that the LC Secured Parties shall have no obligation or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of any unreimbursed liability or damage to the LC Secured Parties) in its efforts to enforce its security interest in the ABL Priority Collateral, including to finish any work-in-process and assemble the ABL Priority Collateral, (ii) shall not take or direct the LC Collateral Agent (including any receiver, receiver and manager, interim receiver or agent appointed by it) to take any action designed or intended to hinder or restrict in any respect the ABL Collateral Agent (including any receiver, receiver and manager, interim receiver or agent appointed by it) from enforcing its security interest in the ABL Priority Collateral, including finishing any work-in- process or assembling the ABL Priority Collateral, and (iii) shall permit and direct the LC Collateral Agent, and each other LC Collateral Agent (including any receiver, receiver and manager, interim receiver delegate or agent they may appoint) to permit the ABL Collateral Agent, and their respective employees, advisers and representatives (and including any receiver, receiver and manager, interim receiver delegate or agent they may appoint), upon reasonable advance notice, to enter upon and use the LC Priority Collateral (including (x) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (y) intellectual property) for a period not to exceed 180 days (except with respect to intellectual property, which use shall be permitted in accordance by Section 2.08(c)) after the taking of such enforcement action, for purposes (to the extent permitted under applicable law) of (A) assembling and storing the ABL Priority Collateral and completing the processing of and turning into finished goods of any ABL Priority Collateral consisting of work-in-process, (B) selling any or all of the ABL Priority Collateral located on such LC Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing any or all of the ABL Priority Collateral located on such LC Priority Collateral, or (D) taking reasonable actions to protect, secure, and otherwise enforce the rights and remedies of the ABL Secured Parties and the ABL Collateral Agent in and to and relating to the ABL Priority Collateral; provided, however, that nothing contained in this Agreement shall restrict the rights of a LC Collateral Agent (acting on the instructions of the applicable LC Secured Parties) from selling, assigning or otherwise transferring any LC Priority Collateral prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. If the ABL Collateral Agent (including any receiver, receiver and manager, interim receiver or agent appointed by it) conducts a public auction or private sale of the ABL Priority Collateral at any of the real property included within the LC Priority Collateral, the ABL Collateral Agent shall use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt any LC Collateral Agent’s use of such real property for the benefit of the LC Secured Parties.

(b)               During the period of actual occupation, use or control by the ABL Secured Parties or their agents or representatives (including the ABL Collateral Agent to the extent acting on behalf of such parties and including any receiver, receiver and manager, interim receiver, delegate or agent they may appoint) of any LC Priority Collateral, the ABL Secured Parties shall be obligated to (i) pay any rent, utilities or other costs and expenses necessary for LC Collateral Agent to access such LC Priority Collateral and (ii) repair at their expense any physical damage to such LC Priority Collateral or other assets or property resulting from such occupancy, use or control, and to leave such LC Priority Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event shall the ABL Secured Parties have any liability to the LC Secured Parties pursuant to this Section as a result of any condition (including any environmental condition, claim or liability) on or with respect to the LC Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties of their rights under this Section, and the ABL Secured Parties shall have no duty or liability to maintain the LC Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the LC Priority Collateral that results solely from ordinary wear and tear resulting from the use of the LC Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 2.08 or the absence of the ABL Priority Collateral therefrom. Without limiting the rights granted in this paragraph, the ABL Secured Parties shall cooperate with the LC Collateral Agent (subject to the condition that the ABL Secured Parties shall have no obligation or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of any unreimbursed liability or damage to the ABL Secured Parties) in connection with any efforts made by it to cause the LC Priority Collateral to be sold.

(c)               In addition, the LC Secured Parties and their respective Senior Representatives hereby grant to the ABL Collateral Agent and the ABL Secured Parties a non- exclusive worldwide license or right to use, to the maximum extent permitted by applicable law and to the extent of their interest therein, exercisable without payment of royalty or other compensation, any of the LC Priority Collateral consisting of intellectual property in connection with the liquidation, collection, disposition or other realization upon the ABL Priority Collateral pursuant to any enforcement action by the ABL Collateral Agent and the ABL Secured Parties; provided, however, such non-exclusive license shall immediately expire upon the sale, lease, transfer or other disposition of all such ABL Priority Collateral or upon the Discharge of the ABL Obligations and shall not extend or transfer to the purchaser of such ABL Priority Collateral (other than any rights to use such intellectual property as may exist in favor of any bona fide purchaser under applicable law). The ABL Collateral Agent’s use of such intellectual property shall be lawful, and any such license is granted on an “AS IS” basis, without any representation or warranty whatsoever. Furthermore, each LC Collateral Agent agrees that, in connection with any exercise of remedies available to any LC Collateral Agent in respect of LC Priority Collateral, such LC Collateral Agent shall provide written notice to any purchaser, assignee or transferee of intellectual property pursuant to such exercise of remedies, that the applicable intellectual property is subject to such license.

SECTION 2.09 Insurance. Unless and until the ABL Obligations have been Discharged, as between the ABL Collateral Agent, on the one hand, and the LC Collateral Agent, on the other hand, only the ABL Collateral Agent will have the right (subject to the rights of the Grantors under the ABL Documents and the LC Documents) to adjust or settle any insurance policy or claim covering or constituting ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the ABL Priority Collateral. Unless and until the LC Obligations have been Discharged, as between the ABL Collateral Agent, on the one hand, and the LC Collateral Agent, on the other hand, only the LC Collateral Agent will have the right (subject to the rights of the Grantors under the ABL Documents and the LC Documents) to adjust or settle any insurance policy covering or constituting LC Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the LC Priority Collateral. To the extent that an insured loss covers or constitutes ABL Priority Collateral and LC Priority Collateral, then the ABL Collateral Agent and the LC Collateral Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the ABL Documents and the LC Obligations Documents) under the relevant insurance policy.

SECTION 2.10 Refinancings. Each of the ABL Obligations and the LC Obligations and the agreements governing them may be Refinanced, in each case without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any ABL Document or any LC Obligations Document, as in effect on the date hereof or as may be amended in accordance with the terms hereof) of, any ABL Secured Party or any LC Secured Party, all without affecting the priorities provided for herein or the other provisions hereof; provided, however, that the holders of any such Refinancing indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing (to the extent they are not already so bound) to the terms of this Agreement pursuant to a joinder in the form of Exhibit A hereto, and such other Refinancing documents or agreements (including amendments or supplements to this Agreement) as each Applicable Senior Collateral Agent, shall reasonably request and in form and substance reasonably acceptable to such Applicable Senior Collateral Agent. In connection with any Refinancing contemplated by this Section 2.10, this Agreement may be amended at the request and sole expense of the Parent, and without the consent (except to the extent a consent is otherwise required to permit such Refinancing transaction under any ABL Document or any LC Obligations Document, and other than the consent of each Applicable Senior Collateral Agent, whose consent shall still be required to the extent set forth in the proviso of the immediately preceding sentence) of any Representative, (a) to add parties (or any authorized agent or trustee therefor) providing any such Refinancing, (b) to confirm that such Refinancing indebtedness in respect of any LC Obligations shall have the same rights and priorities in respect of any LC Priority Collateral as the indebtedness being Refinanced and (c) to confirm that such Refinancing indebtedness in respect of any ABL Obligations shall have the same rights and priorities in respect of any ABL Priority Collateral as the indebtedness being Refinanced, all on the terms provided for herein immediately prior to such Refinancing. Any such additional party and each Applicable Senior Collateral Agent shall be entitled to rely on the determination of officers of the Parent that such modifications do not violate the ABL Documents or the LC Documents if such determination is set forth in an officers’ certificate delivered to such party and each Applicable Senior Collateral Agent; provided, however, that such determination will not affect whether or not the Parent and the Grantors have complied with their undertakings in any such document or this Agreement. In connection with the delivery of a joinder as set forth above, the Parent shall deliver an officer’s certificate to each Collateral Agent certifying that the Refinancing, including the incurrence of indebtedness and the incurrence of liens in respect thereof, qualifies as a Refinancing as defined herein.

SECTION 2.11     Amendments to Security Documents.

(a)               Subject to paragraph (c) below, each of the LC Collateral Agent and other LC Secured Parties agrees that, without the prior written consent of the ABL Collateral Agent, no LC Security Document to which such LC Collateral Agent or LC Secured Party is party may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification or the terms of any new LC Security Document would be prohibited by or inconsistent with any of the terms of this Agreement.

(b)               Subject to paragraph (c) below, each of the ABL Collateral Agent and other ABL Secured Parties agrees that, without the prior written consent of the LC Collateral Agent and each LC Collateral Agent, no ABL Security Document to which the ABL Collateral Agent or ABL Secured Parties are party may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification or the terms of any new ABL Security Document would be prohibited by or inconsistent with any of the terms of this Agreement.

(c)               In the event that any Senior Collateral Agent or Senior Secured Obligations Secured Parties enter into any amendment, waiver or consent in respect of or replace any of the Senior Secured Obligations Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, such Senior Secured Obligations Collateral Document or changing in any manner the rights of such Senior Collateral Agent, such Senior Secured Obligations Secured Parties, the Grantors thereunder (including the release of any Liens in the applicable Senior Secured Obligations Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Junior Priority Collateral Document without the consent of any Junior Collateral Agent or any Junior Secured Obligations Secured Party and without any action by any Junior Collateral Agent, any Junior Secured Obligations Secured Party, the Parent or any other Grantor; provided, however, that (A) such amendment, waiver or consent does not materially adversely affect the rights of the applicable Junior Secured Obligations Secured Parties or the interests of the applicable Junior Secured Obligations Secured Parties in the applicable Junior Secured Obligations Collateral and not the Senior Collateral Agent or the Senior Secured Obligations Secured Parties, as the case may be, that have a security interest in the affected collateral in a like or similar manner, and (B) written notice of such amendment, waiver or consent shall have been given by the Parent to the Applicable Junior Collateral Agent.

(d)               Notwithstanding anything to the contrary contained herein, the LC Collateral Agent and other LC Secured Parties and the ABL Collateral Agent and other ABL Secured Parties hereby agree that they will not amend or otherwise modify the provisions of the LC Documents or the ABL Documents related to the Refinancing or payment of any Obligations (including ordinary course payments) in a manner that makes them more restrictive to Grantors or otherwise prohibits or restricts a Refinancing or payment permitted under the LC Documents or ABL Documents as in effect on the date hereof. The LC Collateral Agent and other LC Secured Parties hereby agree that they will not amend or otherwise modify Section 8.09 of the LC Credit Agreement, the definition of “Liquidity,” any of the terms or definitions used to calculate compliance with Section 8.09 of the LC Credit Agreement, or the effect of any breach of Section 8.9 of the LC Credit Agreement.

SECTION 2.12     Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a)               Each Possessory Collateral Agent agrees to hold the Possessory Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for, or, as applicable, on trust for, the benefit of each Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral pursuant to the ABL Security Documents or the LC Security Documents, subject to the terms and conditions of this Section 2.12. To the extent any Possessory Collateral is possessed by or is under the control of a Collateral Agent (either directly or through its agents or bailees) other than the Applicable Possessory Collateral Agent, such Collateral Agent shall deliver such Possessory Collateral to (or shall cause such Possessory Collateral to be delivered to) the Applicable Possessory Collateral Agent and shall take all actions reasonably requested in writing by the Applicable Possessory Collateral Agent to cause the Applicable Possessory Collateral Agent to have possession or control of same. Pending such delivery to the Applicable Possessory Collateral Agent, each other Collateral Agent agrees to hold any Possessory Collateral as gratuitous bailee, or, as applicable, on trust for, for the benefit of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable ABL Security Documents or LC Security Documents, in each case subject to the terms and conditions of this Section 2.12.

(b)               The duties or responsibilities of each Possessory Collateral Agent and each other Collateral Agent under this Section 2.12 shall be limited solely to holding the Possessory Collateral as gratuitous bailee, or, as applicable, on trust for, for the benefit of each Secured Party for purposes of perfecting the security interest held by the Secured Parties therein.

(c)               Upon the Discharge of all LC Obligations, the LC Collateral Agent shall deliver to the ABL Collateral Agent, to the extent that it is legally permitted to do so, the remaining Possessory Collateral (if any) held by it, together with any necessary endorsements (or otherwise allow the ABL Collateral Agent to obtain control of such Possessory Collateral) or as a court of competent jurisdiction may otherwise direct. The Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Possessory Collateral Agent for loss or damage suffered by the Possessory Collateral Agent as a result of such transfer except for loss or damage suffered by the Possessory Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith. No LC Collateral Agent shall be obligated to follow instructions from the ABL Collateral Agent in contravention of this Agreement.

(d)               Upon the Discharge of all ABL Obligations, the ABL Collateral Agent shall deliver to the LC Collateral Agent, to the extent that it is legally permitted to do so, the remaining Possessory Collateral (if any) held by it, together with any necessary endorsements (or otherwise allow the LC Collateral Agent to obtain control of such Possessory Collateral) or as a court of competent jurisdiction may otherwise direct. The Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Possessory Collateral Agent for loss or damage suffered by the Possessory Collateral Agent as a result of such transfer except for loss or damage suffered by the Possessory Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith. The ABL Collateral Agent shall not be obligated to follow instructions from any LC Collateral Agent in contravention of this Agreement.

SECTION 2.13 Control Agreements. The ABL Collateral Agent hereby agrees to act as collateral agent of the LC Secured Parties under each control agreement solely for the purpose of perfecting the Lien of the LC Secured Parties in the deposit accounts and securities accounts subject to such control agreements by control. The LC Collateral Agent, on behalf of the LC Secured Parties, hereby appoints the ABL Collateral Agent to act as its collateral agent under each such control agreement, as applicable. The duties or responsibilities of the ABL Collateral Agent under this Section 2.13 shall be limited solely to acting as agent for the benefit of each LC Secured Party for purposes of perfecting the security interest held by the Secured Parties in the deposit accounts and securities accounts subject to such control agreements by control, in each case prior to the Discharge of all ABL Obligations

SECTION 2.14 Rights under Permits and Licenses. The LC Collateral Agent agrees that if the ABL Collateral Agent shall require rights available under any permit or license controlled by the LC Collateral Agent (as certified to the LC Collateral Agent by the ABL Collateral Agent, upon which the LC Collateral Agent may rely) in order to realize on any ABL Priority Collateral, the LC Collateral Agent shall (subject to the terms of the LC Documents, including the LC Collateral Agent’s rights to indemnification thereunder) take all such actions as shall be available to it (at the sole expense of the Grantors), consistent with applicable law and reasonably requested by the ABL Collateral Agent in writing, to make such rights available to the ABL Collateral Agent, subject to the Liens held by the LC Collateral Agent for the benefit of the LC Secured Parties. The ABL Collateral Agent agrees that if the LC Collateral Agent shall require rights available under any permit or license controlled by the ABL Collateral Agent (as certified to the ABL Collateral Agent by the LC Collateral Agent, upon which the ABL Collateral Agent may rely) in order to realize on any LC Priority Collateral, the ABL Collateral Agent shall (subject to the terms of the ABL Documents, including such ABL Collateral Agent’s rights to indemnification thereunder) take all such actions as shall be available to it (at the sole expense of the Grantors), consistent with applicable law and reasonably requested by the LC Collateral Agent in writing, to make such rights available to the LC Collateral Agent, subject to the Liens held by the ABL Collateral Agent for the benefit of the ABL Secured Parties.

ARTICLE III

Existence and Amounts of Liens and Obligations

Whenever a Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Secured Obligations (or the existence of any commitment to extend credit that would constitute Senior Secured Obligations) or Junior Secured Obligations, or the Collateral subject to any such Lien, it may, acting reasonably, request that such information be furnished to it in writing by the other Representatives and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that, if a Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Parent. Each Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to the Parent or any of its subsidiaries, any Secured Party or any other Person as a result of such determination.

ARTICLE IV

Consent of Grantors

Each Grantor hereby consents to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that the obligations of the Grantors under the ABL Security Documents, the LC Security Documents or the Foreign Collateral Documents will in no way be diminished or otherwise affected by such provisions or arrangements.

ARTICLE V

Representations and Warranties

SECTION 5.01 Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a)               Such party is duly organized or incorporated (as the case may be), validly existing and, if applicable, in good standing (or the equivalent status under the laws of any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation (as the case may be) and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b)                This Agreement has been duly executed and delivered by such party.

(c)                The execution, delivery and performance by such party of this Agreement

(i)  do not require any consent or approval of, registration or filing with or any other action by any governmental authority, (ii) will not violate any applicable law or regulation or any order of any governmental authority and (iii) will not violate the charter, by-laws or other organizational documents of such party.

SECTION 5.02 Representations and Warranties of Each Representative. Each Collateral Agent and Representative represents and warrants to the other parties hereto that it is authorized under the ABL Credit Agreement or the LC Obligations Credit Agreement, as applicable, to enter into this Agreement.

ARTICLE VI

Collateral Agency for Foreign Collateral

SECTION 6.01 Appointment of Foreign Collateral Agent. It is acknowledged that, in certain jurisdictions outside of the United State of America, applicable law prevents both the ABL Collateral Agent and the LC Collateral Agent from obtaining liens on the Collateral. In such circumstances, solely for Foreign Collateral, the parties hereto agree that (i) WF is hereby appointed as Foreign Collateral Agent and sub-agent for the Collateral Agents and (ii)  notwithstanding anything to the contrary contained herein, Foreign Collateral Agent is permitted to hold Liens on such Foreign Collateral on trust for the Secured Parties notwithstanding the inability of any other Collateral Agent to hold similar Liens. In recognition of the foregoing, each other Collateral Agent hereby irrevocably appoints WF to act as the “collateral agent” under any Foreign Collateral Documents, and each other Collateral Agent hereby irrevocably appoints and authorizes WF to act as the agent of such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Foreign Collateral granted by any of the Grantors to secure any of the ABL Obligations or LC Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Foreign Collateral Documents or supplements to existing Foreign Collateral Documents on behalf of the Secured Parties). In this connection, the Foreign Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Foreign Collateral Agent pursuant to this Article VI for purposes of holding or enforcing any Lien on the Foreign Collateral (or any portion thereof) granted under the Foreign Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Foreign Collateral Agent, shall be entitled to the benefits of all provisions of this Agreement, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under this agreement and the Foreign Collateral Documents as if set forth in full herein with respect thereto. It is understood and agreed that the use of the term “agent” herein or in any other Foreign Collateral Documents (or any other similar term) with reference to the Foreign Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 6.02 Rights as a Secured Party. The Person serving as the Foreign Collateral Agent hereunder shall have the same rights and powers in its capacity as a Secured Party as any other Secured Party and may exercise the same as though it were not the Foreign Collateral Agent and the term “Secured Party” or “Secured Parties” (or, as applicable, ABL Secured Party or LC Secured Party) shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Foreign Collateral Agent hereunder in its individual capacity. Such Person and its affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Grantor or any Grantor’s Subsidiary or other affiliate thereof as if such Person were not the Foreign Collateral Agent hereunder and without any duty to account therefor to the Secured Parties.

SECTION 6.03     Exculpatory Provisions.

(a)               The Foreign Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Foreign Collateral Documents to which Foreign Collateral Agent is a party, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Foreign Collateral Agent:

(i)                 shall not be subject to any fiduciary or other implied duties, regardless of whether a default or Event of Default under the ABL Documents or LC Documents has occurred and is continuing;

(ii)               shall not have any duty to take any discretionary action or exercise any discretionary powers (though it hereby is authorized to take such actions in its Permitted Discretion), except discretionary rights and powers expressly contemplated hereby or by the Foreign Collateral Documents that the Foreign Collateral Agent is required to exercise as directed in writing by the Controlling Parties; provided that the Foreign Collateral Agent shall not be required to take any action that, in its good faith, based upon the advice of counsel or upon the written opinion of its counsel, may expose the Foreign Collateral Agent to liability or that is contrary to any Foreign Collateral Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property in violation of any Debtor Relief Law; and

(iii)            shall not, except as expressly set forth herein and in the Foreign Collateral Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Grantors or any of their Subsidiaries or affiliates that is communicated to or obtained by the Person serving as the Foreign Collateral Agent or any of its affiliates in any capacity.

(b)               The Foreign Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Controlling Parties or (ii) in the absence of its own willful misconduct, gross negligence or bad faith as determined by a court of competent jurisdiction by final nonappealable judgment. The Foreign Collateral Agent shall be deemed not to have knowledge of any default or Event of Default under the ABL Documents or LC Documents unless and until notice describing such default or Event of Default is given to the Foreign Collateral Agent by the Grantors, LC Collateral Agent, or ABL Collateral Agent.

(c)               The Foreign Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Foreign Collateral Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default or (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Foreign Collateral Document or any other agreement, instrument or document.

SECTION 6.04 Reliance by the Foreign Collateral Agent. The Foreign Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Foreign Collateral Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Foreign Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the written advice of any such counsel, accountants or experts.

SECTION 6.05     Delegation of Duties.

(a)               The Foreign Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Foreign Collateral Document by or through any one or more sub-agents appointed by the Foreign Collateral Agent. The Foreign Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VI shall apply to any such sub-agent and to the Related Parties of the Foreign Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the Foreign Collateral. The Foreign Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Foreign Collateral Agent acted with willful misconduct, gross negligence or bad faith in the selection of such sub agents.

(b)               Should any instrument in writing from any Grantor be required by any sub- agent appointed by the Foreign Collateral Agent to more fully or certainly vest in and confirm to such sub-agent such rights, powers, privileges and duties, such Grantor shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Foreign Collateral Agent. If any such sub-agent, or successor thereto, shall resign or be removed, all rights, powers, privileges and duties of such sub-agent, to the extent permitted by law, shall automatically vest in and be exercised by the Foreign Collateral Agent until the appointment of a new sub-agent. All references in this Agreement or in any other Foreign Collateral Document to any Lien or Foreign Collateral Document granted or delivered in favour of the Foreign Collateral Agent shall include any Lien or Foreign Collateral Document granted to any sub-agent of the Foreign Collateral Agent

SECTION 6.06     Resignation of Foreign Collateral Agent.

(a)               The Foreign Collateral Agent may at any time give notice of its resignation to the Representatives and the Grantors. Upon receipt of any such notice of resignation, the Secured Parties, acting through their Collateral Agents, shall have the right (provided no Event of Default has occurred and is continuing under any LC Document or ABL Document at the time of such resignation) to appoint a successor, which shall be the ABL Collateral Agent (unless the ABL Collateral Agent is also WF) or as jointly designated by ABL Collateral Agent and LC Collateral Agent. If no such successor shall have been so appointed in accordance with the preceding sentence and shall have accepted such appointment within 30 days after the retiring Foreign Collateral Agent gives notice of its resignation (or such earlier day as shall be agreed by the Representatives) (the “Resignation Effective Date”), then the retiring Foreign Collateral Agent may (but shall not be obligated to), on behalf of the Secured Parties, appoint a successor Foreign Collateral Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)               With effect from the Resignation Effective Date, (1) the retiring Foreign Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Foreign Collateral Documents (except that in the case of any collateral security held by the Foreign Collateral Agent on behalf of the Secured Parties under any of the Foreign Collateral Documents, the retiring Foreign Collateral Agent shall continue to hold such collateral security until such time as a successor Foreign Collateral Agent is appointed but in any event, no more than sixty (60) days following the Resignation Effective Date) and (2) except for any indemnity payments owed to the retiring Foreign Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Foreign Collateral Agent shall instead be made by or to each Representative directly, until such time, if any, the relevant Collateral Agents appoint a successor Foreign Collateral Agent as provided for above. Upon the acceptance of a successor’s appointment as Foreign Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Foreign Collateral Agent (other than any rights to indemnity payments owed to the retiring Foreign Collateral Agent), and the retiring Foreign Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Foreign Collateral Documents. After the retiring Foreign Collateral Agent’s resignation or removal hereunder and under the other Foreign Collateral Documents, the provisions of this Article shall continue in effect for the benefit of such retiring Foreign Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Foreign Collateral Agent was acting as Foreign Collateral Agent.

SECTION 6.07 Non-Reliance on Foreign Collateral Agent and Other Secured Parties. Each Collateral Agent acknowledges that it has, independently and without reliance upon the Foreign Collateral Agent or any of its related parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, the LC Documents, and the ABL Documents, as applicable. Each Collateral Agent also acknowledges that it will, independently and without reliance upon the Foreign Collateral Agent or its related parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Foreign Collateral Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 6.08     Collateral Matters.

(a)               Each of the Collateral Agents irrevocably authorize the Foreign Collateral Agent, at its option and in its Permitted Discretion:

(i)                 to release any Lien or any other claim on any Foreign Collateral granted to or held by the Foreign Collateral Agent, for the benefit of the Secured Parties, under any Foreign Collateral Document (A) upon the Discharge of the ABL Obligations and the Discharge of the LC Obligations, as applicable, in which case such Lien shall only be released with respect to the Obligations so Discharged; (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under the Foreign Collateral Documents, ABL Documents and LC Documents or (C) if approved, authorized or ratified in writing in accordance with Section 6.08(b).

(b)               Upon request by the Foreign Collateral Agent at any time, the Controlling Parties will confirm in writing the Foreign Collateral Agent’s authority to release or subordinate its interest in particular types or items of property or take any other action necessary to administer the Foreign Collateral. In each case, as specified in this Section 6.08, the Foreign Collateral Agent will, at the Grantors’ joint and several expense, execute and deliver to the applicable Grantor such documents as such Grantor may reasonably request to evidence the release of such item of Foreign Collateral from the assignment and security interest granted under the Foreign Collateral Documents or to subordinate its interest in such item, or to release such Grantor from its obligations under the Foreign Collateral Documents, in each case in accordance with the terms hereof and the terms of the Foreign Collateral Documents.

(c)               The Foreign Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Foreign Collateral, the existence, priority or perfection of the Foreign Collateral Agent’s Lien thereon, or any certificate prepared by any Grantor in connection therewith, nor shall the Foreign Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Foreign Collateral.

SECTION 6.09     Discretionary Rights. The Foreign Collateral Agent may:

(a)               assume (unless it has received actual notice to the contrary from the Collateral Agents) that (i) no default or Event of Default has occurred and no Grantor is in breach of or default under its obligations under any of the Foreign Collateral Documents, ABL Documents, or LC Documents, and (ii) any right, power, authority or discretion vested by any Foreign Collateral Documents, ABL Documents, or LC Documents in any person has not been exercised;

(b)               if it receives any instructions or directions to take any action in relation to the Foreign Collateral, assume that all applicable conditions under this Agreement, LC Documents and ABL Documents for taking that action have been satisfied;

(c)               engage and pay for the advice or services of accountants, tax advisers, surveyors or other professional advisers or experts and a single legal counsel in each applicable jurisdiction (in addition to the Foreign Collateral Agent’s general outside counsel);

(d)               without prejudice for the generality of paragraph (c) above, at any time engage and pay for the services of a single additional counsel in each applicable jurisdiction to act as independent counsel to the Foreign Collateral Agent (in addition to the Foreign Collateral Agent’s general outside counsel) (and so separate from any lawyers instructed by the other Secured Parties) if the Foreign Collateral Agent in its reasonable opinion deems this to be desirable and the Collateral Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying on the advice or services of any professional engaged under this Section 6.09;

(e)               [reserved];

(f)                refrain from acting in accordance with the instructions of any Secured Party or Controlling Party (including bringing any legal action or proceeding arising out of or in connection with the Foreign Collateral Documents) until it has received any indemnification and/or security that it may in its reasonable discretion require which may be greater in extent than that contained for the benefit of any Representative in the ABL Documents or LC Documents. Notwithstanding any provision of any ABL Documents or LC Documents to the contrary, the Foreign Collateral Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it; and

(g)               during a No Controlling Party Situation, make decisions in its Permitted Discretion, and any actions taken based on such decisions shall be deemed to have been taken at the instruction of all Controlling Parties.

SECTION 6.10     Indemnification of Foreign Collateral Agent.

(a)               The Secured Parties (other than the LC Australian Collateral Agent) shall jointly and severally indemnify the Foreign Collateral Agent within three Business Days of demand, and keep the Foreign Collateral Agent indemnified against any demands, damages, expenses, costs, losses or liabilities made against or incurred by it in acting as Foreign Collateral Agent on behalf of the Secured Parties under this Agreement, the Foreign Collateral Documents, the LC Documents, or the ABL Documents (provided that any indemnification obligations arising solely due to the instructions of a Controlling Party shall be borne solely by the Class represented by such Controlling Party), unless the Foreign Collateral Agent (i) has been reimbursed by a Grantor pursuant to any of the Foreign Collateral Documents or (ii) such liabilities, losses, demands, damages, expenses or costs are incurred by or made against the Foreign Collateral Agent as a result of willful misconduct, gross negligence or bad faith. The Grantors hereby jointly and severally indemnify the Secured Parties against any payment made by them under this Section 6.10(a) and agree that any payments made by or costs attributable to any ABL Secured Party on account of the Foreign Collateral Agent shall be added to the ABL Obligations and any payments made by or costs attributable to any LC Secured Party on account of the Foreign Collateral Agent shall be added to the LC Obligations.

(b)               The Grantors covenant and agree that they shall defend and be jointly and severally liable to reimburse and indemnify the Foreign Collateral Agent (and its Affiliates, officers, directors, employees, attorneys and agents (“Foreign Collateral Agent Related Persons”)) for any and all reasonable expenses and other charges actually incurred by the Foreign Collateral Agent on behalf of the Secured Parties in connection with the execution, delivery, administration and enforcement of this Agreement and the Foreign Collateral Documents (or any of them) and from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, actual reasonable expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Foreign Collateral Agent, in any way relating to or arising out of this Agreement, any Foreign Collateral Document, or any other document delivered in connection herewith or therewith or the transactions contemplated hereby or thereby, or the enforcement of any of the terms hereof or thereof, in each case, except to the extent caused by the Foreign Collateral Agent’s or the Foreign Collateral Agent Related Person’s willful misconduct, gross negligence or bad faith.

(c)               The obligations under this Section 6.10 shall survive the Discharge of the ABL Obligations, the Discharge of the LC Obligations, the resignation of any Foreign Collateral Agent, and termination of this Agreement and all of the Foreign Collateral Documents.

SECTION 6.11     Treatment of Proceeds of Foreign Collateral.

(a)             All amounts from time to time received or recovered by the Foreign Collateral Agent pursuant to the terms of any Foreign Collateral Document or in connection with the realization or enforcement of all or any part of the Foreign Collateral (the “Foreign Recoveries”) shall be held by the Foreign Collateral Agent in trust and applied, to the extent permitted by applicable law, in the following order:

First, in discharging any sums owing to the Foreign Collateral Agent (in its capacity as such), including (i) amounts owing to Foreign Collateral Agent to indemnify Foreign Collateral Agent for claims against it or claims that, in the reasonable discretion of Foreign Collateral Agent, may be asserted against Foreign Collateral Agent and are subject to the indemnification provisions of this Agreement and (ii) any deductions and withholdings (on account of taxes or otherwise) which Foreign Collateral Agent is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement and to pay all taxes which may be assessed against it in respect of any of the Foreign Collateral Documents, or as a consequence of performing its duties, or by virtue of its capacity as Foreign Collateral Agent (other than in connection with its remuneration for performing its duties under this Agreement); provided that any Foreign Collateral or proceeds thereof that is LC Priority Collateral may only be applied or retained by Foreign Collateral Agent to secure indemnification obligations or other amounts owing (or potentially owing) by the LC Secured Parties and Foreign Collateral or proceeds thereof that is ABL Priority Collateral may only be applied or retained by Foreign Collateral Agent to secure indemnification obligations or other amounts owing (or potentially owing) by the ABL Secured Parties;

Second, to the Representatives to be applied in accordance with Section 2.01(a) hereof.

For the avoidance of doubt, following acceleration of any of the ABL Obligations or the LC Obligations, Foreign Collateral Agent may, in its Permitted Discretion, hold any amount of the Foreign Recoveries (subject to the proviso set forth in subclause “first” above) in a non-interest bearing account(s) in the name of the Foreign Collateral Agent with such financial institution as it may select (including itself) and for so long as the Foreign Collateral Agent shall think appropriate in its Permitted Discretion for later application as set forth herein in respect of any sum owing to the Foreign Collateral Agent that the Foreign Collateral Agent reasonably considers might become due or owing at any time in the future.

SECTION 6.12 Currency Conversion. The Foreign Collateral Agent is under no obligation to make the payments to the Secured Parties above in the same currency as that in which the obligations and liabilities owing to the Secured Parties are denominated. To the extent any payment from Foreign Collateral Agent to a Representative causes a currency conversion, the provisions of the ABL Documents or the LC Documents (as applicable, based on the Representative receiving payment) relating to currency conversions shall apply.

SECTION 6.13     Swiss Collateral.

(a)               In relation to Foreign Collateral which is subject to a security document governed by Swiss law, the Foreign Collateral Agent shall:

(i)                 hold and administer any non-accessory Collateral (nicht- akzessorische Sicherheit) governed by Swiss law as fiduciary (treuhänderisch) in its own name but for the benefit of the Secured Parties; and

(ii)               hold and administer any accessory Collateral (akzessorische Sicherheit) governed by Swiss law as direct representative (direkter Stellvertreter) in the name and on behalf of the Secured Parties.

(b)               The Foreign Collateral Agent shall be empowered to:

(i)                 exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Foreign Collateral Agent under the relevant security documents governed by Swiss law together with such powers and discretions as are reasonably incidental thereto;

(ii)               take such action on its behalf as may from time to time be authorized under or in accordance with the relevant Foreign Collateral Documents governed by Swiss law; and

(iii)            accept, enter into and execute, as its direct representative (direkter Stellvertreter) any pledge or other creation of any accessory security right granted in favor of any Secured Party under Swiss law in connection with the ABL Documents and/or the LC Documents and to agree to and execute in its name and on its behalf as its direct representative (direkter Stellvertreter) any amendments, confirmations and/or alterations to any security document governed by Swiss law which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such Collateral, all subject to the provisions of this Agreement.

SECTION 6.14     Scottish Collateral.

(a)               The Foreign Collateral Agent declares that it holds on trust for the Secured Parties, on the terms contained in this Article VI: (i) the Foreign Collateral expressed to be subject to the Liens created in favor of the Foreign Collateral Agent as trustee for the Secured Parties by or pursuant to each Foreign Collateral Document which is governed by or subject to the laws of Scotland, and all proceeds of that Foreign Collateral; (ii) all obligations expressed to be undertaken by any Grantor to pay amounts in respect of the Obligations to the Foreign Collateral Agent as trustee for the Secured Parties and secured by any Foreign Collateral Document which is governed by or subject to the laws of Scotland together with all representations and warranties expressed to be given by any Grantor or any other person in favour of the Foreign Collateral Agent as trustee for the Secured Parties; and (iii) any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Foreign Collateral Agent is required by the terms of the ABL Documents or the LC Documents to hold as trustee on trust for the Secured Parties.

(b)               Without prejudice to the other provisions of this Article VI, each other Collateral Agent hereby irrevocably authorizes the Foreign Collateral Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Foreign Collateral Agent as trustee for the Secured Parties under or in connection with the ABL Documents and the LC Documents together with any other incidental rights, powers, authorities and discretions. For the avoidance of doubt, the Foreign Collateral Agent in its capacity as trustee for the Secured Parties shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Foreign Collateral Agent in this Agreement, which shall apply mutatis mutandis.

ARTICLE VII

Miscellaneous

SECTION 7.01 Legends. Each Security Document shall (and, to the extent already in existence, shall be amended to) include a legend, substantially similar to the form provided below, describing this Agreement (except in the case of any foreign jurisdiction, where such legend is not customary or where otherwise prohibited by applicable law):

Reference is made to the Intercreditor Agreement (the “Intercreditor Agreement”), dated as of December 13, 2019, among Wells Fargo Bank, National Association, as ABL Collateral Agent (as defined in the Intercreditor Agreement) for the ABL Secured Parties referred to therein; Deutsche Bank Trust Company Americas, as LC Collateral Agent (as defined in the Intercreditor Agreement) for the LC Facility Secured Parties referred to therein; Weatherford International plc, a public limited company incorporated in the Republic of Ireland, Weatherford International Ltd., a Bermuda exempted company limited by shares, Weatherford International LLC, a Delaware limited liability company and the other Grantors of Weatherford International plc named therein (the “Intercreditor Agreement”). Each [ABL Secured Party] [LC Secured Party], through its Collateral Agent, by obtaining the benefits of this Agreement, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the [ABL Collateral Agent] [LC Collateral Agent] to enter into the Intercreditor Agreement as [ABL Collateral Agent ] [LC Collateral Agent] on behalf of such Secured Party. The foregoing provisions are intended as an inducement to the [ABL Secured Parties] [LC Secured Parties] to extend credit to [LC Borrowers] [ABL Borrowers] or to acquire any notes or other evidence of any debt obligation owing from the [LC Borrowers] [ABL Borrowers] and such [ABL Secured Parties] [LC Secured Parties] are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable ABL Security Documents and LC Security Documents (as defined in the ABL Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

SECTION 7.02 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	if to the ABL Collateral Agent, to it at:

Wells Fargo Bank, National Association

14241 Dallas Parkway, Suite 1300

Dallas, TX 75254

USA

Attention: Loan Portfolio Manager

Fax: (866) 551-0750

with a copy to:

Goldberg Kohn Ltd.

55 East Monroe Street, Suite 3300

Chicago, Illinois 60603

USA

Attention: Jessica L. DeBruin, Esq.

Fax: (312) 863-7857

(b)	if to the Foreign Collateral Agent, to it at:

Wells Fargo Bank, National Association

14241 Dallas Parkway, Suite 1300

Dallas, TX 75254

USA

Attention: Loan Portfolio Manager

Fax: (866) 551-0750

with a copy to:

Goldberg Kohn Ltd.

55 East Monroe Street, Suite 3300

Chicago, Illinois 60603

USA

Attention: Jessica L. DeBruin, Esq.

Fax: (312) 863-7857

(c)	if to the LC Collateral Agent, to it at:

Deutsche Bank Trust Company Americas

Trust and Agency Services

60 Wall Street, 24th Floor

Mail Stop: NYC60 - 2410

New York, NY 10005

USA

Attention: Project Finance Agency Services, Weatherford, SF0580

Fax: (646) 961-3317

(d)	if to the LC Australian Collateral Agent, to it at:

BTA Institutional Services Australia Limited

Level 2, 1 Bligh Street

Sydney NSW 2000

Australia

Attention: Global Client Services

Fax: +61 2 9260 6009

Email: BNYM_CT_Aus_RMG@bnymellon.com

(e)	if to the Grantors, to them at:

c/o Weatherford International, LLC

2000 St. James Place

Houston, TX 77056

USA

Attention: General Counsel

Telephone: (713) 836-4000

Email: LegalWeatherford@weatherford.com

with a copy to:

c/o Weatherford International, LLC

2000 St. James Place

Houston, TX 77056

USA

Attention: Treasurer

Telephone: (713) 836-7460

Email: Mark.Rothleitner@weatherford.com;

Josh.Silverman@weatherford.com

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Parent shall be deemed to be a notice to each Grantor). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 7.02 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 7.02. As agreed to in writing among the Parent, the ABL Collateral Agent, the LC Collateral Agent, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 7.03     Waivers; Amendment.

(a)               No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.03, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)               Subject to Sections 2.03, 2.10, 2.11, Article 6 and 7.15 hereof, and except as set forth in Section 7.18, neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Representative, each Collateral Agent and the Parent (for and on behalf of each of the other Grantors).

SECTION 7.04 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, all of whom are intended to be bound by this Agreement.

SECTION 7.05 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 7.06 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or any other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.08     Governing Law; Jurisdiction; Consent to Service of Process.

(a)               This Agreement and any claim, controversy or dispute arising under or related to such Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to conflict of law provisions, other than 5-1401 and 5-1402 of the New York General Obligations Law.

(b)               Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c)               Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 7.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)               Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the ABL Documents and/or any of the LC Documents, the provisions of this Agreement shall control.

SECTION 7.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Secured Parties and the LC Secured Parties in relation to one another. None of the Grantors shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.05, 2.06, 2.10, 2.11, Article V and Article VI) is intended to or will amend, waive or otherwise modify the provisions of the ABL Documents or any LC Documents), and none of the Grantors may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair or relieve the obligations of the Grantors, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything to the contrary herein or in any ABL Document or any LC Obligations Document, the Grantors shall not be required to act or refrain from acting (a) pursuant to this Agreement or any LC Obligations Document with respect to any ABL Priority Collateral in any manner that would cause a default under any ABL Document, or (b) pursuant to this Agreement or any ABL Document with respect to any LC Priority Collateral in any manner that would cause a default under any LC Obligations Document.

SECTION 7.13 Agent Capacities. Except as expressly set forth herein, neither the ABL Collateral Agent, nor the LC Collateral Agent (including the LC Australian Collateral Agent), shall have (i) any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the ABL Documents and the LC Documents, as the case may be, or (ii) any liability or responsibility for the actions or omissions of any other Secured Party or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. Neither the ABL Collateral Agent, nor the LC Collateral Agent (including the LC Australian Collateral Agent) shall have individual liability to any Person if it shall mistakenly pay over or distribute to any Secured Party (or Grantor) any amounts in violation of the terms of this Agreement, so long as such Person is acting in good faith and without willful misconduct or bad faith. Furthermore, and notwithstanding anything to the contrary contained herein, the LC Australian Collateral Agent shall act or refrain from acting with respect to the LC Australian Collateral only at the direction of the LC Administrative Agent.

SECTION 7.14 Supplements. Upon the execution by any Subsidiary of Parent of a supplement hereto in form and substance satisfactory to the Collateral Agents, such subsidiary shall be a party to this Agreement and shall be bound by the provisions hereof to the same extent as each Grantor are so bound. The Parent shall cause any Subsidiary that becomes a Grantor to execute and deliver such supplement.

SECTION 7.15     Collateral Agent Rights, Protections and Immunities.

In acting under or by virtue of this Agreement, the LC Collateral Agent and the LC Australian Collateral Agent shall have the rights, protections and immunities granted to the “Administrative Agent” and its respective sub-agents under the LC Credit Agreement, all of which are incorporated by reference herein, mutatis mutandis. In acting under or by virtue of this Agreement, the ABL Collateral Agent shall have the rights, protections and immunities granted to the “Agent” under the ABL Credit Agreement, all of which are incorporated by reference herein, mutatis mutandis. In acting under or by virtue of this Agreement, the LC Australian Collateral Agent shall have the rights, protections and immunities granted to the “LC Australian Collateral Agent” under the LC Australian Security Trust Deed.

SECTION 7.16     Other Junior Intercreditor Agreements.

In addition, in the event that the Parent or any Subsidiary incurs any obligations secured by a lien on any Collateral that is junior to the LC Obligations or the ABL Obligations, then the ABL Collateral Agent and the LC Collateral Agent shall enter into an intercreditor agreement with the agent or trustee for the secured parties with respect to such secured obligation to reflect the relative lien priorities of such parties with respect to the Collateral and governing the relative rights, benefits and privileges as among such parties in respect of the Collateral, including as to application of proceeds of the Collateral, voting rights, control of the Collateral and waivers with respect to the Collateral, in each case so long as such secured obligations are permitted under, and the terms of such intercreditor agreement do not violate or conflict with, the provisions of this Agreement or the other ABL Documents or LC Documents, as the case may be. Each party hereto agrees that the ABL Secured Parties (as among themselves) and the LC Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the Applicable Senior Collateral Agent governing the rights, benefits and privileges as among the ABL Secured Parties or the LC Secured Parties, as the case may be, in respect of the Collateral, this Agreement and the applicable Senior Secured Obligations Collateral Documents, as the case may be, including as to the application of proceeds of the Collateral, voting rights, control of the Collateral and waivers with respect to the Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the other applicable Senior Secured Obligations Collateral Documents, as the case may be. If any such intercreditor agreement (or similar arrangement) is entered into, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other ABL Document or LC Document, and the provisions of this Agreement and the other ABL Documents and LC Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

SECTION 7.17     Additional Grantors.

Promptly upon request by any Collateral Agent, any Person that becomes a Grantor after the date hereof will provide to the Collateral Agents a fully signed acknowledgement, substantially in the form attached hereto as Exhibit B, consenting to the provisions of this Agreement and the intercreditor arrangements provided for herein; provided that no failure on the part of any Collateral Agent to request or obtain such acknowledgement will in any way diminish or impair any of the rights of the Secured Parties hereunder.

SECTION 7.18     Joinder of LC Australian Collateral Agent.

Substantially concurrently with its entry into the LC Australian Security Trust Deed, BTA Institutional Services Australia Limited shall, without requiring the consent of any other party hereto, join to this Agreement by executing and delivering a joinder agreement substantially in the form attached hereto as Exhibit C.

[Remainder of this page intentionally left blank; signatures follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[Signature blocks omitted]

[Signature Page to Intercreditor Agreement]

EXHIBIT A

Exhibit A – Joinder to Intercreditor Agreement

Exhibit A-1

JOINDER AGREEMENT

(LC Obligations)

This JOINDER AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [   ], is among [   ], as a LC Collateral Agent (the “New Collateral Agent”), WF, as ABL Collateral Agent, DBTCA, as LC Collateral Agent, and Parent (on behalf of itself and its Subsidiaries).

This Agreement is supplemental to that certain Intercreditor Agreement, dated as of December 13, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among the parties (other than the New Collateral Agent) referred to above. This Agreement has been entered into to record the accession of the New Collateral Agent as LC Collateral Agent under the Intercreditor Agreement.

ARTICLE I

Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Intercreditor Agreement.

ARTICLE II

Accession

SECTION 2.01 The New Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Intercreditor Agreement as the LC Collateral Agent as if it had originally been party to the Intercreditor Agreement as an LC Collateral Agent.

SECTION 2.02 The New Collateral Agent confirms that its address details for notices pursuant to the Intercreditor Agreement are as follows: [                            ].

SECTION 2.03 Each party to this Agreement (other than the New Collateral Agent) confirms the acceptance of the New Collateral Agent as the LC Collateral Agent for purposes of the Intercreditor Agreement.

SECTION 2.04 [                ] is acting in its capacity as LC Collateral Agent solely for the Secured Parties under [                            ].

ARTICLE III

Miscellaneous

SECTION 3.01 This Agreement and any claim, controversy or dispute arising under or related to such Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

A-1-1

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or any other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS]

A-1-2

Exhibit A-2

JOINDER AGREEMENT

(ABL Obligations)

This JOINDER AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [    ], is among [  ], as an ABL Collateral Agent (the “New Collateral Agent”), WF, as ABL Collateral Agent, DBTCA, as LC Collateral Agent, and Parent (on behalf of itself and its Subsidiaries).

This Agreement is supplemental to that certain Intercreditor Agreement, dated as of [                  ], 20[  ] (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among the parties (other than the New Collateral Agent) referred to above. This Agreement has been entered into to record the accession of the New Collateral Agent as ABL Collateral Agent under the Intercreditor Agreement.

ARTICLE I

Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Intercreditor Agreement.

ARTICLE II

Accession

SECTION 2.01 The New Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Intercreditor Agreement as the ABL Collateral Agent as if it had originally been party to the Intercreditor Agreement as an ABL Collateral Agent.

SECTION 2.02 The New Collateral Agent confirms that its address details for notices pursuant to the Intercreditor Agreement are as follows: [                           ].

SECTION 2.03 Each party to this Agreement (other than the New Collateral Agent) confirms the acceptance of the New Collateral Agent as the ABL Collateral Agent for purposes of the Intercreditor Agreement.

SECTION 2.04 [                 ] is acting in its capacity as ABL Collateral Agent solely for the Secured Parties under [                             ].

ARTICLE III

Miscellaneous

SECTION 3.01 This Agreement and any claim, controversy or dispute arising under or related to such Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

A-2-1

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or any other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS]

A-2-2

EXHIBIT B

Exhibit B – Grantor Acknowledgement to Intercreditor Agreement

INTERCREDITOR AGREEMENT ACKNOWLEDGMENT

1.                  Acknowledgement. [                                  ] (“New Grantor”) acknowledges, as of [     ], that it has received a copy of the Intercreditor Agreement dated as of [                    ], 20[  ], between Wells Fargo Bank, National Association, as ABL Collateral Agent and Foreign Collateral Agent, Deutsche Bank Trust Company Americas as LC Collateral Agent, and Weatherford International PLC and certain of its affiliates party thereto as Grantors (the “Intercreditor Agreement”) as in effect on the date hereof, and consents thereto, agrees to recognize all rights granted thereby to the ABL Collateral Agent, the other ABL Secured Parties, the LC Collateral Agent and the other LC Secured Parties, and agrees that it shall not do any act or perform any obligation which is not in accordance with the agreements set forth in the Intercreditor Agreement as in effect on the date hereof (as amended or otherwise modified in accordance with the provisions thereof, including any necessary consents by each Grantor to the extent required thereby). New Grantor further acknowledges and agrees that (a) New Grantor is not a beneficiary or third party beneficiary of the Intercreditor Agreement, (b) New Grantor has no rights under the Intercreditor Agreement, and New Grantor may not rely on the terms of the Intercreditor Agreement, and (c) that the obligations of the New Grantor under the ABL Security Documents, the LC Security Documents or the Foreign Collateral Documents will in no way be diminished or otherwise affected by the provisions or arrangements in the Intercreditor Agreement.

2.                  Notices. The address of the New Grantor and the other Grantors for purposes of Section 7.02 of the Intercreditor Agreement is:

[                              ]

[                              ]

[                              ]

with a copy to:

[                              ]

[                              ]

[                              ]

3.                  Counterparts. This Acknowledgement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one document. Delivery of an executed signature page to this Acknowledgement by facsimile transmission or by email as a “.pdf” or “.tif” attachment shall be as effective as delivery of a manually signed counterpart of this Acknowledgement.

4.                  Governing Law. THIS ACKNOWLEDGEMENT AND ANY CLAIM CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE INTERCREDITOR AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PROVISIONS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW. Sections 7.08 and 7.09 of the Intercreditor Agreement are hereby incorporated by reference herein, mutatis mutandis.

B-1

5.                  Credit Document. This Acknowledgement shall constitute an ABL Document and a LC Document and as a “Loan Document” under each of the ABL Credit Agreement and LC Credit Agreement.

6.                  Miscellaneous. The ABL Collateral Agent, the other ABL Secured Parties, the LC Collateral Agent, the other LC Secured Parties, and the Foreign Collateral Agent are the intended beneficiaries of this Acknowledgement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Intercreditor Agreement.

[signature page follows]

B-2

EXHIBIT C

Exhibit C – Joinder Agreement (LC Australian Collateral Agent)

JOINDER AGREEMENT

(LC Australian Collateral Agent)

This JOINDER AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Joinder”), dated as of [    ], is provided by BTA INSTITUTIONAL SERVICES AUSTRALIA LIMITED ABN 48 002 916 396 in its capacity as trustee of the LC Australian Security Trust (the “LC Australian Collateral Agent”).

This Joinder is supplemental to that certain Intercreditor Agreement, dated as of [                     ], 20[   ] (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among WF, DBTCA, the Parent and its Subsidiaries party thereto. This Joinder has been entered into to record the joinder of BTA INSTITUTIONAL SERVICES AUSTRALIA LIMITED ABN 48 002 916 396 in its capacity as trustee of the LC Australian Security Trust as LC Australian Collateral Agent under the Intercreditor Agreement.

ARTICLE I

Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Intercreditor Agreement.

ARTICLE II

Accession

SECTION 2.01 The LC Australian Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Intercreditor Agreement as the LC Australian Collateral Agent as if it had originally been party to the Intercreditor Agreement as an LC Australian Collateral Agent.

SECTION 2.02 The LC Australian Collateral Agent confirms that its address details for notices pursuant to the Intercreditor Agreement are as follows: [                             ].

ARTICLE III

Miscellaneous

SECTION 3.01 This Joinder and any claim, controversy or dispute arising under or related to such Joinder shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 3.02 This Joinder may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.

C-1

Delivery of an executed signature page to this Joinder by facsimile transmission or any other electronic means shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 3.03 Clause [ ] (Limitation of liability of LC Australian Collateral Agent) of the LC Australian Security Trust Deed is incorporated by reference in this Joinder as if set out in full herein, mutatis mutandis.

[Remainder of this page intentionally left blank; signatures follow.]

C-2

SCHEDULE I

Schedule I – Foreign Collateral Documents

EXHIBIT H

FORM OF U.S. SECURITY AGREEMENT

H-1

FORM OF

U.S. SECURITY AGREEMENT

dated as of [              ], 20[  ]

among

WEATHERFORD INTERNATIONAL PLC,

WEATHERFORD INTERNATIONAL LTD.,

WEATHERFORD INTERNATIONAL, LLC,

and

 the other GRANTORS from time to time party hereto,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent

Reference is made to the Intercreditor Agreement, dated as of December 13, 2019, among Wells Fargo Bank, National Association, as ABL Collateral Agent (as defined in the Intercreditor Agreement) for the ABL Secured Parties referred to therein; Deutsche Bank Trust Company Americas, as LC Collateral Agent (as defined in the Intercreditor Agreement) for the LC Facility Secured Parties referred to therein; Weatherford International plc, a public limited company incorporated in the Republic of Ireland, Weatherford International Ltd., a Bermuda exempted company, Weatherford International, LLC, a Delaware limited liability company and the other Grantors of Weatherford International plc named therein (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”). Each Lender, of its acceptance of the benefits hereof (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the LC Collateral Agent to enter into the Intercreditor Agreement as LC Collateral Agent on behalf of such LC Lender. The foregoing provisions are intended as an inducement to the Lenders to extend credit to the Borrowers (as defined below) or to acquire any notes or other evidence of any debt obligation owing from the Borrowers and such Lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement. Notwithstanding any other provision contained herein, this Security Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable ABL Security Documents and LC Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Security Agreement and the Intercreditor Agreement, subject to Section 4.6.4 hereof and any other limitation on rights of the Agent or other Secured Party with respect to the ULC Shares hereunder, the provisions of the Intercreditor Agreement shall control.

This U.S. SECURITY AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of [                    ], 20[  ] by and among the entities listed on the signature pages hereto (such listed entities, collectively, the “Initial Grantors” and, together with any other Subsidiaries of Weatherford International plc, an Irish public limited company (“WIL-Ireland”),whether now existing or hereafter formed or acquired, that become parties to this Security Agreement from time to time in accordance with the terms of the LC Credit Agreement described below by executing a Security Agreement Supplement hereto in substantially the form of Annex I, each, a “Grantor” and, collectively, the “Grantors”), and Deutsche Bank Trust Company Americas in its capacity as administrative agent (in such capacity, the “Agent”) for itself and on behalf and for the benefit of the other Secured Parties (as defined below).

PRELIMINARY STATEMENTS

WIL-Ireland, Weatherford International Ltd., a Bermuda exempted company (“WIL- Bermuda”), Weatherford International LLC, a Delaware limited liability company (“WIL- Delaware” and together with WIL-Bermuda, the “Borrowers”), the Agent, and the Lenders are entering into that certain LC Credit Agreement dated as of the date hereof (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “LC Credit Agreement”).

The Grantors are entering into this Security Agreement in order to induce the Lenders to enter into and extend credit to the Borrowers under the LC Credit Agreement on the terms set forth therein.

ACCORDINGLY, the Grantors and the Agent, for itself and on behalf and for the benefit of the other Secured Parties, hereby agree as follows:

DEFINITIONS

1.1.           Terms Defined in the LC Credit Agreement and the Intercreditor Agreement. All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the LC Credit Agreement and the Intercreditor Agreement.

1.2.           Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Security Agreement are used herein as defined in the UCC.

1.3.           Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

2

“Collateral” means, with respect to any Grantor that is organized or incorporated in the United States, all Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Intellectual Property, Inventory, Investment Property, letters of credit, Letter of Credit Rights, Pledged Deposits, Supporting Obligations and Other Collateral, wherever located, in which any Grantor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto. Notwithstanding any of the foregoing, Collateral shall not include any Excluded Assets.

“Commercial Tort Claims” means commercial tort claims, as defined in the UCC of any Grantor, including each commercial tort claim specifically described in Exhibit “F”.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC or Section 16 of the UETA, as applicable.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Agent, executed and delivered by a Grantor, the Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), or an equivalent agreement under any applicable foreign jurisdiction.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (i) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (ii) all renewals of any of the foregoing; (iii) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; and (iv) all rights corresponding to any of the foregoing throughout the world.

“Copyright Security Agreement” means each Confirmatory Grant in U.S. Copyrights executed and delivered by any Grantor in favor of Agent in a form substantially similar to the Trademark Security Agreement and the Patent Security Agreement.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Determination Date” means the most recent to occur of (i) in the case of an Initial Grantor, the date hereof or, in the case of any other Grantor, the date such Grantor becomes a party hereto and (ii) the most recent date on which the Borrowers deliver to the Agent a Compliance Certificate accompanied by updated Exhibits to this Security Agreement pursuant to Section 4.11 hereof.

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Domestic Grantor” means any Grantor that is a Domestic Subsidiary.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Exclusive Copyright License” means an exclusive license to a U.S. registered copyright.

3

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Farm Products” shall have the meaning set forth in Article 9 of the UCC.

“Fixtures” shall have the meaning set forth in Article 9 of the UCC.

“Foreign Grantor” means any Grantor that is not a Domestic Grantor.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC and, in any event, includes payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses in action, Intellectual Property, programs, programming materials, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the UCC, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Property, negotiable Collateral, and oil, gas, or other minerals before extraction.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Industrial Designs” means (i) registered industrial designs and industrial design applications, and also includes registered industrial designs and industrial design applications listed in Exhibit “B”, (ii) all renewals, divisions and any industrial design registrations issuing thereon and any and all foreign applications corresponding thereto, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements thereof, (iv) the right to sue for past, present and future infringements thereof; and (v) all rights corresponding to any of the foregoing throughout the world.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Intercompany Instrument” means an Instrument between a Grantor, as the payee thereunder, and WIL-Ireland or any of its Restricted Subsidiaries, as the payor thereunder.

“Intellectual Property” means all Patents, Trademarks, Copyrights, Licenses, Industrial Designs and any other intellectual property.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Legal Reservations” means (i) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the principle of fairness and reasonableness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, (ii) the time barring of claims under applicable limitation laws including the Limitation Act 1980 and the Foreign Limitation Periods Act 1984 in the United Kingdom, the possibility that an undertaking to assume liability for, or to indemnify a person against, non-payment of stamp duty may be void and defences of set-off and counterclaim, and (iii) similar principles, rights and defences under the laws of any relevant jurisdiction.

4

“Letter of Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (i) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights or Trademarks, (ii) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (iii) all rights to sue for past, present, and future breaches thereof.

“Other Collateral” means any personal property of the Grantors, not included within the defined terms Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Fixtures, Farm Products, General Intangibles, Goods, Instruments, Intellectual Property, Inventory, Investment Property, Letter of Credit Rights, Pledged Deposits and Supporting Obligations, including, without limitation, all cash on hand, letters of credit, Stock Rights or any other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all personal property of the Grantors, subject to the exclusions or limitations contained in Article II of this Security Agreement; provided, however, that Other Collateral shall not include any Excluded Assets.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (i) any and all patents and patent applications; (ii) all inventions and improvements described and claimed therein; (iii) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (iv) all licenses of the foregoing whether as licensee or licensor; (v) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (vii) all rights to sue for past, present, and future infringements thereof; and (viii) all rights corresponding to any of the foregoing throughout the world.

“Patent Security Agreement” means each Confirmatory Grant in U.S. Patents executed and delivered by any Grantor in favor of Agent in substantially the form of Exhibit “K”.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors to the extent constituting Collateral hereunder, whether or not physically delivered to the Agent pursuant to this Security Agreement.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which a Grantor may from time to time designate as pledged to the Agent or to any Secured Party as security for any Secured Obligations, and all rights to receive interest on said deposits.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral; provided, however, that Receivables shall not include any Excluded Assets.

5

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Securities Account” shall have the meaning set forth in Article 8 of the UCC.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Specified Deposit Account” means any Deposit Account of a Grantor other than the Excluded Accounts.

“Specified Intellectual Property” means any Intellectual Property of one or more Grantors (i) the book value of which exceeds $5,000,000 individually or in the aggregate, (ii) which generates annual revenue, royalties or license fees of greater than $5,000,000 or (iii) which, in the commercially reasonable judgment of the Grantors, is material to the conduct of all or a material portion of the business of WIL-Ireland and its Restricted Subsidiaries.

“Stock Rights” means any securities, dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive Capital Stock and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the UCC.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (i) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (ii) all licenses of the foregoing, whether as licensee or licensor; (iii) all renewals of the foregoing; (iv) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (v) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (vi) all rights corresponding to any of the foregoing throughout the world.

“Trademark Security Agreement” means each Confirmatory Grant in U.S. Trademarks executed and delivered by any Grantor in favor of Agent in substantially the form of Exhibit “L”.

“UETA” means the Uniform Electronic Transactions Act as in effect from time to time in any applicable jurisdiction.

“ULC” means a Person that is an unlimited company, unlimited liability corporation or unlimited liability company.

6

“ULC Laws” means the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia) and any other present or future Laws governing ULCs.

“ULC Shares” means shares in the capital stock of, or other equity interests of, a ULC.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

Each of the Grantors hereby pledges, assigns (except in the case of the ULC Shares) and grants to the Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations. For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an assignment of any ULC Shares or any intellectual property rights owned by the Grantors (other than the collateral assignment pursuant hereto).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Initial Grantors represents and warrants to the Agent and the Secured Parties, and each Grantor that becomes a party to this Security Agreement pursuant to the execution of a Security Agreement Supplement in substantially the form of Annex I represents and warrants (after giving effect to supplements to each of the Exhibits hereto, with respect to such subsequent Grantor, as attached to such Security Agreement Supplement), that:

3.1.    Title, Authorization, Validity and Enforceability. Subject to Section 3.10.10, such Grantor has good and valid rights in or the power to transfer its respective Collateral, free and clear of all Liens except for Liens permitted under Section 8.04 of the LC Credit Agreement, and has the corporate, unlimited liability company, limited liability company or partnership, as applicable, power and authority to grant to the Agent the security interest in such Collateral pursuant hereto. The execution and delivery by such Grantor of this Security Agreement have been duly authorized by corporate, unlimited liability company, limited liability company, limited partnership or partnership, as applicable, proceedings or actions, and this Security Agreement constitutes a legal, valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all Collateral it now owns or hereafter acquires, except (i) as enforceability may be limited by bankruptcy, insolvency, examinership, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law), (ii) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy, and (iii) in the case of each Grantor incorporated in England and Wales, is subject to Legal Reservations or the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by each Grantor incorporated in England and Wales in favor of the Secured Parties. When financing statements have been filed in the appropriate offices against such Grantor in the locations listed in Exhibit “E”, Agent shall have a perfected security interest (with the priority set forth in the Intercreditor Agreement and subject only to Liens permitted by Section 8.04 of the LC Credit Agreement) in the Collateral of each Grantor to the extent such security interest can be perfected by the filing of a financing statement under the Code.

7

3.2.    Conflicting Laws and Contracts. Neither the execution and delivery by such Grantor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof (i) will breach or violate any applicable Requirement of Law binding on such Grantor, (ii) will result in any breach or violation of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien prohibited under the LC Credit Agreement, upon any of its property or assets pursuant to the terms of (a) the ABL Credit Agreement, the Exit Senior Notes or the Exit Senior Notes Indenture or (b) any other indenture, agreement or other instrument to which such Grantor is a party or by which any property or asset of it is bound or to which it is subject, except for breaches, violations and defaults under clauses (i) and (ii)(b) that collectively for the Grantors would not have a Material Adverse Effect, or (iii) will violate any provision of such Grantor’s charter, articles or certificate of incorporation or formation, memorandum of association, partnership agreement, by-laws, bye-laws or operating agreement (or similar constitutive document).

3.3.    Principal Location. Such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed, as of the applicable Determination Date, in Exhibit “A”.

3.4.    Property Locations. Exhibit “A” lists, as of the applicable Determination Date, all of such Grantor’s locations (limited, in the case of any Foreign Grantor, to its United States locations) where Inventory and Equipment constituting Collateral are located (other than any such location where the book value of all Inventory and Equipment located thereon does not exceed $10,000,000). Such Exhibit “A” shall indicate whether such locations are locations (i) owned by a Grantor, (ii) leased by such Grantor as lessee or (iii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment by such Grantor.

3.5.    No Other Names; Etc. Within the five-year period ending as of the date such Person becomes a Grantor hereunder, such Grantor has not conducted business under any other name, changed its jurisdiction of organization or incorporation, merged with or into or consolidated or amalgamated with any other Person, except as disclosed in Exhibit “A”. The name in which such Grantor has executed this Security Agreement (or a Security Agreement Supplement) is, as of the date such agreement is executed and delivered, the exact name as it appears in such Grantor’s charter or certificate of incorporation or formation (or similar formation document), as amended, as filed with such Grantor’s jurisdiction of organization or incorporation as of the date such Person becomes a Grantor hereunder.

8

3.6.    Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper owned by such Grantor and constituting Collateral are and will be correctly stated in all material respects in all records of such Grantor relating thereto and in all invoices and reports with respect thereto furnished to the Agent by such Grantor from time to time. As of the time when each Account or each item of Chattel Paper constituting Collateral arises, such Grantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all respects what they purport to be, except, in each case, as could not be reasonably expected to result in a Material Adverse Effect.

3.7.    No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral (other than a financing statement or security agreement that has lapsed or been terminated) naming such Grantor as debtor has been filed or is of record in any jurisdiction except financing statements (i) naming the Agent on behalf of the Secured Parties as the secured party and (ii) in respect of Liens permitted by Section 8.04 of the LC Credit Agreement; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Agent under the Loan Documents to any Liens otherwise permitted under Section 8.04 of the LC Credit Agreement or except as set forth in the Intercreditor Agreement.

3.8.    Federal Employer Identification Number; State Organization Number; Jurisdiction of Organization. Such Grantor’s federal employer identification number (if any) is, and if such Grantor is a registered organization, such Grantor’s state of organization, type of organization and state of organization identification number (if any) are, as of the applicable Determination Date, listed in Exhibit “G”.

3.9.    Pledged Securities and Other Investment Property. Exhibit “D” sets forth, as of the applicable Determination Date, a complete and accurate list of the Instruments (other than the Intercompany Instruments), Securities and other Investment Property constituting Collateral and delivered to the Agent. Each Grantor is the direct and beneficial owner of each Instrument, Security and other type of Investment Property listed in Exhibit “D” as being owned by it, free and clear of any Liens, except for the security interest granted to the Agent for the benefit of the Secured Parties hereunder or as permitted by Section 8.04 of the LC Credit Agreement. Each Grantor further represents and warrants that (i) all Pledged Collateral owned by it constituting Capital Stock has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued, are fully paid and non-assessable and constitute, as of the applicable Determination Date, the percentage of the issued and outstanding shares of stock (or other Capital Stock) of the respective issuers thereof indicated in Exhibit “D” hereto and (ii) all such Pledged Collateral held by a securities intermediary (including in a Securities Account) is covered by a Control Agreement among such Grantor, the securities intermediary and the Agent pursuant to which the Agent has Control to the extent required by Section 4.5. In addition, each Grantor hereby represents and warrants that (i) no partnership agreement or operating agreement (or similar constitutive document) with respect to Pledged Collateral in respect of a limited liability company or partnership provides that such Pledged Collateral constitute securities governed by Article 8 of the UCC as in effect in any relevant jurisdiction and (ii) no Collateral constitutes “certificated securities” within the meaning of Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction (such securities, “Certificated Securities”), except as otherwise indicated on Exhibit “D”. Each Grantor covenants that for so long as this Security Agreement is in effect, it shall not permit any of its Subsidiaries whose Capital Stock is Pledged Collateral (the “Acknowledgment Parties”) (i) except as otherwise indicated on Exhibit “D”, to cause such Capital Stock to become Certificated Securities, or (ii) except as otherwise indicated on Exhibit “D”, for any such Subsidiaries that are limited liability companies or partnerships, to elect that its membership interests becomes governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction without the consent of all pledgees of such membership interests or the delivery of any applicable limited liability company certificate or control agreement necessary to perfect each such pledgee's interests in the applicable membership interests. Each Grantor further agrees to cause each Acknowledgment Party, other than any Acknowledgment Party that is a ULC, to execute and deliver an acknowledgment substantially in the form of Exhibit “M” hereto promptly upon such party becoming an Acknowledgment Party.

9

3.10.    Intellectual Property.

3.10.1               Exhibit “B” contains a complete and accurate listing as of the applicable Determination Date of all of the below-described Specified Intellectual Property of each of the Grantors (limited, in the case of each Foreign Grantor, to U.S. Specified Intellectual Property): (i) state, U.S. and foreign trademark registrations, and applications for trademark registration, (ii) U.S. and foreign patents and patent applications, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (iii) U.S. and foreign copyright registrations and applications for registration, (iv) Exclusive Copyright Licenses, (v) foreign industrial design registrations and industrial design applications, and (vi) domain names. All of the U.S. registrations, applications for registration or applications for issuance of such Specified Intellectual Property are valid and subsisting, in good standing and, subject to Section 3.10.10, are recorded or in the process of being recorded in the name of the applicable Grantor, except as could not be reasonably expected to result in a Material Adverse Effect.

3.10.2               Such Intellectual Property in Exhibit “B” is valid, subsisting, unexpired (where registered) and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part, except as could not be reasonably expected to result in a Material Adverse Effect.

3.10.3               Subject to Section 3.10.10, (i) no Person other than the respective Grantor (or any other Grantor) has any right or interest of any kind or nature in or to the Specified Intellectual Property owned by such Grantor, including any right to sell, license, lease, transfer, distribute, use or otherwise exploit such Specified Intellectual Property or any portion thereof outside of the ordinary course of the respective Grantor’s business, except as could not be reasonably expected to result in a Material Adverse Effect and (ii) each Grantor has good, marketable and exclusive title to, and the valid and enforceable power and right to sell, license, transfer, distribute, use and otherwise exploit, its Specified Intellectual Property, except as could not be reasonably expected to result in a Material Adverse Effect.

3.10.4               Each Grantor has taken or caused to be taken steps so that none of its Specified Intellectual Property, the value of which to the Grantors are contingent upon maintenance of the confidentiality thereof, have been disclosed by such Grantor to any Person other than any Affiliate owners thereof and employees, contractors, customers, representatives and agents of the Grantors or such Affiliate owners who are parties to customary confidentiality and nondisclosure agreements with the Grantors or such Affiliate owners, as applicable.

10

3.10.5               To each Grantor’s knowledge, no Person has violated, infringed upon or breached, or is currently violating, infringing upon or breaching, any of the rights of the Grantors to the Specified Intellectual Property or has breached or is breaching any duty or obligation owed to the Grantors in respect of the Specified Intellectual Property except where those breaches, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

3.10.6               No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Grantor or to which any Grantor is bound that adversely affects its rights to own or use any Specified Intellectual Property except as could not be reasonably expected to result in a Material Adverse Effect, in each case individually or in the aggregate.

3.10.7               No Grantor has received any written notice that remains outstanding challenging the validity, enforceability, or ownership of any Specified Intellectual Property except where those challenges could not reasonably be expected to result in a Material Adverse Effect, and to such Grantor’s knowledge at the date hereof there are no facts upon which such a challenge could be made.

3.10.8               Each Grantor owns directly or is entitled to use, by license or otherwise, all Specified Intellectual Property necessary for the conduct of such Grantor’s business, and the conduct of each Grantor’s business does not infringe upon the Intellectual Property of any other Person, except as could not reasonably be expected to result in a Material Adverse Effect.

3.10.9               The consummation of the transactions contemplated by the Loan Documents will not result in the termination or material impairment of any material Specified Intellectual Property owned by such Grantor.

3.10.10             Each party hereto acknowledges that certain Specified Intellectual Property is owned in part by the Grantors and in part by Affiliates of the Grantors, in each case as scheduled on Exhibit “B”.

3.11.   Specified Deposit Accounts and Securities Accounts. All of such Grantor’s Specified Deposit Accounts and Securities Accounts (limited, in the case of each Foreign Grantor, to Specified Deposit Accounts and Securities Accounts located in the United States) as of the applicable Determination Date are listed on Exhibit “H”.

ARTICLE IV

COVENANTS

From the date of this Security Agreement and thereafter until this Security Agreement is terminated, each of the Initial Grantors agrees, and from and after the effective date of any Security Agreement Supplement applicable to any Grantor (and after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement) and thereafter until this Security Agreement is terminated each such subsequent Grantor agrees:

11

4.1.             General.

4.1.1                Records. Each Grantor shall keep and maintain, in a manner consistent with prudent business practices, reasonably complete, accurate and proper books and records with respect to the Collateral owned by such Grantor.

4.1.2                Financing Statements and Other Actions; Defense of Title. Each Grantor hereby authorizes the Agent to file, and if requested will execute and deliver to the Agent, all financing statements describing the Collateral owned by such Grantor and other documents and take such other actions as may from time to time reasonably be requested by the Agent in order to maintain a perfected security interest with the priority set forth in the Intercreditor Agreement in and Lien on, and, if applicable, Control of, the Collateral owned by such Grantor, subject to Liens permitted under Section 8.04 of the LC Credit Agreement; provided that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Agent under the Loan Documents to any Liens otherwise permitted under Section 8.04 of the LC Credit Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such Collateral in any other manner as the Agent may reasonably determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Agent herein, including, without limitation, describing such property as “all assets of the debtor whether now owned or hereafter acquired and wheresoever located, including all accessions thereto and proceeds thereof” or an equivalent formulation. Each Grantor will take any and all actions reasonably necessary to defend title to the Collateral owned by such Grantor against all persons and to defend the security interest of the Agent in such Collateral and the priority thereof against any Lien, in each case, not expressly permitted hereunder or under the LC Credit Agreement.

4.1.3                 Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. Each Grantor will, except as otherwise permitted by the LC Credit Agreement:

(i)	preserve its existence and corporate structure as in effect on the Effective Date;

(ii)	not change its name or jurisdiction of organization or incorporation;

(iii)	not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified in Exhibit “A”; and

(iv)	not change its taxpayer identification number (if any) or its mailing address, unless, in each such case, such Grantor shall have given the Agent not less than 10 days’ (or such shorter period as the Agent may agree) prior written notice of such event or occurrence.

12

4.1.4                 Other Financing Statements. No Grantor will suffer to exist or authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by such Grantor, except any financing statement authorized under Section 4.1.2 hereof or in respect of a Lien permitted under Section 8.04 of the LC Credit Agreement. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection herewith prior to termination of this Security Agreement in accordance with the first sentence of Section 8.13 hereof. without the prior written consent of the Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

4.2.              Receivables.

4.2.1                 Certain Agreements on Receivables. After the occurrence and during the continuation of an Event of Default, no Grantor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except as permitted by the LC Credit Agreement. Prior to the occurrence and continuation of an Event of Default, such Grantor may, in its sole discretion, adjust the amount of Accounts arising from the sale of Inventory or the rendering of services in substantially accordance with its present policies and in the ordinary course of business and as otherwise permitted under the LC Credit Agreement.

4.2.2                Collection of Receivables. Except as otherwise provided in this Security Agreement or as otherwise permitted under the LC Credit Agreement, each Grantor will use commercially reasonable efforts to collect and enforce, at such Grantor’s sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by such Grantor.

4.2.3                 Delivery of Invoices. Each Grantor will deliver to the Agent promptly upon its request after the occurrence and during the continuance of an Event of Default duplicate invoices with respect to each Account owned by such Grantor and, if requested by the Agent, bearing such language of assignment as the Agent shall reasonably specify.

4.2.4                Disclosure of Counterclaim on Receivables. After the occurrence and during the continuation of an Event of Default if (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable owned by such Grantor exists or (ii) to the knowledge of such Grantor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, such Grantor will disclose such fact to the Agent in writing in connection with the inspection by the Agent of any record of such Grantor relating to such Receivable and in connection with any invoice or report furnished by such Grantor to the Agent relating to such Receivable.

13

4.2.5                 Electronic Chattel Paper. Each Grantor shall promptly notify Agent if any amount in excess of $5,000,000, individually, or $10,000,000 in the aggregate payable under or in connection with any electronic chattel paper or a “transferable record” (as defined in the UETA), and shall take such action as the Agent may reasonably request to establish the Agent’s Control of such electronic chattel paper or transferable record. The Agent agrees with such Grantor that the Agent will arrange, pursuant to procedures reasonably satisfactory to the Agent and so long as such procedures will not result in the Agent’s loss of Control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or Section 16 of the UETA for a party in Control to allow without loss of Control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

4.2.6                Account Verification. Each Grantor will, and will cause each of its Subsidiaries to, permit Agent, in Agent's name or in the name or a nominee of Agent, after the occurrence and during the continuation of an Event of Default, to verify the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or other electronic means of transmission or otherwise. Further, at the reasonable request of Agent, each Grantor will, and will cause each of its Subsidiaries to, send requests for verification of Accounts or, after the occurrence and during the continuance of an Event of Default, send notices of assignment of Accounts to Account Debtors and other obligors.

4.3.             Maintenance of Goods. Each Grantor will do all things reasonably necessary to maintain, preserve, protect and keep the Inventory and the Equipment owned by such Grantor and constituting Collateral in good repair, working order and saleable condition (ordinary wear and tear excepted) and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be conducted in the ordinary course, consistent with past practices, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

14

4.4.             Instruments, Securities, Chattel Paper, Documents and Pledged Deposits. Each Grantor will (i) deliver to the Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper and Instruments (other than Intercompany Instruments; provided that such Intercompany Instruments shall not be delivered to any Person which is not a Grantor, the ABL Collateral Agent or the Agent), in each case, to the extent evidencing amounts in excess of $5,000,000 individually, or $10,000,000 in the aggregate, and constituting Collateral (if any then exist) and Securities constituting Collateral (to the extent certificated); provided further that, each Grantor shall be deemed to have complied with this requirement to the extent that the ABL Collateral Agent has received such Chattel Paper, Instruments or Securities as bailee of the Agent in a manner consistent with the Intercreditor Agreement; (ii) hold in trust for the Agent upon receipt and promptly thereafter deliver to the Agent any Chattel Paper and Instruments (other than Intercompany Instruments; provided, that such Intercompany Instruments shall not be delivered to any Person who is not a Grantor, the ABL Collateral Agent or the Agent), in each case, to the extent evidencing amounts in excess of $5,000,000 individually or $10,000,000 in the aggregate, and constituting Collateral (if any then exist) and Securities (to the extent certificated); provided further, that, each Grantor shall be deemed to have complied with this requirement to the extent that the ABL Collateral Agent has received such Chattel Paper, Instruments or Securities as bailee of the Agent in a manner consistent with the Intercreditor Agreement; (iii) upon the designation by a Grantor of any Pledged Deposits (as set forth in the definition thereof) as Collateral, deliver to the Agent such Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as the Agent shall reasonably specify; provided, that, each Grantor shall be deemed to have complied with this requirement to the extent that the ABL Collateral Agent has received such certificates as a bailee of the Agent in a manner consistent with the Intercreditor Agreement; (iv) upon the Agent’s request, after the occurrence and during the continuation of an Event of Default (subject to the terms of the Intercreditor Agreement), deliver to the Agent (and thereafter hold in trust for the Agent upon receipt and promptly deliver to the Agent) any Document evidencing or constituting Collateral; and (v) upon the Agent’s request, deliver to the Agent, promptly after the delivery of a Compliance Certificate, a duly executed amendment to this Security Agreement, in the form of Exhibit “I” hereto (the “Amendment”), pursuant to which such Grantor will specify such additional Collateral pledged hereunder. Such Grantor hereby authorizes the Agent to attach each Amendment to this Security Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

4.5.             Uncertificated Securities and Certain Other Investment Property. Each Grantor will, following the reasonable request of the Agent (and after the occurrence and during the continuation of an Event of Default, will permit the Agent to) from time to time cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property owned by such Grantor and constituting Collateral that are not represented by certificates which are Collateral to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Agent granted pursuant to this Security Agreement. With respect to Investment Property having a value in excess of $5,000,000 individually or $10,000,000 in the aggregate and constituting Collateral owned by such Grantor held with a financial intermediary (including in a Securities Account), such Grantor shall, within 30 days following the Effective Date or such later date on which it becomes a Grantor hereunder (in each case, or such later date as may be agreed to by the Agent in its sole discretion), cause such financial intermediary to enter into a Control Agreement with the Agent in form and substance reasonably satisfactory to the Agent, in order to give the Agent Control (subject to the terms of the Intercreditor Agreement) of such Investment Property.

4.6.	Stock and Other Ownership Interests.

4.6.1                 Registration of Pledged Securities and other Investment Property. Subject to Section 4.6.4 hereof in the case of ULC Shares, each Grantor will permit any registrable Collateral owned by such Grantor to be registered in the name of the Agent or its nominee at any time at the option of the Required Lenders following the occurrence and during the continuance of an Event of Default and without any further consent of such Grantor.

15

4.6.2                 Exercise of Rights in Pledged Securities. Subject to Section 4.6.4 hereof in the case of ULC Shares, each Grantor will permit the Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, without notice, to exercise or refrain from exercising any and all voting and other consensual rights pertaining to Pledged Collateral owned by such Grantor or any part thereof, and to receive all dividends and interest in respect of such Pledged Collateral.

4.6.3                 ULCs. For greater certainty, the Agent shall have no right under any circumstance to vote ULC Shares or receive dividends from any ULC until such time as notice is given to the applicable Grantor and further steps are taken so as to register the Agent as the holder of the applicable ULC Shares.

4.6.4                 ULC Shares. Each Grantor acknowledges that certain of the Collateral of such Grantor may now or in the future consist of ULC Shares, and that it is the intention of the Agent and each Grantor that neither the Agent nor any other Secured Party should under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provision to the contrary contained in this Security Agreement, the LC Credit Agreement or any other Loan Document, where a Grantor is the registered owner of ULC Shares which are Collateral of such Grantor, such Grantor shall remain the sole registered owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Agent, any other Secured Party, or any other Person on the books and records of the applicable ULC. Accordingly, each Grantor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, with respect to such ULC Shares (except for any dividend or distribution comprised of certificated Securities pledged of such Grantor, which shall be delivered to the Agent to hold hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Grantor would if such ULC Shares were not pledged to the Agent pursuant hereto. Nothing in this Security Agreement, the LC Credit Agreement or any other Loan Document is intended to, and nothing in this Security Agreement, the LC Credit Agreement or any other Loan Document shall, constitute the Agent, any other Secured Party, or any other Person other than the applicable Grantor, a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to such Grantor and further steps are taken pursuant hereto or thereto so as to register the Agent, any other Secured Party, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the Agent or any other Secured Party as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Collateral of any Grantor without otherwise invalidating or rendering unenforceable this Security Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral of any Grantor which is not ULC Shares. Except upon the exercise of rights of the Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Security Agreement, each Grantor shall not cause or permit, or enable a Subsidiary that is a ULC to cause or permit, the Agent or any other Secured Party to: (i) be registered as a shareholder or member of such Subsidiary; (ii) have any notation entered in their favour in the share register of such Subsidiary; (iii) be held out as shareholders or members of such Subsidiary; (iv) receive, directly or indirectly, any dividends, property or other distributions from such Subsidiary by reason of the Agent holding a Lien over the ULC Shares; or (v) act as a shareholder of such Subsidiary, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such Subsidiary or to vote its ULC Shares.

16

4.7.             Specified Deposit Accounts. Each Grantor will cause each bank or other financial institution in which it maintains a Specified Deposit Account to enter into a Control Agreement with the Agent and the ABL Collateral Agent, in form and substance reasonably satisfactory to the Agent in order to give the Agent Control (subject to the terms of the Intercreditor Agreement) of the Specified Deposit Account within 60 days following the Effective Date or such later date on which it becomes a Grantor hereunder (in each case, or such later date as may be agreed to by the Agent in its sole discretion). In the case of deposits maintained with Lenders, the terms of such letter shall be subject to the provisions of the LC Credit Agreement regarding setoffs.

4.8.             Letter of Credit Rights. Each Grantor will, upon the Agent’s request, cause each issuer of a letter of credit in excess of $5,000,000 individually or in the aggregate to consent to the assignment of proceeds of such letter of credit in order to give the Agent Control (subject to the terms of the Intercreditor Agreement) of the Letter of Credit Rights to such letter of credit.

4.9.              Intellectual Property.

4.9.1                 If, after the date hereof, any Grantor obtains rights to, including, but not limited to filing and acceptance of a statement of use or an amendment to allege use with the United States Patent and Trademark Office, or applies for or seeks registration of, any new Patent, Trademark or Copyright (limited, in the case of any Foreign Grantor, to any new U.S. Patent, Trademark or Copyright) in addition to the Patents, Trademarks and Copyrights described in Exhibit “B”, then to the extent the foregoing constitutes Specified Intellectual Property, such Grantor agrees promptly and within 60 days following the date on which financial statements are required to be delivered pursuant to Section 7.01(a) and/or Section 7.01(b) of the LC Credit Agreement, to execute and deliver to the Agent any supplement to this Security Agreement or any other document reasonably requested by the Agent to evidence such security interest in a form appropriate for recording in the applicable U.S. federal office. In the event the applicable Grantor does not comply with the above deadline, each Grantor also hereby authorizes the Agent to (i) modify this Security Agreement unilaterally by amending Exhibit “B” to include any future Patents, Trademarks and/or Copyrights constituting Specified Intellectual Property of which such Grantor is required to notify the Agent pursuant hereto and (ii) record, in addition to and not in substitution for this Security Agreement, a duplicate original of this Security Agreement containing in Exhibit “B” a description of such future registrations and applications for Patents, Trademarks and/or Copyrights constituting Specified Intellectual Property.

4.9.2                 As of the applicable Determination Date, no Grantor has any interest in, or title to, any U.S. Intellectual Property registrations or applications, except as set forth in Exhibit “B”. As of the applicable Determination Date, this Security Agreement is effective to create a valid and continuing Lien on each Grantor’s interest in its Intellectual Property pledged hereunder and, upon timely filing of the IP Short Form with respect to Copyrights with the United States Copyright Office and filing of the IP Short Form with respect to Patents and the IP Short Form with respect to Trademarks with the United States Patent and Trademark Office, and the filing of appropriate financing statements in the jurisdictions listed in Exhibit “E” hereto, all action necessary or desirable to protect and perfect the security interest in, to and on each Grantor’s interest in U.S. Patents, Trademarks or Copyrights that are set forth in Exhibit “B” as of the applicable Determination Date shall have been taken and such perfected security interest shall be enforceable as such as against any and all creditors of and purchasers from any Grantor.

17

4.10.         Commercial Tort Claims. If, after the date hereof, any Grantor identifies the existence of a Commercial Tort Claim constituting Collateral belonging to such Grantor that has arisen in the course of such Grantor’s business in addition to the Commercial Tort Claims described in Exhibit “F”, which are all of such Grantor’s Commercial Tort Claims as of the Effective Date, then such Grantor shall give the Agent prompt notice thereof, but in any event not less frequently than quarterly. Each Grantor agrees promptly upon request by the Agent to execute and deliver to the Agent any supplement to this Security Agreement or any other document reasonably requested by the Agent to evidence the grant of a security interest therein in favor of the Agent.

4.11.         Updating of Exhibits to Security Agreement. The Borrowers will provide to the Agent, concurrently with the delivery of each Compliance Certificate required by Section 7.01(e) of the LC Credit Agreement, updated versions of the Exhibits to this Security Agreement (provided that if there have been no changes to any such Exhibits since the previous updating thereof required hereby, the Borrowers shall indicate that there has been “no change” to the applicable Exhibit(s)). Any reference to any Exhibit herein shall mean such Exhibit after giving effect to any updates thereof by the Borrowers or such Grantor pursuant to this Section 4.11 or otherwise.

ARTICLE V

DEFAULT

5.1.             Remedies.

5.1.1     Upon the occurrence and during the continuation of an Event of Default, the Agent may, and at the direction of the Required Lenders shall, subject to the Intercreditor Agreement, exercise any or all of the following rights and remedies:

(i)	Subject to Section 4.6.4 hereof in the case of the ULC Shares, those rights and remedies provided in this Security Agreement, the LC Credit Agreement or any other Loan Document, provided that this clause (i) shall not be understood to limit any rights or remedies available to the Agent and the Secured Parties prior to an Event of Default.

(ii)	Subject to Section 4.6.4 hereof in the case of the ULC Shares, those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law when a debtor is in default under a security agreement.

18

(iii)	Give notice of sole control or any other instruction under any Control Agreement or other control agreement with any securities intermediary and take any action therein with respect to such Collateral.

(iv)	Without notice (except as specifically provided in Section 8.1 hereof or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Agent may deem commercially reasonable.

(v)	Subject to Section 4.6.4 hereof in the case of the ULC Shares, concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Agent was the outright owner thereof.

5.1.2     The Agent, on behalf of the Secured Parties, shall comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

5.1.3     The Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

5.1.4     Until the Agent is able to effect a sale, lease, or other disposition of Collateral, the Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Agent. The Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Agent’s remedies (for the benefit of the Agent and other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

19

5.1.5     Notwithstanding the foregoing, neither the Agent nor any other Secured Party shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Agent's rights and remedies under this Security Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

5.1.6     Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with Section 5.1.1 above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.2.             Grantors’ Obligations Upon Default. Upon the written request of the Agent after the occurrence and during the continuation of an Event of Default, subject to the Intercreditor Agreement, each Grantor will:

5.2.1     Assembly of Collateral. Assemble and make available to the Agent the Collateral and all books and records relating thereto at any place or places specified in writing by the Agent.

5.2.2     Secured Party Access. Permit the Agent, by the Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral, or the books and records relating thereto, or both, to remove all or any part of the Collateral, or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.

5.2.3     Prepare and file, or cause an issuer of Pledged Collateral to prepare and file, with the SEC or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Agent may request, all in form and substance reasonably satisfactory to the Agent, and furnish to the Agent, or cause an issuer of Pledged Collateral to furnish to the Agent, any information regarding the Pledged Collateral in such detail as the Agent may specify.

20

5.2.4     Subject to Section 4.6.4 hereof in the case of ULC Shares, take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Agent to consummate a public sale or other disposition of the Pledged Collateral.

5.3.             License. The Agent is hereby granted a sublicenseable license or other right to use, following the occurrence and during the continuance of an Event of Default and, subject to the Intercreditor Agreement, without charge, each Grantor’s Intellectual Property constituting Collateral and to access all media and materials containing same. In addition, each Grantor hereby irrevocably agrees that the Agent may, following the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, sell any of such Grantor’s Inventory constituting Collateral directly to any person, including without limitation persons who have previously purchased such Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Agent’s rights under this Security Agreement, may sell such Inventory which bears any trademark owned by or licensed to such Grantor and any such Inventory that is covered by any copyright owned by or licensed to such Grantor and the Agent may (but shall have no obligation to) finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

5.4.             Remedies Cumulative. Each right, power, and remedy of Agent or any other Secured Party as provided for in this Security Agreement, the other Loan Documents, any Swap Agreements or any Banking Services Agreements now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Security Agreement, the other Loan Documents, any Swap Agreements or any Banking Services Agreements now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Agent or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Agent or such other Secured Parties of any or all such other rights, powers, or remedies.

ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of the Agent or any Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Agent and each Grantor, and then only to the extent in such writing specifically set forth; provided, that the addition of any Subsidiary as a Grantor hereunder by execution of a Security Agreement Supplement in the form of Annex I (with such modifications as shall be acceptable to the Agent) shall not require receipt of any consent from or execution of any documentation by any other Grantor party hereto. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Agent and the Secured Parties until the Secured Obligations have been paid in full.

21

ARTICLE VII

PROCEEDS; COLLECTION OF RECEIVABLES

7.1.    Lockboxes. Upon request of the Agent after the occurrence and during the continuation of an Event of Default and subject to the Intercreditor Agreement, each Grantor shall execute and deliver to the Agent irrevocable lockbox agreements in the form provided by or otherwise reasonably acceptable to the Agent, which agreements, if so required by the Agent, shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Agent.

7.2.    Collection of Receivables. The Agent may at any time after the occurrence and during the continuation of an Event of Default and subject to the Intercreditor Agreement, by giving each Grantor written notice, elect to require that the Receivables be paid directly to the Agent for the benefit of the Secured Parties. In such event, subject to the Intercreditor Agreement, each Grantor shall, and shall permit the Agent to, promptly notify the account debtors or obligors under the Receivables owned by such Grantor of the Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Receivables directly to the Agent. Upon receipt of any such notice from the Agent, each Grantor shall thereafter during the continuation of any Event of Default and subject to the Intercreditor Agreement hold in trust for the Agent, on behalf of the Secured Parties, all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4 hereof.

7.3.    Special Collateral Account. Upon the occurrence and during the continuation of an Event of Default and subject to the Intercreditor Agreement, the Agent may require, by giving the Grantors written notice, that all cash proceeds of the Collateral to be deposited in a special non- interest bearing cash collateral account with the Agent and held there as security for the Secured Obligations. No Grantor shall have any control whatsoever over such cash collateral account. The Agent shall from time to time deposit the collected balances in such cash collateral account into the applicable Grantor’s general operating account with the Agent. Subject to the Intercreditor Agreement, if any Event of Default has occurred and is continuing, the Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in such cash collateral account to the payment of the Secured Obligations.

7.4.    Application of Proceeds. Subject to the Intercreditor Agreement, the proceeds of the Collateral shall be applied by the Agent to payment of the Secured Obligations of the Grantors, as provided under Sections 4.01 and 9.04 of the LC Credit Agreement.

22

7.5.   Swiss Limitations.

7.5.1     If and to the extent that the security granted by a Grantor incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to art. 9 of the Swiss Withholding Tax Act (the “Swiss Grantor”) under this Security Agreement secures obligations other than obligations of one of its direct or indirect subsidiaries (i.e. obligations of the Swiss Grantor's direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)) (the “Restricted Obligations”) and that using the proceeds from the enforcement of such security would under Swiss corporate law (inter alia, prohibiting capital repayments or restricting profit distributions) not be permitted at such time, then the proceeds from the enforcement of such security to be applied towards discharging Restricted Obligations shall from time to time be limited to the amount permitted under applicable Swiss law; provided, that such limited amount shall at no time be less than the Swiss Grantor's distributable capital (presently being the balance sheet profits and any reserves available for distribution) at the time or times of enforcement for Restricted Obligations, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) affect the security granted by the Swiss Grantor under this Security Agreement in excess thereof, but merely postpone the time of using such proceeds from Enforcement of such security until such times as application towards discharging the Restricted Obligations is again permitted notwithstanding such limitation.

7.5.2     In case the Swiss Grantor who must make a payment in respect of Restricted Obligations under this Security Agreement is obliged to withhold Swiss Withholding Tax in respect of such payment, the Swiss Grantor shall:

(i)	procure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

(ii)	if the notification procedure pursuant to Section 7.5.2(i) hereof does not apply, deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time), or if the notification procedure pursuant to Section 7.5.2(i) hereof applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law, from any payment made by it in respect of Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration;

(iii)	notify the Agent that such notification, or as the case may be, deduction has been made and provide the Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and

(iv)	in the case of a deduction of Swiss Withholding Tax, use its best efforts to ensure that any person other than the Agent, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Restricted Obligations, will, as soon as possible after such deduction:

23

(A)              request a refund of the Swiss Withholding Tax under applicable law (including tax treaties) and pay to the Agent upon receipt any amounts so refunded; or

(B)              if the Agent or a Secured Party is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment and if requested by the Agent, provide the Agent and/or the relevant Secured Party those documents that are required by law and applicable tax treaties to be provided by the payer of such tax in order to enable the Agent and/or the relevant Secured Party to prepare a claim for refund of Swiss Withholding Tax.

7.5.3     If the Swiss Grantor is obliged to withhold Swiss Withholding Tax in accordance with Section 7.5.1 hereof, the Agent shall be entitled to further request payment as per this Section 7.5 and other indemnity granted to it under this Security Agreement and apply proceeds therefrom against the Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further payments shall always be limited to the maximum amount of the freely distributable capital of the Swiss Grantor as set out in Section 7.5.1 hereof. In case the proceeds irrevocably received by the Agent and the Secured Parties pursuant to Section 7.5.2(iv) hereof and this paragraph (additional enforcements) have the effect that the proceeds received by the Agent and the Secured Parties exceed the Secured Obligations, then the Agent or the relevant Secured Party shall return such overcompensation to the Swiss Grantor.

7.5.4     If and to the extent requested by the Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Agent (and the Secured Parties) to obtain a maximum benefit under this Security Agreement, the Swiss Grantor shall promptly implement the following:

(i)	the preparation of an up-to-date audited balance sheet of the Swiss Grantor;

(ii)	the confirmation of the auditors of the Swiss Grantor that the relevant amount represents the maximum of freely distributable profits;

(iii)	the prompt convening of a meeting of the shareholders of the Swiss Grantor which will approve the (resulting) profit distribution;

(iv)	if the enforcement of any Restricted Obligations would be limited as a result of any matter referred to in this Section 7.5, the Swiss Grantor shall, to the extent permitted by applicable law, (a) write up or realise any of its assets shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realisation, however, only if such assets are not necessary for the Swiss Grantor’s business (nicht betriebsnotwendig) and/or (b) reduce its share capital to the extent permitted by applicable law; and

24

(v)	all such other measures reasonably necessary and/or to promptly procure the fulfilment of all prerequisites reasonably necessary to allow the Swiss Grantor and relevant parent company to promptly make the payments and perform the obligations agreed hereunder from time to time with a minimum of limitations.

7.6.	Norwegian Limitations.

7.6.1     The Norwegian Financial Agreements Act shall not apply to this Security Agreement, except as required by § 2 of the Financial Agreements Act (if applicable). The liability of each Grantor incorporated in Norway in its capacity as Grantor (each a “Norwegian Grantor”) shall be limited to USD $240,000,000, plus any interest, default interest, commissions, charges, fees and expenses due under any Secured Obligation. Notwithstanding any other provision of this Security Agreement to the contrary, the obligations and liabilities of any Norwegian Grantor under this Security Agreement shall be limited by such mandatory provisions of sections 8-7 and/or 8-10 of the Norwegian Limited Liability Companies Act of 13 June 1997 (the “Act”) regarding restrictions on a Norwegian limited liability company’s ability to grant guarantees, loans, security or other financial assistance. The obligations of the Norwegian Grantors shall only be limited to the extent this is required from time to time, and the Norwegian Grantors shall be liable to the fullest extent permitted by the Act as amended from time to time. To the extent permitted by applicable law, if a payment under this Security Agreement by a Norwegian Grantor has been made in contravention of the limitations contained in this Section 7.6.1, the Secured Parties shall not be liable for any damages in relation thereto, and the maximum amount repayable by the Secured Parties as a consequence of such contravention shall be the amount received from that Norwegian Grantor.

7.6.2     The Norwegian Grantors' Collateral is limited to such Norwegian Grantors' Patents being held and registered in the United States, and does not extend to any Collateral held or registered outside the jurisdiction of the United States.

7.6.3     Each Norwegian Grantor and the Agent hereby confirms and acknowledges that each representation and warranty made by the Norwegian Grantors under Article III, each covenant made under Article IV and each provision under Articles VII and VIII are made subject to Section 8.23, and that any failure to comply with any of the Sections under such Articles does not constitute a breach of any such provisions or Event of Default to the extent that failure to comply is by reason of Norwegian law.

25

ARTICLE VIII

GENERAL PROVISIONS

8.1.             Notice of Disposition of Collateral; Condition of Collateral. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article IX, at least 10 days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Agent or any other Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Agent or such other Secured Party, or its or their agents, employees, officers, nominees or other representatives, as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

8.2.             Limitation on Agent’s and other Secured Parties’ Duty with Respect to the Collateral. The Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control (or in the possession or under the care of any agent, employee, officer, nominee or other representative of the Agent or such other Secured Party). Neither the Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Agent (i) to fail to incur expenses deemed significant by the Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Agent would be commercially reasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

26

8.3.             Compromises and Collection of Collateral. Each Grantor and the Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees, subject to applicable bankruptcy laws, that the Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, and subject to the Intercreditor Agreement, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Agent shall be commercially reasonable so long as the Agent acts in good faith based on information known to it at the time it takes any such action.

8.4.             Secured Party Performance of Grantor’s Obligations. Without having any obligation to do so, the Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and fails to so perform or pay and such Grantor shall reimburse the Agent for any reasonable and documented amounts paid by the Agent pursuant to this Section 8.4. Each Grantor’s obligation to reimburse the Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.5.             Authorization for Secured Party to Take Certain Action. Each Grantor irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent and appoints the Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (ii) to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral owned by such Grantor and which are Securities or with financial intermediaries holding other Investment Property which is Collateral as may be necessary or advisable to give the Agent Control (subject to the Intercreditor Agreement) over such Securities or other Investment Property, (v) solely to the extent an Event of Default has occurred and is continuing, to enforce payment of the Instruments, Accounts and Receivables constituting Collateral in the name of the Agent or such Grantor, (vi) solely to the extent an Event of Default has occurred and is continuing, to apply the proceeds of any Collateral received by the Agent to the Secured Obligations as provided in Article VII and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder or under any other Loan Document), and each Grantor agrees to reimburse the Agent on demand for any reasonable and documented payment made or any reasonable and documented expense incurred by the Agent in connection therewith; provided, that this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the LC Credit Agreement.

27

8.6.             Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Section 5.2, or in Article VII hereof will cause irreparable injury to the Agent and the other Secured Parties, that the Agent and the other Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Agent or the other Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.6 shall be specifically enforceable against the Grantors.

8.7.             Use and Possession of Certain Premises. Upon the occurrence and during the continuation of an Event of Default, subject to the Intercreditor Agreement, the Agent shall be entitled to occupy and use any premises owned or leased by the Grantors where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Grantor for such use and occupancy, subject to Section 8.2 hereof all respects.

8.8.             Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.9.             Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Agent and the Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement); provided that the Grantors shall not have the right to assign their rights or delegate their obligations under this Security Agreement or any interest herein, except as permitted under the LC Credit Agreement. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Agent, for the benefit of the Agent and the other Secured Parties, hereunder.

8.10.         Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.11.         Taxes and Expenses. To the extent required by Section 4.02 of the LC Credit Agreement, any Other Taxes payable or ruled payable by a Governmental Authority in respect of this Security Agreement shall be paid by the applicable Grantor. The Grantors shall reimburse the Agent for any and all of its reasonable out-of-pocket expenses (including reasonable external legal, auditors’ and accountants’ fees) if and to the extent the Borrowers are required to reimburse such amounts under Section 11.03 of the LC Credit Agreement. Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.12.         Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.13.         Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until Payment in Full. Notwithstanding the foregoing, the obligations of any individual Grantor under this Security Agreement shall automatically terminate to the extent provided in and in accordance with Section 11.23 of the LC Credit Agreement.

8.14.         Entire Agreement. This Security Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

8.15.	Governing Law; Jurisdiction; Waiver of Jury Trial.

8.15.1     THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

8.15.2     Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document (other than any Security Agreement governed by Norwegian law), or for recognition or enforcement of any judgment, and each Grantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Security Agreement or any other Loan Document shall (including this Section 8.15) affect any right that any Secured Party may otherwise have to bring any suit, action or proceeding relating to this Security Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

28

8.15.3     Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document in any court referred to in Section 8.15.2. Each Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.15.4     Each party to this Security Agreement irrevocably consents to service of process in the manner provided for notices in Article IX of this Security Agreement other than by facsimile. Nothing in this Security Agreement or any other Loan Document will affect the right of any party to this Security Agreement to serve process in any other manner permitted by law. Notwithstanding any other provision of this Security Agreement, each Foreign Grantor hereby irrevocably designates CT Corporation System, 28 Liberty Street, New York, New York 10005, as the designee, appointee and agent of such Foreign Grantor to receive, for and on behalf of such Foreign Grantor, service of process in the State of New York in any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document.

8.15.5     Each Grantor agrees that any suit, action or proceeding brought by any Grantor or any of their respective Subsidiaries relating to this Security Agreement or any other Loan Document (other than any Security Agreement governed by Norwegian law) against the Agent, any other Secured Party or any of their respective Affiliates shall be brought in the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, unless no such court shall accept jurisdiction.

8.15.6     The Agent hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document (other than any Security Agreement governed by Norwegian law), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

29

8.15.7     The Agent hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document in any court referred to in Section 8.15.2. The Agent hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.15.8     To the extent that any Grantor has or hereafter may acquire any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Grantor hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents.

8.15.9     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.16.         Indemnity. Each Grantor hereby agrees, jointly with the other Grantors and severally, to indemnify the Agent and the Secured Parties in accordance with Section 11.04 of the LC Credit Agreement, mutatis mutandis.

8.17.         Severability. Any provision in this Security Agreement that is held to be inoperative, unenforceable, not permissible, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, not permissible, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.18.         Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Security Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Security Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the UETA.

30

8.19.         Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Agent pursuant to or in connection with this Security Agreement, and the exercise of any right or remedy by the Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Security Agreement, subject to Section 4.6.4 hereof and any other limitation on rights of the Agent or other Secured Party with respect to ULC Shares hereunder, the terms of the Intercreditor Agreement shall control. For so long as the Intercreditor Agreement remains in effect, the delivery of any Collateral to the ABL Collateral Agent as required by the Intercreditor Agreement shall satisfy any delivery requirement with respect to such Collateral hereunder.

8.20.         Loan Document. This Security Agreement constitutes a Loan Document for all purposes under the LC Credit Agreement and all other Loan Documents.

8.21.         Further Assurances. Each Grantor shall, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements, instruments, forms and notices and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents serving notices of assignment and such other actions or deliveries of the type required by Section 5.01 of the LC Credit Agreement, as applicable), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Security Agreement and to ensure perfection and priority of the Liens created or intended to be created hereby, all at the expense of the Grantors.

8.22.         Swiss Security Limitation. If and to the extent the Collateral is subject to any Swiss Security Documents, the security interests created under the respective Swiss Security Documents shall rank senior to the security interests created hereunder and the provisions of the respective Swiss Security Documents shall prevail.

8.23.         Norwegian Security Limitation. If and to the extent the Collateral is subject to any Collateral Documents governed by the law of Norway (the “Norwegian Security Documents”), the security interests created under the respective Norwegian security documents shall rank senior to the security interests created hereunder and the provisions of the respective Norwegian Security Documents shall prevail.

8.24.         Foreign Grantors. Notwithstanding anything to the contrary set forth in this Security Agreement, the parties hereto acknowledge that the representations and warranties, covenants and obligations hereunder of any Foreign Grantor shall apply with respect to the Collateral or, if applicable, any other assets of such Foreign Grantor only to the extent such Collateral or other assets are registered in a jurisdiction located in the United States or, in the case of Capital Stock and Stock Rights pledged pursuant to this Security Agreement by a Foreign Grantor, any such Capital Stock or Stock Rights that are issued by a Domestic Subsidiary.

31

ARTICLE IX

NOTICES

9.1.           Sending Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 11.02 of the LC Credit Agreement with respect to the Agent at its notice address therein and, with respect to any Grantor, in the care of Weatherford International, LLC, as provided and at the notice address set forth in the Credit Agreement, or such other address or telecopy number as such party may hereafter specify for such purpose in accordance with the provisions of Section 11.02 of the LC Credit Agreement. Any notice delivered to the Borrowers on behalf of the Grantors shall be deemed to have been delivered to all of the Grantors.

9.2.           Change in Address for Notices. Each of the Grantors, the Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

[Signature Pages Follow]

32

IN WITNESS WHEREOF, each of the Grantors and the Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

[INSERT GRANTORS]

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to U.S. Security Agreement

33

[Exhibits]

EXHIBIT I

FORM OF CANADIAN SECURITY AGREEMENT

I-1

CANADIAN SECURITY AGREEMENT

dated as of December 13, 2019

among

WEATHERFORD CANADA LTD.

WEATHERFORD (NOVA SCOTIA) ULC,

PRECISION ENERGY SERVICES ULC,

PRECISION ENERGY INTERNATIONAL LTD.,

PRECISION ENERGY SERVICES COLOMBIA LTD.,

and

the other GRANTORS from time to time party hereto,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent

Reference is made to the Intercreditor Agreement, dated as of December 13, 2019, among Wells Fargo Bank, National Association, as ABL Collateral Agent (as defined in the Intercreditor Agreement) for the ABL Secured Parties referred to therein; Deutsche Bank Trust Company Americas, as LC Collateral Agent (as defined in the Intercreditor Agreement) for the LC Facility Secured Parties referred to therein; Weatherford International plc, a public limited company incorporated in the Republic of Ireland, Weatherford International Ltd., a Bermuda exempted company, Weatherford International, LLC, a Delaware limited liability company and the other Grantors of Weatherford International plc named therein (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”). Each Lender, of its acceptance of the benefits hereof (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the LC Collateral Agent to enter into the Intercreditor Agreement as LC Collateral Agent on behalf of such LC Lender. The foregoing provisions are intended as an inducement to the Lenders to extend credit to the Borrowers (as defined below) or to acquire any notes or other evidence of any debt obligation owing from the Borrowers and such Lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

Notwithstanding any other provision contained herein, this Security Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable ABL Security Documents and LC Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Security Agreement and the Intercreditor Agreement, subject to Section 4.6.4 hereof and any other limitation on rights of the Agent or other Secured Party with respect to ULC Shares hereunder, the provisions of the Intercreditor Agreement shall control.

2

This CANADIAN SECURITY AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of December 13, 2019 by and among the entities listed on the signature pages hereto (such listed entities, collectively, the “Initial Grantors” and, together with any other Subsidiaries of Weatherford International plc, an Irish public limited company (“WIL-Ireland”),whether now existing or hereafter formed or acquired, that become parties to this Security Agreement from time to time in accordance with the terms of the LC Credit Agreement described below by executing a Security Agreement Supplement hereto in substantially the form of Annex I, each, a “Grantor” and, collectively, the “Grantors”), and Deutsche Bank Trust Company Americas in its capacity as administrative agent (in such capacity, the “Agent”) for itself and on behalf and for the benefit of the other Secured Parties (as defined below).

PRELIMINARY STATEMENTS

WIL-Ireland, Weatherford International Ltd., a Bermuda exempted company (“WIL- Bermuda”), Weatherford International LLC, a Delaware limited liability company (“WIL- Delaware” and together with WIL-Bermuda, the “Borrowers”), the Agent, and the Lenders are entering into that certain LC Credit Agreement dated as of the date hereof (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “LC Credit Agreement”).

The Grantors are entering into this Security Agreement in order to induce the Lenders to enter into and extend credit to the Borrowers under the LC Credit Agreement on the terms set forth therein.

ACCORDINGLY, the Grantors and the Agent, for itself and on behalf and for the benefit of the other Secured Parties, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.            Terms Defined in the LC Credit Agreement and the Intercreditor Agreement. All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the LC Credit Agreement and the Intercreditor Agreement.

1.2.            Terms Defined in PPSA. Terms defined in the PPSA that are not otherwise defined in this Security Agreement are used herein as defined in the PPSA; provided that in any event, the following terms shall have the meanings assigned to them in the PPSA: “Accessions”, “Account”, “Chattel Paper”, “Certificated Security”, “Consumer Goods”, “Document of Title”, “Equipment”, “financing statement”, “financing change statement”, “Futures Account”, “Futures Contract”, “Futures Intermediary”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Money”, “Proceeds”, “Securities Account”, “Securities Intermediary”, “Security”, “Security Certificate”, “Security Entitlement”, “serial number goods” and “Uncertificated Security”.

1.3.            Terms Defined in STA. As used in this Security Agreement, the words “Control”, “Entitlement Holder”, “Entitlement Order”, “Issuer” and “Financial Asset” have the meaning given to the terms “control”, “entitlement holder”, “entitlement order”, “issuer” and “financial asset”, respectively, in the STA.

3

1.4.            Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined above and in the Preliminary Statement, the following terms shall have the following meanings:

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Collateral” means, with respect to any Grantor, all Accounts, Chattel Paper, Deposit Accounts, Documents of Title, Equipment, Fixtures, Goods, Instruments, Intangibles, Intellectual Property, Inventory, Investment Property, letters of credit, Letter of Credit Rights, Pledged Deposits, Supporting Obligations, and Other Collateral, wherever located, in which any Grantor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto. Notwithstanding any of the foregoing, Collateral shall not include (a) any Excluded Assets, (b) any Consumer Goods, or (c) the last day of any real property lease or any agreement to lease real property, to which such Grantor is now or becomes a party as lessee, provided that any such last day shall be held in trust by such Grantor and, on the exercise by the Agent of its rights and remedies hereunder, shall be assigned by the Grantor as directed by the Agent.

“Contracts” means, with respect to any Grantor, all contracts and agreements to which such Grantor is at any time a party or pursuant to which such Grantor has at any time acquired rights, and includes (i) all rights of such Grantor to receive money due and to become due to it in connection with a contract or agreement, (ii) all rights of such Grantor to damages arising out of, or for breach or default with respect to, a contract or agreement, and (iii) all rights of such Grantor to perform and exercise all remedies in connection with a contract or agreement.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Agent, executed and delivered by a Grantor, the Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), or an equivalent agreement under any applicable foreign jurisdiction.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Copyright Security Agreement” means each Confirmatory Grant in U.S. Copyrights executed and delivered by any Grantor in favor of Agent in a form substantially similar to the Trademark Security Agreement and the Patent Security Agreement.

4

“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with a financial institution, including any sub-account relating thereto, and all cash, funds, cheques, notes and instruments from time to time on deposit in any such account or sub- account.

“Determination Date” means the most recent to occur of (a) in the case of an Initial Grantor, the date hereof or, in the case of any other Grantor, the date such Grantor becomes a party hereto and (b) the most recent date on which the Borrowers deliver to the Agent a Compliance Certificate accompanied by updated Exhibits to this Security Agreement pursuant to Section 4.11 hereof.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Fixtures” means goods that have become so related to particular real property that an interest in them arises under real property law.

“Industrial Designs” means (a) registered industrial designs and industrial design applications, and also includes registered industrial designs and industrial design applications listed in Exhibit “B”, (b) all renewals, divisions and any industrial design registrations issuing thereon and any and all foreign applications corresponding thereto, (c) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements thereof, (d) the right to sue for past, present and future infringements thereof, and (e) all of each Grantor’s rights corresponding thereto throughout the world.

“Intangibles” shall have the meaning set forth in the PPSA and, in any event, includes payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses in action, Intellectual Property, programs, programming materials, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under the STA, and any other personal property other than Money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Property, negotiable Collateral, and oil, gas, or other minerals before extraction.

“Intellectual Property” means all Patents, Trademarks, Copyrights, Industrial Designs and any other intellectual property.

“Intercompany Instrument” means an Instrument between a Grantor, as the payee thereunder, and WIL-Ireland or any of its Restricted Subsidiaries, as the payor thereunder.

“Letter of Credit Rights” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, but does not include the right of a beneficiary to demand payment or performance under a letter of credit.

5

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, Trademarks or Industrial Designs, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Other Collateral” means any personal property of the Grantors, not included within the defined terms Accounts, Chattel Paper, Deposit Accounts, Documents of Title, Equipment, Fixtures, Goods, Instruments, Intangibles, Intellectual Property, Inventory, Investment Property, Letter of Credit Rights, Pledged Deposits and Supporting Obligations, including, without limitation, all cash on hand, letters of credit, Stock Rights or any other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all personal property of the Grantors, subject to the exclusions or limitations contained in Article II of this Security Agreement; provided, however, that Other Collateral shall not include any Excluded Assets.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all licenses of the foregoing whether as licensee or licensor; (e) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (f) all rights to sue for past, present, and future infringements thereof; and (g) all rights corresponding to any of the foregoing throughout the world.

“Patent Security Agreement” means each Confirmatory Grant in U.S. Patents executed and delivered by any Grantor in favor of Agent in substantially the form of Exhibit “J”.

“Permits” means all permits, licences, waivers, exemptions, consents, certificates, authorizations, approvals, franchises, rights-of-way, easements and entitlements of any Grantor that such Grantor has, requires or is required to have, to own, possess or operate any of its property or to operate and carry on any part of its business.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors to the extent constituting Collateral hereunder, whether or not physically delivered to the Agent pursuant to this Security Agreement.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which a Grantor may from time to time designate as pledged to the Agent or to any Secured Party as security for any Secured Obligations, and all rights to receive interest on said deposits.

“PPSA” means the Personal Property Security Act as in effect from time to time in the Province of Alberta and includes all regulations from time to time made under such legislation; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien on any Collateral is governed by the personal property security legislation or uniform commercial code as in effect in a jurisdiction other than Alberta, “PPSA” means such legislation as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

6

“Receivables” means the Accounts, Chattel Paper, Documents of Title, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are Intangibles or which are otherwise included as Collateral; provided, however, that Receivables shall not include any Excluded Assets.

“Receiver” means a receiver, a manager or a receiver and manager.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” has the meaning ascribed thereto in the LC Credit Agreement.

“Secured Parties” has the meaning ascribed thereto in the LC Credit Agreement. “Specified Deposit Account” means any Deposit Account of a Grantor other than the Excluded Accounts.

“Specified Intellectual Property” means any Intellectual Property of one or more Grantors (a) the book value of which exceeds $5,000,000 individually or in the aggregate, (b) which generates annual revenue, royalties or license fees of greater than $5,000,000 or (c) which, in the commercially reasonable judgment of the Grantors, is material to the conduct of all or a material portion of the business of WIL-Ireland and its Restricted Subsidiaries.

“STA” means the Securities Transfer Act of the Province of Alberta, as such legislation may be amended, renamed or replaced from time to time, and includes all regulations from time to time made under such legislation.

“Stock Rights” means any securities, dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive Capital Stock and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Supporting Obligation” means any Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, Document of Title, Intangible, Instrument or Investment Property.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

7

“Trademark Security Agreement” means each Confirmatory Grant in U.S. Trademarks executed and delivered by any Grantor in favor of Agent in substantially the form of Exhibit “K”.

“ULC” means a Person that is an unlimited company, unlimited liability corporation or unlimited liability company.

“ULC Laws” means the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia) and any other present or future Laws governing ULCs.

“ULC Shares” means shares in the capital stock of, or other equity interests of, a ULC.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

Each of the Grantors hereby pledges, mortgages, charges, assigns (except in the case of ULC Shares) and grants to the Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of such Grantor’s present and future property and undertaking including, without limitation, its right, title and interest, whether now owned or hereafter acquired, in and to the Collateral to secure the prompt and complete payment and performance of its Secured Obligations. For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an assignment of any ULC Shares or any intellectual property rights owned by the Grantors (other than, in respect of any intellectual property rights owned by the Grantors, the collateral assignment pursuant hereto). If the grant of security hereunder with respect to any Contract, Intellectual Property right or Permit would result in the termination or breach of such Contract, Intellectual Property right or Permit, or is otherwise prohibited or ineffective (whether by the terms thereof or under applicable law), then such Contract, Intellectual Property right or Permit shall not be subject to the Liens created hereby, but shall be held in trust by the applicable Grantor for the benefit of the Agent (for its own benefit and for the benefit of the other Secured Parties) and, subject to Section 4.6.4 hereof in the case of ULC Shares, on the exercise by the Agent of its rights or remedies hereunder following a Default, shall be assigned by such Grantor as directed by the Agent; provided that (a) the security interest created hereby shall automatically attach to such Contract, Intellectual Property right or Permit, or applicable portion thereof, immediately at such time as the condition causing such termination or breach is remedied, and (b) if a term of the Contract that prohibits or restricts the grant of the security interests in the whole of an Account or Chattel Paper forming part of the Collateral is unenforceable against the Agent under applicable law, then the exclusion from the Collateral set out above shall not apply to such Account or Chattel Paper.

8

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Initial Grantors represents and warrants to the Agent and the Secured Parties, and each Grantor that becomes a party to this Security Agreement pursuant to the execution of a Security Agreement Supplement in substantially the form of Annex I represents and warrants (after giving effect to supplements to each of the Exhibits hereto, with respect to such subsequent Grantor, as attached to such Security Agreement Supplement), that:

3.1.             Title, Authorization, Validity and Enforceability. Subject to Section 3.11.10, such Grantor has good and valid rights in or the power to transfer its respective Collateral, free and clear of all Liens except for Liens permitted under Section 8.04 of the LC Credit Agreement, and has the corporate, unlimited liability company, limited liability company or partnership, as applicable, power and authority to grant to the Agent the security interest in such Collateral pursuant hereto. The execution and delivery by such Grantor of this Security Agreement have been duly authorized by corporate, unlimited liability company, limited liability company, limited partnership or partnership, as applicable, proceedings or actions, and this Security Agreement constitutes a legal, valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all Collateral it now owns or hereafter acquires, except (a) as enforceability may be limited by bankruptcy, insolvency, examinership, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (b) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy. When financing statements have been filed in the appropriate offices against such Grantor in the locations listed in Exhibit “E”, the Agent shall have a perfected security interest (with the priority set forth in the Intercreditor Agreement and subject only to Liens permitted by Section 8.04 of the LC Credit Agreement) in the Collateral of each Grantor to the extent such security interest can be perfected by the filing of a financing statement under the PPSA. Each Grantor confirms that value has been given by the Secured Parties to such Grantor, that such Grantor has rights in, or the power to transfer rights in, its Collateral existing as of the date of this Security Agreement or the date of any Security Agreement Supplement, as applicable, and that such Grantor and the Agent have not agreed to postpone the time for attachment of any security interest created by this Security Agreement to any of the Collateral of such Grantor.

3.2.             Conflicting Laws and Contracts. Neither the execution and delivery by such Grantor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof (a) will breach or violate any applicable Requirement of Law binding on such Grantor, (b) will result in any breach or violation of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien prohibited under the LC Credit Agreement, upon any of its property or assets pursuant to the terms of (i) the ABL Credit Agreement, the Exit Senior Notes or the Exit Senior Notes Indenture or (ii) any other indenture, agreement or other instrument to which such Grantor is a party or by which any property or asset of it is bound or to which it is subject, except for breaches, violations and defaults under clauses (a) and (b)(ii) that collectively for the Grantors would not have a Material Adverse Effect, or (c) will violate any provision of such Grantor’s charter, articles or certificate of incorporation or formation, memorandum of association, partnership agreement, by-laws or operating agreement (or similar constitutive document).

9

3.3.             Principal Location. Such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed, as of the applicable Determination Date, in Exhibit “A”.

3.4.             Property Locations. Exhibit “A” lists, as of the applicable Determination Date, all of such Grantor’s locations where Inventory and Equipment constituting Collateral are located (other than any such location where the book value of all Inventory and Equipment located thereon does not exceed $10,000,000). Such Exhibit “A” shall indicate whether such locations are locations (i) owned by a Grantor, (ii) leased by such Grantor as lessee or (iii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment by such Grantor.

3.5.             No Other Names; Etc. Within the five-year period ending as of the date such Person becomes a Grantor hereunder, such Grantor has not conducted business under any other name, changed its jurisdiction of organization or incorporation, merged with or into or consolidated or amalgamated with any other Person, except as disclosed in Exhibit “A”. The name in which such Grantor has executed this Security Agreement (or a Security Agreement Supplement) is, as of the date such agreement is executed and delivered, the exact name as it appears in such Grantor’s charter or certificate of incorporation or formation (or similar formation document), as amended, as filed with such Grantor’s jurisdiction of organization or incorporation as of the date such Person becomes a Grantor hereunder.

3.6.             Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper owned by such Grantor and constituting Collateral are and will be correctly stated in all material respects in all records of such Grantor relating thereto and in all invoices and reports with respect thereto furnished to the Agent by such Grantor from time to time. As of the time when each Account or each item of Chattel Paper constituting Collateral arises, such Grantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all respects what they purport to be, except, in each case, as could not be reasonably expected to result in a Material Adverse Effect.

3.7.             No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral (other than a financing statement or security agreement that has lapsed or been terminated) naming such Grantor as debtor has been filed or is of record in any jurisdiction except financing statements (i) naming the Agent on behalf of the Secured Parties as the secured party and (ii) in respect of Liens permitted by Section 8.04 of the LC Credit Agreement; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Agent under the Loan Documents to any Liens otherwise permitted under Section 8.04 of the LC Credit Agreement or except as set forth in the Intercreditor Agreement.

3.8.             Serial Number Goods. None of the Collateral owned by such Grantor constitutes serial number goods except for those identified in Part A of Exhibit “B”.

10

3.9.             Organization Number; Jurisdiction of Organization. Such Grantor’s jurisdiction of organization, type of organization and organization identification number (if any) are, as of the applicable Determination Date, listed in Exhibit “G”.

3.10.           Pledged Securities and Other Investment Property. Exhibit “D” sets forth, as of the applicable Determination Date, a complete and accurate list of the Instruments (other than Intercompany Instruments), Securities and other Investment Property constituting Collateral and delivered to the Agent. Each Grantor is the direct and beneficial owner of each Instrument, Security and other type of Investment Property listed in Exhibit “D” as being owned by it, free and clear of any Liens, except for the security interest granted to the Agent for the benefit of the Secured Parties hereunder or as permitted by Section 8.04 of the LC Credit Agreement. Each Grantor further represents and warrants that (i) all Pledged Collateral owned by it constituting Capital Stock has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued, are fully paid and, except in the case of ULC Shares, non-assessable and constitute, as of the applicable Determination Date, the percentage of the issued and outstanding shares of stock (or other Capital Stock) of the respective issuers thereof indicated in Exhibit “D” hereto and (ii) all such Pledged Collateral held by a Securities Intermediary (including in a Securities Account) is covered by a Control Agreement among such Grantor, the securities intermediary and the Agent pursuant to which the Agent has Control to the extent required by Section 4.5. In addition, each Grantor hereby represents and warrants that (x) no partnership agreement or operating agreement (or similar constitutive document) with respect to Pledged Collateral in respect of a limited liability company or partnership provides that such Pledged Collateral constitute securities governed by the STA as in effect in any relevant jurisdiction and (y)   no Collateral constitutes Certificated Securities, except as otherwise indicated on Exhibit “D”. Each Grantor covenants that for so long as this Security Agreement is in effect, it shall not permit any of its Subsidiaries whose Capital Stock is Pledged Collateral (the “Acknowledgment Parties”) (I)  except as otherwise indicated on Exhibit “D”, to cause such Capital Stock to become Certificated Securities, or (II) except as otherwise indicated on Exhibit “D”, for any such Subsidiaries that are limited liability companies or partnerships, to elect that its membership interests constitute securities governed by the STA as in effect in any relevant jurisdiction without the consent of all pledgees of such membership interests or the delivery of any applicable limited liability company certificate or control agreement necessary to perfect each such pledgee's interests in the applicable membership interests. Each Grantor further agrees to cause each Acknowledgment Party, other than any Acknowledgment Party that is a ULC, to execute and deliver an acknowledgment substantially in the form of Exhibit “L” hereto promptly upon such party becoming an Acknowledgment Party.

3.11.           Intellectual Property.

3.11.1           Exhibit “B” contains a complete and accurate listing as of the applicable Determination Date of all of the below-described Specified Intellectual Property of each of the Grantors: (i) state, provincial, U.S., Canadian and foreign trademark registrations, and applications for trademark registration, (ii) U.S., Canadian and foreign patents and patent applications, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (iii) U.S., Canadian and foreign copyright registrations and applications for registration, (iv) Exclusive Copyright Licenses, (v) foreign industrial design registrations and industrial design applications, and (vi) domain names. All of the U.S. and Canadian registrations, applications for registration or applications for issuance of such Specified Intellectual Property are valid and subsisting, in good standing and, subject to Section 3.11.10, are recorded or in the process of being recorded in the name of the applicable Grantor, except as could not be reasonably expected to result in a Material Adverse Effect.

11

3.11.2           Such Specific Intellectual Property in Exhibit B is valid, subsisting, unexpired (where registered) and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part, except as could not be reasonably expected to result in a Material Adverse Effect.

3.11.3           Subject to Section 3.11.10, (i) no Person other than the respective Grantor (or any other Grantor) has any right or interest of any kind or nature in or to the Specified Intellectual Property owned by such Grantor, including any right to sell, license, lease, transfer, distribute, use or otherwise exploit such Specified Intellectual Property or any portion thereof outside of the ordinary course of the respective Grantor’s business, except as could not be reasonably expected to result in a Material Adverse Effect and (ii) each Grantor has good, marketable and exclusive title to, and the valid and enforceable power and right to sell, license, transfer, distribute, use and otherwise exploit, its Specified Intellectual Property, except as could not be reasonably expected to result in a Material Adverse Effect.

3.11.4           Each Grantor has taken or caused to be taken steps so that none of its material Specified Intellectual Property, the value of which to the Grantors are contingent upon maintenance of the confidentiality thereof, have been disclosed by such Grantor to any Person other than any Affiliate owners thereof and employees, contractors, customers, representatives and agents of the Grantors or such Affiliate owners who are parties to customary confidentiality and nondisclosure agreements with the Grantors or such Affiliate owners, as applicable.

3.11.5           To each Grantor’s knowledge, no Person has violated, infringed upon or breached, or is currently violating, infringing upon or breaching, any of the rights of the Grantors to the Specified Intellectual Property or has breached or is breaching any duty or obligation owed to the Grantors in respect of the Specified Intellectual Property except where those breaches, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

3.11.6           No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Grantor or to which any Grantor is bound that adversely affects its rights to own or use any Specified Intellectual Property except as could not be reasonably expected to result in a Material Adverse Effect, in each case individually or in the aggregate.

3.11.7           No Grantor has received any written notice that remains outstanding challenging the validity, enforceability, or ownership of any Specified Intellectual Property except where those challenges could not reasonably be expected to result in a Material Adverse Effect, and to such Grantor’s knowledge at the date hereof there are no facts upon which such a challenge could be made.

12

3.11.8           Each Grantor owns directly or is entitled to use, by license or otherwise, all Specified Intellectual Property necessary for the conduct of such Grantor’s business, and the conduct of each Grantor’s business does not infringe upon the Intellectual Property of any other Person, except as could not reasonably be expected to result in a Material Adverse Effect.

3.11.9           The consummation of the transactions contemplated by the Loan Documents will not result in the termination or material impairment of any material Intellectual Property owned by such Grantor.

3.11.10         Each party hereto acknowledges that certain Specified Intellectual Property is owned in part by the Grantors and in part by Affiliates of the Grantors, in each case as scheduled on Exhibit “B”.

3.12.           Specified Deposit Accounts and Securities Accounts. All of such Grantor’s Specified Deposit Accounts and Securities Accounts as of the applicable Determination Date are listed on Exhibit “H”.

3.13.           Consents and Transfer Restrictions.

3.13.1           Except for any consent that has been obtained and is in full force and effect, no consent of any Person (including any counterparty with respect to any Contract, any account debtor with respect to any Account, or any Governmental Authority with respect to any Permit) is required, or is purported to be required, for the execution, delivery, performance and enforcement of this Security Agreement (this representation being given without reference to the Excluded Assets) provided that the enforcement of any security interest in ULC Shares may be subject to restrictions on transfer in the constitutive documents governing the issuer ULC. For the purposes of complying with any transfer restrictions contained in the organizational documents of any Subsidiary, such Grantor hereby irrevocably consents to the transfer of such Grantor's Pledged Collateral of such Subsidiary, provided that this consent shall not constitute approval of transfer for the purposes of the constitutive documents governing the issuer ULC.

3.13.2           No order ceasing or suspending trading in, or prohibiting the transfer of the Pledged Collateral has been issued and no proceedings for this purpose have been instituted, nor does such Grantor have any reason to believe that any such proceedings are pending, contemplated or threatened, and the Pledged Collateral is not subject to any escrow or other agreement, arrangement, commitment or understanding, prohibiting the transfer of the Pledged Collateral, including pursuant to applicable securities laws or the rules, regulations or policies of any marketplace on which the Pledged Collateral is listed, posted or traded.

3.14.           No Consumer Goods. Such Grantor does not own any Consumer Goods which are material in value or which are material to the business, operations, property, condition or prospects (financial or otherwise) of such Grantor.

13

ARTICLE IV

COVENANTS

From the date of this Security Agreement and thereafter until this Security Agreement is terminated, each of the Initial Grantors agrees, and from and after the effective date of any Security Agreement Supplement applicable to any Grantor (and after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement) and thereafter until this Security Agreement is terminated each such subsequent Grantor agrees:

4.1.            General.

4.1.1              Records. Each Grantor shall keep and maintain, in a manner consistent with prudent business practices, reasonably complete, accurate and proper books and records with respect to the Collateral owned by such Grantor.

4.1.2              Financing Statements and Other Actions; Defense of Title. Each Grantor hereby authorizes the Agent to file, and if requested will execute and deliver to the Agent, all financing statements describing the Collateral owned by such Grantor and other documents and take such other actions as may from time to time reasonably be requested by the Agent in order to maintain a perfected security interest with the priority set forth in the Intercreditor Agreement in and Lien on, and, if applicable, Control of, the Collateral owned by such Grantor, subject to Liens permitted under Section 8.04 of the LC Credit Agreement, provided that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Agent under the Loan Documents to any Liens otherwise permitted under Section 8.04 of the LC Credit Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such Collateral in any other manner as the Agent may reasonably determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Agent herein, including, without limitation, describing such property as “all assets of the debtor whether now owned or hereafter acquired and wheresoever located, including all accessions thereto and proceeds thereof” or an equivalent formulation. Each Grantor will take any and all actions reasonably necessary to defend title to the Collateral owned by such Grantor against all persons and to defend the security interest of the Agent in such Collateral and the priority thereof against any Lien, in each case, not expressly permitted hereunder or under the LC Credit Agreement.

4.1.3              Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. Each Grantor will, except as otherwise permitted by the LC Credit Agreement:

(i)	preserve its existence and corporate structure as in effect on the Effective Date;

(ii)	not change its name or jurisdiction of organization or incorporation;

14

(iii)	not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified in Exhibit “A”; and

(iv)	not change its taxpayer identification number (if any) or its mailing address,

unless, in each such case, such Grantor shall have given the Agent not less than 10 days’ (or such shorter period as the Agent may agree) prior written notice of such event or occurrence.

4.1.4              Other Financing Statements. No Grantor will suffer to exist or authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by such Grantor, except any financing statement authorized under Section 4.1.2 hereof or in respect of a Lien permitted under Section 8.04 of the LC Credit Agreement. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection herewith prior to termination of this Security Agreement in accordance with the first sentence of Section 8.13 hereof. without the prior written consent of the Agent.

4.2.            Receivables.

4.2.1              Certain Agreements on Receivables. After the occurrence and during the continuation of an Event of Default, no Grantor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except as permitted by the LC Credit Agreement. Prior to the occurrence and continuation of an Event of Default, such Grantor may, in its sole discretion, adjust the amount of Accounts arising from the sale of Inventory or the rendering of services in substantially accordance with its present policies and in the ordinary course of business and as otherwise permitted under the LC Credit Agreement.

4.2.2              Collection of Receivables. Except as otherwise provided in this Security Agreement or as otherwise permitted under the LC Credit Agreement, each Grantor will use commercially reasonable efforts to collect and enforce, at such Grantor’s sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by such Grantor.

4.2.3              Delivery of Invoices. Each Grantor will deliver to the Agent promptly upon its request after the occurrence and during the continuance of an Event of Default duplicate invoices with respect to each Account owned by such Grantor and, if requested by the Agent, bearing such language of assignment as the Agent shall reasonably specify.

4.2.4              Disclosure of Counterclaim on Receivables. After the occurrence and during the continuation of an Event of Default, if (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable owned by such Grantor exists or (ii) to the knowledge of such Grantor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, such Grantor will disclose such fact to the Agent in writing in connection with the inspection by the Agent of any record of such Grantor relating to such Receivable and in connection with any invoice or report furnished by such Grantor to the Agent relating to such Receivable.

15

4.2.5              Account Verification. Each Grantor will, and will cause each of its Subsidiaries to, permit Agent, in Agent's name or in the name or a nominee of Agent, after the occurrence and during the continuation of an Event of Default, to verify the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or other electronic means of transmission or otherwise. Further, at the reasonable request of Agent, each Grantor will, and will cause each of its Subsidiaries to, send requests for verification of Accounts or, after the occurrence and during the continuance of an Event of Default, send notices of assignment of Accounts to Account Debtors and other obligors.

4.3.            Maintenance of Goods. Each Grantor will do all things reasonably necessary to maintain, preserve, protect and keep the Inventory and the Equipment owned by such Grantor and constituting Collateral in good repair, working order and saleable condition (ordinary wear and tear excepted) and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be conducted in the ordinary course, consistent with past practices, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4.            Instruments, Securities, Chattel Paper, Documents of Title and Pledged Deposits. Each Grantor will (i) deliver to the Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper and Instruments (other than Intercompany Instruments; provided that such Intercompany Instruments shall not be delivered to any Person which is not a Grantor, the ABL Collateral Agent or the Agent), in each case, to the extent evidencing amounts in excess of $5,000,000 individually, or $10,000,000 in the aggregate, and constituting Collateral (if any then exist) and Securities constituting Collateral (to the extent certificated), provided further that, each Grantor shall be deemed to have complied with this requirement to the extent that the ABL Collateral Agent has received such Chattel Paper, Instruments or Securities as bailee of the Agent in a manner consistent with the Intercreditor Agreement, (ii) hold in trust for the Agent upon receipt and promptly thereafter deliver to the Agent any Chattel Paper and Instruments (other than Intercompany Instruments; provided that such Intercompany Instruments shall not be delivered to any Person who is not a Grantor, the ABL Collateral Agent or the Agent), in each case, to the extent evidencing amounts in excess of $5,000,000 individually or $10,000,000 in the aggregate, and constituting Collateral (if any then exist) and Securities (to the extent certificated), provided further that, each Grantor shall be deemed to have complied with this requirement to the extent that the ABL Collateral Agent has received such Chattel Paper, Instruments or Securities as bailee of the Agent in a manner consistent with the Intercreditor Agreement, (iii) upon the designation by a Grantor of any Pledged Deposits (as set forth in the definition thereof) as Collateral, deliver to the Agent such Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as the Agent shall reasonably specify, provided that, each Grantor shall be deemed to have complied with this requirement to the extent that the ABL Collateral Agent has received such certificates as a bailee of the Agent in a manner consistent with the Intercreditor Agreement, (iv) upon the Agent’s request, after the occurrence and during the continuation of an Event of Default (subject to the terms of the Intercreditor Agreement), deliver to the Agent (and thereafter hold in trust for the Agent upon receipt and promptly deliver to the Agent) any Document of Title evidencing or constituting Collateral, and (v) upon the Agent’s request, deliver to the Agent, promptly after the delivery of a Compliance Certificate, a duly executed amendment to this Security Agreement, in the form of Exhibit “I” hereto (the “Amendment”), pursuant to which such Grantor will specify such additional Collateral pledged hereunder. Such Grantor hereby authorizes the Agent to attach each Amendment to this Security Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

16

4.5.            Uncertificated Securities and Certain Other Investment Property. Each Grantor will, following the reasonable request of the Agent (and after the occurrence and during the continuation of an Event of Default, will permit the Agent to) from time to time to cause the appropriate issuers (and, if held with a Securities Intermediary, such Securities Intermediary) of Uncertificated Securities or other types of Investment Property owned by such Grantor and constituting Collateral that are not represented by certificates which are Collateral to mark their books and records with the numbers and face amounts of all such Uncertificated Securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Agent granted pursuant to this Security Agreement. With respect to Investment Property having a value in excess of $5,000,000 individually or $10,000,000 in the aggregate and constituting Collateral owned by such Grantor held with a Futures Intermediary or Securities Intermediary (including in a Securities Account), such Grantor shall, within 30 days following the Effective Date or such later date on which it becomes a Grantor hereunder (in each case, or such later date as may be agreed to by the Agent in its sole discretion), cause such Futures Intermediary or Securities Intermediary to enter into a Control Agreement with the Agent in form and substance reasonably satisfactory to the Agent, in order to give the Agent Control (subject to the terms of the Intercreditor Agreement) of such Investment Property.

4.6.            Stock and Other Ownership Interests.

4.6.1              Registration of Pledged Securities and other Investment Property. Subject to Section 4.6.4 hereof in the case of ULC Shares, each Grantor will permit any registrable Collateral owned by such Grantor to be registered in the name of the Agent or its nominee at any time at the option of the Required Lenders following the occurrence and during the continuance of an Event of Default and without any further consent of such Grantor.

4.6.2              Exercise of Rights in Pledged Securities. Subject to Section 4.6.4 hereof in the case of ULC Shares, each Grantor will permit the Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, without notice, to exercise or refrain from exercising any and all voting and other consensual rights pertaining to Pledged Collateral owned by such Grantor or any part thereof, and to receive all dividends and interest in respect of such Pledged Collateral.

4.6.3             Transfer Restrictions. If the organizational documents of any Subsidiary (other than a ULC) restrict the transfer of the Securities of such Subsidiary, then such Grantor shall deliver to the Agent a certified copy of a resolution of the directors, shareholders, unitholders or partners of such Subsidiary, as applicable, consenting to the transfer(s) contemplated by this Security Agreement, including any prospective transfer of the Pledged Collateral of such Grantor by the Agent upon a realization on the Liens hereunder. For greater certainty, the Agent shall have no right under any circumstance to vote ULC Shares or receive dividends from any ULC until such time as notice is given to the applicable Grantor and further steps are taken so as to register the Agent as the holder of the applicable ULC Shares.

17

4.6.4              ULC Shares. Each Grantor acknowledges that certain of the Collateral of such Grantor may now or in the future consist of ULC Shares, and that it is the intention of the Agent and each Grantor that neither the Agent nor any other Secured Party should under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provision to the contrary contained in this Security Agreement, the LC Credit Agreement or any other Loan Document, where a Grantor is the registered owner of ULC Shares which are Collateral of such Grantor, such Grantor shall remain the sole registered owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Agent, any other Secured Party, or any other Person on the books and records of the applicable ULC. Accordingly, each Grantor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, with respect to such ULC Shares (except for any dividend or distribution comprised of Security Certificates pledged of such Grantor, which shall be delivered to the Agent to hold hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Grantor would if such ULC Shares were not pledged to the Agent pursuant hereto. Nothing in this Security Agreement, the LC Credit Agreement or any other Loan Document is intended to, and nothing in this Security Agreement, the LC Credit Agreement or any other Loan Document shall, constitute the Agent, any other Secured Party, or any other Person other than the applicable Grantor, a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to such Grantor and further steps are taken pursuant hereto or thereto so as to register the Agent, any other Secured Party, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the Agent or any other Secured Party as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Collateral of any Grantor without otherwise invalidating or rendering unenforceable this Security Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral of any Grantor which is not ULC Shares. Except upon the exercise of rights of the Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Security Agreement, each Grantor shall not cause or permit, or enable a Subsidiary that is a ULC to cause or permit, the Agent or any other Secured Party to: (a) be registered as a shareholder or member of such Subsidiary; (b) have any notation entered in their favour in the share register of such Subsidiary; (c) be held out as shareholders or members of such Subsidiary; (d) receive, directly or indirectly, any dividends, property or other distributions from such Subsidiary by reason of the Agent holding a Lien over the ULC Shares; or (e) act as a shareholder of such Subsidiary, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such Subsidiary or to vote its ULC Shares.

18

4.7.            Specified Deposit Accounts. Each Grantor will cause each bank or other financial institution in which it maintains a Specified Deposit Account to enter into a Control Agreement with the Agent and the ABL Collateral Agent, in form and substance reasonably satisfactory to the Agent in order to give the Agent Control (subject to the terms of the Intercreditor Agreement) of the Specified Deposit Account within 60 days following the Effective Date or such later date on which it becomes a Grantor hereunder (in each case, or such later date as may be agreed to by the Agent in its sole discretion). In the case of deposits maintained with Lenders, the terms of such Control Agreement shall be subject to the provisions of the LC Credit Agreement regarding setoffs.

4.8.            Letter of Credit Rights. Each Grantor will, upon the Agent’s request, cause each issuer of a letter of credit in excess of $5,000,000 individually or in the aggregate to consent to the assignment of proceeds of such letter of credit in order to give the Agent Control (subject to the terms of the Intercreditor Agreement) of the Letter of Credit Rights to such letter of credit, to the extent possible under applicable law.

4.9.            Intellectual Property.

4.9.1              If, after the date hereof, any Grantor obtains rights to, including, but not limited to filing and acceptance of a statement of use or an amendment to allege use with the United States Patent and Trademark Office or the Canadian Intellectual Property Office, or applies for or seeks registration of, any new Patent, Trademark, Copyright or Industrial Design in addition to the Patents, Trademarks, Copyrights and Industrial Designs described in Exhibit "B", then to the extent the foregoing constitutes Specified Intellectual Property, such Grantor agrees promptly and within 60 days following the date on which financial statements are required to be delivered pursuant to Section 7.01(a) and/or Section 7.01(b) of the LC Credit Agreement, to execute and deliver to the Agent any supplement to this Security Agreement or any other document reasonably requested by the Agent to evidence such security interest in a form appropriate for recording in the applicable federal office. In the event the applicable Grantor does not comply with the above deadline, each Grantor also hereby authorizes the Agent to (i) modify this Security Agreement unilaterally by amending Exhibit "B" to include any future Patents, Trademarks, Copyrights and/or Industrial Designs constituting Specified Intellectual Property of which such Grantor is required to notify the Agent pursuant hereto and (ii) record, in addition to and not in substitution for this Security Agreement, a duplicate original of this Security Agreement (or other registrable notice) containing in Exhibit "B" a description of such future registrations and applications for Patents, Trademarks, Copyrights and/or Industrial Designs constituting Specified Intellectual Property.

4.9.2              As of the applicable Determination Date, no Grantor has any interest in, or title to, any Intellectual Property registration or applications, except as set forth in Exhibit “B”. As of the applicable Determination Date, this Security Agreement is effective to create a valid and continuing Lien on each Grantor’s interest in its Intellectual Property and, upon timely filing of the IP Short Form with respect to Copyrights with the United States Copyright Office and filing of the IP Short Form with respect to Patents and the IP Short Form with respect to Trademarks with the United States Patent and Trademark Office, or a Notice of Security Interest with the Canadian Intellectual Property Office, and the filing of appropriate financing statements in the jurisdictions listed in Exhibit “E” hereto, all action necessary or desirable to protect and perfect the security interest in, to and on each Grantor’s interest in Patents, Trademarks, Copyrights or Industrial Designs that are set forth in Exhibit “B” as of the applicable Determination Date shall have been taken and such perfected security interest shall be enforceable as such as against any and all creditors of and purchasers from any Grantor.

19

4.11.          Updating of Exhibits to Security Agreement. The Borrowers will provide to the Agent, concurrently with the delivery of each Compliance Certificate required by Section 7.01(e) of the LC Credit Agreement, updated versions of the Exhibits to this Security Agreement (provided that if there have been no changes to any such Exhibits since the previous updating thereof required hereby, the Borrowers shall indicate that there has been “no change” to the applicable Exhibit(s)). Any reference to any Exhibit herein shall mean such Exhibit after giving effect to any updates thereof by the Borrowers or such Grantor pursuant to this Section 4.11 or otherwise.

ARTICLE V

DEFAULT

5.1.            Remedies.

5.1.1              Upon the occurrence and during the continuation of an Event of Default, the Agent may, and at the direction of the Required Lenders shall, subject to the Intercreditor Agreement, exercise any or all of the following rights and remedies:

(i)	Subject to Section 4.6.4 hereof in the case of ULC Shares, those rights and remedies provided in this Security Agreement, the LC Credit Agreement or any other Loan Document, provided that this clause (i) shall not be understood to limit any rights or remedies available to the Agent and the Secured Parties prior to an Event of Default.

(ii)	Subject to Section 4.6.4 hereof in the case of ULC Shares, those rights and remedies available to a secured party under the PPSA (whether or not the PPSA applies to the affected Collateral) or under any other applicable law when a debtor is in default under a security agreement.

(iii)	Give notice of sole control or any other instruction under any Control Agreement or other control agreement with any Securities Intermediary and take any action therein with respect to such Collateral.

20

(iv)	Without notice (except as specifically provided in Section 8.1 hereof or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Agent may deem commercially reasonable.

(v)	Subject to Section 4.6.4 hereof in the case of ULC Shares, concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Agent was the outright owner thereof.

(vi)	Appoint by instrument in writing one or more Receivers of any or all Grantors or any or all of the Collateral of any or all Grantors with such rights, powers and authority (including any or all of the rights, powers and authority of the Administrative Agent under this Security Agreement, subject to Section 4.6.4 hereof in the case of ULC Shares) as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such Receiver from time to time. To the extent permitted by applicable law, any Receiver appointed by the Agent will (for purposes relating to the responsibility for the Receiver's acts or omissions) be considered to be the agent of any such Grantor and not of the Agent or any of the other Secured Parties.

(vii)	Obtain from any court of competent jurisdiction an order for the appointment of a Receiver of any or all Grantors or of any or all of the Collateral of any or all Grantors.

5.1.2             The Agent, on behalf of the Secured Parties, shall comply with any applicable provincial, territorial or federal law requirements in connection with a disposition of the Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

5.1.3             The Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

5.1.4             Until the Agent is able to effect a sale, lease, or other disposition of Collateral, the Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Agent. The Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Agent’s remedies (for the benefit of the Agent and other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

21

5.1.5              Notwithstanding the foregoing, neither the Agent nor any other Secured Party shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Agent's rights and remedies under this Security Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

5.1.6              Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with Section 5.1.1 above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favourable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under applicable securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.2.            Grantors’ Obligations Upon Default. Upon the written request of the Agent after the occurrence and during the continuation of an Event of Default, subject to the Intercreditor Agreement, each Grantor will:

5.2.1              Assembly of Collateral. Assemble and make available to the Agent the Collateral and all books and records relating thereto at any place or places specified in writing by the Agent.

5.2.2              Secured Party Access. Permit the Agent, by the Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral, or the books and records relating thereto, or both, to remove all or any part of the Collateral, or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.

22

5.2.3              Prepare and file, or cause an issuer of Pledged Collateral to prepare and file, with any applicable securities regulatory authority or other government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Agent may request, all in form and substance reasonably satisfactory to the Agent, and furnish to the Agent, or cause an issuer of Pledged Collateral to furnish to the Agent, any information regarding the Pledged Collateral in such detail as the Agent may specify.

5.2.4              Subject to Section 4.6.4 hereof in the case of ULC Shares, take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Agent to consummate a public sale or other disposition of the Pledged Collateral.

5.3.            License. The Agent is hereby granted a sublicenseable license or other right to use, following the occurrence and during the continuance of an Event of Default and, subject to the Intercreditor Agreement, without charge, each Grantor’s Intellectual Property and to access all media and materials containing same. In addition, each Grantor hereby irrevocably agrees that the Agent may, following the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, sell any of such Grantor’s Inventory constituting Collateral directly to any person, including without limitation persons who have previously purchased such Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Agent’s rights under this Security Agreement, may sell such Inventory which bears any trademark owned by or licensed to such Grantor and any such Inventory that is covered by any copyright owned by or licensed to such Grantor and the Agent may (but shall have no obligation to) finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

5.4.            Remedies Cumulative. Each right, power, and remedy of Agent or any other Secured Party as provided for in this Security Agreement, the other Loan Documents, any Swap Agreements or any Banking Services Agreements now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Security Agreement, the other Loan Documents, any Swap Agreements or any Banking Services Agreements now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Agent or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Agent or such other Secured Parties of any or all such other rights, powers, or remedies.

23

ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of the Agent or any Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Agent and each Grantor, and then only to the extent in such writing specifically set forth, provided that the addition of any Subsidiary as a Grantor hereunder by execution of a Security Agreement Supplement in the form of Annex I (with such modifications as shall be acceptable to the Agent) shall not require receipt of any consent from or execution of any documentation by any other Grantor party hereto. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Agent and the Secured Parties until the Secured Obligations have been paid in full.

ARTICLE VII

PROCEEDS; COLLECTION OF RECEIVABLES

7.1.            Lockboxes. Upon request of the Agent after the occurrence and during the continuation of an Event of Default and subject to the Intercreditor Agreement, each Grantor shall execute and deliver to the Agent irrevocable lockbox agreements in the form provided by or otherwise reasonably acceptable to the Agent, which agreements, if so required by the Agent, shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Agent.

7.2.           Collection of Receivables. The Agent may at any time after the occurrence and during the continuation of an Event of Default and subject to the Intercreditor Agreement, by giving each Grantor written notice, elect to require that the Receivables be paid directly to the Agent for the benefit of the Secured Parties. In such event, subject to the Intercreditor Agreement, each Grantor shall, and shall permit the Agent to, promptly notify the account debtors or obligors under the Receivables owned by such Grantor of the Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Receivables directly to the Agent. Upon receipt of any such notice from the Agent, each Grantor shall thereafter during the continuation of any Event of Default and subject to the Intercreditor Agreement hold in trust for the Agent, on behalf of the Secured Parties, all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4 hereof.

7.3.            Special Collateral Account. Upon the occurrence and during the continuation of an Event of Default and subject to the Intercreditor Agreement, the Agent may require, by giving the Grantors written notice, that all cash proceeds of the Collateral to be deposited in a special non- interest bearing cash collateral account with the Agent and held there as security for the Secured Obligations. No Grantor shall have any control whatsoever over such cash collateral account. The Agent shall from time to time deposit the collected balances in such cash collateral account into the applicable Grantor’s general operating account with the Agent. Subject to the Intercreditor Agreement, if any Event of Default has occurred and is continuing, the Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in such cash collateral account to the payment of the Secured Obligations.

24

7.4.            Application of Proceeds. Subject to the Intercreditor Agreement, the proceeds of the Collateral shall be applied by the Agent to payment of the Secured Obligations of the Grantors, as provided under Sections 4.01 and 9.04 of the LC Credit Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1.            Notice of Disposition of Collateral; Condition of Collateral. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article IX, at least 10 days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Agent or any other Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Agent or such other Secured Party, or its or their agents, employees, officers, nominees or other representatives, as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

25

8.2.            Limitation on Agent’s and other Secured Parties’ Duty with Respect to the Collateral. The Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control (or in the possession or under the care of any agent, employee, officer, nominee or other representative of the Agent or such other Secured Party). Neither the Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Agent (i) to fail to incur expenses deemed significant by the Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Agent would be commercially reasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3.            Compromises and Collection of Collateral. Each Grantor and the Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees, subject to applicable bankruptcy laws, that the Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, and subject to the Intercreditor Agreement, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Agent shall be commercially reasonable so long as the Agent acts in good faith based on information known to it at the time it takes any such action.

8.4.            Secured Party Performance of Grantor’s Obligations. Without having any obligation to do so, the Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and fails to so perform or pay and such Grantor shall reimburse the Agent for any reasonable and documented amounts paid by the Agent pursuant to this Section 8.4. Each Grantor’s obligation to reimburse the Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

26

8.5.            Authorization for Secured Party to Take Certain Action. Each Grantor irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent and appoints the Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (ii) to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of Uncertificated Securities which are Collateral owned by such Grantor and which are Securities or with financial intermediaries holding other Investment Property which is Collateral as may be necessary or advisable to give the Agent Control (subject to the Intercreditor Agreement) over such Securities or other Investment Property, (v) solely to the extent an Event of Default has occurred and is continuing, to enforce payment of the Instruments, Accounts and Receivables constituting Collateral in the name of the Agent or such Grantor, (vi) solely to the extent an Event of Default has occurred and is continuing, to apply the proceeds of any Collateral received by the Agent to the Secured Obligations as provided in Article VII and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder or under any other Loan Document), and each Grantor agrees to reimburse the Agent on demand for any reasonable and documented payment made or any reasonable and documented expense incurred by the Agent in connection therewith, provided that this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the LC Credit Agreement.

8.6.            Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Section 5.2, or in Article VII hereof will cause irreparable injury to the Agent and the other Secured Parties, that the Agent and the other Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Agent or the other Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.6 shall be specifically enforceable against the Grantors.

8.7.            Use and Possession of Certain Premises. Upon the occurrence and during the continuation of an Event of Default, subject to the Intercreditor Agreement, the Agent shall be entitled to occupy and use any premises owned or leased by the Grantors where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Grantor for such use and occupancy, subject to Section 8.2 hereof in all respects.

8.8.            Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “unjust preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

27

8.9.            Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Agent and the Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement); provided that the Grantors shall not have the right to assign their rights or delegate their obligations under this Security Agreement or any interest herein, except as permitted under the LC Credit Agreement. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Agent, for the benefit of the Agent and the other Secured Parties, hereunder.

8.10.          Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.11.          Taxes and Expenses. To the extent required by Section 4.02 of the LC Credit Agreement, any Other Taxes payable or ruled payable by a Governmental Authority in respect of this Security Agreement shall be paid by the applicable Grantor. The Grantors shall reimburse the Agent for any and all of its reasonable out-of-pocket expenses (including reasonable external legal, auditors’ and accountants’ fees) if and to the extent the Borrowers are required to reimburse such amounts under Section 11.03 of the LC Credit Agreement. Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.12.          Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.13.          Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until Payment in Full. Notwithstanding the foregoing, the obligations of any individual Grantor under this Security Agreement shall automatically terminate to the extent provided in and in accordance with Section 11.23 of the LC Credit Agreement.

8.14.          Entire Agreement. This Security Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

8.15.          Governing Law; Jurisdiction; Waiver of Jury Trial.

28

8.15.1          THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE PROVINCE OF ALBERTA AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

8.15.2            Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the Province of Alberta in any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Grantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each party hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Security Agreement or any other Loan Document shall (including this Section 8.15) affect any right that any Secured Party may otherwise have to bring any suit, action or proceeding relating to this Security Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

8.15.3            Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document in any court referred to in Section 8.15.2. Each Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.15.4            Each party to this Security Agreement irrevocably consents to service of process in the manner provided for notices in Article IX of this Security Agreement other than by facsimile. Nothing in this Security Agreement or any other Loan Document will affect the right of any party to this Security Agreement to serve process in any other manner permitted by law. Notwithstanding any other provision of this Security Agreement, each Grantor hereby irrevocably designates CT Corporation System, 28 Liberty Street, New York, New York 10005, as the designee, appointee and agent of such Grantor to receive, for and on behalf of such Grantor, service of process in the State of New York in any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document.

8.15.5            Each Grantor agrees that any suit, action or proceeding brought by any Grantor or any of their respective Subsidiaries relating to this Security Agreement or any other Loan Document against the Agent, any other Secured Party or any of their respective Affiliates shall be brought in the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, unless no such court shall accept jurisdiction.

29

8.15.6           The Agent hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the Province of Alberta in any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.15.7           The Agent hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document in any court referred to in Section 8.15.2. The Agent hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.15.8           To the extent that any Grantor has or hereafter may acquire any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Grantor hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents.

8.15.9            EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.16.          Indemnity. Each Grantor hereby agrees, jointly with the other Grantors and severally, to indemnify the Agent and the Secured Parties in accordance with Section 11.04 of the LC Credit Agreement, mutatis mutandis.

8.17.          Severability. Any provision in this Security Agreement that is held to be inoperative, unenforceable, not permissible, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, not permissible, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

30

8.18.          Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Security Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Security Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Electronic Transactions Act (Alberta).

8.19.          Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Agent pursuant to or in connection with this Security Agreement, and the exercise of any right or remedy by the Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Security Agreement, subject to Section 4.6.4 hereof and any other limitation on rights of the Agent or other Secured Party with respect to ULC Shares hereunder, the terms of the Intercreditor Agreement shall control. For so long as the Intercreditor Agreement remains in effect, the delivery of any Collateral to the ABL Collateral Agent as required by the Intercreditor Agreement shall satisfy any delivery requirement with respect to such Collateral hereunder.

8.20.          Loan Document. This Security Agreement constitutes a Loan Document for all purposes under the LC Credit Agreement and all other Loan Documents.

8.21.          Further Assurances. Each Grantor shall, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements, instruments, forms and notices and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents serving notices of assignment and such other actions or deliveries of the type required by Section 5.01 of the LC Credit Agreement, as applicable), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Security Agreement and to ensure perfection and priority of the Liens created or intended to be created hereby, all at the expense of the Grantors.

ARTICLE IX

NOTICES

9.1.            Sending Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 11.02 of the LC Credit Agreement with respect to the Agent at its notice address therein and, with respect to any Grantor, in the care of Weatherford International, LLC, as provided and at the notice address set forth in the Credit Agreement, or such other address or telecopy number as such party may hereafter specify for such purpose in accordance with the provisions of Section 11.02 of the LC Credit Agreement. Any notice delivered to the Borrowers on behalf of the Grantors shall be deemed to have been delivered to all of the Grantors.

9.2.          Change in Address for Notices. Each of the Grantors, the Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

[Signature Pages Follow]

31

IN WITNESS WHEREOF, each of the Grantors and the Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

WEATHERFORD CANADA LTD.

By:
Name:
Title:

WEATHERFORD (NOVA SCOTIA) ULC

By:
Name:
Title:

PRECISION ENERGY SERVICES ULC

By:
Name:
Title:

PRECISION ENERGY INTERNATIONAL LTD.

By:
Name:
Title:

PRECISION ENERGY SERVICES COLOMBIA LTD.

By:
Name:
Title:

Signature Page to Canadian Security Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Canadian Security Agreement

EXHIBIT “A”

(See Sections 3.3, 3.4, 3.5 and 4.1.3 of Security Agreement)

Prior names, jurisdiction of formation, place of business (if Grantor has only one place of business), chief executive office (if Grantor has more than one place of business), mergers and mailing address:

1.	No prior names.

2.	Jurisdiction of Formation: Alberta for each of Weatherford Canada Ltd., Precision Energy Services ULC, Precision Energy International Ltd. and Precision Energy Services Colombia Ltd., and Nova Scotia for Weatherford (Nova Scotia) ULC

3.	Chief Executive Office in Canada and mailing address for each of the Grantors:

333 5th Avenue S.W., Suite 1200

Calgary, Alberta T2P 3B6

Attention: Legal Department - Canada

Locations of Inventory and Equipment the net book value of which exceeds $10,000,000:

Address	City	Province	Owned or Leased
2603 - 5th Street	NISKU	AB	Owned
2801-84th Avenue	EDMONTON	AB	Owned

A-1

EXHIBIT “B”

(See Sections 3.8, 3.11 and 4.11 of Security Agreement)

A. Serial Number Goods

Please see list of serial number goods attached as Exhibit B-1

B. Patents, copyrights and trademarks:

See attached as Exhibit B-2.

B-1

EXHIBIT “C”

[Reserved]

C-1

EXHIBIT “D”

List of Pledged Securities

(See Section 3.10 of Security Agreement)

A. STOCKS:

Name of Grantor	Issuer	Certificate Number(s)	Number of Shares	Class of Stock	Percentage of Outstanding Shares	Certificated
Weatherford Canada	Precision Energy	C-13	448,374,124	Common Shares	100%	Yes
Ltd.	Services ULC
		C-14	213,807,963	Common Shares
		C-15	246,686,606	Common Shares
Weatherford Canada Ltd.	Precision Energy Services Colombia Ltd.	10	100	Common Shares	100%	Yes
Precision Energy	Precision Energy	A-4	1	Common Share	100%	Yes
Services ULC	International Ltd.
		A-5	1	Common Share
Weatherford Canada	Weatherford (Nova	2	9,980	Common Shares	100%	Yes
Ltd.	Scotia) ULC
		3	10	Common Shares
		PA-2	1,738	Preferred Shares
Weatherford Canada Ltd.	Weatherford Australia Holding Pty Limited	No. 5	1	Ordinary Share	100%	Yes
Weatherford Canada Ltd.	Weatherford Australia Pty Limited	No. 15	1,114,258	Ordinary Shares	63.78998832%	Yes
Precision Energy Services ULC	Weatherford International de Argentina S.A.	52	14,912	Common Shares	0.00108443%	Yes

D-1

B. BONDS:

Grantor	Issuer	Number	Face Amount	Coupon Rate	Maturity

None.

C. GOVERNMENT SECURITIES:

Grantor	Issuer	Number	Face Amount	Coupon Rate	Maturity

None.

D. INSTRUMENTS, OTHER SECURITIES OR OTHER INVESTMENT PROPERTY
(CERTIFICATED AND UNCERTIFICATED):

Grantor	Issuer	Description of Collateral	Percentage Ownership Interest
Weatherford (Nova Scotia) ULC	Weatherford (G.B.) LLP	99.9999996 Subscription Units	99.9999996%

Weatherford Canada Ltd.	Weatherford (G.B.) LLP	0.0000004 Subscription Units	0.0000004%

D-2

EXHIBIT “E”

(See Section 3.1 of Security Agreement)

OFFICES IN WHICH FINANCING STATEMENTS WILL BE FILED

GRANTOR	JURISDICTION FOR FILING FINANCING STATEMENT AGAINST SUCH GRANTOR
Weatherford Canada Ltd.	Alberta, Nova Scotia, Saskatchewan, Ontario, Newfoundland and Labrador, British Columbia, Manitoba
Precision Energy Services ULC	Alberta, Nova Scotia, Saskatchewan, Ontario, Newfoundland and Labrador, British Columbia, Manitoba
Precision Energy International Ltd.	Alberta, Nova Scotia, Saskatchewan, Ontario, Newfoundland and Labrador, British Columbia, Manitoba
Precision Energy Services Colombia Ltd.	Alberta, Nova Scotia, Saskatchewan, Ontario, Newfoundland and Labrador, British Columbia, Manitoba
Weatherford (Nova Scotia) ULC	Alberta, Nova Scotia, Saskatchewan, Ontario, Newfoundland and Labrador, British Columbia, Manitoba

E-1

Exhibit “F”

[RESERVED]

F-1

EXHIBIT “G”

(See Section 3.9 of Security Agreement)

ORGANIZATION NUMBER; JURISDICTION OF INCORPORATION

GRANTOR	Type of Organization	Jurisdiction of Organization or Incorporation	Organization Number
1. Weatherford Canada Ltd.	Corporation	Alberta	2010240824
2. Weatherford (Nova Scotia) ULC	Unlimited liability company	Nova Scotia	3090913
3. Precision Energy Services ULC	Unlimited liability corporation	Alberta	2011901994
4. Precision Energy International Ltd.	Corporation	Alberta	2011256845
5. Precision Energy Services Colombia Ltd.	Corporation	Alberta	206760704

G-1

EXHIBIT “H”

(See Section 3.12 of Security Agreement)

SPECIFIED DEPOSIT ACCOUNTS

[Redacted.]

SECURITIES ACCOUNTS

Name of Grantor	Name of Institution	Account Number
None.

H-1

EXHIBIT “I”

(See Section 4.4 of Security Agreement)

AMENDMENT

This Amendment, dated , 20 is delivered pursuant to Section 4.4 of the Security Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Security Agreement. The undersigned hereby certifies that the representations and warranties in Article III of the Security Agreement are and continue to be true and correct. The undersigned further agrees that this Amendment may be attached to that certain Canadian Security Agreement, dated December 13, 2019, between the undersigned, as the Grantors, and Deutsche Bank Trust Company Americas, as the Agent, (the “Security Agreement”) and that the Collateral listed on Schedule I to this Amendment shall be and become a part of the Collateral referred to in said Security Agreement and shall secure all Secured Obligations referred to in said Security Agreement.

By:
Name:
Title:

I-1

SCHEDULE I TO AMENDMENT

STOCKS

Percentage
of
Name of		Certificate	Number of	Class of	Outstanding
Grantor	Issuer	Number(s)	Shares	Stock	Shares

BONDS

Name of Grantor	Issuer	Number	Face Amount	Coupon Rate	Maturity

GOVERNMENT SECURITIES

Name of Grantor	Issuer	Number	Type	Face Amount	Coupon Rate	Maturity

OTHER SECURITIES OR OTHER INVESTMENT PROPERTY
(CERTIFICATED AND UNCERTIFICATED)

Name of Grantor	Issuer	Description of Collateral	Percentage Ownership Interest

[Add description of custody accounts or arrangements with securities intermediary, if applicable]

SERIAL NUMBER GOODS

Name of Grantor	Description of Collateral	Serial Number

I-2

Exhibit “J”

(See Definition of “Patent Security Agreement”)

CONFIRMATORY GRANT IN U.S. PATENTS

THIS CONFIRMATORY GRANT OF SECURITY INTEREST IN UNITED STATES PATENTS (the “Confirmatory Grant”) is made effective as of [ ], 20 by and from the entities listed on the signature pages hereto (each such entity, together with any other entities that become party to this Confirmatory Grant, being individually referred to herein as a “Grantor” and collectively as the “Grantors”), to and in favor of Deutsche Bank Trust Company Americas in its capacity as administrative agent (the “Grantee”) for itself and on behalf and for the benefit of the other Secured Parties (as defined in the Credit Agreement referenced below).

WHEREAS, WEATHERFORD INTERNATIONAL PLC, an Irish public limited company (“WIL-Ireland”), WEATHERFORD INTERNATIONAL LTD., a Bermuda exempted company (“WIL-Bermuda”), WEATHERFORD INTERNATIONAL, LLC, a Delaware limited liability company (“WIL-Delaware”), the Lenders from time to time party thereto, the Grantee, and the Issuing Banks from time to time party thereto are parties to the LC Credit Agreement dated as of December 13, 2019 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, the Grantors and the other grantors from time to time party thereto have entered into the Canadian Security Agreement dated as of December 13, 2019 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, the Grantors own certain Patents (as defined in the Security Agreement), including without limitation the Patents listed on Exhibit A attached hereto, which Patents are issued or pending with the United States Patent and Trademark Office.

WHEREAS, this Confirmatory Grant has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to and are in addition to those set forth in the Security Agreement and the other Loan Documents, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Confirmatory Grant are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1)               Definitions. All capitalized terms not defined herein shall have the respective meanings given to them in the Credit Agreement.

2)               The Security Interest.

(a)      This Confirmatory Grant is made to secure the satisfactory performance and payment of the Secured Obligations. Upon Payment in Full, the Grantee shall promptly execute, acknowledge, and deliver to the Grantors all reasonably requested instruments in writing or otherwise, releasing the security interest in the Patents acquired under this Confirmatory Grant. Notwithstanding the foregoing, the security interest in the Patents acquired under this Confirmatory Grant shall automatically be released and the Grantee shall promptly execute, acknowledge and deliver to the Grantors all reasonably requested instruments in writing or otherwise, evidencing such release, in each case, to the extent provided in and in accordance with Section 11.01(e) and Section 11.23 of the Credit Agreement.

J-1

(b)      Each Grantor hereby pledges, assigns and grants to the Grantee, on behalf of and for the benefit of the Secured Parties, a security interest in (1) all of such Grantor’s right, title and interest in and to the Patents now owned or hereafter acquired by such Grantor, including without limitation the Patents listed on Exhibit A hereto, together with (2) all proceeds and products of the Patents, and (3) all causes of action arising prior to or after the date hereof for infringement or other violation of the Patents or unfair competition regarding the same (collectively, the “Patent Collateral”).

3)               Counterparts. This Confirmatory Grant may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

4)               Further Actions. The Grantors authorize and request that the Commissioner for Patents of the United States Patent and Trademark Office and any other applicable government officer record this Confirmatory Grant. The Grantors shall take any further actions, including executing any further documentation, necessary to record, perfect or effectuate this Confirmatory Grant and the Grantee’s security interest in the Patent Collateral.

5)               Authorization to Supplement. If any Grantor shall obtain rights to any new Patents, the provisions of this Confirmatory Grant shall automatically apply thereto. Such Grantor hereby authorizes the Grantee, in consultation with such Grantor, to modify this Confirmatory Grant by amending Exhibit A solely to include any such new Patents of such Grantor. Notwithstanding the foregoing, no failure to so modify this Confirmatory Grant or amend Exhibit A shall in any way affect, invalidate or detract from the Grantee's continuing security interest in all Patent Collateral, whether or not listed on Exhibit A.

6)               Governing Law. This Confirmatory Grant and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Confirmatory Grant of Security Interest in United States Patents effective as of the date first written above.

[GRANTOR]

By:
Name:
Title:

J-2

CONFIRMATORY GRANT OF SECURITY INTEREST
IN UNITED STATES PATENTS

Exhibit A – SCHEDULE OF PATENTS

J-3

Exhibit “K”

(See Definition of “Trademark Security Agreement”)

CONFIRMATORY GRANT IN U.S. TRADEMARKS

THIS CONFIRMATORY GRANT OF SECURITY INTEREST IN UNITED STATES TRADEMARKS (the “Confirmatory Grant”) is made effective as of [ ], 20 by and from the entities listed on the signature pages hereto (each such entity, together with any other entities that become party to this Confirmatory Grant, being individually referred to herein as a “Grantor” and collectively as the “Grantors”), to and in favor of Deutsche Bank Trust Company Americas in its capacity as administrative agent (the “Grantee”) for itself and on behalf and for the benefit of the other Secured Parties (as defined in the Credit Agreement referenced below).

WHEREAS, WEATHERFORD INTERNATIONAL PLC, an Irish public limited company (“WIL-Ireland”), WEATHERFORD INTERNATIONAL LTD., a Bermuda exempted company (“WIL-Bermuda”), WEATHERFORD INTERNATIONAL, LLC, a Delaware limited liability company (“WIL-Delaware”), the Lenders from time to time party thereto, the Grantee, and the Issuing Banks from time to time party thereto are parties to the LC Credit Agreement dated as of December 13, 2019 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, the Grantors and the other grantors from time to time party thereto have entered into the Canadian Security Agreement dated as of December 13, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, the Grantors own certain Trademarks (as defined in the Security Agreement), including without limitation the Trademarks listed on Exhibit A attached hereto, which Trademarks are pending or registered with the United States Patent and Trademark Office.

WHEREAS, this Confirmatory Grant has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to and are in addition to those set forth in the Security Agreement and the other Loan Documents, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Confirmatory Grant are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1)            Definitions. All capitalized terms not defined herein shall have the respective meanings given to them in the Credit Agreement.

2)	The Security Interest.

(a)      This Confirmatory Grant is made to secure the satisfactory performance and payment of all the Secured Obligations. Upon Payment in Full, the Grantee shall promptly execute, acknowledge, and deliver to the Grantors all reasonably requested instruments in writing or otherwise, releasing the security interest in the Trademarks acquired under this Confirmatory Grant. Notwithstanding the foregoing, the security interest in the Trademarks acquired under this Confirmatory Grant shall automatically be released and the Grantee shall promptly execute, acknowledge and deliver to the Grantors all reasonably requested instruments in writing or otherwise, evidencing such release, in each case, to the extent provided in and in accordance with Section 11.01(e) and Section 11.23 of the Credit Agreement.

(b)      Each Grantor hereby pledges, assigns and grants to the Grantee, on behalf of and for the benefit of the Secured Parties, a security interest in (1) all of such Grantor’s right, title and interest in and to the Trademarks now owned or hereafter acquired by such Grantor, including without limitation the Trademarks listed on Exhibit A, together with (2) all proceeds and products of the Trademarks, (3) the goodwill associated with such Trademarks, and (4) all causes of action arising prior to or after the date hereof for infringement or other violation of the Trademarks or unfair competition regarding the same (collectively, the “Trademark Collateral”).

3)              Counterparts. This Confirmatory Grant may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

4)             Further Actions. The Grantors authorize and request that the Commissioner for Trademarks of the United States Patent and Trademark Office and any other applicable government officer record this Confirmatory Grant. The Grantors shall take any further actions, including executing any further documentation, necessary to record, perfect or effectuate this Confirmatory Grant and the Grantee’s security interest in the Trademark Collateral.

5)             Authorization to Supplement. If any Grantor shall obtain rights to any new Trademarks, the provisions of this Confirmatory Grant shall automatically apply thereto. Such Grantor hereby authorizes the Grantee, in consultation with such Grantor, to modify this Confirmatory Grant by amending Exhibit A solely to include any such new Trademarks of such Grantor. Notwithstanding the foregoing, no failure to so modify this Confirmatory Grant or amend Exhibit A shall in any way affect, invalidate or detract from the Grantee's continuing security interest in all Trademark Collateral, whether or not listed on Exhibit A.

6)             Governing Law. This Confirmatory Grant and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Confirmatory Grant of Security Interest in United States Trademarks effective as of the date first written above.

[GRANTOR]

By:
Name:
Title:

CONFIRMATORY GRANT OF SECURITY INTEREST
IN UNITED STATES TRADEMARKS

Exhibit A – SCHEDULE OF TRADEMARKS

Exhibit “L”

ACKNOWLEDGEMENT PARTY ACKNOWLEDGEMENT

The undersigned hereby acknowledges receipt of the foregoing Canadian Security Agreement dated as of                  , 2019 (the “Security Agreement”), executed by and among WEATHERFORD CANADA LTD., WEATHERFORD (NOVA SCOTIA) ULC., PRECISION ENERGY SERVICES ULC, PRECISION ENERGY INTERNATIONAL LTD., PRECISION ENERGY SERVICES COLOMBIA LTD., the other Grantors party thereto and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Agent. All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Security Agreement.

The undersigned (i) to the extent not a ULC, has registered the pledge of, and grant of security interest in and control over, the Pledged Collateral, including its equity interests, to Agent in its books and records and (ii) agrees and acknowledges that the Pledged Collateral, including its equity interest, shall not be represented by a certificate.

The undersigned shall promptly comply with the instructions of the Agent with respect to the transfer or other disposition of the Pledged Collateral, including its equity interests, without further consent or action of any Grantor including, without limitation, instructions to pay and remit to Agent all distributions and other amounts payable to any Grantor (upon redemption, termination and dissolution of the undersigned or otherwise), and to transfer to, and register the Pledged Collateral, including its equity interests, in the name of, Agent or its nominee.

THIS ACKNOWLEDGEMENT PARTY ACKNOWLEDGEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE PROVINCE OF ALBERTA AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

Dated this ,2019
[ACKNOWLEDGMENT PARTY]

By:

Its:

L-1

ANNEX I

SECURITY AGREEMENT SUPPLEMENT

Reference is hereby made to the Canadian Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of December 13, 2019, made by the signatories party thereto or that become parties thereto by executing a Security Agreement Supplement (each, a “Grantor” and, collectively, the “Grantors”) in favour of Deutsche Bank Trust Company Americas (in such capacity, the “Agent”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Agreement.

By its execution below, the undersigned, [NAME OF NEW GRANTOR], a [       ].

[corporation/limited liability company/limited partnership] (the “New Grantor”) agrees to become, and does hereby become, a Grantor under the Agreement and agrees to be bound by the Agreement as if originally a party thereto. The New Grantor hereby collaterally assigns and pledges to the Agent for the benefit of the Secured Parties, and grants to the Agent for the benefit of the Secured Parties, a security interest in all of the New Grantor’s right, title and interest in and to the Collateral, whether now owned or hereafter acquired, to secure the prompt and complete payment and performance of the Secured Obligations. For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an assignment of intellectual property rights or ULC Shares owned by the New Grantor (other than the collateral assignment pursuant hereto).

By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in the Agreement are true and correct in all material respects as of the date hereof. The New Grantor represents and warrants that the supplements to the Exhibits to the Agreement attached hereto are true and correct in all material respects and that such supplements set forth all information required to be scheduled under the Agreement with respect to the New Grantor. The New Grantor shall take all steps necessary and required under the Agreement to perfect, in favor of the Agent, a security interest in and lien against the New Grantor’s Collateral.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE PROVINCE OF ALBERTA AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

IN WITNESS WHEREOF, the New Grantor has executed and delivered this Security Agreement Supplement as of this           day of                              , 20 .

[NAME OF NEW GRANTOR]

By:
Title:

L-1

EXHIBIT J

FORM OF IP SHORT FORMS

FORM OF
CONFIRMATORY GRANT OF SECURITY INTEREST
IN UNITED STATES PATENTS

THIS CONFIRMATORY GRANT OF SECURITY INTEREST IN UNITED STATES PATENTS (the “Confirmatory Grant”) is made effective as of [ ], 20 by and from the entities listed on the signature pages hereto (each such entity, together with any other entities that become party to this Confirmatory Grant, being individually referred to herein as a “Grantor” and collectively as the “Grantors”), to and in favor of Deutsche Bank Trust Company Americas in its capacity as administrative agent (the “Grantee”) for itself and on behalf and for the benefit of the other Secured Parties (as defined in the Credit Agreement referenced below).

WHEREAS, WEATHERFORD INTERNATIONAL PLC, an Irish public limited company (“WIL-Ireland”), WEATHERFORD INTERNATIONAL LTD., a Bermuda exempted company (“WIL-Bermuda”), WEATHERFORD INTERNATIONAL, LLC, a Delaware limited liability company (“WIL-Delaware”), the Lenders from time to time party thereto, the Grantee, and the Issuing Banks from time to time party thereto are parties to the LC Credit Agreement dated as of December 13, 2019 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, the Grantors and the other grantors from time to time party thereto have entered into the U.S. Security Agreement dated as of December 13, 2019 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, the Grantors own certain Patents (as defined in the Security Agreement), including without limitation the Patents listed on Exhibit A attached hereto, which Patents are issued or pending with the United States Patent and Trademark Office.

WHEREAS, this Confirmatory Grant has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to and are in addition to those set forth in the Security Agreement and the other Loan Documents, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Confirmatory Grant are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1)            Definitions. All capitalized terms not defined herein shall have the respective meanings given to them in the Credit Agreement.

2)           The Security Interest.

(a)             This Confirmatory Grant is made to secure the satisfactory performance and payment of the Secured Obligations. Upon Payment in Full, the Grantee shall promptly execute, acknowledge, and deliver to the Grantors all reasonably requested instruments in writing or otherwise, releasing the security interest in the Patents acquired under this Confirmatory Grant. Notwithstanding the foregoing, the security interest in the Patents acquired under this Confirmatory Grant shall automatically be released and the Grantee shall promptly execute, acknowledge and deliver to the Grantors all reasonably requested instruments in writing or otherwise, evidencing such release, in each case, to the extent provided in and in accordance with Section 11.01(e) and Section 11.23 of the Credit Agreement.

(b)             Each Grantor hereby pledges, assigns and grants to the Grantee, on behalf of and for the benefit of the Secured Parties, a security interest in (1) all of such Grantor’s right, title and interest in and to the Patents now owned or hereafter acquired by such Grantor, including without limitation the Patents listed on Exhibit A hereto, together with (2) all proceeds and products of the Patents, and (3) all causes of action arising prior to or after the date hereof for infringement or other violation of the Patents or unfair competition regarding the same (collectively, the “Patent Collateral”).

3)             Counterparts. This Confirmatory Grant may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

4)             Further Actions. The Grantors authorize and request that the Commissioner for Patents of the United States Patent and Trademark Office and any other applicable government officer record this Confirmatory Grant. The Grantors shall take any further actions, including executing any further documentation, necessary to record, perfect or effectuate this Confirmatory Grant and the Grantee’s security interest in the Patent Collateral.

5)             Authorization to Supplement. If any Grantor shall obtain rights to any new Patents, the provisions of this Confirmatory Grant shall automatically apply thereto. Such Grantor hereby authorizes the Grantee, in consultation with such Grantor, to modify this Confirmatory Grant by amending Exhibit A solely to include any such new Patents of such Grantor. Notwithstanding the foregoing, no failure to so modify this Confirmatory Grant or amend Exhibit A shall in any way affect, invalidate or detract from the Grantee's continuing security interest in all Patent Collateral, whether or not listed on Exhibit A.

6)             Governing Law. This Confirmatory Grant and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

*******

IN WITNESS WHEREOF, the parties hereto have executed this Confirmatory Grant of Security Interest in United States Patents effective as of the date first written above.

[GRANTOR]

By:
Name:
Title:

[Signature Page – Confirmatory Grant of Security Interest in United States Patents]

CONFIRMATORY GRANT OF SECURITY INTEREST
IN UNITED STATES PATENTS
Exhibit A – SCHEDULE OF PATENTS

Exhibit A-1

FORM OF
CONFIRMATORY GRANT OF SECURITY INTEREST
IN UNITED STATES TRADEMARKS

THIS CONFIRMATORY GRANT OF SECURITY INTEREST IN UNITED STATES TRADEMARKS (the “Confirmatory Grant”) is made effective as of [ ], 20 by and from the entities listed on the signature pages hereto (each such entity, together with any other entities that become party to this Confirmatory Grant, being individually referred to herein as a “Grantor” and collectively as the “Grantors”), to and in favor of Deutsche Bank Trust Company Americas in its capacity as administrative agent (the “Grantee”) for itself and on behalf and for the benefit of the other Secured Parties (as defined in the Credit Agreement referenced below).

WHEREAS, WEATHERFORD INTERNATIONAL PLC, an Irish public limited company (“WIL-Ireland”), WEATHERFORD INTERNATIONAL LTD., a Bermuda exempted company (“WIL-Bermuda”), WEATHERFORD INTERNATIONAL, LLC, a Delaware limited liability company (“WIL-Delaware”), the Lenders from time to time party thereto, the Grantee, and the Issuing Banks from time to time party thereto are parties to the LC Credit Agreement dated as of December 13, 2019 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, the Grantors and the other grantors from time to time party thereto have entered into the U.S. Security Agreement dated as of December 13, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, the Grantors own certain Trademarks (as defined in the Security Agreement), including without limitation the Trademarks listed on Exhibit A attached hereto, which Trademarks are pending or registered with the United States Patent and Trademark Office.

WHEREAS, this Confirmatory Grant has been granted in conjunction with the security interest granted to the Grantee under the Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to and are in addition to those set forth in the Security Agreement and the other Loan Documents, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Confirmatory Grant are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1)            Definitions. All capitalized terms not defined herein shall have the respective meanings given to them in the Credit Agreement.

2)           The Security Interest.

(a)            This Confirmatory Grant is made to secure the satisfactory performance and payment of all the Secured Obligations. Upon Payment in Full, the Grantee shall promptly execute, acknowledge, and deliver to the Grantors all reasonably requested instruments in writing or otherwise, releasing the security interest in the Trademarks acquired under this Confirmatory Grant. Notwithstanding the foregoing, the security interest in the Trademarks acquired under this Confirmatory Grant shall automatically be released and the Grantee shall promptly execute, acknowledge and deliver to the Grantors all reasonably requested instruments in writing or otherwise, evidencing such release, in each case, to the extent provided in and in accordance with Section 11.01(e) and Section 11.23 of the Credit Agreement.

(b)             Each Grantor hereby pledges, assigns and grants to the Grantee, on behalf of and for the benefit of the Secured Parties, a security interest in (1) all of such Grantor’s right, title and interest in and to the Trademarks now owned or hereafter acquired by such Grantor, including without limitation the Trademarks listed on Exhibit A, together with (2) all proceeds and products of the Trademarks, (3) the goodwill associated with such Trademarks, and (4) all causes of action arising prior to or after the date hereof for infringement or other violation of the Trademarks or unfair competition regarding the same (collectively, the “Trademark Collateral”).

3)             Counterparts. This Confirmatory Grant may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

4)             Further Actions. The Grantors authorize and request that the Commissioner for Trademarks of the United States Patent and Trademark Office and any other applicable government officer record this Confirmatory Grant. The Grantors shall take any further actions, including executing any further documentation, necessary to record, perfect or effectuate this Confirmatory Grant and the Grantee’s security interest in the Trademark Collateral.

5)             Authorization to Supplement. If any Grantor shall obtain rights to any new Trademarks, the provisions of this Confirmatory Grant shall automatically apply thereto. Such Grantor hereby authorizes the Grantee, in consultation with such Grantor, to modify this Confirmatory Grant by amending Exhibit A solely to include any such new Trademarks of such Grantor. Notwithstanding the foregoing, no failure to so modify this Confirmatory Grant or amend Exhibit A shall in any way affect, invalidate or detract from the Grantee's continuing security interest in all Trademark Collateral, whether or not listed on Exhibit A.

6)             Governing Law. This Confirmatory Grant and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

*******

IN WITNESS WHEREOF, the parties hereto have executed this Confirmatory Grant of Security Interest in United States Trademarks effective as of the date first written above.

[GRANTOR]

By:
Name:
Title:

[Signature Page – Confirmatory Grant of Security Interest in United States Trademarks]

CONFIRMATORY GRANT OF SECURITY INTEREST
IN UNITED STATES TRADEMARKS
Exhibit A – SCHEDULE OF TRADEMARKS

Exhibit A-1

EXHIBIT K

FORMS OF ENGLISH SECURITY AGREEMENTS

K-1

EXECUTION VERSION

DATED                             , 2019

WEATHERFORD U.K. LIMITED

(the Company)

- and -

DEUTSCHE BANK TRUST COMPANY AMERICAS

(the Collateral Agent)

DEED OF CHARGE AND ASSIGNMENT

This Deed of Charge and Assignment is entered into subject to the terms of the Intercreditor Agreement dated on or about the date of this Deed (as amended from time to time).

23.	PARTIAL INVALIDITY	33
24.	COUNTERPARTS	33
25.	THIRD PARTIES	33
26.	DETERMINATIONS	34
27.	ASSIGNMENT	34
28.	NOTICES	34
29.	GOVERNING LAW AND JURISDICTION	34

THIS DEED OF CHARGE AND ASSIGNMENT is made on                       , 2019

BETWEEN:

(1)	WEATHERFORD U.K. LIMITED, a limited company incorporated in England and Wales under registered number 00862925, whose registered office is at Gotham Road, East Leake, Loughborough, Leicestershire LE12 6JX (the "Company"); and

(2)	DEUTSCHE BANK TRUST COMPANY AMERICAS (the "Collateral Agent"), which expression includes its successors in title and assigns acting for itself and on behalf of the Secured Parties as the holders of the Secured Obligations (as defined below)).

RECITALS:

(A)	Under the Loan Agreement (as defined below) the Lenders have granted to the Borrowers a letter of credit line facility (the "Facility").

(B)	Under the Guarantee various Affiliates of the Parent, including the Company, have guaranteed the obligations of the Borrowers under the Loan Agreement.

(C)	It is a requirement under the Loan Agreement that obligations of the Company under the Guarantee are secured by this Deed.

(D)	The Company has agreed to mortgage, assign and charge by way of security all of its right, title, interest and benefit in, to and under its assets, rights, revenues and undertaking (except any Excluded Assets) in favour of the Collateral Agent as security for the Secured Obligations, subject to and in accordance with the terms and conditions of this Deed (each as defined below).

(E)	The Company's board of directors has concluded after due consideration of all relevant circumstances that entering into this Deed is in the best interests of and for the benefit of the Company for the purposes of its business.

(F)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED AND THIS DEED PROVIDES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Capitalised words and phrases used but not defined in this Deed shall have the meanings set out in the Loan Agreement and the following words and expressions have the meanings set out below:

"ABL Deed of Charge and Assignment"	means a deed of charge and assignment dated on and Assignment"or about the date hereof between, amongst others, the Company and Wells Fargo Bank, National Association as collateral agent, granted pursuant to an asset based loan credit agreement dated on or about the date of this Deed between, amongst others, Weatherford International Ltd. and Weatherford International, LLC as borrowers, the lenders party thereto, and Wells Fargo Bank, National Association as collateral agent;

"Administrator"	means any person or persons for the time being acting as administrator of the Company pursuant to the provisions of the Insolvency Act;

"Assets"	means property, assets, rights, revenues, income, uncalled capital, licences, business and undertakings and any interest therein, in each case whatsoever and wheresoever situated, present and future (but shall exclude, for the avoidance of doubt, the Excluded Assets);

"Assigned Assets"	has the meaning set out in Clause 6.4(a) (Assignment);

"Assigned Agreements"	means each agreement specified in Schedule 2 (Assigned Agreements) together with each other agreement supplementing or amending or novating or replacing the same designated as an Assigned Agreement;

"Bank Accounts"	means the General Bank Accounts and the Collection Bank Accounts;

"Book Debts"	means all book and other debts (including rents) and other moneys, liabilities and monetary claims of any nature whatsoever now or hereafter due, owing or payable to the Company (including moneys, liabilities and claims deriving from or in relation to any Investments, any contract or agreement to which the Company is party, or any other Assets or rights of the Company, and including the benefit of any judgment or order to pay money and any amounts due or owing from any government or governmental agency including in respect of Taxes) and all other rights of the Company to receive money (but excluding all moneys now or hereafter standing to the credit of any account held by the Company with any bank) and any proceeds thereof; and the benefit of (including the proceeds of all claims under) all rights, Security Interests, securities, guarantees, indemnities, negotiable instruments, letters of credit and Insurances of any nature whatsoever now or hereafter owned or held by the Company in relation to any of the foregoing (but "Book Debts" shall exclude, for the avoidance of doubt, the Excluded Assets);

2

"Business Day"	means any day (other than a Saturday or Sunday) on which banks are open for business in London and New York City;

"cash"	means cash within the meaning of Financial Collateral Arrangements (No. 2) Regulations 2003;

"Centre of Main Interests"	means, in relation to a person, its centre of main interests within the meaning of the EC Regulation on Insolvency Proceedings 2000;

"Charged Assets"	means all Assets from time to time subject or expressed or intended to be subject to the Charges (whether fixed or floating) under or pursuant to this Deed, and "Charged Assets" includes any part of any of them and any right, title, interest or benefit therein or in respect thereof (but shall exclude, for the avoidance of doubt, the Excluded Assets);

"Charges"	means any or all of the Security Interests created or expressed to be created, or which may now or hereafter be created or expressed to be created, by or pursuant to this Deed, including any further Security Interests created pursuant to Clause 14 (Further Assurances, Power of Attorney, etc.) or Clause 6.9 (Excluded Property);

"Collection Account Banks"	means the account banks listed in Part 2 of Schedule 1 (Collection Bank Account) under the column "Account Bank";

"Collection Account Notice"	means a notice in the form set out in Part 2 of Schedule 4 (Form of Notice of Charge for Collection Bank Accounts );

"Collection Bank Accounts"	means the accounts listed in Part 2 of Schedule 1 (Collection Bank Account) held by the Company with the bank or banks specified in Part 2 of Schedule 1 (Collection Bank Account) and any other bank account maintained by the Company with any financial institution as the Collateral Agent may from time to time designate in writing as a Collection Bank Account, including in each case any redesignation or renewal thereof and all balances now or hereafter standing to the credit of any such account including all interest from time to time thereon, the debt represented thereby and all rights in relation thereto (but "Collection Bank Accounts" shall exclude, for the avoidance of doubt, the Excluded Assets);

3

"Credit Claims"	means credit claims within the meaning of the Financial Collateral Arrangements (No 2) Regulations 2003;

"Delegate"	means a delegate or subdelegate appointed pursuant to Clause 15.5 (The Collateral Agent's Rights);

"Disputes"	means any disputes which may arise out of or in connection with this Deed (including regarding its existence, validity or termination);

"Enforcement Event"	has the meaning set out in Clause 12 (Enforcement);

"Equipment"	means plant, machinery, equipment (including office equipment), vehicles, computers and other chattels of any kind (but excluding any from time to time which are part of the Company's stock in trade or work in progress) now or hereafter owned by the Company or in its possession and all proceeds of sale or other disposal thereof, all moneys paid or payable in respect thereof, rights under any agreement, Security Interest or guarantee in relation thereto and all other rights in relation thereto, and "Equipment" includes any part of any of them (but "Equipment" shall exclude, for the avoidance of doubt, the Excluded Assets);

"Excluded Assets"	means:

(a)	the "Excluded Assets" as defined in the Loan Agreement;

(b)	£17,956, together with accrued interest thereon, deposited with Ashville (Tewkesbury) Limited pursuant to a Rent Deposit Deed dated 3 January 2007;

(c)	the amount, together with accrued interest thereon, deposited with Tewkesbury Investments Limited pursuant to a Rent Deposit Deed dated 11 January 2011;

(d)	all present and future rights, title, benefit and interest in and to each account and related deposit charged in favour of Barclays Bank Plc pursuant to a Fixed Charge over Accounts Deed dated 7 August 2019, but only while, in the case of (b), (c) and (d) above, such Assets remain subject to the relevant Security Interest specified above and so that upon the release or discharge of any such Security Interest the relevant Assets shall forthwith become subject to the Charges and form part of the Charged Assets;

4

"financial collateral"	means financial collateral within the meaning of the Financial Collateral Arrangements (No. 2) Regulations 2003, as amended;

"financial instrument"	means a financial instrument within the meaning of the Financial Collateral Arrangements (No. 2) Regulations 2003;

"Fixed Charge Assets"	means any part or parts of the Charged Assets effectively charged by way of fixed Security Interests or effectively mortgaged or assigned by way of fixed Security Interests under this Deed;

"Fixtures"	means fixtures, fittings and fixed plant, machinery and equipment (including trade fixtures and fittings);

"Floating Charge Assets"	means any part or parts of the Charged Assets subject to the floating charge contained in Clause 6.5 (Floating Charge);

"General Account Banks"	means the account banks listed in Part 1 of Schedule 1 (General Bank Accounts) under the heading "Account Bank";

"General Bank Accounts"	means the accounts listed in Part 1 of Schedule 1 (General Bank Accounts) held by the Company with the bank or banks specified in Part 1 of Schedule 1 (General Bank Accounts) and any other bank account maintained by the Company with any financial institution as the Collateral Agent may from time to time designate in writing as a General Bank Account, including in each case any redesignation or renewal thereof and all balances now or hereafter standing to the credit of any such account including all interest from time to time thereon, the debt represented thereby and all rights in relation thereto (but "General Bank Accounts" shall exclude, for the avoidance of doubt, the Excluded Assets);

"Guarantee"	means an Affiliate Guaranty dated on or about the date of this Deed between, among others, the Parent and the Collateral Agent ;

5

"Holding Company"	means a holding company within the meaning of section 1159 of the Companies Act 2006;

"Insolvency Act"	means the Insolvency Act 1986;

"Insolvency Event"	in relation to any person, means:

(a)	such person is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness (including any composition, assignment or arrangement with any creditor of such person);

(b)	any resolution is passed or order made for the winding up, dissolution, administration or reorganisation of that person, a moratorium is declared in relation to any indebtedness of that person or an administrator is appointed to that person (other than a solvent liquidation or reorganisation of such person on terms previously approved in writing by the Collateral Agent);

(c)	the appointment of any liquidator (other than a solvent liquidation or reorganisation of such person on terms previously approved in writing by the Collateral Agent), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of that person or any of its assets; or

(d)	in respect of any person, any analogous procedure or step is taken in any jurisdiction.

"Insolvency Rules"	means the Insolvency Rules 2016;

"Insurances"	means contracts or policies of insurance or indemnity of any kind (including life insurance or assurance) now or hereafter taken out by or on behalf of the Company or (to the extent of its interest) in which the Company has any interest, and all rights in relation thereto, proceeds thereof, claims and returns of premium in respect thereof (but "Insurances" shall exclude, for the avoidance of doubt, the Excluded Assets);

6

"Intercreditor Agreement"	means the intercreditor agreement, dated on or about the date of this Deed, among the Collateral Agent, Wells Fargo Bank, National Association, the Parent, Weatherford International Ltd., Weatherford International LLC, and the other grantors of the Parent named therein;

"Intellectual Property Rights"	means patents, registered designs, copyrights, inventions, semi-conductor topography rights, rights in designs, rights in trade marks and service marks, business names and trade names, get up, logos, domain names, moral rights, rights in confidential information, rights in know-how, database rights, rights protecting goodwill, or reputation and any interests (including by way of licence or sub-licence) in any of the foregoing, and any other intellectual property rights and interests whatsoever now or hereafter owned by the Company or in which it has any interest, in each case whether registered or not and including all applications, rights to apply for and rights to use the same and all fees, royalties and other rights of every kind relating to or deriving from any of the same (but "Intellectual Property Rights" shall exclude, for the avoidance of doubt, the Excluded Assets);

"Investments"	means shares, stocks, bonds, notes, certificates of deposit, debenture stocks, loan stocks and other securities or investments of any kind and all rights relating to any of the foregoing (including rights relating to any of the same which are deposited with, registered in the name of or credited to an account with any clearing system or house, depositary, custodian, nominee, controller, investment manager or other similar person or their nominee, in each case whether or not on a fungible basis and including all rights against such person); warrants, options or other rights to subscribe for, purchase, call for delivery of, redeem, convert other securities or investments into or otherwise to acquire any of the foregoing; and units in a unit trust scheme (as defined in section 237(1) of the Financial Services and Markets Act 2000); together in each case with all rights in respect thereof and all dividends, interest, cash or other distributions, accretions or Investments in respect of or deriving from any of the foregoing, and "Investments" means any of the foregoing including any part of them (but "Investments" shall exclude, for the avoidance of doubt, the Excluded Assets);

7

"Law of Property Act"	means the Law of Property Act 1925;

"Legally Mortgaged Property"	means any Real Property which may in future be legally mortgaged or charged by the Company to the Collateral Agent by or pursuant to this Deed, and "Legally Mortgaged Property" includes any part of any such Real Property;

"Loan Agreement"	means the letter of credit facility agreement, between, among others, the Parent, the Collateral Agent and the Lenders, dated on or about the date of this Deed;

"Loss"	means any liability, damages, claim, cost, loss, penalty, expense, demand (or actions in respect thereof) including, legal, accounting or other charges, fees, costs, disbursements and expenses in connection therewith;

"Material Real Property"	means Real Property located in the United States of America, Canada or the United Kingdom owned by the Company with a net book value in excess of US$10,000,000 and that is not an Excluded Asset;

"Mortgaged Investments"	means Investments from time to time subject or expressed to be subject to the Charges, and "Mortgaged Investments" includes any part of any of them;

"Parent"	means Weatherford International Public Limited Company, a public limited company incorporated in the Republic of Ireland, with registered number 540406 whose registered office address is 70 Sir John Rogerson's Quay, Dublin 2;

"Payment in Full"	means the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification obligations as to which no claim has been received by the Company) shall have been paid in full in cash;

8

"Proceedings"	means any proceedings, suits or actions arising out of or in connection with any Disputes or otherwise arising out of or in connection with this Deed (including regarding its existence, validity or termination);

"Real Property"	means freehold property in England and Wales and any other land or buildings anywhere in the world, any estate or interest therein and any reference to "Real Property" includes a reference to all rights from time to time attached or appurtenant thereto and all buildings and Fixtures from time to time therein or thereon;

"receiver"	includes a manager, a receiver and manager and an "administrative receiver" as defined by Section 251 of the Insolvency Act;

"Receiver"	means a receiver appointed under this Deed or pursuant to any applicable law, and includes more than one such receiver and any substituted receiver but not an administrative receiver as defined in Section 251 of the Insolvency Act;

"Related Rights"	means:

(a)	all dividends, distributions and other income paid or payable on a Investment, together with all shares or other property derived from any Investment and all other allotments, accretions, rights, benefits and advantages of all kinds accruing, offered or otherwise derived from or incidental to that Investment (whether by way of conversion, redemption, bonus, preference, option or otherwise);

(b)	in relation to any other Charged Assets:

(i)	the proceeds of sale, transfer or other disposition of any part of that asset;

(ii)	all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(iii)	all rights, process, benefits, claims, causes of action, contracts, warranties, remedies, security, guarantee, indemnities or covenants for title in respect of or derived from that asset; and/or

(iv)	any income, moneys and proceeds paid or payable in respect of that asset;

9

"Relevant Charged Assets"	means such part or parts of the Charged Assets in respect of which a Receiver has been appointed;

"Requirement of Law"	means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject;

"Secured Obligations"	has the meaning given to it in the Loan Agreement but, for the avoidance of doubt, shall also include all legal and other costs, charges and expenses and any other Loss which the Collateral Agent , any other Secured Party, any Receiver or any Delegate may incur in enforcing or obtaining, or attempting to enforce or obtain, payment of any such moneys and liabilities to the extent such costs, charges, expenses and other Losses are of the type reimbursable by the Borrowers pursuant to Section 11.03 (Expenses, Etc.) of the Loan Agreement;

"Secured Parties"	has the meaning given to it in the Loan Agreement;

"Security Interest"	means any mortgage or sub-mortgage, standard security, fixed or floating charge or sub-charge, pledge, lien, assignment or assignation by way of security or subject to a proviso for redemption, encumbrance, hypothecation, retention of title, or other security interest whatsoever howsoever created or arising and its equivalent or analogue whatever called in any other jurisdiction, and any agreement or arrangement having substantially the same economic or financial effect as any of the foregoing (including any "hold back" or "flawed asset" arrangement) and any secured interest, agreement or arrangement analogous to any of the foregoing arising under the laws of any other jurisdiction;

"Taxes"	has the meaning given to it in the Loan Agreement and “Tax” and “Taxation” shall be constructed accordingly;

10

1.2	In this Deed, unless otherwise specified:

(a)	references to the neuter or to any gender include both genders and the neuter, references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established, and references to a "person" include any individual, firm, partnership, body corporate, unincorporated association, government, state or agency of a state, local or municipal authority or government body, trust, foundation, joint venture or association (in each case whether or not having separate legal personality);

(b)	references to parties, Clauses, sub-Clauses, paragraphs, sub-paragraphs and Schedules, Exhibits and Annexures are to Clauses, sub-Clauses and paragraphs and sub-paragraphs of, and the parties and Schedules to, this Deed, and references to this Deed include a reference to each of its Schedules, Exhibits and Annexures;

(c)	a reference to this Deed, an agreement or other document is a reference to this Deed, that agreement or document as supplemented, amended, novated or replaced from time to time in accordance with its terms, and to any agreement, deed or document executed pursuant thereto;

(d)	the words "include" and "including" are to be construed without limitation, general words introduced by the word "other" are not to be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and general words are not to be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(e)	a reference to a "day" means a period of 24 hours running for midnight to midnight; a reference to a time of day is to London time;

(f)	headings are for convenience only and shall not affect the interpretation of this Deed;

(g)	a reference to the provision of any statute, statutory provision, order, instrument, rule or regulation is to that provision as amended or re-enacted from time to time, any provision of which it is a re-enactment or consolidation and any order, instrument, rule or regulation at any time made or issued under it;

(h)	the word "vary" shall be construed to include amend, modify and supplement, and "variation" and other cognate terms shall be construed accordingly;

(i)	a reference to a person shall include references to his permitted successors, transferees (including by novation) and assigns and any person deriving title under or through him, whether in security or otherwise; and any person into which such person may be merged or consolidated, or any company resulting from any merger, conversion or consolidation or any person succeeding to substantially all of the business of that person; and

(j)	a reference to "dollars" or "US$" is to the lawful currency for the time being of the United States of America;

11

(k)	a document expressed to be "in the agreed form" means a document in a form which has been agreed by the parties and a copy of which has been identified as such and initialled by or on behalf of each of the parties; and

(l)	a reference to "rights" includes rights, remedies, benefits, authorities, powers, privileges, discretions, claims, remedies, liberties, easements, quasi-easements and appurtenances (in each case, of any nature whatsoever whether under this Deed, by statute, at law or in equity) or otherwise howsoever.

1.3	The undertakings and other obligations of the Company, Collateral Agent or any other person under this Deed shall at all times be read and construed as subject to the provisions of the Intercreditor Agreement, Loan Agreement and the Guarantee which shall prevail in case of any conflict. Subject to this and to Clause 1.4 (Definitions and Interpretation), if there is any conflict or inconsistency between the provisions of this Deed and any other Loan Document, the provisions of this Deed shall prevail.

1.4	The terms of this Deed shall not operate or be construed so as to prohibit or restrict any transaction or matter that is permitted by the Loan Agreement.

1.5	For the purpose of section 2 of the Law of Property (Miscellaneous Provisions) Act 1989, this Deed incorporates all the terms of the Loan Agreement and the other Loan Documents.

2.	TRUST

2.1	The Collateral Agent shall hold, and hereby declares that it shall hold, the benefit of the Charges and the benefit of all representations, warranties, covenants and undertakings under this Deed on trust for the Secured Parties on and subject to the terms of this Deed and the Company hereby acknowledges such trusts.

2.2	In this Deed the Collateral Agent acts under the authority of the Secured Parties contained in Article X (Administrative Agent) of the Loan Agreement and in accordance with, subject to and with the full benefit of the provisions of such Article X (Administrative Agent).

3.	INTERCREDITOR AGREEMENT

3.1	Reference is made to the Intercreditor Agreement. Each Secured Party, of its acceptance of the benefits of this Deed (a) consents to the subordination of security provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent on behalf of such Secured Party. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to Borrowers or to acquire any notes or other evidence of any debt obligation owing from the Borrowers and such Secured Parties are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

3.2	Notwithstanding any other provision contained herein, this Deed, the security created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable LC Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Deed and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail.

12

4.	ABL DEED OF CHARGE AND ASSIGNMENT

4.1	All security created under this Deed does not affect the security created by the ABL Deed of Charge and Assignment.

4.2	Notwithstanding any provision of this Deed, provided that the Company is in compliance with the terms of the ABL Deed of Charge and Assignment (including without limitation, any obligation to deliver or deposit any deeds, documents of title, certificates, evidence of ownership or other original documentation thereunder) then to the extent that the terms of this Deed impose the same or substantially the same obligation in respect of such deeds, documents of title, certificates, evidence of ownership or other original documentation, the Company will be deemed to have complied with the relevant obligations under this Deed by virtue of its compliance under the ABL Deed of Charge and Assignment, provided however that, in the event that the terms of the ABL Deed of Charge and Assignment no longer continue to be in full force and effect or the ABL Deed of Charge and Assignment is released or discharged (or as otherwise required by the Intercreditor Agreement) the Company shall be required to as soon as reasonably practicable comply with the relevant obligations under this Deed. The Collateral Agent may retain any document delivered to it under this Deed or otherwise only until such time as the Security Interests created under this Deed are irrevocably released.

5.	COVENANT TO PAY

Subject to any limits on its liability and any grace periods specifically recorded in the Loan Documents, the Company covenants with the Collateral Agent duly and punctually to pay or discharge all Secured Obligations which may from time to time be or become due, owing, incurred or payable by the Company (whether as principal or surety and whether or not jointly with another) to or to the order of the Collateral Agent under, pursuant to or in connection with the Loan Agreement and/or this Deed, as applicable, in each case at the times when, and in the currency or currencies and in the manner in which, they are expressed to be due, owing, incurred or payable herein or therein.

6.	SECURITY

6.1	Real Property

Subject to Clause 6.9 (Excluded Property), the Company hereby charges by way of fixed continuing security to and in favour of the Collateral Agent for the payment and discharge of the Secured Obligations all its right, title, interest and benefit from time to time, present and future, in and to all of its present and future Material Real Property.

6.2	Mortgages

Subject to Clause 6.9 (Excluded Property), the Company hereby assigns by way of fixed continuing mortgage to and in favour of the Collateral Agent for the payment and discharge of the Secured Obligations all its right, title, interest and benefit from time to time, present and future, in, to, under and in respect of each of all its present and future Investments.

13

6.3	Fixed Charges

Subject to Clause 6.9 (Excluded Property), the Company hereby charges by way of fixed continuing security to and in favour of the Collateral Agent for the payment and discharge of the Secured Obligations all its right, title, interest and benefit from time to time, present and future, in, to and in respect of each of the following:

(a)	all funds from time to time standing to the credit of a Bank Account, together with all entitlements to interest and other Related Rights from time to time accruing to or arising in connection with sums;

(b)	all present and future Book Debts and all its other present and future negotiable instruments (other than any which are Investments);

(c)	all present and future Equipment and all corresponding Related Rights;

(d)	all present and future Intellectual Property Rights and all corresponding Related Rights;

(e)	all its present and future goodwill, present and future uncalled capital (if any) and the benefit of all present and future licences, consents and authorisations (statutory or otherwise) held or to be held by it in connection with its business or the use of any Charged Assets (but excluding any licence requiring the licensor's consent to the creation of Security Interests under the Deed if such consent has not been obtained) and the right to receive all compensation payable in respect thereof (but excluding, in all cases, the Excluded Assets); and

(f)	if not effectively assigned by Clause 6.4 (Assignment), all its rights, title and interest in (and claims under) the Assigned Agreements and all corresponding Related Rights.

6.4	Assignment

(a)	Subject to Clause 6.9 (Excluded Property) below, as further continuing security for the payment of the Secured Obligations, the Company assigns absolutely with full title guarantee to the Collateral Agent for the benefit of the Secured Parties all its rights, title and interest, both present and future, from time to time in and to each of the following assets:

(i)	the proceeds of any Insurances and all Related Rights; and

(ii)	the Assigned Agreements and all proceeds and claims arising from them,

(together, the “Assigned Assets”) provided that upon the Payment in Full, the Collateral Agent will re-assign the relevant Assigned Assets to the Company (or as it shall direct) without delay and in a manner satisfactory to the Company (acting reasonably).

14

(b)	To the extent that any Assigned Asset described in Clause 6.4(a)(i) (Assignment) is not assignable, the assignment which that clause purports to effect shall operate as an assignment of all present and future rights and claims of the Company to any proceeds of such Insurances.

6.5	Floating Charge

The Company hereby charges by way of floating charge and by way of further continuing security to and in favour of the Collateral Agent for the discharge and payment of the Secured Obligations all its right, title, interest and benefit from time to time, present and future, in, to, under and in respect of all its Assets (including all stock in trade), including any expressed to be charged by any of the foregoing provisions of this Clause 6 (Security). The floating charge created by this Clause 6.5 (Floating Charge) shall rank behind all the fixed Security Interests created by or pursuant to this Deed to the extent that they are valid and effective as fixed Security Interests but shall rank in priority to any other Security Interests hereafter created by the Company.

6.6	Collection Bank Accounts

(a)	The Company shall maintain the Collection Bank Accounts pursuant to and in accordance with Section 3.01(e) (Letters of Credit) of the Loan Agreement with the Collection Account Banks.

(b)	The Collateral Agent shall have sole signing rights in relation to each Collection Bank Account.

(c)	Subject to Clause 6.6(c) (Collection Bank Accounts) below, the Collateral Agent and the Company acknowledge and agree that the application of amounts standing to the credit of any Collection Bank Account shall be governed by the terms of the Loan Agreement and the Intercreditor Agreement.

(d)	The Company shall not be entitled to:

(i)	make, or direct the making of, any payments or withdrawals from any Collection Bank Account;

(ii)	direct the Collection Account Banks as regards the operation of any Collection Bank Account (whether as to payments from the Collection Bank Accounts or otherwise howsoever); and/or

(iii)	close any of its Collection Bank Accounts or agree to any variation of the rights or terms and conditions attaching to any of its Collection Bank Accounts,

without the prior written consent of the Collateral Agent (acting in its absolute discretion).

(e)	The Company shall as soon as reasonably practicable after becoming aware of any change in any identifying details of any of its Collection Bank Accounts (including its account number and sort code), provide details thereof to the Collateral Agent .

15

(f)	The Company irrevocably and unconditionally authorises the Collateral Agent, without prior notice, from time to time to debit any Collection Bank Account in accordance with the terms of the Loan Agreement.

(g)	The Company shall, promptly after execution of this Deed, execute and deliver to the Collateral Agent a Collection Account Notice on the relevant Collection Account Bank and use reasonable endeavours to procure that such Collection Account Bank signs and delivers to the Collateral Agent an acknowledgement substantially in the form set out in the Collection Account Notice (together with any amendments requested by the Collection Account Bank which are acceptable to the Collateral Agent (acting reasonably)) on the date of such service.

(h)	On the date of opening or acquiring a Collection Bank Account, serve a Collection Account Notice on the relevant Collection Account Bank and use reasonable endeavours to procure that such Collection Account Bank signs and delivers to the Collateral Agent an acknowledgement substantially in the form set out in the Collection Account Notice (together with any amendments requested by the Collection Account Bank which are acceptable to the Collateral Agent (acting reasonably)) on the date of such service.

6.7	General Bank Accounts

Upon (and following) the occurrence of any Enforcement Event the Company shall, upon receipt of notice from the Collateral Agent , (a) cease to be entitled to make, or direct the making of, any payments or withdrawals from any General Bank Account without the prior written consent of the Collateral Agent and (b) cease to be entitled to direct the General Account Banks as regards the operation of the Accounts (whether as to payments from the Accounts or otherwise howsoever).

6.8	Full Title Guarantee

Each mortgage, assignment, charge or other disposition in favour of the Collateral Agent referred to in the previous provisions of this Clause 6 (Security) is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.

6.9	Excluded Property

There shall be excluded from the security created by Clause 6 (Security) and from the operation of Clause 14 (Further Assurances, Power of Attorney, etc.) any Excluded Asset of the Company.

7.	REDEMPTION OF SECURITY

7.1	Upon Payment in Full, the Collateral Agent , at the request and cost of the Company but without being responsible or liable for any reasonable and documented costs, expenses, claims or liabilities occasioned by acting upon such request, shall release or discharge the Charged Assets from the Charges and reconvey, reassign or retransfer to or to the order of the Company or any other person entitled thereto any Charged Assets assigned to the Collateral Agent .

16

7.2	Notwithstanding the foregoing, the obligations of the Company under this Deed shall automatically terminate and the Collateral Agent , at the request and cost of the Company but without being responsible or liable for any reasonable and documented costs, expenses, claims or liabilities occasioned by acting upon such request, shall release or discharge the Charged Assets from the Charges and reconvey, reassign or retransfer to or to the order of the Company or any other person entitled thereto any Charged Assets assigned to the Collateral Agent , in each case, to the extent provided in and in accordance with Section 11.01(c) (Waiver; Amendments; Joinder; Release of Guarantors; Release of Collateral) and Section 11.23 (Release of Guarantors) of the Loan Agreement.

8.	REPRESENTATIONS AND WARRANTIES

8.1	The Company represents and warrants to the Collateral Agent that as of the date of this Deed:

(a)	it is a limited company duly incorporated and existing under the Companies Act 1948 and has the power and authority to own its Assets and to carry on its business and operations as now conducted;

(b)	it has the power to enter into, and perform and comply with all the obligations expressed to be assumed by it under, this Deed, and to create the Charges;

(c)	all corporate authority and any other actions, conditions and things whatsoever required to be obtained, taken, fulfilled and done (including the obtaining of any necessary consents) in order to enable the Company lawfully to enter into, and perform and comply with all the obligations expressed to be assumed by it under, this Deed, to ensure that those obligations are valid, legal, binding and enforceable, to permit the creation of the Charges in accordance with this Deed except, in each case (i) as may be limited by bankruptcy, insolvency, examinership, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (ii) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy;

(d)	the obligations of the Company under this Deed and (subject to all necessary registrations thereof being made) the Charges are valid, legal, binding and enforceable and, in the case of the Charges, have first priority and ranking except, in each case (i) as may be limited by bankruptcy, insolvency, examinership, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (ii) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy;

(e)	its entry into, and performance of and compliance with the obligations expressed to be assumed by it under this Deed, and the creation of the Charges under this Deed, do not and will not (i) breach or violate any applicable Requirement of Law, (ii) result in any breach or violation of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien prohibited under the Loan Agreement upon any of its property or assets pursuant to the terms of any indenture, agreement or other instrument to which it is party or by which any of its property or assets are bound or to which it is subject, except for breaches, violations and defaults that would not have a Material Adverse Effect, or (iii) violate any provision of its organisational documents or by-laws;

17

(f)	(save to the extent disclosed to the Collateral Agent in writing prior to the date of this Deed) it has good and valid rights in or the power to transfer the Assets expressed to be mortgaged, assigned or charged by it under this Deed;

(g)	no Security Interest (other than the Charges) or claim exists on, over or in respect of any of the Assets, except those claims permitted by the Loan Agreement;

(h)	(save to the extent disclosed to the Collateral Agent in writing prior to the date of this Deed) it has not disposed of or sold or granted any lease, tenancy, option or pre-emption right over or in respect of, any part of its right, title or interest in, to or in respect of any of the Charged Assets, and it has not agreed to do any of the foregoing, except, in each case, as permitted by the Loan Agreement; and

(i)	the Company's Centre of Main Interests is in the UK.

9.	COVENANTS RELATING TO ASSETS – PERFECTION, RESTRICTIONS ON DEALINGS, PROTECTION

9.1	Documents of Title

Without prejudice to Clause 14 (Further Assurances, Power of Attorney, etc.) the Company shall, as soon as reasonably practicable, after execution of this Deed (and in any event within 15 Business Days after execution of this Deed or such later date as may be agreed to by the Collateral Agent in its sole discretion) or, if later, promptly upon receipt by it or on its behalf or for its account (and in any event within 15 Business Days after such receipt or such later date as may be agreed to by the Collateral Agent in its sole discretion), by way of security for the Secured Obligations deliver to the Collateral Agent (or any person nominated by the Collateral Agent to hold the same on its behalf including any solicitors) all certificates representing Mortgaged Investments and documents of title, certificates and other documents certificating or evidencing ownership of or otherwise relating to the Mortgaged Investments including transfers of Investments executed in blank.

9.2	Negative Pledge

(a)	The Company may only create, incur, assume or permit to exist a Security Interest on any Charged Asset if it is permitted by Section 8.04 (Liens) of the Loan Agreement.

(b)	The Company may only Dispose of any Charged Asset if it is permitted by Section 8.05 (Asset Dispositions) of the Loan Agreement.

18

9.3	Assets and Charges Generally

The Company shall:

(a)	make all filings and registrations necessary for the creation, perfection, preservation, protection or maintenance of the Charges except to the extent that the Company is expressly permitted by the Loan Agreement or this Deed not to do so;

(b)	use commercially reasonable endeavours to obtain, in form and substance satisfactory to the Collateral Agent (acting reasonably), as soon as practicable and in any event within 45 days of the date of this Deed or, after the date of this Deed, within 45 days of the date of acquisition of any Asset (or, in any such case, such later date as may be agreed to by the Collateral Agent in its sole discretion), any consents necessary to enable all the Assets of the Company to be subject to effective Security Interests pursuant to Clause 6 (Security) and the Asset concerned shall immediately upon obtaining any such consent become subject to the fixed Charge under Clause 6.3 (Fixed Charges);

(c)	maintain or keep or cause to be kept all of the Charged Assets in good and substantial repair and, where applicable, good working order (wear and tear excepted) so that its business carried on in connection therewith may be conducted in the ordinary course, consistent with past practices, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

(d)	in addition and without prejudice to any other provision of this Deed, not do or suffer to be done anything which could materially prejudice the effectiveness of any of the Charges or their priority under this Deed except as permitted by the Loan Agreement or this Deed.

9.4	Real Property

In addition and without prejudice to the other provisions of this Clause 9 (Covenants relating to Assets – Perfection, Restrictions on Dealings, Protection) and Clause 14 (Further Assurances, Power of Attorney, etc.), the Company hereby irrevocably:

(a)	consents to the registration of a restriction in the Proprietorship Register relating to the title number or numbers under which the whole or any part of the Legally Mortgaged Property is registered at HM Land Registry in the following terms:

"except under an order of the Registrar no disposition or other dealing by the proprietor of the land is to be registered or noted without the written consent of the proprietor for the time being of the charge dated [ * * ] between [ * * ] (1) and [ * * ] (2)";

(b)	consents (in the case of any Real Property forming part of the Charged Assets title to which is registered or registrable at HM Land Registry but which does not form part of the Legally Mortgaged Property) to the registration of an agreed notice by the Collateral Agent against the title or titles under which such Real Property is registered; and

19

(c)	authorises the Collateral Agent and/or any solicitors or other agent acting on behalf of the Collateral Agent to complete, execute on the Company's behalf and deliver to H. M. Land Registry any form (including Land Registry form RX1 and AN1), document or other information requested by H. M. Land Registry with regard to either or both of the above.

9.5	General Bank Accounts

Without prejudice and in addition to the other provisions of this Clause 9 (Covenants relating to Assets – Perfection, Restrictions on Dealings, Protection) and Clause 14 (Further Assurances, Power of Attorney, etc.) the Company shall:

(a)	promptly after execution of this Deed (or, if later, within 45 days (or such later date as may be agreed to by the Collateral Agent in its sole discretion) of the opening of a new bank account), execute and deliver to the Collateral Agent notices, substantially in the form set out in Part 1 of Schedule 4 (Form of Notice of Charge for General Bank Accounts ) or such other form as the Collateral Agent may reasonably require;

(b)	use its reasonable endeavours to procure that each relevant bank, with whom a General Bank Account is maintained, delivers to the Collateral Agent an acknowledgement in writing substantially in the form attached to such notice provided that if the Company has not been able to obtain such countersignature and acknowledgement, any obligation to comply with this Clause 9.5(b) (General Bank Accounts) shall cease after 180 days of the service of the relevant notice; and

(c)	save with the prior written consent of the Collateral Agent or as may be permitted under the Loan Agreement, the Company shall not assign or otherwise dispose of any rights, title or interest in any General Bank Account (and no right, title or interest in relation to any such account or credit balance maintained with the Collateral Agent shall be capable of assignment or disposal).

9.6	Insurance Policies

(a)	The Company will, promptly after execution of this Deed (or, if later, within 45 days (or such later date as may be agreed to by the Collateral Agent in its sole discretion) of the Company obtaining new Insurance Policy), execute and deliver to the Collateral Agent (or procure delivery of) a notice of assignment substantially in the form set out in Schedule 6 (Form of Notice of Charge of Insurance Policies), in respect of each Insurance Policy detailed at Schedule 3 (Insurance Policies).

(b)	In each case, the Company shall use reasonable endeavours to procure that such insurer signs and delivers to the Collateral Agent an acknowledgement substantially in the form set out in Schedule 6 (Form of Notice of Charge of Insurance Policies) within twenty Business Days of such service provided that, if the relevant Company has not been able to obtain such acknowledgment from the relevant insurer any obligation to comply with this Clause shall cease twenty Business Days following the date of service of the relevant Notice of Assignment.

20

9.7	Assigned Agreements

The Company will, promptly after execution of this Deed (or, if later, within 45 days (or such later date as may be agreed to by the Collateral Agent in its sole discretion) of receipt by the Company of an executed copy of any Assigned Agreement) deliver to the Collateral Agent an executed but undated counterparty notice, in the form set out in Schedule 5 (Form of Notice of Charge of Assigned Agreements) and hereby irrevocably authorises the Collateral Agent to serve each such notice of Assigned Agreement on the relevant counterparty upon the occurrence of an Enforcement Event which is continuing.

9.8	Charged Book Debts

Without prejudice and in addition to the other provisions of this Clause 9 (Covenants relating to Assets – Perfection, Restrictions on Dealings, Protection) and Clause 14 (Further Assurances, Power of Attorney, etc.), at any time after an Enforcement Event occurs the Company shall deliver to the Collateral Agent promptly on reasonable request such documents relating to such of the Book Debts as the Collateral Agent may reasonably specify.

9.9	Mortgaged Investments

(a)	Without prejudice and in addition to the other provisions of this Clause 9 (Covenants relating to Assets – Perfection, Restrictions on Dealings, Protection) and Clause 14 (Further Assurances, Power of Attorney, etc.), the Company shall deposit with the Collateral Agent :

(i)	transfers of the Mortgaged Investments (or declarations of trust in respect of any Mortgaged Investments not in the Company's sole name) in each case duly completed and executed by the Company or its nominee with the name of the transferee, date and consideration left blank or, if the Collateral Agent so reasonably requires, duly executed by the Company or its nominee in favour of the Collateral Agent (or the Collateral Agent 's nominee) and stamped, and such other documents as the Collateral Agent may reasonably require to enable the Collateral Agent (or the Collateral Agent 's nominee) or, after the occurrence and continuance of an Event of Default, any purchaser, to be registered as the owner of, or otherwise obtain legal title to, the Mortgaged Investments; and

(ii)	in respect of any Mortgaged Investment not held in the Company's name, within 30 days (or such later date as may be agreed to by the Collateral Agent in its sole discretion) after execution of this Deed or if later promptly after it becomes entitled to the relevant Mortgaged Investment, use commercially reasonable endeavours to request an irrevocable power of attorney, expressed to be by way of security and executed and delivered as a deed by the relevant nominee, appointing the Collateral Agent each Receiver and any Delegate the attorney of the holder, in such form as the Collateral Agent may reasonably require.

21

(b)	Prior to such time as the Collateral Agent has, following the occurrence and during the continuation of an Enforcement Event:

(i)	notified the Company in writing that it has elected to exercise voting and other rights relating to the Charged Assets in accordance with the terms of this Deed, all voting and other rights relating to the Mortgaged Investments may be exercised (or not exercised) by the Company as it directs provided that it shall not exercise any such voting rights in a manner which would diminish the effectiveness or enforceability of the Charges created under this Deed in any material respect or restrict the transferability of the Charged Assets by the Collateral Agent or any Receiver; and

(ii)	notified the Company in writing that it has elected to collect any dividends, distributions and other monies in accordance with the terms of this Deed, the Company shall be entitled to receive and retain such dividends, distributions and other monies paid on or derived from its Mortgaged Investments.

(c)	Following an Enforcement Event:

(i)	the Collateral Agent or, as the case may be, any Receiver shall, upon written notice to the Company, be entitled to exercise or direct the exercise of or refrain from such exercise all voting and other rights now or at any time relating to the Mortgaged Investments as it or he reasonably sees fit;

(ii)	after receipt by the Company of written notice pursuant to Clause 9.9(c)(i), the Company shall comply or procure the compliance with any reasonable direction of the Collateral Agent or, as the case may be, any Receiver in respect of the exercise of such rights and shall deliver to the Collateral Agent or, as the case may be, any Receiver such forms of proxy or other appropriate forms of authorisation the Collateral Agent or, as the case may be, any Receiver may reasonably require with a view to enabling that person or its nominee to exercise such rights; and

(iii)	the Collateral Agent shall, upon written notice to the Company, be entitled to receive and retain all dividends, interest and other distributions paid in respect of the Mortgaged Investments and apply the same as provided by Clause 18 (Application of Moneys).

(d)	This Clause 9.7 (Assigned Agreements) shall not apply to those Mortgaged Investments which are held by the Company by way of temporary investments and which the Collateral Agent has agreed in writing shall not be subject to this Clause 9.7 (Assigned Agreements).

22

9.10	Intellectual Property Rights

Without prejudice and in addition to the other provisions of this Clause 9 (Covenants relating to Assets – Perfection, Restrictions on Dealings, Protection) and Clause 14 (Further Assurances, Power of Attorney, etc.), the Company shall:

(a)	promptly on the reasonable request by the Collateral Agent , execute and do all acts, things and documents as the Collateral Agent may reasonably require to record the Collateral Agent 's interest in any registers relating to any of the Intellectual Property Rights; and

(b)	not, save with the prior written consent of the Collateral Agent or as may be permitted pursuant to the terms of the Loan Agreement, grant any registered user agreement or licence or other right in relation to any such Intellectual Property Rights or permit the use of such Intellectual Property Rights by any person.

10.	GENERAL COVENANTS

10.1	The Company shall:

(a)	at any time after an Enforcement Event, promptly give to the Collateral Agent such information and evidence (and in such form) as the Collateral Agent may from time to time reasonably request for the purpose of or with a view to discharging the duties and rights vested in it under and in accordance with this Deed or by operation of law; and

(b)	not have its Centre of Main Interests situated, or permit its Centre of Main Interests to be situated, outside the UK.

11.	CRYSTALLISATION OF FLOATING CHARGE

11.1	In addition and without prejudice to any other event resulting in crystallisation of the floating charge, but subject to any prohibition or restriction imposed by law, if at any time:

(a)	an Event of Default occurs and is continuing; or

(b)	the Collateral Agent (acting reasonably) considers that any of the Floating Charged Assets, which is material to the context of the business as a whole, are in danger of being seized or is otherwise in jeopardy, the Collateral Agent may by notice in writing to the Company convert the floating charge created by Clause 6.5 (Floating Charge) into a fixed charge as regards any Floating Charge Assets as may be specified in that notice (and for the avoidance of doubt, in the case of paragraph (b) above, only to the extent that paragraph (b) applies to such Floating Charge Asset).

11.2	In addition and without prejudice to any law or other event resulting in crystallisation of the floating charge, but subject to any prohibition or restriction imposed by law, the floating charge created by Clause 6.5 (Floating Charge) shall without notice automatically be converted into a fixed charge over:

(a)	any Floating Charge Assets which become subject or continue to be subject to any Security Interest in favour of any person other than the Collateral Agent or which is/are the subject of any sale, transfer or other disposition, in either case contrary to the covenants contained in this Deed or any of the other Loan Documents, immediately prior to such actual or purported Security Interest arising or such actual or purported sale, transfer or other disposition being made; or

23

(b)	any Floating Charge Assets affected by any attachment, distress, execution or other legal process against such Floating Charge Asset, immediately prior to such distress, attachment, execution or other legal process.

12.	ENFORCEMENT

12.1	The security constituted by this Deed shall, subject to any prohibition or restriction imposed by law, become enforceable upon and at any time after an Event of Default occurs and is continuing (an "Enforcement Event").

12.2	At any time after an Enforcement Event, the Collateral Agent may (but shall not be obliged to) enforce all or any part of the Charges at such time, on such terms and in such manner as it thinks fit, and take possession of, hold or dispose of all or any part of the Charged Assets, and may (whether or not it has taken possession or appointed a Receiver or Administrator) exercise any rights conferred by the Law of Property Act (as varied or extended by this Deed) on mortgagees or by this Deed or otherwise conferred by law on mortgagees.

12.3	Without prejudice to the generality of the foregoing, at any time after an Enforcement Event, the Collateral Agent may (but shall not be obliged to) by notice to the company in writing appropriate all or any part of the Charged Assets which constitute financial collateral. If the Collateral Agent exercises such power of appropriation:

(a)	it shall determine the value of any Charged Asset appropriated which consists of a financial instrument or a Credit Claim as at the time of exercise of that power as the current value of the cash payment which it determines would be received on a sale or other disposal of such Charged Asset effected for payment as soon as reasonably possible after such time. Any such determination shall be made by the Collateral Agent in a commercially reasonable manner (including by way of an independent valuation); and

(b)	any Charged Asset appropriated which constitutes cash and which is not denominated in dollars shall be valued as if it were converted to dollars at the rate certified by the Collateral Agent to be the spot rate of exchange for the purchase of dollars with the currency of such cash as soon as practicable after the appropriation thereof.

12.4	The exercise by the Collateral Agent of its right of appropriation under Clause 12.3 (Enforcement) of any part of the Charged Assets shall not prejudice or affect any of the Collateral Agent 's rights and remedies in respect of the remainder of the Charged Assets for any Secured Obligations which remain to be paid or discharged.

13.	CONTINUING SECURITY, OTHER SECURITY ETC.

13.1	Subject to Clauses 7.1 (Redemption of Security) and 7.2 (Redemption of Security), the Charges, covenants, undertakings and provisions contained in or granted pursuant to this Deed shall remain in full force and effect as a continuing security to the Collateral Agent for the Secured Obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account of all or part of the Secured Obligations (whether any Secured Obligations remain outstanding thereafter) or any other act, event, matter, or thing whatsoever.

24

13.2	The Charges are cumulative, in addition to and independent of, and shall neither be merged with nor prejudiced by nor in any way exclude or prejudice, any other Security Interest, guarantee, indemnity, right of recourse or any other right whatsoever which the Collateral Agent may now or hereafter hold or have (or would apart from this Deed or the Charges hold or have) from the Company or any other person in respect of any of the Secured Obligations.

13.3	The restriction on consolidation of mortgages contained in section 93 of the Law of Property Act shall not apply in relation to the Charges.

13.4	If the Collateral Agent receives or is deemed to be affected by notice (actual or constructive) of any Security Interest over any Charged Asset or if an Insolvency Event occurs in relation to the Company:

(a)	the Collateral Agent may open a new account or accounts with or on behalf of the Company (whether or not it allows any existing account to continue) and, if it does not, it shall nevertheless be deemed to have done so at the time it received or was deemed to have received such notice or at the time that the Insolvency Event occurred; and

(b)	all payments made by the Company to the Collateral Agent after the Collateral Agent received or is deemed to have received such notice or after such Insolvency Event occurred shall be credited or deemed to have been credited to the new account or accounts, and in no circumstances whatsoever shall operate to reduce the Secured Obligations as at the time the Collateral Agent received or was deemed to have received such notice or as at the time that such Insolvency Event occurred.

13.5	This Deed shall remain valid and enforceable notwithstanding any change in the name, composition or constitution of the Collateral Agent or the Company or any amalgamation or consolidation by the Collateral Agent or the Company with any other corporation.

14.	FURTHER ASSURANCES, POWER OF ATTORNEY, ETC.

14.1	The Company shall, at its own cost, promptly take whatever action the Collateral Agent or any Receiver may reasonably require with a view to:

(a)	creating, preserving, perfecting or protecting any of the Charges or the first priority of any of the Charges;

(b)	facilitating the enforcement of the Security created under this Deed or the exercise of any rights vested in the Collateral Agent or any Receiver in connection with this Deed; or

(c)	providing more effectively to the Collateral Agent the full benefit of the rights conferred on it by this Deed and otherwise giving full effect to the provisions of this Deed,

25

including, without limitation, executing such assignments, transfers and conveyances of the Charged Assets (whether in favour of the Collateral Agent , any Secured Party or otherwise), giving such notices and making such filings and registrations as the Collateral Agent or any Receiver shall reasonably require, in each case in such form and on such terms as the Collateral Agent or Receiver shall reasonably specify.

14.2	The Company irrevocably and by way of security appoints the Collateral Agent and every Receiver jointly and also severally to be its attorney (with full power to appoint substitutes and to sub-delegate, including power to authorise the person so appointed to make further appointments) on behalf of the Company and in its name or otherwise, and in such manner as the attorney may think fit, after the occurrence of an Enforcement Event, to execute, deliver, perfect and do any deed, document, act or thing (a) which the Collateral Agent or such Receiver (or any such substitute or sub-delegate) may, reasonably consider appropriate in connection with the exercise of any of the rights of the Collateral Agent or such Receiver, or (b) which the Company is obliged to execute or do under this Deed but has not executed or done in a timely manner (including the execution and delivery of mortgages, assignments, transfers or charges or notices or directions in relation to any of the Charged Assets). Without prejudice to the generality of its right to appoint substitutes and to sub-delegate, the Collateral Agent may appoint the Receiver as its substitute or sub-delegate, and any person appointed the substitute or sub-delegate of the Collateral Agent shall, in connection with the exercise of such power of attorney, be the agent of the Company. The Company acknowledges that such power of attorney is as regards the Collateral Agent and any Receiver granted irrevocably and for value to secure proprietary interests in and the performance of obligations owed to the respective donees within the meaning of the Powers of Attorney Act 1971.

14.3	The Company hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do or purport to do in the exercise or purported exercise of all or any of the rights referred to in this Clause 14 (Further Assurances, Power of Attorney, etc.) (save where any such attorney acts with gross negligence or wilful misconduct or otherwise exceeds its rights under this Clause 14 (Further Assurances, Power of Attorney, etc.)).

14.4	References in Clause 14.1 (Further Assurances, Power of Attorney, etc.) and Clause 14.2 (Further Assurances, Power of Attorney, etc.) to the Collateral Agent or the Receiver shall include references to any Delegate.

15.	THE COLLATERAL AGENT'S RIGHTS

15.1	The Secured Obligations shall become due for the purposes of section 101 of the Law of Property Act, and the statutory powers of sale and enforcement and of appointing a Receiver which are conferred on the Collateral Agent under that Act (as varied and extended by this Deed) and all other rights of a mortgagee conferred by the Law of Property Act shall be deemed to arise, immediately after execution of and in accordance with this Deed.

15.2	Section 103 of the Law of Property Act shall not apply to this Deed and upon the occurrence of an Enforcement Event the Charges shall become immediately enforceable and the rights conferred by the Law of Property Act and this Deed immediately exercisable by the Collateral Agent without the restrictions contained in the Law of Property Act.

26

15.3	At any time after an Enforcement Event occurs, the Collateral Agent shall, in addition to the powers of leasing and accepting surrenders of leases conferred by section 99 and 100 of the Law of Property Act, have power to make any lease or agreement to lease at a premium or otherwise, accept surrenders of leases and grant options, in each case on any terms and in any manner the Collateral Agent thinks fit without needing to comply with any restrictions imposed by such sections or otherwise.

15.4	In making any sale or other disposal of any Charged Assets or making any acquisition in exercise of their respective rights, the Collateral Agent or any Receiver may do so for such consideration (including cash, shares, debentures, loan capital or other securities whatsoever, consideration fluctuating according to or dependent on profit or turnover, and consideration whose amount is to be determined by a third party, and whether such consideration is receivable in a lump sum or by instalments) and otherwise on such terms and conditions and in such manner as it or he reasonably thinks fit, and may also grant any option to purchase and effect exchanges.

15.5	The Collateral Agent may at any time delegate to any person either generally or specifically, on such terms and conditions (including power to sub-delegate) and in such manner as the Collateral Agent reasonably thinks fit, any rights (including the power of attorney) from time to time exercisable by the Collateral Agent under or in connection with this Deed. No such delegation shall preclude the subsequent exercise by the Collateral Agent of such right or any subsequent delegation or revocation thereof.

15.6	The Collateral Agent may, at any time and from time to time and without prejudice to the Collateral Agent 's other rights, set off any Secured Obligations (to the extent beneficially owned by the Collateral Agent) against any obligation or liability (matured or not and whether actual or contingent) owing by the Collateral Agent to, or any amount and sum held or received or receivable by it on behalf or to the order of, the Company or to which the Company is beneficially entitled (such rights extending to the set off or transfer of all or any part of any credit balance on any such account, whether or not then due and whatever the place of payment or booking branch, in or towards satisfaction of any Secured Obligations) to the extent permitted under both the Loan Agreement and any applicable Requirements of Law. For that purpose, if any of the Secured Obligations is in a different currency from such obligation, liability, amount or sum (including credit balance), the Collateral Agent may effect any necessary conversion at its then prevailing spot rates of exchange (as conclusively determined by the Collateral Agent) and may pay out any additional sum which the UK or any other governmental or regulatory body of any jurisdiction may require, as a matter of law, the Collateral Agent to pay in respect of such conversion. The Collateral Agent may in its absolute discretion (in good faith) estimate the amount of any liability of the Company which is unascertained or contingent and set off such estimated amount, and no amount shall be payable by the Collateral Agent to the Company unless and until Payment in Full. The Collateral Agent shall not be obliged to exercise any of its rights under this Clause, which shall be without prejudice and in addition to any rights of set-off, combination of accounts, bankers' lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

27

15.7	Until Payment in Full, the Collateral Agent or the Receiver (as appropriate) may at any time credit to and retain in an interest bearing suspense account, for such period as it reasonably thinks fit, any moneys received, recovered or realised pursuant to this Deed, without any obligation to apply all or any part of the same in or towards the discharge of the Secured Obligations.

15.8	If, after the occurrence of an Enforcement Event, the Company for any reason fails to observe or punctually to perform or to procure the observance or punctual performance of any of the obligations expressed to be assumed by it to the Collateral Agent under this Deed, the Collateral Agent shall have the right (but shall not be obliged), on behalf of or in the name of the Company or otherwise, to perform the obligation and to take any steps which the Collateral Agent may reasonably consider appropriate with a view to remedying, or mitigating the consequences of, the failure, but the exercise of this right, or the failure to exercise it, shall in no circumstances prejudice the Collateral Agent 's rights under this Deed or otherwise or constitute the Collateral Agent a mortgagee in possession.

16.	APPOINTMENT OF ADMINISTRATOR

16.1	Paragraph 14 of Schedule B1 to the Insolvency Act applies to the floating charge created hereunder.

16.2	Subject to any relevant provisions of the Insolvency Act, the Collateral Agent may, by any instrument or deed of appointment, appoint one or more persons to be the Administrator of the Company at any time after:

(a)	the occurrence of an Enforcement Event; or

(b)	being requested to do so by the Company; or

(c)	any application having been made to the court for an administration order under the Insolvency Act; or

(d)	any person having ceased to be an Administrator as a result of any event specified in paragraph 90 of Schedule B1 to the Insolvency Act; or

(e)	any notice of intention to appoint an Administrator having been given by any person or persons entitled to make such appointment under the Insolvency Act.

16.3	Where any such appointment is made at a time when an Administrator continues in office, the Administrator shall act either jointly or concurrently with the Administrator previously appointed hereunder, as the appointment specifies.

16.4	Subject to any applicable order of the Court, the Collateral Agent may replace any Administrator, or seek an order replacing the Administrator, in any manner allowed by the Insolvency Act.

16.5	Where the Administrator was appointed by the Collateral Agent under paragraph 14 of Schedule B1 to the Insolvency Act, the Collateral Agent may, by notice in writing to the Company, replace the Administrator in accordance with paragraph 92 of Schedule B1 to the Insolvency Act.

28

16.6	Every such appointment shall take effect at the time and in the manner specified by the Insolvency Act.

16.7	If at any time and by virtue of any such appointment(s) any two or more persons shall hold office as Administrators of the same assets or income, such Administrators may act jointly or concurrently as the appointment specifies so that, if appointed to act concurrently, each one of such Administrators shall be entitled (unless the contrary shall be stated in any of the deed(s) or other instrument(s) appointing them) to exercise all the functions conferred on an Administrator by the Insolvency Act.

16.8	Every such instrument, notice or deed of appointment, and every delegation or appointment by the Collateral Agent in the exercise of any right to delegate its powers herein contained, may be made in writing under the hand of any manager or officer of the Collateral Agent or any other authorised person or of any Delegate.

16.9	Every Administrator shall have all the powers of an administrator under the Insolvency Act.

16.10	In exercising his functions hereunder and under the Insolvency Act, the Administrator acts as agent of the Company and does not act as agent of the Collateral Agent .

16.11	Every Administrator shall be entitled to remuneration for his services in the manner fixed by or pursuant to the Insolvency Act or the Insolvency Rules.

17.	RECEIVER

17.1	None of the restrictions imposed by the Law of Property Act in relation to the appointment of receivers or the giving of notice or otherwise shall apply. At any time and from time to time upon or after request by the Company or the occurrence of an Enforcement Event, the Collateral Agent may, and in addition to all statutory and other powers of appointment or otherwise, by any instrument or deed signed under the hand of any manager or officer of the Collateral Agent or any other authorised person or of any Delegate, appoint such person or persons (including an officer or officers of the Collateral Agent) as it reasonably thinks fit to be Receiver or Receivers (to act jointly and/or severally as the Collateral Agent may specify in the appointment) of (a) any Fixed Charge Asset or Assets, and/or (b) any Floating Charge Asset or Assets, so that each one of such Receivers shall be entitled (unless the contrary shall be stated in any deed(s) or other instrument(s) appointing them) to exercise individually all the powers and discretions conferred on the Receivers. If any Receiver is appointed of only part of the Charged Assets, references to the rights conferred on a Receiver by any provision of this Deed shall be construed as references to that part of the Charged Assets or any part thereof.

17.2	The Collateral Agent may appoint any Receiver on any terms the Collateral Agent reasonably thinks fit. The Collateral Agent may by any instrument or deed signed under the hand of any manager or officer of the Collateral Agent or any other authorised person or any Delegate (subject to section 62 of the Insolvency Act) remove a Receiver appointed by it whether or not appointing another in his place, and may also appoint another Receiver to act with any other Receiver or to replace any Receiver who resigns, retires or otherwise ceases to hold office.

29

17.3	The exclusion of any part of the Charged Assets from the appointment of any Receiver shall not preclude the Collateral Agent from subsequently extending his appointment (or that of the Receiver replacing him) to that part or appointing another Receiver over any other part of the Charged Assets.

17.4	Any Receiver shall, so far as the law permits, be the agent of the Company and (subject to any restriction or limitation imposed by applicable law) the Company shall be solely responsible for his remuneration and his acts, omissions or defaults and solely liable on any contracts or engagements made, entered into or adopted by him and any losses, liabilities, costs, charges and expenses incurred by him; and in no circumstances whatsoever shall the Collateral Agent be in any way responsible for or incur any liability in connection with any Receiver's acts, omissions, defaults, contracts, engagements, Losses, liabilities, costs, charges, expenses, misconduct, negligence or default, save, in each case, in circumstances where the liability arises as a direct result of the Receiver’s gross negligence or wilful misconduct. If a liquidator of the Company is appointed, the Receiver shall act as principal and not as agent for the Collateral Agent.

17.5	Subject to section 36 of the Insolvency Act, the remuneration of any Receiver may be fixed by the Collateral Agent without being limited to the maximum rate specified by sections 109(6) of the Law of Property Act (and may be or include a commission calculated by reference to the gross amount of all money received or otherwise and may include remuneration in connection with claims, actions or Proceedings made or brought against the Receiver by the Company or any other person or the performance or discharge of any obligation imposed upon him by statute or otherwise), but such remuneration shall be payable by the Company alone; and the amount of such remuneration may be debited by the Collateral Agent from any account of the Company but shall, in any event, form part of the Secured Obligations and accordingly be secured on the Charged Assets under the Charges. Such remuneration shall be paid on such terms and in such manner as the Collateral Agent and Receiver may from time to time reasonably agree or failing such agreement as the Collateral Agent reasonably determines.

17.6	Any Receiver may be invested by the Collateral Agent with such of the powers, authorities and discretions exercisable by the Collateral Agent under this Deed as the Collateral Agent may reasonably think fit. Without prejudice to the generality of the foregoing, any Receiver shall (subject to any restrictions in his appointment) have in relation to the Relevant Charged Assets, in each case in the Company's name or his own name and on such terms and in such manner as he sees fit, all the rights referred to in Schedule 1 (and where applicable Schedule 2) of the Insolvency Act; all rights of the Collateral Agent under this Deed; all the rights conferred by the Law of Property Act on mortgagors, mortgagees in possession and receivers appointed under the Law of Property Act; all rights of an absolute beneficial owner including rights to do or omit to do anything the Company itself could do or omit; and all rights to do all things the Receiver considers necessary, desirable or incidental to any of his rights or exercise thereof including the realisation of any Relevant Charged Assets and getting in of any Assets which would when got in be Relevant Charged Assets.

17.7	The Collateral Agent shall not (save only to the extent caused by its own negligence, fraud, wilful misconduct, breach of trust or breach of any obligation of the Collateral Agent hereunder) be liable for any losses or damages arising from any exercise of his authorities, powers or discretions by any Receiver.

30

17.8	The Collateral Agent may from time to time and at any time require any Receiver to give security for the due performance of his duties as such Receiver and may fix the nature and amount of the security to be so given but the Collateral Agent shall not be bound in any case to require any such security.

18.	APPLICATION OF MONEYS

All moneys realised, received or recovered by the Collateral Agent or any Receiver shall be applied in accordance with the terms of the Loan Agreement.

19.	PROTECTION OF THIRD PARTIES

19.1	Without prejudice to any other provision of this Deed, the Secured Obligations shall become due for the purposes of section 101 of the Law of Property Act, and the statutory powers of sale and enforcement and of appointing a Receiver which are conferred upon the Collateral Agent (as varied and extended by this Deed) and all other rights of a mortgagee conferred by the Law of Property Act shall in favour of any purchaser be deemed to arise and be exercisable, immediately after the execution of and in accordance with this Deed.

19.2	No purchaser from, or other person dealing with, the Collateral Agent , any Receiver or any Delegate shall be concerned to enquire whether any event has happened upon which any of the rights which they have exercised or purported to exercise under or in connection with this Deed, the Law of Property Act or the Insolvency Act has arisen or become exercisable, whether the Secured Obligations remain outstanding, whether any event has happened to authorise the Collateral Agent , any Receiver or any Delegate to act, or whether the Receiver is authorised to act, whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with, or otherwise as to the propriety, regularity or validity of the exercise or purported exercise of any such right or as to the application of any moneys borrowed or raised or other realisation proceeds; and the title and position of a purchaser or such person shall not be impeachable by reference to any of those matters and the protections contained in sections 104 to 107 of the Law of Property Act, section 42(3) Insolvency Act or any other legislation from time to time in force shall apply to any person purchasing from or dealing with a Receiver, the Collateral Agent or any Delegate.

19.3	The receipt of the Collateral Agent or the Receiver or any Delegate shall be an absolute and conclusive discharge to a purchaser or such person and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Collateral Agent or the Receiver.

19.4	In Clauses 19.1 (Protection of Third Parties) to 19.3 (Protection of Third Parties) above, "purchaser" includes any person acquiring a lease of or Security Interest over, or any other interest or right whatsoever in respect of, any Charged Assets.

20.	PROTECTION OF COLLATERAL AGENT AND RECEIVER

20.1	In no circumstances (whether by reason of the creation of the Charges or the entry into or taking possession of any Charged Assets or for any other reason whatsoever and whether as mortgagee in possession or on any basis whatsoever) shall the Collateral Agent or any Receiver:

31

(a)	be liable to the Company or any other person in respect of any cost, charge, expense, liability, Loss or damage arising out of the exercise, or attempted or purported exercise of, or the failure to exercise, any of their respective rights in accordance with this Deed, or arising out of the realisation of any Charged Assets or the manner thereof or arising out of any act, default, omission or misconduct of the Collateral Agent or any Receiver in relation to the Charged Assets or otherwise in connection with this Deed, save only to the extent such cost, charge, expense, liability, Loss or damage has been found by a final non-appealable judgment of a court of competent jurisdiction to have been incurred by reason of its or his own gross negligence, wilful misconduct or unlawful conduct; or

(b)	be liable to account to the Company or any other person for anything in connection with this Deed except (after Payment in Full) the Collateral Agent 's or Receiver's own actual receipts which have not been paid or distributed to the Company or to any other person who at the time of payment the Collateral Agent or Receiver as the case may be was entitled thereto.

For the avoidance of doubt, neither the Collateral Agent nor any Receiver shall by virtue of this Clause 20.1 (Protection of Collateral Agent and Receiver) owe any duty of care or other duty to any person which it would not owe absent this Clause 20.1 (Protection of Collateral Agent and Receiver).

20.2	Without prejudice to Clause 20.1 (Protection of Collateral Agent and Receiver), so far as permitted by law the entry into possession of any of the Charged Assets (including by an Administrator) shall not render the Collateral Agent or any Receiver liable to account as mortgagee in possession or to be liable for any Loss on realisation or for any default or omission for which a mortgagee in possession might otherwise be liable in respect of any of the Charged Assets; and if the Collateral Agent or any Receiver takes possession of the Charged Assets, it or he may at any time relinquish such possession. In particular without prejudice to the generality of the foregoing the Collateral Agent shall not become liable as mortgagee in possession by reason of viewing the state of repair or repairing any of the Company's Assets.

20.3	The preceding provisions of this Clause 20 (Protection of Collateral Agent and Receiver) applying to the Collateral Agent or any Receiver shall apply mutatis mutandis to any Delegate and to any officer, employee or agent of the Collateral Agent , any Receiver and any Delegate.

21.	COSTS, EXPENSES AND INDEMNITY

21.1	The Company shall pay to the Collateral Agent in relation to this Deed such costs and expenses as are of the type which are reimbursable by the Borrowers pursuant to Section 11.03 (Expenses, Etc) of the Loan Agreement.

21.2	The Company shall indemnify each Receiver and Delegate and their respective officers, employees and agents to the extent that and in the manner in which the Borrowers indemnify the Indemnitees under Section 11.04 (Indemnity) of the Loan Agreement. Each Relevant Person may rely on this Clause 21.2 (Costs, Expenses and Indemnity) in accordance with the Contracts (Rights of Third Parties) Act 1999 but subject to Clause 25 (Third Parties).

32

22.	CONSENTS, VARIATIONS, WAIVERS AND RIGHTS

(a)	No consent or waiver in respect of any provision of this Deed shall be effective unless and until it is agreed in writing duly executed by or on behalf of the Collateral Agent . Any consent or waiver by the Collateral Agent under this Deed may be given subject to any conditions the Collateral Agent reasonably thinks fit and shall be effective only in the instance and for the purpose for which it is given. No failure by the Collateral Agent or any Receiver to exercise or delay in exercising any right provided by law or under this Deed shall operate to impair the same or be construed as a waiver of it. No single or partial exercise of any such right shall prevent any further or other exercise of the same or the exercise of any other right. No waiver of any such right shall constitute a waiver of any other right. The rights provided in this Deed are cumulative and not exclusive of any rights, provided by law.

(b)	No amendment or variation in respect of any provision of this Deed shall be effective unless and until it is agreed in writing duly executed by or on behalf of the Company and the Collateral Agent .

23.	PARTIAL INVALIDITY

If any provision of this Deed is or becomes or is found by a court or other competent authority to be illegal, invalid or unenforceable in any respect, in whole or in part, under any law of any jurisdiction, neither the legality, validity and enforceability in that jurisdiction of any other provision or part of this Deed, nor the legality, validity or enforceability in any other jurisdiction of that provision or part or of any other provision of this Deed, shall be affected or impaired and if any part of the Charges is invalid or unenforceable in any respect for any reason, no other Charges shall be affected or impaired.

24.	COUNTERPARTS

This Deed (and each variation or waiver in respect of any provision of it) may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart, once executed and delivered, shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

25.	THIRD PARTIES

Except as otherwise provided in this Deed, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

33

26.	DETERMINATIONS

A determination as to any amount payable which the Collateral Agent or any Receiver may make under this Deed in good faith shall (save in the case of manifest error) be conclusive.

27.	ASSIGNMENT

27.1	The Company shall not (whether by way of security or otherwise howsoever) be entitled to assign, grant an equitable interest in or transfer and declare itself a trustee of all or any of its rights, interests or obligations hereunder, except as permitted under the Loan Agreement (save with respect to its rights and benefits which shall be assigned or to be assigned to the Collateral Agent under this Deed).

27.2	The Collateral Agent may at any time assign or transfer, in accordance with the Loan Agreement, all or any part of its rights or interests under this Deed or the Charges to any person who succeeds to its role as security agent or collateral agent under the Loan Agreement.

27.3	Subject to Section 11.06 (Confidentiality) of the Loan Agreement, the Collateral Agent may disclose to an actual or proposed successor, assignee or transferee any information the Collateral Agent reasonably considers appropriate regarding any provision of this Deed or other Loan Documents and the Company which it considers appropriate for the purposes of the proposed assignment or transfer.

28.	NOTICES

Any notice or other communication under this Deed shall be made in accordance with the provisions set out in the Loan Agreement. Any notice delivered to the Parent or the Borrowers on behalf of the Company shall be deemed to have been delivered to the Company.

29.	GOVERNING LAW AND JURISDICTION

29.1	Governing law

This Deed (including any non-contractual obligations or liabilities arising out of it or in connection with it) is governed by and is to be construed in accordance with English law.

29.2	Jurisdiction

(a)	Each party irrevocably agrees that:

(i)	the English courts have non-exclusive jurisdiction to hear and determine any Proceedings and to settle any Disputes and each party irrevocably submits to the jurisdiction of the English courts;

(ii)	any Proceedings may be taken in the English courts;

(iii)	any judgment in Proceedings taken in any such court shall be conclusive and binding on it and may be enforced in any other jurisdiction.

34

(b)	Each party also irrevocably waives (and irrevocably agrees not to raise) any objection which it might at any time have on the ground of forum non conveniens or on any other ground to Proceedings being taken in any court referred to in this Clause 29 (Governing Law and Jurisdiction).

(c)	Nothing in this Clause 29 (Governing Law and Jurisdiction) shall limit any party's right to take Proceedings against the other party in any other jurisdiction or in more than one jurisdiction concurrently.

(d)	This jurisdiction agreement is not concluded for the benefit of only one party.

[Signature pages follow]

35

IN WITNESS WHEREOF the parties hereto have caused this Deed to be executed and delivered as a deed on the day and year first before written.

Executed as deed by WEATHERFORD	)
U.K. LIMITED acting by a director,	)
in the presence of:	)

Director	Witness

Name:	Name:

Occupation:

Address:

[Signtature page to LC Weatherford U.K. Limited Deed of Charge]

COLLATERAL AGENT

Executed as a deed by DEUTSCHE BANK	)
TRUST COMPANY AMERICAS	)
acting by ..........................................................	)
..........................................................................	)
who, in accordance with the laws of the territory	)
in which Deutsche Bank Trust Company Americas	)
is incorporated, is/are acting under its authority	)

Authorised signatory

Name:

Authorised signatory

Name:

[Signtature page to LC Weatherford U.K. Limited Deed of Charge]

SCHEDULE 1

BANK ACCOUNTS

PART 1 – GENERAL BANK ACCOUNTS

[Redacted.]

37

PART 2 – COLLECTION BANK ACCOUNT

[Redacted.]

38

SCHEDULE 2
ASSIGNED AGREEMENTS

Date of Relevant Contract	Parties	Details of Relevant Contract
31 July 2018	Weatherford U.K. Limited Total E&P U.K. Limited	Completion Services
10 August 2016	Weatherford U.K. Limited Total E&P U.K. Limited	Drilling Services
18 September 2017	Weatherford U.K. Limited Total E&P U.K. Limited	Casing and Tubular Running Services
20 December 2017	Weatherford U.K. Limited Total E&P U.K. Limited	Managed Pressure Drilling Services
1 November 2019	Weatherford U.K. Limited Total E&P U.K. Limited	Drilling Related Fishing, Milling & Thru-Tubing Fishing Services
1 September 2019	Weatherford U.K. Limited Shell U.K. Limited	High Pressure High Temperature Drilling Services
1 March 2017	Weatherford U.K. Limited Shell U.K. Limited	Heavy Duty Wireline Fishing
1 May 2012	Weatherford U.K. Limited CNOOC Petroleum U.K. Limited	Tubular Running Services
1 May 2012	Weatherford U.K. Limited CNOOC Petroleum U.K. Limited	Drilling Rental Tools
1 May 2012	Weatherford U.K. Limited CNOOC Petroleum U.K. Limited	Fishing and Re-Entry Services

39

Date of Relevant Contract	Parties	Details of Relevant Contract
1 December 2011	Weatherford U.K. Limited CNOOC Petroleum U.K. Limited	Sand Control, PDMS and Liner Hanger
1 July 2009	Weatherford U.K. Limited BP Exploration Operating Company Limited	Completion Equipment and Services
1 June 2010	Weatherford U.K. Limited BP Exploration Operating Company Limited	Tubular Running Services
1 November 2015	Weatherford U.K. Limited Apache North Sea Limited	Casing and Tubular Running Services
25 September 2016	Weatherford U.K. Limited Apache North Sea Limited	Drilling Jar and Accelerator Rental Tools
1 August 2016	Weatherford U.K. Limited Apache North Sea Limited	Liner Hanger Systems and Associated Services

40

SCHEDULE 3

INSURANCE POLICIES

[Redacted.]

41

SCHEDULE 4

FORM OF NOTICE OF CHARGE OF BANK ACCOUNTS

PART 1 – FORM OF NOTICE OF CHARGE FOR GENERAL BANK ACCOUNTS

To:     [Name of General Account Bank]

Date: [•]

Dear Sirs,

We hereby give you irrevocable notice that we (the "Company") have charged to Deutsche Bank Trust Company Americas (the "Collateral Agent") all of our right, title, interest and benefit in, to and under account numbers [•] and [•], account name [•] (including any renewal or redesignation thereof) including all moneys standing to the credit of that account from time to time (the "Accounts"). This charge is subject, and without prejudice, to the charge to the Collateral Agent of all our right, title and interest in and to the monies from time to time standing to the credit of the Accounts pursuant to the ABL deed of charge and assignment dated [5] December 2019, notice of which was given to you by a notice dated [●] (the “ABL Deed of Charge and Assignment Notice”).

1.	We irrevocably authorise and instruct you:

(a)	to hold all monies from time to time standing to the credit of the Accounts to the order of the Collateral Agent and to pay all or any part of those monies to the Collateral Agent (or as it may direct) promptly following receipt of written instructions from the Collateral Agent to that effect; and

(b)	to disclose to the Collateral Agent any information relating to the Company and the Accounts which the Collateral Agent may from time to time request you to provide.

2.	We also advise you that:

(a)	the Company may make withdrawals from the Accounts and you may continue to deal with the Company until such time as the Collateral Agent shall notify you (with a copy to the Company) in writing that its permission is withdrawn; and

(b)	the provisions of this notice may only be revoked or varied with the prior written consent of the Collateral Agent .

Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy of this notice and returning it to the Collateral Agent .

42

Schedule

Customer	Account Number	Sort Code	Status

[●]	[●]	[●]	Not blocked

Yours faithfully,

for and on behalf of

Weatherford U.K. Limited

43

[On copy only:]

To:	Deutsche Bank Trust Company Americas [•]

Attention:	[•]

Date:	[•]

At the request of the Collateral Agent and the Company we acknowledge receipt of a notice of charge in the terms set out above in respect of the Accounts (as described in those terms).

We confirm that we will comply with the term of that notice.

We further confirm that:

(a)	the balance standing to the Accounts at today's date is [•], no fees or periodic charges are payable in respect of the Accounts and there are no restrictions on the payment of the credit balance on the Accounts (except, in the case of a time deposit, the expiry of the relevant period) or on the assignment of the Accounts to the Collateral Agent or any third party;

(b)	except for the ABL Deed of Charge and Assignment Notice, we have not received notice of any previous assignments of, charges or other security interests over, or trusts in respect of, any of the rights, title, interests or benefits in, to, under or in respect of the Accounts;

(c)	we will not, save with the Collateral Agent 's prior written consent, exercise any right of combination, consolidation or set-off which we may have in respect of the Accounts; and

(d)	after receipt of the notification referred to in paragraph 2(a) of the notice above, we will act only in accordance with the instructions given by persons authorised by the Collateral Agent and we shall send all statements and other notices given by us relating to the Accounts to the Collateral Agent.

For and on behalf of [name of account-holding bank]

By:

Dated:	[•]

44

PART 2 – FORM OF NOTICE OF CHARGE FOR COLLECTION BANK ACCOUNTS

Form of Notice of Charge for Collection Bank Accounts

Dated:

To:	Barclays Bank PLC
Barclays, Level 10, 1 Churchill Place, Canary Wharf, London, E14 5HP

Attention:	Simon Clark

Dear Sirs,

Weatherford U.K. Limited (the Company) hereby gives notice to Barclays Bank PLC (the Bank) that by a deed of charge and assignment dated [•] (the Deed), the Company charged to Wells Fargo Bank N.A., London Branch as collateral agent (the Collateral Agent) by way of first fixed charge all the Company’s rights, title, interest and benefit in and to the following account(s) held with the Bank and all amounts standing to the credit of such account from time to time:

Account No. [•], sort code [•]-[•]-[•];

(the Blocked Account).

Please acknowledge receipt of this letter by returning a copy of the attached letter on the Bank’s headed notepaper with a receipted copy of this notice forthwith, to Wells Fargo Bank N.A., London Branch, 8th Floor, 33 King William Street, London, EC4R 9AT Attention: Portfolio Manager – [•] and to the Company at the address given above.

The attached acknowledgement letter constitutes our irrevocable instruction to you. Without prejudice to the generality thereof, we hereby acknowledge the provisions of the acknowledgement letter in its entirety and agree in your favour to be bound by the limitations on your responsibility under paragraph (i) of the acknowledgment letter, in each case as if we had signed it in your favour.

Yours faithfully

for and on behalf of
Weatherford U.K. Limited

45

[TO BE PRINTED ON RELEVANT BARCLAYS ENTITY LETTERHEAD]

To:

Wells Fargo Bank N.A., London Branch

8th Floor

33 King William Street

London

EC4R 9AT

(the “Chargee”)

and

Weatherford U.K. Limited

Gotham Road, East Leake

Loughborough

Leicestershire

LE12 6JX

(the “Chargor”)

Dear All

Notice of charge dated                          20[XX] (the “Notice”) relating to the creation of security interest by the Chargor in favour of the Chargee in respect of the account as set out in the Notice

We refer to the Notice relating to the account, details of which are set out below (the “Account”):1

ACCOUNT HOLDER	ACCOUNT NUMBER	SORT CODE

We confirm that:

1.	we will block the Account and not permit any further withdrawals by the Chargor unless and until we receive and acknowledge a notice from the Chargee informing us otherwise. Please note that we will not be able to permit withdrawals from the Account in accordance with the instructions of the Chargee unless and until it has provided a list of authorised signatories confirming which persons have authority on behalf of the Chargee to operate the Account and the Account will remain blocked and non- operational until that time;

1 Only include account details where these were also included in the Notice

46

2.	to the best of our knowledge and belief the business team responsible for the Account has not, as at the date of this acknowledgement, received any notice that any third party has any right or interest whatsoever in or has made any claim or demand or taking any action whatsoever against the Account and / or the debts represented thereby, or any part of any of it or them; and

3.	we are not, in priority to the Chargee, entitled to combine the Account with any other account or to exercise any right of set-off or counterclaim against money in the Account in respect of any sum owed to us provided that, notwithstanding any term of the Notice:

a.	we shall be entitled at any time to deduct from the Account any amounts to satisfy any of our or the Chargor’s obligations and / or liabilities incurred under the direct debit scheme or in respect of other unpaid sums in relation to cheques and payment reversals; and
b.	our agreement in this Acknowledgement not to exercise any right of combination of accounts, set-off or lien over any monies standing to the credit of the Account in priority to the Chargee, shall not apply in relation to our standard bank charges and fees and any cash pooling arrangements provided to the Chargor; and

4.	we will disclose to the Chargee any information relating the Account which the Chargee may from time to time request us to provide.

We do not confirm or agree to any of the other matters set out in the Notice.

Our acknowledgement of the Notice is subject to the following conditions:

1.	we shall not be bound to enquire whether the right of any person (including, but not limited to, the Chargee) to withdraw any monies from the Account has arisen or be concerned with (A) the propriety or regularity of the exercise of that right or (B) be responsible for the application of any monies received by such person (including, but not limited to, the Chargee);

2.	we shall have no liability to the Chargee relating to the Account whatsoever, including, without limitation, for having acted on instructions of the Chargee which on their face appear to be genuine, which comply with the terms of this notice and which otherwise comply with the Chargee’s latest list of signatories held by us or relevant electronic banking system procedures in the case of an electronic instruction, and

3.	we shall not be deemed to be a trustee for the Chargor or the Chargee of the Account.

47

This letter and any non-contractual obligations arising out of or in connection with this letter are governed by the laws of England and Wales.

Yours faithfully

Name:

Position:

For and on behalf of Barclays Bank PLC

Dated

48

SCHEDULE 5

FORM OF NOTICE OF CHARGE OF ASSIGNED AGREEMENTS

To:	[Insert name and address of relevant party]

Date: [•]

Dear Sirs

RE: [describe assigned agreement] dated [●] between you and Weatherford U.K. Limited (the "Company")

1.	We give notice that, by a deed of charge and assignment dated [●] (the "Deed"), we have assigned to Deutsche Bank Trust Company Americas (the "Collateral Agent") as Collateral Agent for certain banks and others all our present and future right, title and interest in and to [insert details of Assigned Agreement] (together with any other agreement supplementing or amending the same, the "Agreement") including all rights and remedies in connection with the Agreement and all proceeds and claims arising from the Agreement. This charge and assignment is subject, and without prejudice, to the charge and assignment to the Collateral Agent of all our right, title and interest in the Agreement pursuant to the ABL deed of charge and assignment dated [5] December 2019, notice of which was given to you by a notice dated [●] (the “ABL Deed of Charge and Assignment Notice”).

2.	Following receipt by you of a written notice from the Collateral Agent specifying that an Enforcement Event (as defined in the Deed) has occurred (but not at any other time) the Company instructs you:

(a)	to disclose to the Collateral Agent at our expense (without any reference to or further authority from us and without any enquiry by you as to the justification for such disclosure), such information relating to the Agreement as the Collateral Agent may from time to time request;

(b)	to hold all sums from time to time due and payable by you to us under the Agreement to the order of the Collateral Agent ;

(c)	to pay or release all or any part of the sums from time to time due and payable by you to us under the Agreement only in accordance with the written instructions given to you by the Collateral Agent from time to time;

(d)	to comply with any written notice or instructions in any way relating to, or purporting to relate to, the Deed or the Agreement or the debts represented thereby which you receive at any time from the Collateral Agent without any reference to or further authority from us and without any enquiry by you as to the justification for or validity of such notice or instruction; and

(e)	to send copies of all notices and other information given or received under the Agreement to the Collateral Agent .

3.	You may continue to deal with us in relation to the Agreement until you review a written notice from the Collateral Agent specifying that an Enforcement Event (as defined in the Deed) has occurred. Following the receipt by you of such a written notice, we are not permitted to receive from you, otherwise than through the Collateral Agent , any amount in respect of or on account of the sums payable to us from time to time under the Agreement or to agree any amendment or supplement to, or waive any obligation under, the Agreement without the prior written consent of the Collateral Agent ..

49

4.	This notice may only be revoked or amended with the prior written consent of the Collateral Agent .

5.	Please confirm by completing the enclosed copy of this notice and returning it to the Collateral Agent (with a copy to us) that you agree to the above and that:

(a)	you accept the instructions and authorisations contained in this notice and you undertake to comply with this notice; and

(b)	except for the ABL Deed of Charge and Assignment Notice, you have not, at the date this notice is returned to the Collateral Agent , received notice of the assignment or charge, the grant of any security or the existence of any other interest of any third party in or to the Agreement or any proceeds of it and you will notify the Collateral Agent promptly if you should do so in future.

6.	This notice, and any acknowledgement in connection with it, and any non-contractual obligations arising out of or in connection with any of them, shall be governed by English law.

Yours faithfully

for and on behalf of

Weatherford U.K. Limited

50

[On copy]

To:	Deutsche Bank Trust Company Americas
as Collateral Agent [•]

Copy to:	Weatherford U.K. Limited

Gotham Road, East Leake,

Loughborough,

Leicestershire LE12 6JX

Dear Sirs

We acknowledge receipt of the above notice and consent and agree to its terms. We confirm and agree to the matters set out in paragraph [5] in the above notice.

for and on behalf of

[Name of relevant party]

Dated: [●]

51

SCHEDULE 6

FORM OF NOTICE OF CHARGE OF INSURANCE POLICIES

To:        [insert name and address of insurance company]

Dated: [●]

Dear Sirs

Re:        [here identify the relevant insurance policy(ies)] (the "Policies")

We notify you that, Weatherford U.K. Limited (the "Company") has assigned to Deutsche Bank Trust Company Americas (the "Collateral Agent") for the benefit of itself and certain other banks and financial institutions (the "Secured Parties") all its right, title and interest in the Policies as security for certain obligations owed by the Company to the Secured Parties by way of a deed of charge and assignment dated [●] (the "Deed"). This assignment is subject, and without prejudice, to the assignment to the Collateral Agent of all our right, title and interest in the Policies pursuant to the ABL deed of charge and assignment dated [5] December 2019, notice of which was given to you by a notice dated [●] (the “ABL Deed of Charge and Assignment Notice”).

We further notify you that:

1.	Prior to receipt by you of a written notice from the Collateral Agent specifying that an Enforcement Event (as defined in the Deed) has occurred, the Company will continue to have the sole right to deal with you in relation to the Policies (including any amendment, waiver or termination thereof or any claims thereunder).

2.	Following receipt by you of a written notice from the Collateral Agent specifying that a Enforcement Event has occurred (but not at any other time) the Company irrevocably authorises you:

(a)	to pay all monies to which the Company is entitled under the Policies direct to the Collateral Agent (or as it may direct) promptly following receipt of written instructions from the Collateral Agent to that effect; and

(b)	to disclose to the Collateral Agent any information relating to the Policies which the Collateral Agent may from time to time request in writing.

3.	The provisions of this notice may only be revoked or varied with the written consent of the Collateral Agent and the Company.

4.	Please sign and return the enclosed copy of this notice to the Collateral Agent (with a copy to the Company) by way of confirmation that:

(a)	you agree to act in accordance with the provisions of this notice;

(b)	except for the ABL Deed of Charge and Assignment Notice, you have not previously received notice (other than notices which were subsequently irrevocably withdrawn) that the Company has assigned its rights under the Policies to a third party or created any other interest (whether by way of security or otherwise) in the Policies in favour of a third party; and

52

(c)	you have not claimed or exercised nor do you have any outstanding right to claim or exercise against the Company, any right of set off, counter claim or other right relating to the Policies.

The provisions of this notice are governed by English law.

Yours faithfully

for and on behalf of

Weatherford U.K. Limited

53

[On acknowledgement copy]

To:	Deutsche Bank Trust Company Americas
as Collateral Agent [•]

Copy to:	Weatherford U.K. Limited

Gotham Road, East Leake, Loughborough, Leicestershire LE12 6JX

We acknowledge receipt of the above notice and confirm the matters set out in paragraphs 4(a) to (c) above.

for and on behalf of

[Insert name of insurance company]

Dated:     [●]

54

EXECUTION VERSION

DATED                           , 2019

WEATHERFORD EURASIA LIMITED

(the Mortgagor)

- and -

DEUTSCHE BANK TRUST COMPANY AMERICAS

(the Collateral Agent)

EQUITABLE SHARE MORTGAGE

This Equitable Share Mortgage is entered into subject to the terms of the Intercreditor Agreement dated on or about the date of this Deed (as amended from time to time).

i

26.	RELEASE OF SECURITY	17
27.	MISCELLANEOUS	18
28.	ASSIGNMENT, ETC	19
29.	NOTICES	19
30.	GOVERNING LAW AND JURISDICTION	19

SCHEDULE 1	ORIGINAL SHARES	24
SCHEDULE 2	REPRESENTATIONS AND WARRANTIES	25
SCHEDULE 3	COVENANTS	26

ii

THIS DEED is made on                        , 2019

BETWEEN

(1)	WEATHERFORD EURASIA LIMITED, a limited company incorporated in England and Wales under registered number 02440463, whose registered office is at Weatherford Gotham Road, East Leake, Loughborough, Leicestershire LE12 6JX, (the "Mortgagor"); and

(2)	DEUTSCHE BANK TRUST COMPANY AMERICAS, (the "Collateral Agent"), which expression includes its successors in title and assigns acting for itself and on behalf of the Secured Parties as the holders of the Secured Obligations (as defined below).

WHEREAS

(A)	Under the Loan Agreement (as defined below) the Lenders have granted to the Borrowers a letter of credit line facility (the "Facility").

(B)	Under the Guarantee various Affiliates of the Parent, including the Mortgagor, have guaranteed the obligations of the Borrowers under the Loan Agreement.

(C)	The Mortgagor is the direct owner of the entire issued share capital of the Company.

(D)	Under the terms of the Loan Agreement the Mortgagor is required to execute and deliver this equitable share mortgage of the entire issued share capital of the Company in favour of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations (each as defined below).

(E)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed, capitalised words and phrases used but not defined herein shall have the meanings set out in the Loan Agreement and the following words and phrases shall have the meanings set out below.

"ABL Equitable Share Mortgage" means an equitable share mortgage dated on or about the date hereof between, amongst others, the Mortgagor and Wells Fargo Bank, National Association as collateral agent, granted pursuant to an asset based loan credit agreement dated on or about the date of this Deed between, amongst others, Weatherford International Ltd. and Weatherford International, LLC as borrowers, the lenders party thereto, and Wells Fargo Bank, National Association as collateral agent.

"Business Day" means any day other than a Saturday, Sunday or bank holiday on which banks are open for business in London and New York City.

"Cash" means cash within the meaning of Financial Collateral Arrangements (No. 2) Regulations 2003;

"Company" means Weatherford U.K. Limited, a company incorporated in England and Wales under registered number 00862925, whose registered office is at Gotham Road, East Leake, Loughborough, Leicestershire LE12 6JX.

"Delegate" means a delegate or a sub-delegate of the Collateral Agent or of any Receiver appointed under this Deed.

"Derived Assets" means, with respect to the Company, any Shares, rights or other property of a capital nature which accrue or are offered, issued or paid at any time (whether by way of rights, redemption, substitution, exchange, conversion, purchase, bonus, consolidation, subdivision, preference, warrant, option or otherwise) in respect of:

(a)	the Original Shares;

(b)	any Further Shares; and

(c)	any Shares, rights or other property previously accruing, offered, issued or paid as mentioned in this definition,

provided, however, that "Derived Assets" shall not include any Excluded Assets.

"Disputes" means any disputes or claims which may arise out of or in connection with this Deed or the Security (including, without limitation, regarding their respective existence, validity or termination and any non-contractual obligations or liabilities arising in connection with them).

"Dividends" means any dividends, interest and other income paid or payable in respect of the Original Shares, any Further Shares or any Derived Assets (but "Dividends" shall exclude, for the avoidance of doubt, any Excluded Assets).

"Enforcement Event" has the meaning set out in Clause 14.1 (Enforceability).

"Financial Collateral" means financial collateral within the meaning of the Financial Collateral Arrangements Regulations.

"Financial Collateral Arrangements Regulations" means the Financial Collateral Arrangements (No.2) Regulations 2003, as amended.

"Further Shares" means all Shares (other than the Original Shares and any Shares comprised in any Derived Assets) issued by the Company at any time after the execution of this Deed.

"Guarantee" means an Affiliate Guaranty dated as of on or about the date of this Deed between, among others, the Parent and the Collateral Agent.

"Insolvency Act" means the Insolvency Act 1986.

2

"Insolvency Event" in relation to any person, means: (a) such person is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness (including any composition, assignment or arrangement with any creditor of such person); (b) any resolution is passed or order made for the winding up, dissolution, administration or reorganisation of that person, a moratorium is declared in relation to any indebtedness of that person or an administrator is appointed to that person (other than a solvent liquidation or reorganisation of such person on terms previously approved in writing by the Collateral Agent); (c) the appointment of any liquidator (other than a solvent liquidation or reorganisation of such person on terms previously approved in writing by the Collateral Agent), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of that person or any of its assets; or (d) in respect of any person, any analogous procedure or step is taken in any jurisdiction.

"Intercreditor Agreement" means the intercreditor agreement, dated on or about the date of this Deed, among the Collateral Agent, Wells Fargo Bank, National Association, the Parent, Weatherford International Ltd., Weatherford International LLC, and the other grantors of the Parent named therein.

"Loan Agreement" means the letter of credit facility agreement, between, among others, the Parent, the Collateral Agent and the Lenders, dated on or about the date of this Deed.

"Loss" means any liability, damages, claim, cost, loss, penalty, expense, demand (or actions in respect thereof) including, without limitation, all charges and fees (professional and otherwise), together with all costs, disbursements and expenses in connection therewith.

"LPA" means the Law of Property Act 1925.

"Original Shares" means the Shares in the Company details of which are set out in Schedule 1 (Original Shares).

Parent" means Weatherford International Public Limited Company, a public limited company incorporated in the Republic of Ireland, with registered number 540406 whose registered office address is 70 Sir John Rogerson's Quay, Dublin 2.

"Payment in Full" means the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification obligations as to which no claim has been received by the Mortgagor) shall have been paid in full in cash.

"Proceedings" means any proceedings, suit or action arising out of or in connection with any Disputes or otherwise arising out of or in connection with this Deed or the Security (including, without limitation, regarding their respective existence, validity or termination and any non-contractual obligations or liabilities arising in connection with them).

"Receiver" means a receiver and manager or receiver of all or any of the Secured Assets, in each case appointed under this Deed.

"Relevant Person" means each Receiver and each Delegate and each such person's respective officers, employees and agents.

3

"Required Currency" has the meaning set out in Clause 14.3(b)(ii) (Appropriation of Financial Collateral).

"Rights" means rights, benefits, powers, privileges, authorities, discretions, remedies and liberties (in each case, of any nature whatsoever).

"Secured Assets" means the Original Shares, any Further Shares, any Derived Assets and any Dividends (but "Secured Assets" shall exclude, for the avoidance of doubt, any Excluded Assets).

"Secured Obligations" has the meaning given to it in the Loan Agreement but, for the avoidance of doubt, shall also include all reasonable and documented legal costs, charges and expenses and any other Loss which the Collateral Agent, any Receiver or any Delegate may incur in enforcing or obtaining, or attempting to enforce or obtain, payment of any such moneys and liabilities to the extent that such costs, charges, expenses and other Losses are of the type which are reimbursable by the Borrowers pursuant to Section 11.03 (Expenses, etc.) of the Loan Agreement.

"Secured Parties" has the meaning given to it in the Loan Agreement.

"Security" means any or all of the Security Interests created or expressed to be created, or which may at any time hereafter be created, by or pursuant to this Deed.

"Security Interest" means any mortgage, fixed or floating charge, sub-mortgage or charge, pledge, lien, assignment by way of security or subject to a proviso for reassignment, encumbrance, hypothecation, any title retention arrangement (other than in respect of goods purchased in the ordinary course of trading), any agreement or arrangement having substantially the same economic or financial effect as any of the foregoing (including any "hold back" or "flawed asset" arrangement) and any security interest or agreement or arrangement analogous to any of the foregoing arising under the laws of any other jurisdiction.

"Shares" means, with respect to the Company, stocks and shares of any kind (but "Shares" shall exclude, for the avoidance of doubt, any Excluded Assets).

"Tax" and "Taxes" has the meaning given to it in the Loan Agreement.

"Third Parties Act" means the Contracts (Rights of Third Parties) Act 1999.

1.2	Interpretation

In this Deed, the following rules of interpretation apply, unless otherwise specified or the context otherwise requires.

(a)	Person: a reference to a "person" includes any individual, firm, partnership, body corporate, unincorporated association, government, state or agency of a state, local or municipal authority or government body, trust, foundation, joint venture or association (in each case whether or not having separate legal personality).

4

(b)	References to this Deed and other agreements and documents: a reference to this Deed or to another deed, agreement, document or instrument (including, without limitation, any share certificate and any Loan Document) is a reference to this Deed or to the relevant other deed, agreement, document or instrument as supplemented, varied, amended, modified, novated or replaced from time to time and to any agreement, deed or document executed pursuant thereto.

(c)	Successors, transferees and assigns: a reference to a person (including, without limitation, any party to this Deed, any Secured Party and any party to any Loan Document) shall include reference to its successors, transferees (including by novation) and assigns and any person deriving title under or through it, whether in security or otherwise, any person into which such person may be merged or consolidated, any company resulting from any merger or consolidation of such person and any person succeeding to all or substantially all of the business of that person.

(d)	Statutory provisions: a reference to any statute, statutory provision, order, instrument, rule or regulation is to that statute, provision, order, instrument, rule or regulation as amended or re-enacted from time to time, any provision of which it is a re-enactment or consolidation and any order, instrument or regulation made or issued under it.

(e)	Headings: headings are for convenience only and shall not affect the interpretation of this Deed.

(f)	Clauses, Schedules and Paragraphs: a reference to a Clause is to a clause in this Deed; a reference to a Schedule is to a schedule to this Deed; a reference to a Paragraph is to a paragraph of a Schedule; and a reference to this Deed includes a reference to each of its Schedules.

(g)	Disposal: a reference to "disposal" includes any of the following, whether by a single transaction or series of transactions whether related or not, and whether voluntary or involuntary: a sale, transfer, assignment, loan, parting with any interest in or permitting the use by another person of, the grant of any option to purchase or pre-emption right or other present or future right to acquire or create any interest in, or any other disposal or dealing, and "dispose" shall be construed accordingly.

(h)	Loan Agreement and Intercreditor Agreement: The undertakings and other obligations of the Mortgagor, Collateral Agent or any other person under this Deed shall at all times be read and construed as subject to the provisions of the Loan Agreement, the Intercreditor Agreement and the Guarantee which shall prevail in case of any conflict. The terms of this Deed shall not operate or be construed so as to prohibit or restrict any transaction or matter that is permitted by the Loan Agreement or the Intercreditor Agreement.

2.	TRUST

2.1	The Collateral Agent shall hold, and hereby declares that it shall hold, the benefit of the Security and the benefit of all representations, warranties, covenants and undertakings under this Deed on trust for the Secured Parties on and subject to the terms of this Deed and the Mortgagor hereby acknowledges such trusts.

5

2.2	In this Deed the Collateral Agent acts under the authority of the Secured Parties contained in Article X (Administrative Agent) of the Loan Agreement and in accordance with, subject to and with the full benefit of the provisions of such Article X (Administrative Agent).

3.	INTERCREDITOR AGREEMENT

3.1	The priority of claims in relation to this Deed and the ABL Equitable Share Mortgage shall be subject to the Intercreditor Agreement. Each Secured Party, of its acceptance of the benefits of this Deed (a) consents to the subordination of security provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent on behalf of such Secured Party. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to Borrowers or to acquire any notes or other evidence of any debt obligation owing from the Borrowers and such Secured Parties are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

3.2	Notwithstanding any other provision contained herein, this Deed, the security created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable LC Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Deed and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail.

4.	ABL EQUITABLE SHARE MORTGAGE

4.1	All security created under this Deed does not affect the security created by the ABL Equitable Share Mortgage.

4.2	Notwithstanding any provision of this Deed, provided that the Mortgagor is in compliance with the terms of the ABL Equitable Share Mortgage (including without limitation, any obligation to deliver or deposit any deeds, documents of title, certificates, evidence of ownership or other original documentation thereunder) then to the extent that the terms of this Deed impose the same or substantially the same obligation in respect of such deeds, documents of title, certificates, evidence of ownership or other original documentation, the Mortgagor will be deemed to have complied with the relevant obligations under this Deed by virtue of its compliance under the ABL Equitable Share Mortgage, provided however that, in the event that the terms of the ABL Equitable Share Mortgage no longer continue to be in full force and effect or the ABL Equitable Share Mortgage is released or discharged (or as otherwise required by the Intercreditor Agreement) the Mortgagor shall be required to as soon as reasonably practicable comply with the relevant obligations under this Deed. The Collateral Agent may retain any document delivered to it under this Deed or otherwise only until such time as the Security Interests created under this Deed are irrevocably released.

6

5.	COVENANT TO PAY

Subject to any limits on its liability and any grace periods specifically recorded in the Loan Documents, the Mortgagor covenants with the Collateral Agent to pay and discharge all Secured Obligations which may from time to time be or become due, owing or payable by the Mortgagor (whether as principal or surety and whether or not jointly with another) to or to the order of the Collateral Agent under, pursuant to or in connection with the Loan Agreement, the Guarantee and/or this Deed, as applicable, in each case at the times when, and in the currency or currencies and in the manner in which, they are expressed to be due, owing or payable herein or therein.

6.	CREATION OF SECURITY

The Mortgagor, as continuing security for the payment and discharge of the Secured Obligations and with full title guarantee, charges by way of fixed charge all of its Rights, title and interest in and to the Original Shares, all Further Shares, all Derived Assets and all Dividends in favour of the Collateral Agent.

7.	COVENANT TO DEPOSIT

7.1	Original Shares and Further Shares

The Mortgagor shall, promptly after execution of this Deed in the case of the Original Shares, and within 15 Business Days (or such later date as may be agreed upon by the Collateral Agent) of issue of any Further Shares deposit with the Collateral Agent (or other person nominated by the Collateral Agent):

(a)	all share certificates, documents of title and other documentary evidence of ownership in relation to such Shares; and

(b)	transfers of such Shares duly executed by the Mortgagor or its nominee with the name of the transferee left blank, or if the Collateral Agent so requires, duly executed by the Mortgagor or its nominee in favour of the Collateral Agent (or its nominee).

7.2	Derived Assets

The Mortgagor shall promptly and in any event within 15 Business Days (or such later date as may be agreed upon by the Collateral Agent) of the issue, accrual or offer of any Derived Assets, deliver to the Collateral Agent or procure the delivery to the Collateral Agent of:

(a)	all share certificates, renounceable certificates, letters of allotment, documents of title and other documentary evidence of ownership in relation to the Derived Assets;

(b)	such documents as are referred to Clauses 7.1(b) (Original Shares and Further Shares) in relation to any Shares comprised in such Derived Assets; and

(c)	such other documents as the Collateral Agent may reasonably require to enable the Collateral Agent (or its nominee) or, after the occurrence of an Enforcement Event, any Receiver or any purchaser to be registered as the owner of, or otherwise to obtain legal title to, the Derived Assets in accordance with this Deed.

7

8.	FURTHER ASSURANCE

The Mortgagor shall, at its own cost, promptly take whatever action the Collateral Agent or any Receiver may reasonably require with a view to:

(a)	creating, preserving, perfecting or protecting any of the Security or the first priority of any of the Security (subject to any Liens permitted by Section 8.04 (Liens) of the Loan Agreement);

(b)	facilitating the enforcement of the Security or the exercise of any Rights vested in the Collateral Agent or any Receiver in connection with this Deed; or

(c)	providing more effectively to the Collateral Agent the full benefit of the Rights conferred on it by this Deed and otherwise giving full effect to the provisions of this Deed,

including, without limitation, executing such assignments, transfers and conveyances of the Secured Assets (whether in favour of the Collateral Agent, any Secured Party or otherwise), giving such notices and making such filings and registrations as the Collateral Agent or any Receiver shall reasonably require, in each case in such form and on such terms as the Collateral Agent or Receiver shall reasonably specify.

9.	VOTING RIGHTS AND DIVIDENDS

9.1	Prior to a Enforcement Event

(a)	Prior to such time as the Collateral Agent has, following the occurrence of an Enforcement Event, notified the Mortgagor in writing that it has elected to collect any Dividends in accordance with the terms of this Deed, the Mortgagor shall be entitled to receive and retain free from the Security any Dividends paid to it.

(b)	Prior to such time as the Collateral Agent has, following the occurrence of an Enforcement Event, notified the Mortgagor in writing that it has elected to exercise voting and other Rights relating to the Secured Assets in accordance with the terms of this Deed, the Mortgagor shall be entitled to exercise and control the exercise of all voting and other Rights relating to the Secured Assets provided that it shall not exercise any such voting rights or powers in a manner which would diminish the effectiveness or enforceability of the Security Interests created under this Deed in any material respect or restrict the transferability of the Secured Assets by the Collateral Agent or any Relevant Person.

9.2	Following an Enforcement Event

Upon, and at all times after, the occurrence of any Enforcement Event:

(a)	at the request of the Collateral Agent, all Dividends shall be paid to and retained by the Collateral Agent or, if appointed, any Receiver and any such monies which may be received by the Mortgagor shall, pending such payment, be segregated from any other property of the Mortgagor and held in trust for the Collateral Agent; and

8

(b)	the Collateral Agent or, if appointed, any Receiver may, for the purpose of preserving the value of the Security or realising it, direct the exercise of all voting and other Rights relating to the Secured Assets and the Mortgagor shall procure that all voting and other Rights relating to the Secured Assets are exercised in accordance with such instructions as may, from time to time, be given to the Mortgagor by the Collateral Agent, or, if appointed, any Receiver and the Mortgagor shall deliver to the Collateral Agent or, if appointed, any Receiver such forms of proxy or other appropriate forms of authorisation as may be required to enable the Collateral Agent or, as the case may be, Receiver to exercise such voting and other Rights.

10.	REPRESENTATIONS AND WARRANTIES

The Mortgagor represents and warrants to the Collateral Agent that each of the matters set out in Schedule 2 (Representations and Warranties) (save the matters in paragraph 2) is true and correct as at the date hereof. Each representation and warranty 2 will be given (and the matters therein true and correct) on the date of each issue of any Shares referred to in it.

11.	RESTRICTIONS ON DEALINGS

11.1	Security

The Mortgagor may only create, incur, assume or permit to exist a Security Interest on any Secured Asset if it is permitted by Section 8.04 (Liens) of the Loan Agreement.

11.2	Disposals

The Mortgagor may only Dispose of any Secured Asset if it is permitted by Section 8.05 (Asset Dispositions) of the Loan Agreement.

12.	COVENANTS

The Mortgagor covenants with the Collateral Agent in the terms set out in Schedule 3 (Covenants).

13.	POWER OF ATTORNEY

13.1	The Mortgagor irrevocably and by way of security appoints the Collateral Agent and each Receiver severally to be its attorney (each with full powers of substitution and delegation), on its behalf, in its name or otherwise, and, after the occurrence of an Enforcement Event, at such times and in such manner as the attorney may reasonably think fit:

(a)	to do anything which the Mortgagor is obliged to do under this Deed but has not done in a timely manner; and

(b)	to do anything which it reasonably considers appropriate in relation to the exercise of any of its Rights under this Deed, the LPA, the Insolvency Act or otherwise,

9

including, without limitation, the execution and delivery of transfers of any Secured Asset (to the Collateral Agent or otherwise) (but only after an Enforcement Event), the completion of any stock transfer form deposited with the Collateral Agent pursuant to Clause 7 (Covenant to Deposit) (but only after an Enforcement Event), the giving of any notice relating to all or any of the Secured Assets or Security, the execution of any other document whatsoever and (but only after an Enforcement Event) the exercise of any voting or other Rights of the Mortgagor in its capacity as legal owner of the Original Shares, Further Shares and any other shares comprised in any Derived Asset.

13.2	The Mortgagor hereby ratifies and confirms and agrees to ratify and confirm whatever the attorney shall do or purport to do in the exercise or purported exercise of its Rights as attorney.

14.	ENFORCEMENT

14.1	Enforceability

The Security shall, subject to any prohibition or restriction imposed by law, become enforceable upon and at any time after an Event of Default occurs and is continuing (an "Enforcement Event").

14.2	Enforcement

(a)	At any time after the Security has become enforceable in accordance with Clause 14.1 (Enforceability), the Collateral Agent may (but shall not be obliged to) do any one or more of the following:

(i)	take possession of, get in and collect all or any of the Secured Assets, and in particular take any steps necessary to vest all or any of the Secured Assets in the name of the Collateral Agent or its nominee including completing any transfers of any shares comprised in the Secured Assets and receive and retain any dividends;

(ii)	exercise all rights conferred on a mortgagee by law including, without limitation, under the LPA (as such rights are varied or extended, where applicable, by this Deed);

(iii)	exercise its rights under Clause 14.3 (Appropriation of Financial Collateral);

(iv)	sell, exchange, convert into money or otherwise dispose of or realise the Secured Assets (whether by public offer or private contract) to any person and for such consideration (whether comprising cash, debentures or other obligations, shares or other valuable consideration of any kind) and on such terms (whether payable or deliverable in a lump sum or by instalments) as it may reasonably think fit, and for this purpose complete any transfers of any of the Secured Assets;

(v)	following written notice to the Mortgagor, exercise or direct the exercise of all voting and other Rights relating to the Secured Assets in such manner as it may reasonably think fit;

(vi)	settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, Disputes, questions and demands relating in any way to the Secured Assets;

10

(vii)	bring, prosecute, enforce, defend and abandon actions, suits and Proceedings in relation to the Secured Assets;

(viii)	exercise its rights under Clause 15 (Appointment Of Receivers); and

(ix)	do all such other acts and things it may consider necessary or expedient for the realisation of the Secured Assets, or incidental to the exercise of any of the Rights conferred on it, under or in connection with this Deed or the LPA and to concur in the doing of anything which it has the Right to do and to do any such thing jointly with any other person.

(b)	For the purposes only of section 101 of the LPA, the Secured Obligations shall be deemed to have become due, and the powers conferred by that section (as varied and extended by this Deed) shall be deemed to have arisen immediately upon execution of this Deed.

(c)	Sections 93 and 103 of the LPA shall not apply to this Deed.

14.3	Appropriation of Financial Collateral

(a)	At any time after the Security has become enforceable in accordance with Clause 14.1 (Enforceability), the Collateral Agent may, by the giving of written notice to the Mortgagor, appropriate all or any part of the Original Shares, Further Shares, any Shares comprised in any Derived Asset and any other Secured Asset which constitutes Financial Collateral.

(b)	If the Collateral Agent exercises that power of appropriation:

(i)	any Original Shares, Further Shares or Shares comprised in any Derived Asset shall be valued by the Collateral Agent as at the time of exercise of the power; their value shall be the amount of any cash payment which the Collateral Agent reasonably determines would be received on a sale or other disposal of such Shares effected for payment as soon as reasonably possible after that time; and the Collateral Agent will make that determination in a commercially reasonable manner (including by way of an independent valuation); and

(ii)	any Secured Asset appropriated which constitutes Cash and which is not denominated in the currency in which any Secured Obligations which then remain unpaid are required to be paid (the "Required Currency") shall be valued as if it had been converted into the Required Currency on the date of appropriation (or as soon as practicable thereafter) at the rate of exchange at which the Collateral Agent is able, on the relevant day, to purchase the Required Currency with the other.

11

15.	APPOINTMENT OF RECEIVERS

15.1	Appointment and removal

At any time after the Security has become enforceable in accordance with Clause 14.1 (Enforceability) the Collateral Agent may, by deed or other instrument signed by any manager or officer of the Collateral Agent or by any other person authorised for this purpose by the Collateral Agent, appoint any person or persons to be Receiver or Receivers of all or any part of the Secured Assets, on such terms as the Collateral Agent reasonably thinks fit, and may similarly remove any Receiver (subject, where relevant, to any requirement for a court order) whether or not the Collateral Agent appoints any person in his place and may replace any Receiver.

15.2	More than one Receiver

If more than one person is appointed as Receiver, the Collateral Agent may give the relevant persons power to act jointly or severally.

15.3	Appointment over part of the Secured Assets

If any Receiver is appointed over only part of the Secured Assets:

(a)	references in this Deed to the Rights of a Receiver in relation to Secured Assets shall be construed as references to the relevant part of the Secured Assets; and

(b)	the Collateral Agent may subsequently extend his appointment (or that of any Receiver replacing him) to any other part of the Secured Assets, or appoint another Receiver over that or any other part of the Secured Assets.

15.4	Statutory restrictions

(a)	Section 109(1) of the LPA shall not apply to this Deed.

(b)	The Collateral Agent's rights to appoint a Receiver or Receivers hereunder are subject to the restrictions set out in Part III of Schedule A1 to the Insolvency Act.

15.5	Agent of the Mortgagor

(a)	Each Receiver shall, so far as the law permits, be the agent of the Mortgagor and the Mortgagor alone shall be responsible for each Receiver's remuneration and for his acts, omissions or defaults, and shall be liable on any contracts or engagements made, entered into or adopted by him and for any Losses incurred by him save, in each case, in circumstances where the liabilities or Losses arises as a direct result of the Receiver’s gross negligence or wilful misconduct.

(b)	The Collateral Agent shall not be responsible for or incur any liability (whether to the Mortgagor or any other person) in connection with any Receiver's acts, omissions, defaults, contracts, engagements or Losses save, in each case, in circumstances where the liabilities or Losses arises as a direct result of the Receiver’s gross negligence or wilful misconduct.

(c)	Notwithstanding Clause 15.5(a) (Agent of the Mortgagor) if a liquidator of the Mortgagor is appointed, the Receiver shall thereafter act as principal and not as agent for the Collateral Agent, unless otherwise agreed by the Collateral Agent.

12

16.	RIGHTS OF RECEIVERS

16.1	General

Any Receiver appointed under this Deed shall (subject to any contrary provision specified in his appointment) have all the Rights of the Collateral Agent under Clause 17 (Rights of Collateral Agent and Secured Parties) (insofar as applicable to a Receiver) and shall exercise the Rights, either in his own name or in the name of the Mortgagor or otherwise and in such manner and upon such terms and conditions as the Receiver reasonably thinks fit:

(a)	Rights under Clause 14.2(a) (Enforcement): to exercise any or all of the Rights conferred upon the Collateral Agent under Clause 14.2(a)(i) to 14.2(a)(vii) and under Clause 14.2(a)(ix), as if reference to "Collateral Agent" in Clause 14.2(a)(i) were a reference to "Receiver";

(b)	Insolvency Act: to exercise all rights set out in Schedule 1 of the Insolvency Act as in force at the date of this Deed (whether or not in force at the date of exercise) and all other powers conferred by law, at the time of exercise, on Receivers;

(c)	Raise or borrow money: to raise or borrow money, either unsecured or on the security of any Secured Asset (either in priority to the Security or otherwise) for any purpose whatsoever, including, without limitation, for the purpose of exercising any of the Rights conferred upon the Receiver by or pursuant to this Deed or of defraying any costs, charges, Losses, liabilities or expenses (including his remuneration) incurred by or due to the Receiver in the exercise thereof, in each case and at all times, in accordance with its express power to raise or borrow money pursuant to Schedule 1 of the Insolvency Act;

(d)	Redemption of Security Interests: to redeem any Security Interest (whether or not having priority to the Security) over any Secured Asset and to settle the accounts of holders of such interests and any accounts so settled shall be conclusive and binding on the Mortgagor;

(e)	Receipts: to give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Secured Asset;

(f)	Delegation: to delegate to any person any Rights exercisable by the Receiver under or in connection with this Deed, either generally or specifically and on such terms as the Receiver reasonably thinks fit; and

(g)	General: to do all such other acts and things the Receiver considers necessary or desirable in connection with the exercise of any of the Rights conferred upon the Receiver hereunder or by law and all things the Receiver considers incidental or conducive to the exercise and performance of such Rights and obligations and to do anything which the Receiver has the right to do jointly with any other person.

16.2	Remuneration

Subject to section 36 of the Insolvency Act, the remuneration of any Receiver may be fixed by the Collateral Agent without being limited to the maximum rate specified by section 109(6) of the LPA. Such remuneration shall be payable by the Mortgagor alone. The amount of such remuneration may be debited by the Collateral Agent from any account of the Mortgagor but shall, in any event, form part of the Secured Obligations and accordingly be secured on the Secured Assets under the Security. Such remuneration shall be paid on such terms and in such manner as the Collateral Agent and Receiver may from time to time agree or failing such agreement as the Collateral Agent reasonably determines.

13

17.	RIGHTS OF COLLATERAL AGENT AND SECURED PARTIES

17.1	Receipts

The Collateral Agent may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Secured Asset.

17.2	Delegation

The Collateral Agent may at any time, and from time to time, delegate to any person any Rights exercisable by the Collateral Agent under or in connection with this Deed on such terms and conditions (including power to sub-delegate) as the Collateral Agent thinks fit.

17.3	Redemption of prior Security Interests

The Collateral Agent may, at any time after an Enforcement Event has occurred, redeem any Security Interest having priority to the Security at any time or procure the transfer thereof to the Collateral Agent and may settle the accounts of holders of such interests and any account so settled shall be conclusive and binding on the Mortgagor. All principal monies, interest and Losses of and incidental to such redemption or transfer shall be paid by the Mortgagor to the Collateral Agent promptly on demand.

17.4	Suspense account

Until Payment in Full, the Collateral Agent or the Receiver (as appropriate) may at any time credit to and retain in an interest bearing suspense account, for such period as it reasonably thinks fit, any moneys received, recovered or realised pursuant to this Deed, without any obligation to apply all or any part of the same in or towards the discharge of the Secured Obligations.

17.5	New account

If the Collateral Agent receives notice (actual or constructive) of any subsequent Security Interest (other than any Security Interest permitted under the Loan Agreement) over any Secured Asset, or if an Insolvency Event in relation to the Mortgagor occurs, each Secured Party may open a new account in the name of the Mortgagor (whether or not it allows any existing account to continue), and if it does not do so, it shall be deemed to have done so at the time the Collateral Agent received or was deemed to have received such notice or at the time that the Insolvency Event commenced (such time the "Relevant Time"). Thereafter, all subsequent payments by the Mortgagor to the relevant Secured Party and all payments received by the relevant Secured Party for the account of the Mortgagor, whether received from the Collateral Agent or otherwise, shall be credited or deemed to have been credited to the new account, and shall not operate to reduce the Secured Obligations owing to such Secured Party at the Relevant Time.

14

17.6	Other security and rights

The Collateral Agent may, at any time, without affecting the Security or the liability of the Mortgagor under this Deed: (a) refrain from applying or enforcing any other moneys, Security Interests or rights held or received by it (or any trustee or agent on its behalf) in respect of any Secured Obligations; or (b) apply and enforce the same in such manner and order as it reasonably sees fit (whether against those amounts or otherwise), and the Mortgagor waives any right it may have of first requiring the Collateral Agent to proceed against any other person, exercise any other rights or take any other steps before exercising any Rights under or pursuant to this Deed.

18.	APPLICATION OF MONEYS

18.1	Application

All moneys realised, received or recovered by the Collateral Agent or any Receiver in the exercise of their respective Rights under or in connection with this Deed, shall (subject, in each case, to any claims ranking in priority as a matter of law) be applied in or towards, in the order specified in the Loan Agreement.

18.2	Statutory Provisions

Sections 105, 107(2) and 109(8) of the LPA shall not apply to this Deed.

19.	LIABILITY OF COLLATERAL AGENT, RECEIVER AND DELEGATES

19.1	No Relevant Person shall, in any circumstances, (whether as mortgagee in possession or otherwise) be liable to the Mortgagor or to any other person for any Loss arising under or in connection with this Deed or the Security, including, without limitation, any Loss relating to: (a) the enforcement of the Security in accordance with this Deed; or (b) any exercise, purported exercise or non-exercise of any Right under or in relation to this Deed or the Security.

19.2	Clause 19.1 (Liability of Collateral Agent, Receiver ) shall not apply in respect of any Loss to the extent that it has been found by a final non-appealable judgment of a court of competent jurisdiction to have been incurred by reason of the Relevant Person’s gross negligence, wilful misconduct or unlawful conduct.

19.3	The Mortgagor may not take any proceedings against any officer, employee or agent of the Collateral Agent or of any Receiver or of any Delegate in respect of any claim against the Collateral Agent, Receiver or Delegate or in respect of any act or omission of such officer, employee or agent (save where such act has been found by a final non-appealable judgment of a court of competent jurisdiction to have been a direct result of his or its gross negligence, wilful misconduct or unlawful conduct), in each case in connection with this Deed.

19.4	Each officer, employee and agent of the Collateral Agent or of any Receiver or Delegate may rely on this Clause 19 (Liability of Collateral Agent, Receiver ) in accordance with the Third Parties Act (but subject to Clause 27.5 (Third party rights)).

15

20.	INDEMNITY

The Mortgagor shall indemnify each Relevant Person to the extent that and in the manner in which the Borrowers indemnify the Indemnitees under Section 11.04 (Indemnity) of the Loan Agreement. Each Relevant Person may rely on this Clause 20 (Indemnity) in accordance with the Third Parties Act but subject to Clause 27.5 (Third party rights).

21.	PROTECTION OF THIRD PARTIES

No person (including a purchaser) dealing with the Collateral Agent, any Receiver or any Delegate shall be concerned to enquire: (a) whether any Secured Obligation has become payable or remains outstanding; (b) whether any event has happened upon which any of the Rights exercised or purported to be exercised by the Collateral Agent, any Receiver or any Delegate under or in connection with this Deed, the LPA, the Insolvency Act or otherwise has arisen or become exercisable; (c) whether any consents, regulations, restrictions or directions relating to any such Rights have been obtained or complied with; (d) otherwise as to the propriety, regularity or validity of the exercise or purported exercise of any such Rights; or (e) as to the application of any moneys borrowed or raised or any realisation proceeds and the receipt of the Collateral Agent, Receiver or Delegate shall be an absolute and conclusive discharge to the relevant person.

22.	SECURITY CONTINUING, CUMULATIVE AND NOT TO BE AFFECTED

22.1	Continuing security

Subject to Clauses 26.1, 26.2 and 26.3 (Release of Security), the Security shall remain in full force and effect as a continuing security to the Collateral Agent for the Secured Obligations and shall not be satisfied, discharged or affected by any intermediate payment or discharge of all or part of the Secured Obligations or by any other matter or thing whatsoever.

22.2	Security Interests cumulative

The Security is in addition to, and shall not be prejudiced by, any other Security Interest, guarantee, indemnity, right of recourse or any other right which the Collateral Agent or any Secured Party may now or hereafter have in respect of all or any part of the Secured Obligations. No prior Security Interest shall merge with any Security.

22.3	Security not to be affected

Neither the obligations of the Mortgagor under or pursuant to this Deed nor the Security will be prejudiced or affected by any act, omission or thing (whether or not known to the Mortgagor or the Collateral Agent or any Secured Party) which, but for this provision, would reduce, release, prejudice or provide any defence in respect of any of the Mortgagor's obligations under or pursuant to this Deed or the Security including, without limitation: (a) any variation, amendment, novation, supplement, extension, restatement or replacement of, or any waiver or release granted under or in connection with, any Loan Document, any document the obligations under which are secured hereunder, any other security, any guarantee, any indemnity or any other document; (b) any time being given, or any other indulgence or concession being granted, by the Collateral Agent to the Mortgagor or any other person; (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or any Security Interest over assets of, any other person; (d) any non-observance of any formality; (e) any incapacity or lack of power or authority of the Mortgagor or any other person; (f) any change in the constitution, membership, ownership, legal form, name or status of the Mortgagor or any other person; (g) any unenforceability, illegality or invalidity of any obligation of any person under any other deed or document; or (h) any insolvency or similar proceedings; (i) any amalgamation, merger or reconstruction effected by the Collateral Agent with any other person or any sale or transfer of the whole or any part of the undertaking and assets of the Collateral Agent to any other person; (j) the existence of any claim, set-off or other right which the Mortgagor may have at any time against the Collateral Agent or any other person; or (k) the making or absence of any demand for payment of any Obligation by the Collateral Agent or otherwise.

16

23.	CERTIFICATE CONCLUSIVE, ETC

For all purposes, including any Proceedings, a certificate signed by any officer or manager of the Collateral Agent (or copy thereof) as to the amount of any indebtedness comprised in the Secured Obligations, any applicable rate of interest or any other amount or interest rate for the purpose of this Deed shall, in the absence of manifest error, be conclusive and binding on the Mortgagor and all entries in any accounts maintained by the Collateral Agent for the purposes of this Deed shall be prima facie evidence of the matters to which they relate.

24.	NO SET-OFF BY MORTGAGOR

The Mortgagor shall not be entitled to, and shall not, set off any obligation owed by the Collateral Agent or any other Secured Party to the Mortgagor against any obligation whether or not matured owed by the Mortgagor to the Collateral Agent or other Secured Party and shall make all payments to be made by it under this Deed in full without any set off, restriction or condition and without any deduction for or on account of any counterclaim.

25.	COSTS AND EXPENSES

The Mortgagor shall pay to the Collateral Agent in relation to this Deed such costs and expenses as are of the type which are reimbursable by the Borrowers pursuant to Section 11.03 (Expenses, Etc.) of the Loan Agreement.

26.	RELEASE OF SECURITY

26.1	Subject to Clauses 26.2 and 26.3 (Release of Security), upon Payment in Full, the Collateral Agent shall, at the request and cost of the Mortgagor, execute such documents and do all such things as may be necessary to release the Secured Assets from the Security.

26.2	Notwithstanding anything to the contrary in this Deed (including, without limitation, Clauses 26.1 and 26.3 (Release of Security) hereof), the obligations of the Mortgagor under this Deed shall automatically terminate and the Collateral Agent shall, at the request and cost of the Mortgagor, execute such documents and do all such things as may be necessary to release the Secured Assets from the Security to the extent provided in and in accordance with Section 11.01(c) (Waiver; Amendments; Joinder; Release of Guarantors; Release of Collateral) and Section 11.23 (Release of Guarantors) of the Loan Agreement.

17

26.3	If any amount paid by the Mortgagor in respect of the Secured Obligations is capable of being avoided or set aside on the liquidation or administration of the Mortgagor or otherwise, then for the purposes of this Deed that amount shall not be considered to have been paid. No interest shall accrue on any such amount, unless and until such amount is so avoided or set aside.

27.	MISCELLANEOUS

27.1	Remedies and waivers

No failure to exercise or delay in exercising any right, power or remedy provided by law or under this Deed shall operate to impair the same or be construed as a waiver of it. No single or partial exercise of any such right, power or remedy shall preclude or restrict any further or other exercise of the same or the exercise of any other right, power or remedy. No waiver of any such right, power or remedy shall constitute a waiver of any other right, power or remedy. Except as expressly provided in this Deed, the rights, powers and remedies provided in this Deed are cumulative and not exclusive of any rights provided by law.

27.2	Variations and consents

No consent, variation or waiver in respect of any provision of this Deed shall be effective unless it is agreed in writing and signed by or on behalf of each of the parties to this Deed.

27.3	Invalidity and severability

If any provision of this Deed is or becomes or is found by a court or other competent authority to be illegal, invalid or unenforceable in any respect, in whole or in part, under any law of any jurisdiction, that shall not affect or impair the legality, validity and enforceability in that jurisdiction of any other provision of this Deed or the legality, validity or enforceability in any other jurisdiction of that provision or any other provision of this Deed.

27.4	Counterparts

This Deed (and each variation or waiver in respect of any provision of it) may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart, once executed and, where relevant, delivered, shall constitute an original of this Deed or the relevant variation or waiver, but all the counterparts together shall constitute one and the same instrument.

27.5	Third party rights

Except for each Secured Party who is not party to this Deed and as otherwise specifically provided herein a person who is not party to this Deed has no right under the Third Parties Act to enforce any provision of this Deed. Each Secured Party (who is not party to this Deed) may enforce and enjoy the benefits of the provisions of Clauses 17 (Rights of Collateral Agent and Secured Parties), 20 (Indemnity) and 25 (Costs and Expenses) of this Deed. This does not affect any right or remedy of a third party which exists or is available other than under the Third Parties Act.

18

27.6	Entire agreement

This Deed together with the other Loan Documents constitutes the entire agreement and understanding between the parties relating to their subject matter. Accordingly this Deed supersedes all prior oral or written agreements, representations or warranties. Any liabilities for and any remedies in respect of any such agreements, representations or warranties made are excluded, save only in respect of such as are expressly made or repeated in this Deed or in the other Loan Documents. No party has entered into this Deed or any other Loan Document in reliance on any oral or written agreement, representation or warranty of any other party or any other person which is not made or repeated in this Deed or any other Loan Document. Nothing in this Clause shall operate to exclude liability for any fraudulent statement or act.

27.7	Conflicts

Subject to Clause 1.2(h) (Interpretation), if there is any conflict or inconsistency between the provisions of this Deed and any other Loan Document, the provisions of this Deed shall prevail.

28.	ASSIGNMENT, ETC

28.1	The Collateral Agent may, at any time, in accordance with the Loan Agreement, assign, mortgage, charge, grant a trust over or otherwise dispose of all or any of its rights and benefits under this Deed.

28.2	The Mortgagor shall not assign, charge, grant a trust over or otherwise dispose of all or any of its rights and benefits under this Deed, except as permitted under the Loan Agreement.

29.	NOTICES

Any notice or other communication under this Deed shall be made in accordance with the provisions set out in the Loan Agreement. Any notice delivered to the Parent or the Borrowers on behalf of the Mortgagor shall be deemed to have been delivered to the Mortgagor.

30.	GOVERNING LAW AND JURISDICTION

30.1	Governing law

This Deed (including any non-contractual obligations or liabilities arising out of it or in connection with it) is governed by and is to be construed in accordance with English law.

19

30.2	Jurisdiction

(a)	Each party irrevocably agrees that:

(i)	the English courts have non-exclusive jurisdiction to hear and determine any Proceedings and to settle any Disputes and each party irrevocably submits to the jurisdiction of the English courts;

(ii)	any Proceedings may be taken in the English courts;

(iii)	any judgment in Proceedings taken in any such court shall be conclusive and binding on it and may be enforced in any other jurisdiction.

(b)	Each party also irrevocably waives (and irrevocably agrees not to raise) any objection which it might at any time have on the ground of forum non conveniens or on any other ground to Proceedings being taken in any court referred to in this Clause 30 (Governing Law and Jurisdiction).

(c)	Nothing in this Clause 30 shall limit any party's right to take Proceedings against the other party in any other jurisdiction or in more than one jurisdiction concurrently.

(d)	This jurisdiction agreement is not concluded for the benefit of only one party.

This Deed has been executed as a deed and is delivered on the date stated at the top of page one.

[Signature pages follow]

20

Executed as deed by WEATHERFORD	)
EURASIA LIMITED acting by a director,	)
in the presence of:	)

Director	Witness

Name:	Name:

Occupation:

Address:

[Signature page to LC Weatherford U.K. Share Mortgage]

COLLATERAL AGENT

Executed as a deed by DEUTSCHE BANK	)
TRUST COMPANY AMERICAS	)
acting by	)
)
who, in accordance with the laws of the territory	)
in which Deutsche Bank Trust Company Americas	)
is incorporated, is/are acting under its authority	)

Authorised signatory

Name:

Authorised signatory

Name:

[Signature page to LC Weatherford U.K. Share Mortgage]

SCHEDULE 1

ORIGINAL SHARES

Name of	Class of	Nominal	Number of	Certificate	Registered
Company	Shares	Value of	Shares	number(s)	holder as at
		each Share			the date
hereof
Weatherford	Ordinary	£1.00	1,825	3	Weatherford
U.K.					Eurasia
Limited					Limited

24

SCHEDULE 2

REPRESENTATIONS AND WARRANTIES

1.	Status of Shares

The Original Shares:

(a)	have been duly authorised and validly issued;

(b)	are free from any restrictions or conditions on transfer or rights of pre-emption, except as otherwise permitted by the Loan Agreement;

(c)	are fully paid, and no moneys or liabilities are outstanding in respect of any of them; and

(d)	represent the whole of the issued share capital of the Company.

2.	Further Shares

All Further Shares and any Shares comprised in any Derived Assets:

(a)	have been duly authorised and validly issued;

(b)	are free from any restrictions or conditions on transfer or rights of pre-emption, except as otherwise permitted by the Loan Agreement;

(c)	are fully paid, and no monies or liabilities are outstanding in respect of any of them; and

together with the Original Shares, any Further Shares and Shares comprised in any Derived Assets previously issued represent the whole of the issued share capital of the Company except as otherwise permitted by the Loan Agreement.

3.	PSC Register

(a)	The Mortgagor represents and warrants that it has not issued and does not intend to issue any warning notice or restrictions notice under Schedule 1B of the Companies Act 2006 in respect of any Shares which constitute Secured Asset; and

(b)	the Mortgagor has not received any warning notice or restrictions notice under Schedule 1B of the Companies Act 2006 in respect of any Shares which constitute Secured Asset.

25

SCHEDULE 3

COVENANTS

1.	Restrictions on Transfer and Rights of Pre-emption

The Mortgagor shall ensure that the Original Shares, any Further Shares and any Shares comprised in any Derived Assets are and remain free from any restriction on transfer or rights of pre-emption, except as otherwise permitted by the Loan Agreement.

2.	Articles of Association

The Mortgagor shall not permit the articles of association of the Company to be amended or modified in any way that would adversely affect in any material respect the Security created pursuant to this Deed.

26

EXECUTION VERSION

DATED                                   , 2019

WEATHERFORD EURASIA LIMITED

(the Company)

- and -

DEUTSCHE BANK TRUST COMPANY AMERICAS

(the Collateral Agent)

DEED OF CHARGE AND ASSIGNMENT

This Deed of Charge and Assignment is entered into subject to the terms of the Intercreditor Agreement dated on or around the date of this Deed (as amended from time to time).

24.	COUNTERPARTS	33
25.	THIRD PARTIES	33
26.	DETERMINATIONS	33
27.	ASSIGNMENT	33
28.	NOTICES	34
29.	GOVERNING LAW AND JURISDICTION	34

THIS DEED OF CHARGE AND ASSIGNMENT is made on                                            , 2019

BETWEEN:

(1)	WEATHERFORD EURASIA LIMITED, a limited company incorporated in England and Wales under registered number 02440463, whose registered office is at Weatherford Gotham Road, East Leake, Loughborough, Leicestershire LE12 6JX (the "Company"); and

(2)	DEUTSCHE BANK TRUST COMPANY AMERICAS (the "Collateral Agent"), which expression includes its successors in title and assigns acting for itself and on behalf of the Secured Parties as the holders of the Secured Obligations (as defined below)).

RECITALS:

(A)	Under the Loan Agreement (as defined below) the Lenders have granted to the Borrowers a letter of credit line facility (the "Facility").

(B)	Under the Guarantee various Affiliates of the Parent, including the Company, have guaranteed the obligations of the Borrowers under the Loan Agreement.

(C)	It is a requirement under the Loan Agreement that obligations of the Company under the Guarantee are secured by this Deed.

(D)	The Company has agreed to mortgage, assign and charge by way of security all of its right, title, interest and benefit in, to and under its assets, rights, revenues and undertaking (except any Excluded Assets) in favour of the Collateral Agent as security for the Secured Obligations, subject to and in accordance with the terms and conditions of this Deed (each as defined below).

(E)	The Company's board of directors has concluded after due consideration of all relevant circumstances that entering into this Deed is in the best interests of and for the benefit of the Company for the purposes of its business.

(F)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED AND THIS DEED PROVIDES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Capitalised words and phrases used but not defined in this Deed shall have the meanings set out in the Loan Agreement and the following words and expressions have the meanings set out below:

"ABL Deed of Charge and Assignment"	means a deed of charge and assignment dated on or about the date hereof between, amongst others, the Company and Wells Fargo Bank, National Association as collateral agent, granted pursuant to an asset based loan credit agreement dated on or around the date of this Deed between, amongst others, Weatherford International Ltd. and Weatherford International, LLC as borrowers, the lenders party thereto, and Wells Fargo Bank, National Association as collateral agent;

"Administrator"	means any person or persons for the time being acting as administrator of the Company pursuant to the provisions of the Insolvency Act;

"Assets"	means property, assets, rights, revenues, income, uncalled capital, licences, business and undertakings and any interest therein, in each case whatsoever and wheresoever situated, present and future (but shall exclude, for the avoidance of doubt, the Excluded Assets);

"Assigned Assets"	has the meaning set out in Clause 6.4(a) (Assignment);

"Assigned Agreements"	means each agreement specified in Schedule 2
(Assigned Agreements) together with each other agreement supplementing or amending or novating or replacing the same designated as an Assigned Agreement;

"Bank Accounts"	means the General Bank Accounts and the Collection Bank Accounts;

"Book Debts"	means all book and other debts (including rents) and other moneys, liabilities and monetary claims of any nature whatsoever now or hereafter due, owing or payable to the Company (including moneys, liabilities and claims deriving from or in relation to any Investments, any contract or agreement to which the Company is party, or any other Assets or rights of the Company, and including the benefit of any judgment or order to pay money and any amounts due or owing from any government or governmental agency including in respect of Taxes) and all other rights of the Company to receive money (but excluding all moneys now or hereafter standing to the credit of any account held by the Company with any bank) and any proceeds thereof; and the benefit of (including the proceeds of all claims under) all rights, Security Interests, securities, guarantees, indemnities, negotiable instruments, letters of credit and Insurances of any nature whatsoever now or hereafter owned or held by the Company in relation to any of the foregoing (but "Book Debts" shall exclude, for the avoidance of doubt, the Excluded Assets);

2

"Business Day"	means any day (other than a Saturday or Sunday) on which banks are open for business in London and New York City;

"cash"	means cash within the meaning of Financial Collateral Arrangements (No. 2) Regulations 2003;

"Centre of Main Interests"	means, in relation to a person, its centre of main interests within the meaning of the EC Regulation on Insolvency Proceedings 2000;

"Charged Assets"	means all Assets from time to time subject or expressed or intended to be subject to the Charges (whether fixed or floating) under or pursuant to this Deed, and "Charged Assets" includes any part of any of them and any right, title, interest or benefit therein or in respect thereof (but shall exclude, for the avoidance of doubt, the Excluded Assets);

"Charges"	means any or all of the Security Interests created or expressed to be created, or which may now or hereafter be created or expressed to be created, by or pursuant to this Deed, including any further Security Interests created pursuant to Clause 14 (Further Assurances, Power of Attorney, etc.) or Clause 6.9 (Excluded Property);

"Collection Account Banks"	means the account banks listed in Part 2 of Schedule 1 (Collection Bank Account) under the column "Account Bank";

"Collection Account Notice"	means a notice in the form set out in Part 2 of Schedule 4 (Form of Notice of Charge for Collection Bank Accounts );

"Collection Bank Accounts"	means the accounts listed in Part 2 of Schedule 1 (Collection Bank Account) held by the Company with the bank or banks specified in Part 2 of Schedule 1 (Collection Bank Account) and any other bank account maintained by the Company with any financial institution as the Collateral Agent may from time to time designate in writing as a Collection Bank Account, including in each case any redesignation or renewal thereof and all balances now or hereafter standing to the credit of any such account including all interest from time to time thereon, the debt represented thereby and all rights in relation thereto (but "Collection Bank Accounts" shall exclude, for the avoidance of doubt, the Excluded Assets);

3

"Credit Claims"	means credit claims within the meaning of the Financial Collateral Arrangements (No 2) Regulations 2003;

"Delegate"	means a delegate or subdelegate appointed pursuant to Clause 15.5 (The Collateral Agent's Rights);

"Disputes"	means any disputes which may arise out of or in connection with this Deed (including regarding its existence, validity or termination);

"Enforcement Event"	has the meaning set out in Clause 12 (Enforcement);

"Equipment"	means plant, machinery, equipment (including office equipment), vehicles, computers and other chattels of any kind (but excluding any from time to time which are part of the Company's stock in trade or work in progress) now or hereafter owned by the Company or in its possession and all proceeds of sale or other disposal thereof, all moneys paid or payable in respect thereof, rights under any agreement, Security Interest or guarantee in relation thereto and all other rights in relation thereto, and "Equipment" includes any part of any of them (but "Equipment" shall exclude, for the avoidance of doubt, the Excluded Assets);

"Excluded Assets"	means:

(a)	shares and other Assets charged in favour of the Collateral Agent pursuant to an Equitable Share Mortgage of even date herewith between the Company and the Collateral Agent; and

(b)	the "Excluded Assets" as defined in the Loan Agreement;

"financial collateral"	means financial collateral within the meaning of the Financial Collateral Arrangements (No. 2) Regulations 2003, as amended;

"financial instrument"	means a financial instrument within the meaning of the Financial Collateral Arrangements (No. 2) Regulations 2003;

4

"Fixed Charge Assets"	means any part or parts of the Charged Assets effectively charged by way of fixed Security Interests or effectively mortgaged or assigned by way of fixed Security Interests under this Deed;

"Fixtures"	means fixtures, fittings and fixed plant, machinery and equipment (including trade fixtures and fittings);

"Floating Charge Assets"	means any part or parts of the Charged Assets subject to the floating charge contained in Clause 6.5 (Floating Charge);

"General Account Banks"	means the account banks listed in Part 1 of Schedule 1 (General Bank Accounts) under the heading "Account Bank";

"General Bank Accounts"	means the accounts listed in Part 1 of Schedule 1 (General Bank Accounts) held by the Company with the bank or banks specified in Part 1 of Schedule 1 (General Bank Accounts) and any other bank account maintained by the Company with any financial institution as the Collateral Agent may from time to time designate in writing as a General Bank Account, including in each case any redesignation or renewal thereof and all balances now or hereafter standing to the credit of any such account including all interest from time to time thereon, the debt represented thereby and all rights in relation thereto (but "General Bank Accounts" shall exclude, for the avoidance of doubt, the Excluded Assets);

"Guarantee"	means an Affiliate Guaranty dated on or around the date of this Deed between, among others, the Parent and the Collateral Agent;

"Holding Company"	means a holding company within the meaning of section 1159 of the Companies Act 2006;

"Insolvency Act"	means the Insolvency Act 1986;

"Insolvency Event"	in relation to any person, means:

(a)	such person is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness (including any composition, assignment or arrangement with any creditor of such person);

5

(b)	any resolution is passed or order made for the winding up, dissolution, administration or reorganisation of that person, a moratorium is declared in relation to any indebtedness of that person or an administrator is appointed to that person (other than a solvent liquidation or reorganisation of such person on terms previously approved in writing by the Collateral Agent);

(c)	the appointment of any liquidator (other than a solvent liquidation or reorganisation of such person on terms previously approved in writing by the Collateral Agent), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of that person or any of its assets; or

(d)	in respect of any person, any analogous procedure or step is taken in any jurisdiction.

"Insolvency Rules"	means the Insolvency Rules 2016;

"Insurances"	means contracts or policies of insurance or indemnity of any kind (including life insurance or assurance) now or hereafter taken out by or on behalf of the Company or (to the extent of its interest) in which the Company has any interest, and all rights in relation thereto, proceeds thereof, claims and returns of premium in respect thereof (but "Insurances" shall exclude, for the avoidance of doubt, the Excluded Assets);

"Intercreditor Agreement"	means the intercreditor agreement, dated on or around the date of this Deed, among the Collateral Agent, Wells Fargo Bank, National Association, the Parent, Weatherford International Ltd., Weatherford International LLC, and the other grantors of the Parent named therein;

"Intellectual Property Rights"	means patents, registered designs, copyrights, inventions, semi-conductor topography rights, rights in designs, rights in trade marks and service marks, business names and trade names, get up, logos, domain names, moral rights, rights in confidential information, rights in know-how, database rights, rights protecting goodwill, or reputation and any interests (including by way of licence or sub-licence) in any of the foregoing, and any other intellectual property rights and interests whatsoever now or hereafter owned by the Company or in which it has any interest, in each case whether registered or not and including all applications, rights to apply for and rights to use the same and all fees, royalties and other rights of every kind relating to or deriving from any of the same (but "Intellectual Property Rights" shall exclude, for the avoidance of doubt, the Excluded Assets);

6

"Investments"	means shares, stocks, bonds, notes, certificates of deposit, debenture stocks, loan stocks and other securities or investments of any kind and all rights relating to any of the foregoing (including rights relating to any of the same which are deposited with, registered in the name of or credited to an account with any clearing system or house, depositary, custodian, nominee, controller, investment manager or other similar person or their nominee, in each case whether or not on a fungible basis and including all rights against such person); warrants, options or other rights to subscribe for, purchase, call for delivery of, redeem, convert other securities or investments into or otherwise to acquire any of the foregoing; and units in a unit trust scheme (as defined in section 237(1) of the Financial Services and Markets Act 2000); together in each case with all rights in respect thereof and all dividends, interest, cash or other distributions, accretions or Investments in respect of or deriving from any of the foregoing, and "Investments" means any of the foregoing including any part of them (but "Investments" shall exclude, for the avoidance of doubt, the Excluded Assets);

"Law of Property Act"	means the Law of Property Act 1925;

"Legally Mortgaged Property"	means any Real Property which may in future be legally mortgaged or charged by the Company to the Collateral Agent by or pursuant to this Deed, and "Legally Mortgaged Property" includes any part of any such Real Property;

7

"Loan Agreement"	means the letter of credit facility agreement, between, among others, the Parent, the Collateral Agent and the Lenders, dated on or around the date of this Deed;

"Loss"	means any liability, damages, claim, cost, loss, penalty, expense, demand (or actions in respect thereof) including, legal, accounting or other charges, fees, costs, disbursements and expenses in connection therewith;

"Material Real Property"	means Real Property located in the United States of America, Canada or the United Kingdom owned by the Company with a net book value in excess of US$10,000,000 and that is not an Excluded Asset;

"Mortgaged Investments"	means Investments from time to time subject or expressed to be subject to the Charges, and "Mortgaged Investments" includes any part of any of them;

"Parent"	means Weatherford International Public Limited Company, a public limited company incorporated in the Republic of Ireland, with registered number 540406 whose registered office address is 70 Sir John Rogerson's Quay, Dublin 2;

"Payment in Full"	means the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification obligations as to which no claim has been received by the Company) shall have been paid in full in cash;

"Proceedings"	means any proceedings, suits or actions arising out of or in connection with any Disputes or otherwise arising out of or in connection with this Deed (including regarding its existence, validity or termination);

"Real Property"	means freehold property in England and Wales and any other land or buildings anywhere in the world, any estate or interest therein and any reference to "Real Property" includes a reference to all rights from time to time attached or appurtenant thereto and all buildings and Fixtures from time to time therein or thereon;

8

"receiver"	includes a manager, a receiver and manager and an "administrative receiver" as defined by Section 251 of the Insolvency Act;

"Receiver"	means a receiver appointed under this Deed or pursuant to any applicable law, and includes more than one such receiver and any substituted receiver but not an administrative receiver as defined in Section 251 of the Insolvency Act;

"Related Rights"	means:

(a)	all dividends, distributions and other income paid or payable on a Investment, together with all shares or other property derived from any Investment and all other allotments, accretions, rights, benefits and advantages of all kinds accruing, offered or otherwise derived from or incidental to that Investment (whether by way of conversion, redemption, bonus, preference, option or otherwise);

(b)	in relation to any other Charged Assets:

	(i)	the proceeds of sale, transfer or other disposition of any part of that asset;

	(ii)	all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

	(iii)	all rights, process, benefits, claims, causes of action, contracts, warranties, remedies, security, guarantee, indemnities or covenants for title in respect of or derived from that asset; and/or

	(iv)	any income, moneys and proceeds paid or payable in respect of that asset;

"Relevant Charged Assets"	means such part or parts of the Charged Assets in respect of which a Receiver has been appointed;

"Requirement of Law"	means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject;

9

"Secured Obligations"	has the meaning given to it in the Loan Agreement but, for the avoidance of doubt, shall also include all legal and other costs, charges and expenses and any other Loss which the Collateral Agent, any other Secured Party, any Receiver or any Delegate may incur in enforcing or obtaining, or attempting to enforce or obtain, payment of any such moneys and liabilities to the extent such costs, charges, expenses and other Losses are of the type reimbursable by the Borrowers pursuant to Section 11.03 (Expenses, Etc.) of the Loan Agreement;

"Secured Parties"	has the meaning given to it in the Loan Agreement;

"Security Interest"	means any mortgage or sub-mortgage, standard security, fixed or floating charge or sub-charge, pledge, lien, assignment or assignation by way of security or subject to a proviso for redemption, encumbrance, hypothecation, retention of title, or other security interest whatsoever howsoever created or arising and its equivalent or analogue whatever called in any other jurisdiction, and any agreement or arrangement having substantially the same economic or financial effect as any of the foregoing (including any "hold back" or "flawed asset" arrangement) and any secured interest, agreement or arrangement analogous to any of the foregoing arising under the laws of any other jurisdiction;

"Taxes"	has the meaning given to it in the Loan Agreement and "Tax" and "Taxation" shall be construed accordingly;

1.2	In this Deed, unless otherwise specified:

(a)	references to the neuter or to any gender include both genders and the neuter, references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established, and references to a "person" include any individual, firm, partnership, body corporate, unincorporated association, government, state or agency of a state, local or municipal authority or government body, trust, foundation, joint venture or association (in each case whether or not having separate legal personality);

(b)	references to parties, Clauses, sub-Clauses, paragraphs, sub-paragraphs and Schedules, Exhibits and Annexures are to Clauses, sub-Clauses and paragraphs and sub-paragraphs of, and the parties and Schedules to, this Deed, and references to this Deed include a reference to each of its Schedules, Exhibits and Annexures;

10

(c)	a reference to this Deed, an agreement or other document is a reference to this Deed, that agreement or document as supplemented, amended, novated or replaced from time to time in accordance with its terms, and to any agreement, deed or document executed pursuant thereto;

(d)	the words "include" and "including" are to be construed without limitation, general words introduced by the word "other" are not to be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and general words are not to be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(e)	a reference to a "day" means a period of 24 hours running for midnight to midnight; a reference to a time of day is to London time;

(f)	headings are for convenience only and shall not affect the interpretation of this Deed;

(g)	a reference to the provision of any statute, statutory provision, order, instrument, rule or regulation is to that provision as amended or re-enacted from time to time, any provision of which it is a re-enactment or consolidation and any order, instrument, rule or regulation at any time made or issued under it;

(h)	the word "vary" shall be construed to include amend, modify and supplement, and "variation" and other cognate terms shall be construed accordingly;

(i)	a reference to a person shall include references to his permitted successors, transferees (including by novation) and assigns and any person deriving title under or through him, whether in security or otherwise; and any person into which such person may be merged or consolidated, or any company resulting from any merger, conversion or consolidation or any person succeeding to substantially all of the business of that person; and

(j)	a reference to "dollars" or "US$" is to the lawful currency for the time being of the United States of America;

(k)	a document expressed to be "in the agreed form" means a document in a form which has been agreed by the parties and a copy of which has been identified as such and initialled by or on behalf of each of the parties; and

(l)	a reference to "rights" includes rights, remedies, benefits, authorities, powers, privileges, discretions, claims, remedies, liberties, easements, quasi-easements and appurtenances (in each case, of any nature whatsoever whether under this Deed, by statute, at law or in equity) or otherwise howsoever.

1.3	The undertakings and other obligations of the Company, Collateral Agent or any other person under this Deed shall at all times be read and construed as subject to the provisions of the Intercreditor Agreement, Loan Agreement and the Guarantee which shall prevail in case of any conflict. Subject to this and to Clause 1.4 (Definitions and Interpretation), if there is any conflict or inconsistency between the provisions of this Deed and any other Loan Document, the provisions of this Deed shall prevail.

11

1.4	The terms of this Deed shall not operate or be construed so as to prohibit or restrict any transaction or matter that is permitted by the Loan Agreement.

1.5	For the purpose of section 2 of the Law of Property (Miscellaneous Provisions) Act 1989, this Deed incorporates all the terms of the Loan Agreement and the other Loan Documents.

2.	TRUST

2.1	The Collateral Agent shall hold, and hereby declares that it shall hold, the benefit of the Charges and the benefit of all representations, warranties, covenants and undertakings under this Deed on trust for the Secured Parties on and subject to the terms of this Deed and the Company hereby acknowledges such trusts.

2.2	In this Deed the Collateral Agent acts under the authority of the Secured Parties contained in Article X (Administrative Agent) of the Loan Agreement and in accordance with, subject to and with the full benefit of the provisions of such Article X (Administrative Agent).

3.	INTERCREDITOR AGREEMENT

3.1	Reference is made to the Intercreditor Agreement. Each Secured Party, of its acceptance of the benefits of this Deed (a) consents to the subordination of security provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent on behalf of such Secured Party. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to Borrowers or to acquire any notes or other evidence of any debt obligation owing from the Borrowers and such Secured Parties are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

3.2	Notwithstanding any other provision contained herein, this Deed, the security created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable LC Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Deed and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail.

4.	ABL DEED OF CHARGE AND ASSIGNMENT

4.1	All security created under this Deed does not affect the security created by the ABL Deed of Charge and Assignment.

4.2	Notwithstanding any provision of this Deed, provided that the Company is in compliance with the terms of the ABL Deed of Charge and Assignment (including without limitation, any obligation to deliver or deposit any deeds, documents of title, certificates, evidence of ownership or other original documentation thereunder) then to the extent that the terms of this Deed impose the same or substantially the same obligation in respect of such deeds, documents of title, certificates, evidence of ownership or other original documentation, the Company will be deemed to have complied with the relevant obligations under this Deed by virtue of its compliance under the ABL Deed of Charge and Assignment, provided however that, in the event that the terms of the ABL Deed of Charge and Assignment no longer continue to be in full force and effect or the ABL Deed of Charge and Assignment is released or discharged (or as otherwise required by the Intercreditor Agreement) the Company shall be required to as soon as reasonably practicable comply with the relevant obligations under this Deed. The Collateral Agent may retain any document delivered to it under this Deed or otherwise only until such time as the Security Interests created under this Deed are irrevocably released.

12

5.	COVENANT TO PAY

Subject to any limits on its liability and any grace periods specifically recorded in the Loan Documents, the Company covenants with the Collateral Agent duly and punctually to pay or discharge all Secured Obligations which may from time to time be or become due, owing, incurred or payable by the Company (whether as principal or surety and whether or not jointly with another) to or to the order of the Collateral Agent under, pursuant to or in connection with the Loan Agreement and/or this Deed, as applicable, in each case at the times when, and in the currency or currencies and in the manner in which, they are expressed to be due, owing, incurred or payable herein or therein.

6.	SECURITY

6.1	Real Property

Subject to Clause 6.9 (Excluded Property), the Company hereby charges by way of fixed continuing security to and in favour of the Collateral Agent for the payment and discharge of the Secured Obligations all its right, title, interest and benefit from time to time, present and future, in and to all of its present and future Material Real Property.

6.2	Mortgages

Subject to Clause 6.9 (Excluded Property), the Company hereby assigns by way of fixed continuing mortgage to and in favour of the Collateral Agent for the payment and discharge of the Secured Obligations all its right, title, interest and benefit from time to time, present and future, in, to, under and in respect of each of all its present and future Investments.

6.3	Fixed Charges

Subject to Clause 6.9 (Excluded Property), the Company hereby charges by way of fixed continuing security to and in favour of the Collateral Agent for the payment and discharge of the Secured Obligations all its right, title, interest and benefit from time to time, present and future, in, to and in respect of each of the following:

(a)	all funds from time to time standing to the credit of a Bank Account, together with all entitlements to interest and other Related Rights from time to time accruing to or arising in connection with sums;

13

(b)	all present and future Book Debts and all its other present and future negotiable instruments (other than any which are Investments);

(c)	all present and future Equipment and all corresponding Related Rights;

(d)	all present and future Intellectual Property Rights and all corresponding Related Rights;

(e)	all its present and future goodwill, present and future uncalled capital (if any) and the benefit of all present and future licences, consents and authorisations (statutory or otherwise) held or to be held by it in connection with its business or the use of any Charged Assets (but excluding any licence requiring the licensor's consent to the creation of Security Interests under the Deed if such consent has not been obtained) and the right to receive all compensation payable in respect thereof (but excluding, in all cases, the Excluded Assets); and

(f)	if not effectively assigned by Clause 6.4 (Assignment), all its rights, title and interest in (and claims under) the Assigned Agreements and all corresponding Related Rights.

6.4	Assignment

(a)	Subject to Clause 6.9 (Excluded Property) below, as further continuing security for the payment of the Secured Obligations, the Company assigns absolutely with full title guarantee to the Collateral Agent for the benefit of the Secured Parties all its rights, title and interest, both present and future, from time to time in and to each of the following assets:

(i)	the proceeds of any Insurances and all Related Rights; and

(ii)	the Assigned Agreements and all proceeds and claims arising from them,

(together, the “Assigned Assets”) provided that upon the Payment in Full, the Collateral Agent will re-assign the relevant Assigned Assets to the Company (or as it shall direct) without delay and in a manner satisfactory to the Company (acting reasonably).

(b)	To the extent that any Assigned Asset described in Clause 6.4(a)(i) (Assignment) is not assignable, the assignment which that clause purports to effect shall operate as an assignment of all present and future rights and claims of the Company to any proceeds of such Insurances.

6.5	Floating Charge

The Company hereby charges by way of floating charge and by way of further continuing security to and in favour of the Collateral Agent for the discharge and payment of the Secured Obligations all its right, title, interest and benefit from time to time, present and future, in, to, under and in respect of all its Assets (including all stock in trade), including any expressed to be charged by any of the foregoing provisions of this Clause 6 (Security). The floating charge created by this Clause 6.5 (Floating Charge) shall rank behind all the fixed Security Interests created by or pursuant to this Deed to the extent that they are valid and effective as fixed Security Interests but shall rank in priority to any other Security Interests hereafter created by the Company.

14

6.6	Collection Bank Accounts

(a)	The Company shall maintain the Collection Bank Accounts pursuant to and in accordance with Section 3.01(e) (Letters of Credit) of the Loan Agreement with the Collection Account Banks.

(b)	The Collateral Agent shall have sole signing rights in relation to each Collection Bank Account.

(c)	Subject to Clause 6.6(c) (Collection Bank Accounts) below, the Collateral Agent and the Company acknowledge and agree that the application of amounts standing to the credit of any Collection Bank Account shall be governed by the terms of the Loan Agreement and the Intercreditor Agreement.

(d)	The Company shall not be entitled to:

(i)	make, or direct the making of, any payments or withdrawals from any Collection Bank Account;

(ii)	direct the Collection Account Banks as regards the operation of any Collection Bank Account (whether as to payments from the Collection Bank Accounts or otherwise howsoever); and/or

(iii)	close any of its Collection Bank Accounts or agree to any variation of the rights or terms and conditions attaching to any of its Collection Bank Accounts,

without the prior written consent of the Collateral Agent (acting in its absolute discretion).

(e)	The Company shall as soon as reasonably practicable after becoming aware of any change in any identifying details of any of its Collection Bank Accounts (including its account number and sort code), provide details thereof to the Collateral Agent.

(f)	The Company irrevocably and unconditionally authorises the Collateral Agent, without prior notice, from time to time to debit any Collection Bank Account in accordance with the terms of the Loan Agreement.

(g)	The Company shall, promptly after execution of this Deed, execute and deliver to the Collateral Agent a Collection Account Notice on the relevant Collection Account Bank and use reasonable endeavours to procure that such Collection Account Bank signs and delivers to the Collateral Agent an acknowledgement substantially in the form set out in the Collection Account Notice (together with any amendments requested by the Collection Account Bank which are acceptable to the Collateral Agent (acting reasonably)) on the date of such service.

15

(h)	On the date of opening or acquiring a Collection Bank Account, serve a Collection Account Notice on the relevant Collection Account Bank and use reasonable endeavours to procure that such Collection Account Bank signs and delivers to the Collateral Agent an acknowledgement substantially in the form set out in the Collection Account Notice (together with any amendments requested by the Collection Account Bank which are acceptable to the Collateral Agent (acting reasonably)) on the date of such service.

6.7	General Bank Accounts

Upon (and following) the occurrence of any Enforcement Event the Company shall, upon receipt of notice from the Collateral Agent, (a) cease to be entitled to make, or direct the making of, any payments or withdrawals from any General Bank Account without the prior written consent of the Collateral Agent and (b) cease to be entitled to direct the General Account Banks as regards the operation of the Accounts (whether as to payments from the Accounts or otherwise howsoever).

6.8	Full Title Guarantee

Each mortgage, assignment, charge or other disposition in favour of the Collateral Agent referred to in the previous provisions of this Clause 6 (Security) is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.

6.9	Excluded Property

There shall be excluded from the security created by Clause 6 (Security) and from the operation of Clause 14 (Further Assurances, Power of Attorney, etc.) any Excluded Asset of the Company.

7.	REDEMPTION OF SECURITY

7.1	Upon Payment in Full, the Collateral Agent, at the request and cost of the Company but without being responsible or liable for any reasonable and documented costs, expenses, claims or liabilities occasioned by acting upon such request, shall release or discharge the Charged Assets from the Charges and reconvey, reassign or retransfer to or to the order of the Company or any other person entitled thereto any Charged Assets assigned to the Collateral Agent.

7.2	Notwithstanding the foregoing, the obligations of the Company under this Deed shall automatically terminate and the Collateral Agent, at the request and cost of the Company but without being responsible or liable for any reasonable and documented costs, expenses, claims or liabilities occasioned by acting upon such request, shall release or discharge the Charged Assets from the Charges and reconvey, reassign or retransfer to or to the order of the Company or any other person entitled thereto any Charged Assets assigned to the Collateral Agent, in each case, to the extent provided in and in accordance with Section 11.01(c) (Waiver; Amendments; Joinder; Release of Guarantors; Release of Collateral) and Section 11.23 (Release of Guarantors) of the Loan Agreement.

16

8.	REPRESENTATIONS AND WARRANTIES

8.1	The Company represents and warrants to the Collateral Agent that as of the date of this Deed:

(a)	it is a limited company duly incorporated and existing under the Companies Act 1948 and has the power and authority to own its Assets and to carry on its business and operations as now conducted;

(b)	it has the power to enter into, and perform and comply with all the obligations expressed to be assumed by it under, this Deed, and to create the Charges;

(c)	all corporate authority and any other actions, conditions and things whatsoever required to be obtained, taken, fulfilled and done (including the obtaining of any necessary consents) in order to enable the Company lawfully to enter into, and perform and comply with all the obligations expressed to be assumed by it under, this Deed, to ensure that those obligations are valid, legal, binding and enforceable, to permit the creation of the Charges in accordance with this Deed except, in each case (i) as may be limited by bankruptcy, insolvency, examinership, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (ii) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy;

(d)	the obligations of the Company under this Deed and (subject to all necessary registrations thereof being made) the Charges are valid, legal, binding and enforceable and, in the case of the Charges, have first priority and ranking except, in each case (i) as may be limited by bankruptcy, insolvency, examinership, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (ii) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy;

(e)	its entry into, and performance of and compliance with the obligations expressed to be assumed by it under this Deed, and the creation of the Charges under this Deed, do not and will not (i) breach or violate any applicable Requirement of Law, (ii) result in any breach or violation of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien prohibited under the Loan Agreement upon any of its property or assets pursuant to the terms of any indenture, agreement or other instrument to which it is party or by which any of its property or assets are bound or to which it is subject, except for breaches, violations and defaults that would not have a Material Adverse Effect, or (iii) violate any provision of its organisational documents or by-laws;

(f)	(save to the extent disclosed to the Collateral Agent in writing prior to the date of this Deed) it has good and valid rights in or the power to transfer the Assets expressed to be mortgaged, assigned or charged by it under this Deed;

17

(g)	no Security Interest (other than the Charges) or claim exists on, over or in respect of any of the Assets, except those claims permitted by the Loan Agreement;

(h)	(save to the extent disclosed to the Collateral Agent in writing prior to the date of this Deed) it has not disposed of or sold or granted any lease, tenancy, option or pre-emption right over or in respect of, any part of its right, title or interest in, to or in respect of any of the Charged Assets, and it has not agreed to do any of the foregoing, except, in each case, as permitted by the Loan Agreement; and

(i)	the Company's Centre of Main Interests is in the UK.

9.	COVENANTS RELATING TO ASSETS – PERFECTION, RESTRICTIONS ON DEALINGS, PROTECTION

9.1	Documents of Title

Without prejudice to Clause 14 (Further Assurances, Power of Attorney, etc.) the Company shall, as soon as reasonably practicable, after execution of this Deed (and in any event within 15 Business Days after execution of this Deed or such later date as may be agreed to by the Collateral Agent in its sole discretion) or, if later, promptly upon receipt by it or on its behalf or for its account (and in any event within 15 Business Days after such receipt or such later date as may be agreed to by the Collateral Agent in its sole discretion), by way of security for the Secured Obligations deliver to the Collateral Agent (or any person nominated by the Collateral Agent to hold the same on its behalf including any solicitors) all certificates representing Mortgaged Investments and documents of title, certificates and other documents certificating or evidencing ownership of or otherwise relating to the Mortgaged Investments including transfers of Investments executed in blank.

9.2	Negative Pledge

(a)	The Company may only create, incur, assume or permit to exist a Security Interest on any Charged Asset if it is permitted by Section 8.04 (Liens) of the Loan Agreement.

(b)	The Company may only Dispose of any Charged Asset if it is permitted by Section 8.05 (Asset Dispositions) of the Loan Agreement.

9.3	Assets and Charges Generally

The Company shall:

(a)	make all filings and registrations necessary for the creation, perfection, preservation, protection or maintenance of the Charges except to the extent that the Company is expressly permitted by the Loan Agreement or this Deed not to do so;

(b)	use commercially reasonable endeavours to obtain, in form and substance satisfactory to the Collateral Agent (acting reasonably), as soon as practicable and in any event within 45 days of the date of this Deed or, after the date of this Deed, within 45 days of the date of acquisition of any Asset (or, in any such case, such later date as may be agreed to by the Collateral Agent in its sole discretion), any consents necessary to enable all the Assets of the Company to be subject to effective Security Interests pursuant to Clause 6 (Security) and the Asset concerned shall immediately upon obtaining any such consent become subject to the fixed Charge under Clause 6.3 (Fixed Charges);

18

(c)	maintain or keep or cause to be kept all of the Charged Assets in good and substantial repair and, where applicable, good working order (wear and tear excepted) so that its business carried on in connection therewith may be conducted in the ordinary course, consistent with past practices, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

(d)	in addition and without prejudice to any other provision of this Deed, not do or suffer to be done anything which could materially prejudice the effectiveness of any of the Charges or their priority under this Deed except as permitted by the Loan Agreement or this Deed.

9.4	Real Property

In addition and without prejudice to the other provisions of this Clause 9 (Covenants relating to Assets – Perfection, Restrictions on Dealings, Protection) and Clause 14 (Further Assurances, Power of Attorney, etc.), the Company hereby irrevocably:

(a)	consents to the registration of a restriction in the Proprietorship Register relating to the title number or numbers under which the whole or any part of the Legally Mortgaged Property is registered at HM Land Registry in the following terms:

"except under an order of the Registrar no disposition or other dealing by the proprietor of the land is to be registered or noted without the written consent of the proprietor for the time being of the charge dated [ * * ] between [ * * ] (1) and [ * * ] (2)";

(b)	consents (in the case of any Real Property forming part of the Charged Assets title to which is registered or registrable at HM Land Registry but which does not form part of the Legally Mortgaged Property) to the registration of an agreed notice by the Collateral Agent against the title or titles under which such Real Property is registered; and

(c)	authorises the Collateral Agent and/or any solicitors or other agent acting on behalf of the Collateral Agent to complete, execute on the Company's behalf and deliver to H. M. Land Registry any form (including Land Registry form RX1 and AN1), document or other information requested by H. M. Land Registry with regard to either or both of the above.

9.5	General Bank Accounts

Without prejudice and in addition to the other provisions of this Clause 9 (Covenants relating to Assets – Perfection, Restrictions on Dealings, Protection) and Clause 14 (Further Assurances, Power of Attorney, etc.) the Company shall:

19

(a)	promptly after execution of this Deed (or, if later, within 45 days (or such later date as may be agreed to by the Collateral Agent in its sole discretion) of the opening of a new bank account), execute and deliver to the Collateral Agent notices, substantially in the form set out in Part 1 of Schedule 4 (Form of Notice of Charge for General Bank Accounts ) or such other form as the Collateral Agent may reasonably require;

(b)	use its reasonable endeavours to procure that each relevant bank, with whom a General Bank Account is maintained, delivers to the Collateral Agent an acknowledgement in writing substantially in the form attached to such notice provided that if the Company has not been able to obtain such countersignature and acknowledgement, any obligation to comply with this Clause 9.5(b) (General Bank Accounts) shall cease after 180 days of the service of the relevant notice; and

(c)	save with the prior written consent of the Collateral Agent or as may be permitted under the Loan Agreement, the Company shall not assign or otherwise dispose of any rights, title or interest in any General Bank Account (and no right, title or interest in relation to any such account or credit balance maintained with the Collateral Agent shall be capable of assignment or disposal).

9.6	Insurance Policies

(a)	The Company will, promptly after execution of this Deed (or, if later, within 45 days (or such later date as may be agreed to by the Collateral Agent in its sole discretion) of the Company obtaining new Insurance Policy), execute and deliver to the Collateral Agent (or procure delivery of) a notice of assignment substantially in the form set out in Schedule 6 (Form of Notice of Charge of Insurance Policies), in respect of each Insurance Policy detailed at Schedule 3 (Insurance Policies).

(b)	In each case, the Company shall use reasonable endeavours to procure that such insurer signs and delivers to the Collateral Agent an acknowledgement substantially in the form set out in Schedule 6 (Form of Notice of Charge of Insurance Policies) within twenty Business Days of such service provided that, if the relevant Company has not been able to obtain such acknowledgment from the relevant insurer any obligation to comply with this Clause shall cease twenty Business Days following the date of service of the relevant Notice of Assignment.

9.7	Assigned Agreements

The Company will, promptly after execution of this Deed (or, if later, within 45 days (or such later date as may be agreed to by the Collateral Agent in its sole discretion) of receipt by the Company of an executed copy of any Assigned Agreement) deliver to the Collateral Agent an executed but undated counterparty notice, in the form set out in Schedule 5 (Form of Notice of Charge of Assigned Agreements) and hereby irrevocably authorises the Collateral Agent to serve each such notice of Assigned Agreement on the relevant counterparty upon the occurrence of an Enforcement Event which is continuing.

20

9.8	Charged Book Debts

Without prejudice and in addition to the other provisions of this Clause 9 (Covenants relating to Assets – Perfection, Restrictions on Dealings, Protection) and Clause 14 (Further Assurances, Power of Attorney, etc.), at any time after an Enforcement Event occurs the Company shall deliver to the Collateral Agent promptly on reasonable request such documents relating to such of the Book Debts as the Collateral Agent may reasonably specify.

9.9	Mortgaged Investments

(a)	Without prejudice and in addition to the other provisions of this Clause 9 (Covenants relating to Assets – Perfection, Restrictions on Dealings, Protection) and Clause 14 (Further Assurances, Power of Attorney, etc.), the Company shall deposit with the Collateral Agent:

(i)	transfers of the Mortgaged Investments (or declarations of trust in respect of any Mortgaged Investments not in the Company's sole name) in each case duly completed and executed by the Company or its nominee with the name of the transferee, date and consideration left blank or, if the Collateral Agent so reasonably requires, duly executed by the Company or its nominee in favour of the Collateral Agent (or the Collateral Agent's nominee) and stamped, and such other documents as the Collateral Agent may reasonably require to enable the Collateral Agent (or the Collateral Agent's nominee) or, after the occurrence and continuance of an Event of Default, any purchaser, to be registered as the owner of, or otherwise obtain legal title to, the Mortgaged Investments; and

(ii)	in respect of any Mortgaged Investment not held in the Company's name, within 30 days (or such later date as may be agreed to by the Collateral Agent in its sole discretion) after execution of this Deed or if later promptly after it becomes entitled to the relevant Mortgaged Investment, use commercially reasonable endeavours to request an irrevocable power of attorney, expressed to be by way of security and executed and delivered as a deed by the relevant nominee, appointing the Collateral Agent each Receiver and any Delegate the attorney of the holder, in such form as the Collateral Agent may reasonably require.

(b)	Prior to such time as the Collateral Agent has, following the occurrence and during the continuation of an Enforcement Event:

(i)	notified the Company in writing that it has elected to exercise voting and other rights relating to the Charged Assets in accordance with the terms of this Deed, all voting and other rights relating to the Mortgaged Investments may be exercised (or not exercised) by the Company as it directs provided that it shall not exercise any such voting rights in a manner which would diminish the effectiveness or enforceability of the Charges created under this Deed in any material respect or restrict the transferability of the Charged Assets by the Collateral Agent or any Receiver; and

21

(ii)	notified the Company in writing that it has elected to collect any dividends, distributions and other monies in accordance with the terms of this Deed, the Company shall be entitled to receive and retain such dividends, distributions and other monies paid on or derived from its Mortgaged Investments.

(c)	Following an Enforcement Event:

(i)	the Collateral Agent or, as the case may be, any Receiver shall, upon written notice to the Company, be entitled to exercise or direct the exercise of or refrain from such exercise all voting and other rights now or at any time relating to the Mortgaged Investments as it or he reasonably sees fit;

(ii)	after receipt by the Company of written notice pursuant to Clause 9.9(c)(i), the Company shall comply or procure the compliance with any reasonable direction of the Collateral Agent or, as the case may be, any Receiver in respect of the exercise of such rights and shall deliver to the Collateral Agent or, as the case may be, any Receiver such forms of proxy or other appropriate forms of authorisation the Collateral Agent or, as the case may be, any Receiver may reasonably require with a view to enabling that person or its nominee to exercise such rights; and

(iii)	the Collateral Agent shall, upon written notice to the Company, be entitled to receive and retain all dividends, interest and other distributions paid in respect of the Mortgaged Investments and apply the same as provided by Clause 18 (Application of Moneys).

(d)	This Clause 9.7 (Assigned Agreements) shall not apply to those Mortgaged Investments which are held by the Company by way of temporary investments and which the Collateral Agent has agreed in writing shall not be subject to this Clause 9.7 (Assigned Agreements).

9.10	Intellectual Property Rights

Without prejudice and in addition to the other provisions of this Clause 9 (Covenants relating to Assets – Perfection, Restrictions on Dealings, Protection) and Clause 14 (Further Assurances, Power of Attorney, etc.), the Company shall:

(a)	promptly on the reasonable request by the Collateral Agent, execute and do all acts, things and documents as the Collateral Agent may reasonably require to record the Collateral Agent's interest in any registers relating to any of the Intellectual Property Rights; and

(b)	not, save with the prior written consent of the Collateral Agent or as may be permitted pursuant to the terms of the Loan Agreement, grant any registered user agreement or licence or other right in relation to any such Intellectual Property Rights or permit the use of such Intellectual Property Rights by any person.

22

10.	GENERAL COVENANTS

10.1	The Company shall:

(a)	at any time after an Enforcement Event, promptly give to the Collateral Agent such information and evidence (and in such form) as the Collateral Agent may from time to time reasonably request for the purpose of or with a view to discharging the duties and rights vested in it under and in accordance with this Deed or by operation of law; and

(b)	not have its Centre of Main Interests situated, or permit its Centre of Main Interests to be situated, outside the UK.

11.	CRYSTALLISATION OF FLOATING CHARGE

11.1	In addition and without prejudice to any other event resulting in crystallisation of the floating charge, but subject to any prohibition or restriction imposed by law, if at any time:

(a)	an Event of Default occurs and is continuing; or

(b)	the Collateral Agent (acting reasonably) considers that any of the Floating Charged Assets, which is material to the context of the business as a whole, are in danger of being seized or is otherwise in jeopardy, the Collateral Agent may by notice in writing to the Company convert the floating charge created by Clause 6.4 (Floating Charge) into a fixed charge as regards any Floating Charge Assets as may be specified in that notice (and for the avoidance of doubt, in the case of paragraph (b) above, only to the extent that paragraph (b) applies to such Floating Charge Asset).

11.2	In addition and without prejudice to any law or other event resulting in crystallisation of the floating charge, but subject to any prohibition or restriction imposed by law, the floating charge created by Clause 6.4 (Floating Charge) shall without notice automatically be converted into a fixed charge over:

(a)	any Floating Charge Assets which become subject or continue to be subject to any Security Interest in favour of any person other than the Collateral Agent or which is/are the subject of any sale, transfer or other disposition, in either case contrary to the covenants contained in this Deed or any of the other Loan Documents, immediately prior to such actual or purported Security Interest arising or such actual or purported sale, transfer or other disposition being made; or

(b)	any Floating Charge Assets affected by any attachment, distress, execution or other legal process against such Floating Charge Asset, immediately prior to such distress, attachment, execution or other legal process.

23

12.	ENFORCEMENT

12.1	The security constituted by this Deed shall, subject to any prohibition or restriction imposed by law, become enforceable upon and at any time after an Event of Default occurs and is continuing (an "Enforcement Event").

12.2	At any time after an Enforcement Event, the Collateral Agent may (but shall not be obliged to) enforce all or any part of the Charges at such time, on such terms and in such manner as it thinks fit, and take possession of, hold or dispose of all or any part of the Charged Assets, and may (whether or not it has taken possession or appointed a Receiver or Administrator) exercise any rights conferred by the Law of Property Act (as varied or extended by this Deed) on mortgagees or by this Deed or otherwise conferred by law on mortgagees.

12.3	Without prejudice to the generality of the foregoing, at any time after an Enforcement Event, the Collateral Agent may (but shall not be obliged to) by notice to the company in writing appropriate all or any part of the Charged Assets which constitute financial collateral. If the Collateral Agent exercises such power of appropriation:

(a)	it shall determine the value of any Charged Asset appropriated which consists of a financial instrument or a Credit Claim as at the time of exercise of that power as the current value of the cash payment which it determines would be received on a sale or other disposal of such Charged Asset effected for payment as soon as reasonably possible after such time. Any such determination shall be made by the Collateral Agent in a commercially reasonable manner (including by way of an independent valuation); and

(b)	any Charged Asset appropriated which constitutes cash and which is not denominated in dollars shall be valued as if it were converted to dollars at the rate certified by the Collateral Agent to be the spot rate of exchange for the purchase of dollars with the currency of such cash as soon as practicable after the appropriation thereof.

12.4	The exercise by the Collateral Agent of its right of appropriation under Clause 12.3 (Enforcement) of any part of the Charged Assets shall not prejudice or affect any of the Collateral Agent's rights and remedies in respect of the remainder of the Charged Assets for any Secured Obligations which remain to be paid or discharged.

13.	CONTINUING SECURITY, OTHER SECURITY ETC.

13.1	Subject to Clauses 7.1 (Redemption of Security) and 7.2 (Redemption of Security), the Charges, covenants, undertakings and provisions contained in or granted pursuant to this Deed shall remain in full force and effect as a continuing security to the Collateral Agent for the Secured Obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account of all or part of the Secured Obligations (whether any Secured Obligations remain outstanding thereafter) or any other act, event, matter, or thing whatsoever.

13.2	The Charges are cumulative, in addition to and independent of, and shall neither be merged with nor prejudiced by nor in any way exclude or prejudice, any other Security Interest, guarantee, indemnity, right of recourse or any other right whatsoever which the Collateral Agent may now or hereafter hold or have (or would apart from this Deed or the Charges hold or have) from the Company or any other person in respect of any of the Secured Obligations.

24

13.3	The restriction on consolidation of mortgages contained in section 93 of the Law of Property Act shall not apply in relation to the Charges.

13.4	If the Collateral Agent receives or is deemed to be affected by notice (actual or constructive) of any Security Interest over any Charged Asset or if an Insolvency Event occurs in relation to the Company:

(a)	the Collateral Agent may open a new account or accounts with or on behalf of the Company (whether or not it allows any existing account to continue) and, if it does not, it shall nevertheless be deemed to have done so at the time it received or was deemed to have received such notice or at the time that the Insolvency Event occurred; and

(b)	all payments made by the Company to the Collateral Agent after the Collateral Agent received or is deemed to have received such notice or after such Insolvency Event occurred shall be credited or deemed to have been credited to the new account or accounts, and in no circumstances whatsoever shall operate to reduce the Secured Obligations as at the time the Collateral Agent received or was deemed to have received such notice or as at the time that such Insolvency Event occurred.

13.5	This Deed shall remain valid and enforceable notwithstanding any change in the name, composition or constitution of the Collateral Agent or the Company or any amalgamation or consolidation by the Collateral Agent or the Company with any other corporation.

14.	FURTHER ASSURANCES, POWER OF ATTORNEY, ETC.

14.1	The Company shall, at its own cost, promptly take whatever action the Collateral Agent or any Receiver may reasonably require with a view to:

(a)	creating, preserving, perfecting or protecting any of the Charges or the first priority of any of the Charges;

(b)	facilitating the enforcement of the Security created under this Deed or the exercise of any rights vested in the Collateral Agent or any Receiver in connection with this Deed; or

(c)	providing more effectively to the Collateral Agent the full benefit of the rights conferred on it by this Deed and otherwise giving full effect to the provisions of this Deed,

including, without limitation, executing such assignments, transfers and conveyances of the Charged Assets (whether in favour of the Collateral Agent, any Secured Party or otherwise), giving such notices and making such filings and registrations as the Collateral Agent or any Receiver shall reasonably require, in each case in such form and on such terms as the Collateral Agent or Receiver shall reasonably specify.

25

14.2	The Company irrevocably and by way of security appoints the Collateral Agent and every Receiver jointly and also severally to be its attorney (with full power to appoint substitutes and to sub-delegate, including power to authorise the person so appointed to make further appointments) on behalf of the Company and in its name or otherwise, and in such manner as the attorney may think fit, after the occurrence of an Enforcement Event, to execute, deliver, perfect and do any deed, document, act or thing (a) which the Collateral Agent or such Receiver (or any such substitute or sub-delegate) may, reasonably consider appropriate in connection with the exercise of any of the rights of the Collateral Agent or such Receiver, or (b) which the Company is obliged to execute or do under this Deed but has not executed or done in a timely manner (including the execution and delivery of mortgages, assignments, transfers or charges or notices or directions in relation to any of the Charged Assets). Without prejudice to the generality of its right to appoint substitutes and to sub-delegate, the Collateral Agent may appoint the Receiver as its substitute or sub-delegate, and any person appointed the substitute or sub-delegate of the Collateral Agent shall, in connection with the exercise of such power of attorney, be the agent of the Company. The Company acknowledges that such power of attorney is as regards the Collateral Agent and any Receiver granted irrevocably and for value to secure proprietary interests in and the performance of obligations owed to the respective donees within the meaning of the Powers of Attorney Act 1971.

14.3	The Company hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do or purport to do in the exercise or purported exercise of all or any of the rights referred to in this Clause 14 (Further Assurances, Power of Attorney, etc.) (save where any such attorney acts with gross negligence or wilful misconduct or otherwise exceeds its rights under this Clause 14 (Further Assurances, Power of Attorney, etc.)).

14.4	References in Clause 14.1 (Further Assurances, Power of Attorney, etc.) and Clause 14.2 (Further Assurances, Power of Attorney, etc.) to the Collateral Agent or the Receiver shall include references to any Delegate.

15.	THE COLLATERAL AGENT'S RIGHTS

15.1	The Secured Obligations shall become due for the purposes of section 101 of the Law of Property Act, and the statutory powers of sale and enforcement and of appointing a Receiver which are conferred on the Collateral Agent under that Act (as varied and extended by this Deed) and all other rights of a mortgagee conferred by the Law of Property Act shall be deemed to arise, immediately after execution of and in accordance with this Deed.

15.2	Section 103 of the Law of Property Act shall not apply to this Deed and upon the occurrence of an Enforcement Event the Charges shall become immediately enforceable and the rights conferred by the Law of Property Act and this Deed immediately exercisable by the Collateral Agent without the restrictions contained in the Law of Property Act.

15.3	At any time after an Enforcement Event occurs, the Collateral Agent shall, in addition to the powers of leasing and accepting surrenders of leases conferred by section 99 and 100 of the Law of Property Act, have power to make any lease or agreement to lease at a premium or otherwise, accept surrenders of leases and grant options, in each case on any terms and in any manner the Collateral Agent thinks fit without needing to comply with any restrictions imposed by such sections or otherwise.

26

15.4	In making any sale or other disposal of any Charged Assets or making any acquisition in exercise of their respective rights, the Collateral Agent or any Receiver may do so for such consideration (including cash, shares, debentures, loan capital or other securities whatsoever, consideration fluctuating according to or dependent on profit or turnover, and consideration whose amount is to be determined by a third party, and whether such consideration is receivable in a lump sum or by instalments) and otherwise on such terms and conditions and in such manner as it or he reasonably thinks fit, and may also grant any option to purchase and effect exchanges.

15.5	The Collateral Agent may at any time delegate to any person either generally or specifically, on such terms and conditions (including power to sub-delegate) and in such manner as the Collateral Agent reasonably thinks fit, any rights (including the power of attorney) from time to time exercisable by the Collateral Agent under or in connection with this Deed. No such delegation shall preclude the subsequent exercise by the Collateral Agent of such right or any subsequent delegation or revocation thereof.

15.6	The Collateral Agent may, at any time and from time to time and without prejudice to the Collateral Agent's other rights, set off any Secured Obligations (to the extent beneficially owned by the Collateral Agent) against any obligation or liability (matured or not and whether actual or contingent) owing by the Collateral Agent to, or any amount and sum held or received or receivable by it on behalf or to the order of, the Company or to which the Company is beneficially entitled (such rights extending to the set off or transfer of all or any part of any credit balance on any such account, whether or not then due and whatever the place of payment or booking branch, in or towards satisfaction of any Secured Obligations) to the extent permitted under both the Loan Agreement and any applicable Requirements of Law. For that purpose, if any of the Secured Obligations is in a different currency from such obligation, liability, amount or sum (including credit balance), the Collateral Agent may effect any necessary conversion at its then prevailing spot rates of exchange (as conclusively determined by the Collateral Agent) and may pay out any additional sum which the UK or any other governmental or regulatory body of any jurisdiction may require, as a matter of law, the Collateral Agent to pay in respect of such conversion. The Collateral Agent may in its absolute discretion (in good faith) estimate the amount of any liability of the Company which is unascertained or contingent and set off such estimated amount, and no amount shall be payable by the Collateral Agent to the Company unless and until Payment in Full. The Collateral Agent shall not be obliged to exercise any of its rights under this Clause, which shall be without prejudice and in addition to any rights of set-off, combination of accounts, bankers' lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

15.7	Until Payment in Full, the Collateral Agent or the Receiver (as appropriate) may at any time credit to and retain in an interest bearing suspense account, for such period as it reasonably thinks fit, any moneys received, recovered or realised pursuant to this Deed, without any obligation to apply all or any part of the same in or towards the discharge of the Secured Obligations.

27

15.8	If, after the occurrence of an Enforcement Event, the Company for any reason fails to observe or punctually to perform or to procure the observance or punctual performance of any of the obligations expressed to be assumed by it to the Collateral Agent under this Deed, the Collateral Agent shall have the right (but shall not be obliged), on behalf of or in the name of the Company or otherwise, to perform the obligation and to take any steps which the Collateral Agent may reasonably consider appropriate with a view to remedying, or mitigating the consequences of, the failure, but the exercise of this right, or the failure to exercise it, shall in no circumstances prejudice the Collateral Agent's rights under this Deed or otherwise or constitute the Collateral Agent a mortgagee in possession.

16.	APPOINTMENT OF ADMINISTRATOR

16.1	Paragraph 14 of Schedule B1 to the Insolvency Act applies to the floating charge created hereunder.

16.2	Subject to any relevant provisions of the Insolvency Act, the Collateral Agent may, by any instrument or deed of appointment, appoint one or more persons to be the Administrator of the Company at any time after:

(a)	the occurrence of an Enforcement Event; or

(b)	being requested to do so by the Company; or

(c)	any application having been made to the court for an administration order under the Insolvency Act; or

(d)	any person having ceased to be an Administrator as a result of any event specified in paragraph 90 of Schedule B1 to the Insolvency Act; or

(e)	any notice of intention to appoint an Administrator having been given by any person or persons entitled to make such appointment under the Insolvency Act.

16.3	Where any such appointment is made at a time when an Administrator continues in office, the Administrator shall act either jointly or concurrently with the Administrator previously appointed hereunder, as the appointment specifies.

16.4	Subject to any applicable order of the Court, the Collateral Agent may replace any Administrator, or seek an order replacing the Administrator, in any manner allowed by the Insolvency Act.

16.5	Where the Administrator was appointed by the Collateral Agent under paragraph 14 of Schedule B1 to the Insolvency Act, the Collateral Agent may, by notice in writing to the Company, replace the Administrator in accordance with paragraph 92 of Schedule B1 to the Insolvency Act.

16.6	Every such appointment shall take effect at the time and in the manner specified by the Insolvency Act.

16.7	If at any time and by virtue of any such appointment(s) any two or more persons shall hold office as Administrators of the same assets or income, such Administrators may act jointly or concurrently as the appointment specifies so that, if appointed to act concurrently, each one of such Administrators shall be entitled (unless the contrary shall be stated in any of the deed(s) or other instrument(s) appointing them) to exercise all the functions conferred on an Administrator by the Insolvency Act.

28

16.8	Every such instrument, notice or deed of appointment, and every delegation or appointment by the Collateral Agent in the exercise of any right to delegate its powers herein contained, may be made in writing under the hand of any manager or officer of the Collateral Agent or any other authorised person or of any Delegate.

16.9	Every Administrator shall have all the powers of an administrator under the Insolvency Act.

16.10	In exercising his functions hereunder and under the Insolvency Act, the Administrator acts as agent of the Company and does not act as agent of the Collateral Agent.

16.11	Every Administrator shall be entitled to remuneration for his services in the manner fixed by or pursuant to the Insolvency Act or the Insolvency Rules.

17.	RECEIVER

17.1	None of the restrictions imposed by the Law of Property Act in relation to the appointment of receivers or the giving of notice or otherwise shall apply. At any time and from time to time upon or after request by the Company or the occurrence of an Enforcement Event, the Collateral Agent may, and in addition to all statutory and other powers of appointment or otherwise, by any instrument or deed signed under the hand of any manager or officer of the Collateral Agent or any other authorised person or of any Delegate, appoint such person or persons (including an officer or officers of the Collateral Agent) as it reasonably thinks fit to be Receiver or Receivers (to act jointly and/or severally as the Collateral Agent may specify in the appointment) of (a) any Fixed Charge Asset or Assets, and/or (b) any Floating Charge Asset or Assets, so that each one of such Receivers shall be entitled (unless the contrary shall be stated in any deed(s) or other instrument(s) appointing them) to exercise individually all the powers and discretions conferred on the Receivers. If any Receiver is appointed of only part of the Charged Assets, references to the rights conferred on a Receiver by any provision of this Deed shall be construed as references to that part of the Charged Assets or any part thereof.

17.2	The Collateral Agent may appoint any Receiver on any terms the Collateral Agent reasonably thinks fit. The Collateral Agent may by any instrument or deed signed under the hand of any manager or officer of the Collateral Agent or any other authorised person or any Delegate (subject to section 62 of the Insolvency Act) remove a Receiver appointed by it whether or not appointing another in his place, and may also appoint another Receiver to act with any other Receiver or to replace any Receiver who resigns, retires or otherwise ceases to hold office.

17.3	The exclusion of any part of the Charged Assets from the appointment of any Receiver shall not preclude the Collateral Agent from subsequently extending his appointment (or that of the Receiver replacing him) to that part or appointing another Receiver over any other part of the Charged Assets.

29

17.4	Any Receiver shall, so far as the law permits, be the agent of the Company and (subject to any restriction or limitation imposed by applicable law) the Company shall be solely responsible for his remuneration and his acts, omissions or defaults and solely liable on any contracts or engagements made, entered into or adopted by him and any losses, liabilities, costs, charges and expenses incurred by him; and in no circumstances whatsoever shall the Collateral Agent be in any way responsible for or incur any liability in connection with any Receiver's acts, omissions, defaults, contracts, engagements, Losses, liabilities, costs, charges, expenses, misconduct, negligence or default, save, in each case, in circumstances where the liability arises as a direct result of the Receiver’s gross negligence or wilful misconduct. If a liquidator of the Company is appointed, the Receiver shall act as principal and not as agent for the Collateral Agent.

17.5	Subject to section 36 of the Insolvency Act, the remuneration of any Receiver may be fixed by the Collateral Agent without being limited to the maximum rate specified by sections 109(6) of the Law of Property Act (and may be or include a commission calculated by reference to the gross amount of all money received or otherwise and may include remuneration in connection with claims, actions or Proceedings made or brought against the Receiver by the Company or any other person or the performance or discharge of any obligation imposed upon him by statute or otherwise), but such remuneration shall be payable by the Company alone; and the amount of such remuneration may be debited by the Collateral Agent from any account of the Company but shall, in any event, form part of the Secured Obligations and accordingly be secured on the Charged Assets under the Charges. Such remuneration shall be paid on such terms and in such manner as the Collateral Agent and Receiver may from time to time reasonably agree or failing such agreement as the Collateral Agent reasonably determines.

17.6	Any Receiver may be invested by the Collateral Agent with such of the powers, authorities and discretions exercisable by the Collateral Agent under this Deed as the Collateral Agent may reasonably think fit. Without prejudice to the generality of the foregoing, any Receiver shall (subject to any restrictions in his appointment) have in relation to the Relevant Charged Assets, in each case in the Company's name or his own name and on such terms and in such manner as he sees fit, all the rights referred to in Schedule 1 (and where applicable Schedule 2) of the Insolvency Act; all rights of the Collateral Agent under this Deed; all the rights conferred by the Law of Property Act on mortgagors, mortgagees in possession and receivers appointed under the Law of Property Act; all rights of an absolute beneficial owner including rights to do or omit to do anything the Company itself could do or omit; and all rights to do all things the Receiver considers necessary, desirable or incidental to any of his rights or exercise thereof including the realisation of any Relevant Charged Assets and getting in of any Assets which would when got in be Relevant Charged Assets.

17.7	The Collateral Agent shall not (save only to the extent caused by its own negligence, fraud, wilful misconduct, breach of trust or breach of any obligation of the Collateral Agent hereunder) be liable for any losses or damages arising from any exercise of his authorities, powers or discretions by any Receiver.

17.8	The Collateral Agent may from time to time and at any time require any Receiver to give security for the due performance of his duties as such Receiver and may fix the nature and amount of the security to be so given but the Collateral Agent shall not be bound in any case to require any such security.

30

18.	APPLICATION OF MONEYS

All moneys realised, received or recovered by the Collateral Agent or any Receiver shall be applied in accordance with the terms of the Loan Agreement.

19.	PROTECTION OF THIRD PARTIES

19.1	Without prejudice to any other provision of this Deed, the Secured Obligations shall become due for the purposes of section 101 of the Law of Property Act, and the statutory powers of sale and enforcement and of appointing a Receiver which are conferred upon the Collateral Agent (as varied and extended by this Deed) and all other rights of a mortgagee conferred by the Law of Property Act shall in favour of any purchaser be deemed to arise and be exercisable, immediately after the execution of and in accordance with this Deed.

19.2	No purchaser from, or other person dealing with, the Collateral Agent, any Receiver or any Delegate shall be concerned to enquire whether any event has happened upon which any of the rights which they have exercised or purported to exercise under or in connection with this Deed, the Law of Property Act or the Insolvency Act has arisen or become exercisable, whether the Secured Obligations remain outstanding, whether any event has happened to authorise the Collateral Agent, any Receiver or any Delegate to act, or whether the Receiver is authorised to act, whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with, or otherwise as to the propriety, regularity or validity of the exercise or purported exercise of any such right or as to the application of any moneys borrowed or raised or other realisation proceeds; and the title and position of a purchaser or such person shall not be impeachable by reference to any of those matters and the protections contained in sections 104 to 107 of the Law of Property Act, section 42(3) Insolvency Act or any other legislation from time to time in force shall apply to any person purchasing from or dealing with a Receiver, the Collateral Agent or any Delegate.

19.3	The receipt of the Collateral Agent or the Receiver or any Delegate shall be an absolute and conclusive discharge to a purchaser or such person and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Collateral Agent or the Receiver.

19.4	In Clauses 19.1 (Protection of Third Parties) to 19.3 (Protection of Third Parties) above, "purchaser" includes any person acquiring a lease of or Security Interest over, or any other interest or right whatsoever in respect of, any Charged Assets.

20.	PROTECTION OF COLLATERAL AGENT AND RECEIVER

20.1	In no circumstances (whether by reason of the creation of the Charges or the entry into or taking possession of any Charged Assets or for any other reason whatsoever and whether as mortgagee in possession or on any basis whatsoever) shall the Collateral Agent or any Receiver:

(a)	be liable to the Company or any other person in respect of any cost, charge, expense, liability, Loss or damage arising out of the exercise, or attempted or purported exercise of, or the failure to exercise, any of their respective rights in accordance with this Deed, or arising out of the realisation of any Charged Assets or the manner thereof or arising out of any act, default, omission or misconduct of the Collateral Agent or any Receiver in relation to the Charged Assets or otherwise in connection with this Deed, save only to the extent such cost, charge, expense, liability, Loss or damage has been found by a final non-appealable judgment of a court of competent jurisdiction to have been incurred by reason of its or his own gross negligence, wilful misconduct or unlawful conduct; or

31

(b)	be liable to account to the Company or any other person for anything in connection with this Deed except (after Payment in Full) the Collateral Agent's or Receiver's own actual receipts which have not been paid or distributed to the Company or to any other person who at the time of payment the Collateral Agent or Receiver as the case may be was entitled thereto.

For the avoidance of doubt, neither the Collateral Agent nor any Receiver shall by virtue of this Clause 20.1 (Protection of Collateral Agent and Receiver) owe any duty of care or other duty to any person which it would not owe absent this Clause 20.1 (Protection of Collateral Agent and Receiver).

20.2	Without prejudice to Clause 20.1 (Protection of Collateral Agent and Receiver), so far as permitted by law the entry into possession of any of the Charged Assets (including by an Administrator) shall not render the Collateral Agent or any Receiver liable to account as mortgagee in possession or to be liable for any Loss on realisation or for any default or omission for which a mortgagee in possession might otherwise be liable in respect of any of the Charged Assets; and if the Collateral Agent or any Receiver takes possession of the Charged Assets, it or he may at any time relinquish such possession. In particular without prejudice to the generality of the foregoing the Collateral Agent shall not become liable as mortgagee in possession by reason of viewing the state of repair or repairing any of the Company's Assets.

20.3	The preceding provisions of this Clause 20 (Protection of Collateral Agent and Receiver) applying to the Collateral Agent or any Receiver shall apply mutatis mutandis to any Delegate and to any officer, employee or agent of the Collateral Agent, any Receiver and any Delegate.

21.	COSTS, EXPENSES AND INDEMNITY

21.1	The Company shall pay to the Collateral Agent in relation to this Deed such costs and expenses as are of the type which are reimbursable by the Borrowers pursuant to Section 11.03 (Expenses, Etc.) of the Loan Agreement.

21.2	The Company shall indemnify each Receiver and Delegate and their respective officers, employees and agents to the extent that and in the manner in which the Borrowers indemnify the Indemnitees under Section 11.04 (Indemnity) of the Loan Agreement. Each Relevant Person may rely on this Clause 21.2 (Costs, Expenses and Indemnity) in accordance with the Contracts (Rights of Third Parties) Act 1999 but subject to Clause 25 (Third Parties).

32

22.	CONSENTS, VARIATIONS, WAIVERS AND RIGHTS

(a)	No consent or waiver in respect of any provision of this Deed shall be effective unless and until it is agreed in writing duly executed by or on behalf of the Collateral Agent. Any consent or waiver by the Collateral Agent under this Deed may be given subject to any conditions the Collateral Agent reasonably thinks fit and shall be effective only in the instance and for the purpose for which it is given. No failure by the Collateral Agent or any Receiver to exercise or delay in exercising any right provided by law or under this Deed shall operate to impair the same or be construed as a waiver of it. No single or partial exercise of any such right shall prevent any further or other exercise of the same or the exercise of any other right. No waiver of any such right shall constitute a waiver of any other right. The rights provided in this Deed are cumulative and not exclusive of any rights, provided by law.

(b)	No amendment or variation in respect of any provision of this Deed shall be effective unless and until it is agreed in writing duly executed by or on behalf of the Company and the Collateral Agent.

23.	PARTIAL INVALIDITY

If any provision of this Deed is or becomes or is found by a court or other competent authority to be illegal, invalid or unenforceable in any respect, in whole or in part, under any law of any jurisdiction, neither the legality, validity and enforceability in that jurisdiction of any other provision or part of this Deed, nor the legality, validity or enforceability in any other jurisdiction of that provision or part or of any other provision of this Deed, shall be affected or impaired and if any part of the Charges is invalid or unenforceable in any respect for any reason, no other Charges shall be affected or impaired.

24.	COUNTERPARTS

This Deed (and each variation or waiver in respect of any provision of it) may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart, once executed and delivered, shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

25.	THIRD PARTIES

Except as otherwise provided in this Deed, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

26.	DETERMINATIONS

A determination as to any amount payable which the Collateral Agent or any Receiver may make under this Deed in good faith shall (save in the case of manifest error) be conclusive.

27.	ASSIGNMENT

27.1	The Company shall not (whether by way of security or otherwise howsoever) be entitled to assign, grant an equitable interest in or transfer and declare itself a trustee of all or any of its rights, interests or obligations hereunder, except as permitted under the Loan Agreement (save with respect to its rights and benefits which shall be assigned or to be assigned to the Collateral Agent under this Deed).

33

27.2	The Collateral Agent may at any time assign or transfer, in accordance with the Loan Agreement, all or any part of its rights or interests under this Deed or the Charges to any person who succeeds to its role as security agent or collateral agent under the Loan Agreement.

27.3	Subject to Section 11.06 (Confidentiality) of the Loan Agreement, the Collateral Agent may disclose to an actual or proposed successor, assignee or transferee any information the Collateral Agent reasonably considers appropriate regarding any provision of this Deed or other Loan Documents and the Company which it considers appropriate for the purposes of the proposed assignment or transfer.

28.	NOTICES

Any notice or other communication under this Deed shall be made in accordance with the provisions set out in the Loan Agreement. Any notice delivered to the Parent or the Borrowers on behalf of the Company shall be deemed to have been delivered to the Company.

29.	GOVERNING LAW AND JURISDICTION

29.1	Governing law

This Deed (including any non-contractual obligations or liabilities arising out of it or in connection with it) is governed by and is to be construed in accordance with English law.

29.2	Jurisdiction

(a)	Each party irrevocably agrees that:

(i)	the English courts have non-exclusive jurisdiction to hear and determine any Proceedings and to settle any Disputes and each party irrevocably submits to the jurisdiction of the English courts;

(ii)	any Proceedings may be taken in the English courts;

(iii)	any judgment in Proceedings taken in any such court shall be conclusive and binding on it and may be enforced in any other jurisdiction.

(b)	Each party also irrevocably waives (and irrevocably agrees not to raise) any objection which it might at any time have on the ground of forum non conveniens or on any other ground to Proceedings being taken in any court referred to in this Clause 29 (Governing Law and Jurisdiction).

(c)	Nothing in this Clause 29 (Governing Law and Jurisdiction) shall limit any party's right to take Proceedings against the other party in any other jurisdiction or in more than one jurisdiction concurrently.

(d)	This jurisdiction agreement is not concluded for the benefit of only one party.

34

[Signature pages follow]

35

IN WITNESS WHEREOF the parties hereto have caused this Deed to be executed and delivered as a deed on the day and year first before written.

Executed as deed by WEATHERFORD    )

EURASIA LIMITED acting by a director, )

in the presence of:                                         )

Director	Witness

Name:	Name:

Occupation:

Address:

[Signtature page to LC Weatherford Eurasia Limited Deed of Charge]

COLLATERAL AGENT

Executed as a deed by DEUTSCHE BANK	)
TRUST COMPANY AMERICAS	)
acting by	)
)
who, in accordance with the laws of the territory	)
in which Deutsche Bank Trust Company Americas	)
is incorporated, is/are acting under its authority	)

Authorised signatory

Name:

Authorised signatory

Name:

[Signtature page to LC Weatherford Eurasia Limited Deed of Charge]

SCHEDULE 1
BANK ACCOUNTS

PART 1 – GENERAL BANK ACCOUNTS

[Redacted.]

37

PART 2 – COLLECTION BANK ACCOUNT

NONE AT THE DATE OF THIS DEED

38

SCHEDULE 2
ASSIGNED AGREEMENTS

NONE AT THE DATE OF THIS DEED

39

SCHEDULE 3
INSURANCE POLICIES

NONE AT THE DATE OF THIS DEED

40

SCHEDULE 4

FORM OF NOTICE OF CHARGE OF BANK ACCOUNTS

PART 1 – FORM OF NOTICE OF CHARGE FOR GENERAL BANK ACCOUNTS

To:	[Name of General Account Bank]

Date: [•]

Dear Sirs,

We hereby give you irrevocable notice that we (the "Company") have charged to Deutsche Bank Trust Company Americas (the "Collateral Agent") all of our right, title, interest and benefit in, to and under account numbers GB67BARC20554033615073 (including any renewal or redesignation thereof) including all moneys standing to the credit of that account from time to time (the "Accounts"). This charge is subject, and without prejudice, to the charge to the Collateral Agent of all our right, title and interest in and to the monies from time to time standing to the credit of the Accounts pursuant to the ABL deed of charge and assignment dated [5] December 2019, notice of which was given to you by a notice dated [•] (the “ABL Deed of Charge and Assignment Notice”).

1.	We irrevocably authorise and instruct you:

(a)	to hold all monies from time to time standing to the credit of the Accounts to the order of the Collateral Agent and to pay all or any part of those monies to the Collateral Agent (or as it may direct) promptly following receipt of written instructions from the Collateral Agent to that effect; and

(b)	to disclose to the Collateral Agent any information relating to the Company and the Accounts which the Collateral Agent may from time to time request you to provide.

2.	We also advise you that:

(a)	the Company may make withdrawals from the Accounts and you may continue to deal with the Company until such time as the Collateral Agent shall notify you (with a copy to the Company) in writing that its permission is withdrawn; and

(b)	the provisions of this notice may only be revoked or varied with the prior written consent of the Collateral Agent.

Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy of this notice and returning it to the Collateral Agent.

41

Schedule

[Redacted.]

42

Yours faithfully,

for and on behalf of
Weatherford Eurasia Limited

43

[On copy only:]

To:	Deutsche Bank Trust Company Americas [•]

Attention:	[•]

Date:	[•]

At the request of the Collateral Agent and the Company we acknowledge receipt of a notice of charge in the terms set out above in respect of the Accounts (as described in those terms).

We confirm that we will comply with the term of that notice.

We further confirm that:

(a)	the balance standing to the Accounts at today's date is [•], no fees or periodic charges are payable in respect of the Accounts and there are no restrictions on the payment of the credit balance on the Accounts (except, in the case of a time deposit, the expiry of the relevant period) or on the assignment of the Accounts to the Collateral Agent or any third party;

(b)	except for the ABL Deed of Charge and Assignment Notice, we have not received notice of any previous assignments of, charges or other security interests over, or trusts in respect of, any of the rights, title, interests or benefits in, to, under or in respect of the Accounts;

(c)	we will not, save with the Collateral Agent's prior written consent, exercise any right of combination, consolidation or set-off which we may have in respect of the Accounts; and

(d)	after receipt of the notification referred to in paragraph 2(a) of the notice above, we will act only in accordance with the instructions given by persons authorised by the Collateral Agent and we shall send all statements and other notices given by us relating to the Accounts to the Collateral Agent.

For and on behalf of [name of account-holding bank]

By:

Dated:	[•]

44

PART 2 – FORM OF NOTICE OF CHARGE FOR COLLECTION BANK ACCOUNTS

Form of Notice of Charge for Collection Bank Accounts

Dated:

To:	Barclays Bank PLC

Barclays, Level 10, 1 Churchill Place, Canary Wharf, London, E14 5HP

Attention:	Simon Clark

Dear Sirs,

Weatherford Eurasia Limited (the Company) hereby gives notice to Barclays Bank PLC (the Bank) that by a deed of charge and assignment dated [•] (the Deed), the Company charged to Wells Fargo Bank N.A., London Branch as collateral agent (the Collateral Agent) by way of first fixed charge all the Company’s rights, title, interest and benefit in and to the following account(s) held with the Bank and all amounts standing to the credit of such account from time to time:

Account No. [•], sort code [•]-[•]-[•];

(the Blocked Account).

Please acknowledge receipt of this letter by returning a copy of the attached letter on the Bank’s headed notepaper with a receipted copy of this notice forthwith, to Wells Fargo Bank N.A., London Branch, 8th Floor, 33 King William Street, London, EC4R 9AT Attention: Portfolio Manager – [•] and to the Company at the address given above.

The attached acknowledgement letter constitutes our irrevocable instruction to you. Without prejudice to the generality thereof, we hereby acknowledge the provisions of the acknowledgement letter in its entirety and agree in your favour to be bound by the limitations on your responsibility under paragraph (i) of the acknowledgment letter, in each case as if we had signed it in your favour.

Yours faithfully

for and on behalf of
Weatherford Eurasia Limited

45

[TO BE PRINTED ON RELEVANT BARCLAYS ENTITY LETTERHEAD]

To:

Wells Fargo Bank N.A., London Branch

8th Floor

33 King William Street

London

EC4R 9AT

(the “Chargee”)

and

Weatherford Eurasia Limited

Gotham Road, East Leake

Loughborough

Leicestershire

LE12 6JX

(the “Chargor”)

Dear All

Notice of charge dated                            20[XX] (the “Notice”) relating to the creation of security interest by the Chargor in favour of the Chargee in respect of the account as set out in the Notice

We refer to the Notice relating to the account, details of which are set out below (the “Account”):1

ACCOUNT HOLDER	ACCOUNT NUMBER	SORT CODE

We confirm that:

1.	we will block the Account and not permit any further withdrawals by the Chargor unless and until we receive and acknowledge a notice from the Chargee informing us otherwise. Please note that we will not be able to permit withdrawals from the Account in accordance with the instructions of the Chargee unless and until it has provided a list of authorised signatories confirming which persons have authority on behalf of the Chargee to operate the Account and the Account will remain blocked and non- operational until that time;

1 Only include account details where these were also included in the Notice

46

2.	to the best of our knowledge and belief the business team responsible for the Account has not, as at the date of this acknowledgement, received any notice that any third party has any right or interest whatsoever in or has made any claim or demand or taking any action whatsoever against the Account and / or the debts represented thereby, or any part of any of it or them; and

3.	we are not, in priority to the Chargee, entitled to combine the Account with any other account or to exercise any right of set-off or counterclaim against money in the Account in respect of any sum owed to us provided that, notwithstanding any term of the Notice:

a.	we shall be entitled at any time to deduct from the Account any amounts to satisfy any of our or the Chargor’s obligations and / or liabilities incurred under the direct debit scheme or in respect of other unpaid sums in relation to cheques and payment reversals; and

b.	our agreement in this Acknowledgement not to exercise any right of combination of accounts, set-off or lien over any monies standing to the credit of the Account in priority to the Chargee, shall not apply in relation to our standard bank charges and fees and any cash pooling arrangements provided to the Chargor; and

4.	we will disclose to the Chargee any information relating the Account which the Chargee may from time to time request us to provide.

We do not confirm or agree to any of the other matters set out in the Notice. Our acknowledgement of the Notice is subject to the following conditions:

1.	we shall not be bound to enquire whether the right of any person (including, but not limited to, the Chargee) to withdraw any monies from the Account has arisen or be concerned with (A) the propriety or regularity of the exercise of that right or (B) be responsible for the application of any monies received by such person (including, but not limited to, the Chargee);

2.	we shall have no liability to the Chargee relating to the Account whatsoever, including, without limitation, for having acted on instructions of the Chargee which on their face appear to be genuine, which comply with the terms of this notice and which otherwise comply with the Chargee’s latest list of signatories held by us or relevant electronic banking system procedures in the case of an electronic instruction, and

3.	we shall not be deemed to be a trustee for the Chargor or the Chargee of the Account.

47

This letter and any non-contractual obligations arising out of or in connection with this letter are governed by the laws of England and Wales.

Yours faithfully

Name:

Position:

For and on behalf of Barclays Bank PLC

Dated

48

SCHEDULE 5

FORM OF NOTICE OF CHARGE OF ASSIGNED AGREEMENTS

To:	[Insert name and address of relevant party]

Date: [•]

Dear Sirs

RE: [describe assigned agreement] dated [•] between you and Weatherford Eurasia Limited (the "Company")

1.	We give notice that, by a deed of charge and assignment dated [•] (the "Deed"), we have assigned to Deutsche Bank Trust Company Americas (the "Collateral Agent") as Collateral Agent for certain banks and others all our present and future right, title and interest in and to [insert details of Assigned Agreement] (together with any other agreement supplementing or amending the same, the "Agreement") including all rights and remedies in connection with the Agreement and all proceeds and claims arising from the Agreement. This charge and assignment is subject, and without prejudice, to the charge and assignment to the Collateral Agent of all our right, title and interest in the Agreement pursuant to the ABL deed of charge and assignment dated [5] December 2019, notice of which was given to you by a notice dated [•] (the “ABL Deed of Charge and Assignment Notice”).

2.	Following receipt by you of a written notice from the Collateral Agent specifying that an Enforcement Event (as defined in the Deed) has occurred (but not at any other time) the Company instructs you:

(a)	to disclose to the Collateral Agent at our expense (without any reference to or further authority from us and without any enquiry by you as to the justification for such disclosure), such information relating to the Agreement as the Collateral Agent may from time to time request;

(b)	to hold all sums from time to time due and payable by you to us under the Agreement to the order of the Collateral Agent;

(c)	to pay or release all or any part of the sums from time to time due and payable by you to us under the Agreement only in accordance with the written instructions given to you by the Collateral Agent from time to time;

(d)	to comply with any written notice or instructions in any way relating to, or purporting to relate to, the Deed or the Agreement or the debts represented thereby which you receive at any time from the Collateral Agent without any reference to or further authority from us and without any enquiry by you as to the justification for or validity of such notice or instruction; and

(e)	to send copies of all notices and other information given or received under the Agreement to the Collateral Agent.

3.	You may continue to deal with us in relation to the Agreement until you review a written notice from the Collateral Agent specifying that an Enforcement Event (as defined in the Deed) has occurred. Following the receipt by you of such a written notice, we are not permitted to receive from you, otherwise than through the Collateral Agent, any amount in respect of or on account of the sums payable to us from time to time under the Agreement or to agree any amendment or supplement to, or waive any obligation under, the Agreement without the prior written consent of the Collateral Agent.

49

4.	This notice may only be revoked or amended with the prior written consent of the Collateral Agent.

5.	Please confirm by completing the enclosed copy of this notice and returning it to the Collateral Agent (with a copy to us) that you agree to the above and that:

(a)	you accept the instructions and authorisations contained in this notice and you undertake to comply with this notice; and

(b)	except for the ABL Deed of Charge and Assignment Notice, you have not, at the date this notice is returned to the Collateral Agent, received notice of the assignment or charge, the grant of any security or the existence of any other interest of any third party in or to the Agreement or any proceeds of it and you will notify the Collateral Agent promptly if you should do so in future.

6.	This notice, and any acknowledgement in connection with it, and any non-contractual obligations arising out of or in connection with any of them, shall be governed by English law.

Yours faithfully

for and on behalf of
Weatherford Eurasia Limited

50

[On copy]

To:	Deutsche Bank Trust Company Americas

as Collateral Agent

[•]

Copy to:	Weatherford Eurasia Limited

Gotham Road, East Leake,

Loughborough,

Leicestershire LE12 6JX

Dear Sirs

We acknowledge receipt of the above notice and consent and agree to its terms. We confirm and agree to the matters set out in paragraph [5] in the above notice.

for and on behalf of
[Name of relevant party]

Dated: [•]

51

SCHEDULE 6

FORM OF NOTICE OF CHARGE OF INSURANCE POLICIES

To:	[insert name and address of insurance company]

Dated: [•]

Dear Sirs

Re:	[here identify the relevant insurance policy(ies)] (the "Policies")

We notify you that, Weatherford Eurasia Limited (the "Company") has assigned to Deutsche Bank Trust Company Americas (the "Collateral Agent") for the benefit of itself and certain other banks and financial institutions (the "Secured Parties") all its right, title and interest in the Policies as security for certain obligations owed by the Company to the Secured Parties by way of a deed of charge and assignment dated [•] (the "Deed"). This assignment is subject, and without prejudice, to the assignment to the Collateral Agent of all our right, title and interest in the Policies pursuant to the ABL deed of charge and assignment dated [5] December 2019, notice of which was given to you by a notice dated [•] (the “ABL Deed of Charge and Assignment Notice”).

We further notify you that:

1.	Prior to receipt by you of a written notice from the Collateral Agent specifying that an Enforcement Event (as defined in the Deed) has occurred, the Company will continue to have the sole right to deal with you in relation to the Policies (including any amendment, waiver or termination thereof or any claims thereunder).

2.	Following receipt by you of a written notice from the Collateral Agent specifying that a Enforcement Event has occurred (but not at any other time) the Company irrevocably authorises you:

(a)	to pay all monies to which the Company is entitled under the Policies direct to the Collateral Agent (or as it may direct) promptly following receipt of written instructions from the Collateral Agent to that effect; and

(b)	to disclose to the Collateral Agent any information relating to the Policies which the Collateral Agent may from time to time request in writing.

3.	The provisions of this notice may only be revoked or varied with the written consent of the Collateral Agent and the Company.

4.	Please sign and return the enclosed copy of this notice to the Collateral Agent (with a copy to the Company) by way of confirmation that:

(a)	you agree to act in accordance with the provisions of this notice;

(b)	except for the ABL Deed of Charge and Assignment Notice, you have not previously received notice (other than notices which were subsequently irrevocably withdrawn) that the Company has assigned its rights under the Policies to a third party or created any other interest (whether by way of security or otherwise) in the Policies in favour of a third party; and

52

(c)	you have not claimed or exercised nor do you have any outstanding right to claim or exercise against the Company, any right of set off, counter claim or other right relating to the Policies.

The provisions of this notice are governed by English law.

Yours faithfully

for and on behalf of
Weatherford Eurasia Limited

53

[On acknowledgement copy]

To:	Deutsche Bank Trust Company Americas

as Collateral Agent

[•]

Copy to:	Weatherford Eurasia Limited

Gotham Road, East Leake,

Loughborough,

Leicestershire LE12 6JX

We acknowledge receipt of the above notice and confirm the matters set out in paragraphs 4(a) to (c) above.

for and on behalf of
[Insert name of insurance company]

Dated:	[•]

54

EXECUTION VERSION

DATED                                 , 2019

WEATHERFORD EURASIA LIMITED

(the Mortgagor)

- and -

DEUTSCHE BANK TRUST COMPANY AMERICAS

(the Collateral Agent)

EQUITABLE SHARE MORTGAGE

This Equitable Share Mortgage is entered into subject to the terms of the Intercreditor Agreement dated on or about the date of this Deed (as amended from time to time).

i

26.	RELEASE OF SECURITY	17

27.	MISCELLANEOUS	18

28.	ASSIGNMENT, ETC.	19

29.	NOTICES	19

30.	GOVERNING LAW AND JURISDICTION	20

SCHEDULE 1 ORIGINAL SHARES		24

SCHEDULE 2 REPRESENTATIONS AND WARRANTIES		25

SCHEDULE 3 COVENANTS		26

ii

THIS DEED is made on                                , 2019

BETWEEN

(1)	WEATHERFORD EURASIA LIMITED, a limited company incorporated in England and Wales under registered number 02440463, whose registered office is at Weatherford Gotham Road, East Leake, Loughborough, Leicestershire LE12 6JX, (the "Mortgagor"); and

(2)	DEUTSCHE BANK TRUST COMPANY AMERICAS, (the "Collateral Agent", which expression includes its successors in title and assigns acting for itself and on behalf of the Secured Parties as the holders of the Secured Obligations (as defined below)).

WHEREAS

(A)	Under the Loan Agreement (as defined below) the Lenders have granted to the Borrowers a letter of credit line facility (the "Facility").

(B)	Under the Guarantee various Affiliates of the Parent, including the Mortgagor, have guaranteed the obligations of the Borrowers under the Loan Agreement.

(C)	The Mortgagor is the direct owner of the entire issued share capital of the Company.

(D)	Under the terms of the Loan Agreement the Mortgagor is required to execute and deliver this equitable share mortgage of the entire issued share capital of the Company in favour of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations (each as defined below).

(E)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed, capitalised words and phrases used but not defined herein shall have the meanings set out in the Loan Agreement and the following words and phrases shall have the meanings set out below.

"ABL Equitable Share Mortgage" means an equitable share mortgage dated on or about the date hereof between, amongst others, the Mortgagor and Wells Fargo Bank, National Association as collateral agent, granted pursuant to an asset based loan credit agreement dated on or about the date of this Deed between, amongst others, Weatherford International Ltd. and Weatherford International, LLC as borrowers, the lenders party thereto, and Wells Fargo Bank, National Association as collateral agent.

"Business Day" means any day other than a Saturday, Sunday or bank holiday on which banks are open for business in London and New York City.

"Cash" means cash within the meaning of Financial Collateral Arrangements (No. 2) Regulations 2003;

"Company" means Reeves Wireline Technologies Limited, a company incorporated in England and Wales under registered number 00096365, whose registered office is at Gotham Road, East Leake, Loughborough, Leicestershire LE12 6JX.

"Delegate" means a delegate or a sub-delegate of the Collateral Agent or of any Receiver appointed under this Deed.

"Derived Assets" means, with respect to the Company, any Shares, rights or other property of a capital nature which accrue or are offered, issued or paid at any time (whether by way of rights, redemption, substitution, exchange, conversion, purchase, bonus, consolidation, subdivision, preference, warrant, option or otherwise) in respect of:

(a)	the Original Shares;

(b)	any Further Shares; and

(c)	any Shares, rights or other property previously accruing, offered, issued or paid as mentioned in this definition,

provided, however, that "Derived Assets" shall not include any Excluded Assets.

"Disputes" means any disputes or claims which may arise out of or in connection with this Deed or the Security (including, without limitation, regarding their respective existence, validity or termination and any non-contractual obligations or liabilities arising in connection with them).

"Dividends" means any dividends, interest and other income paid or payable in respect of the Original Shares, any Further Shares or any Derived Assets (but "Dividends" shall exclude, for the avoidance of doubt, any Excluded Assets).

"Enforcement Event" has the meaning set out in Clause 14.1 (Enforceability).

"Financial Collateral" means financial collateral within the meaning of the Financial Collateral Arrangements Regulations.

"Financial Collateral Arrangements Regulations" means the Financial Collateral Arrangements (No.2) Regulations 2003, as amended.

"Further Shares" means all Shares (other than the Original Shares and any Shares comprised in any Derived Assets) issued by the Company at any time after the execution of this Deed.

"Guarantee" means an Affiliate Guaranty dated on or about the date of this Deed, between, among others, the Parent and the Collateral Agent.

"Insolvency Act" means the Insolvency Act 1986.

2

"Insolvency Event" in relation to any person, means: (a) such person is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness (including any composition, assignment or arrangement with any creditor of such person); (b) any resolution is passed or order made for the winding up, dissolution, administration or reorganisation of that person, a moratorium is declared in relation to any indebtedness of that person or an administrator is appointed to that person (other than a solvent liquidation or reorganisation of such person on terms previously approved in writing by the Collateral Agent); (c) the appointment of any liquidator (other than a solvent liquidation or reorganisation of such person on terms previously approved in writing by the Collateral Agent), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of that person or any of its assets; or (d) in respect of any person, any analogous procedure or step is taken in any jurisdiction.

"Intercreditor Agreement" means the intercreditor agreement, dated on or about the date of this Deed, among the Collateral Agent, Wells Fargo Bank, National Association, the Parent, Weatherford International Ltd., Weatherford International LLC, and the other grantors of the Parent named therein.

"Loan Agreement" means the letter of credit facility agreement, between, among others, the Parent, the Collateral Agent and the Lenders, dated on or about the date of this Deed.

"Loss" means any liability, damages, claim, cost, loss, penalty, expense, demand (or actions in respect thereof) including, without limitation, all charges and fees (professional and otherwise), together with all costs, disbursements and expenses in connection therewith.

"LPA" means the Law of Property Act 1925.

"Original Shares" means the Shares in the Company details of which are set out in Schedule 1 (Original Shares).

Parent" means Weatherford International Public Limited Company, a public limited company incorporated in the Republic of Ireland, with registered number 540406 whose registered office address is 70 Sir John Rogerson's Quay, Dublin 2.

"Payment in Full" means the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification obligations as to which no claim has been received by the Mortgagor) shall have been paid in full in cash.

"Proceedings" means any proceedings, suit or action arising out of or in connection with any Disputes or otherwise arising out of or in connection with this Deed or the Security (including, without limitation, regarding their respective existence, validity or termination and any non-contractual obligations or liabilities arising in connection with them).

3

"Receiver" means a receiver and manager or receiver of all or any of the Secured Assets, in each case appointed under this Deed.

"Relevant Person" means each Receiver and each Delegate and each such person's respective officers, employees and agents.

"Required Currency" has the meaning set out in Clause 14.3(b)(ii) (Appropriation of Financial Collateral).

"Rights" means rights, benefits, powers, privileges, authorities, discretions, remedies and liberties (in each case, of any nature whatsoever).

"Secured Assets" means the Original Shares, any Further Shares, any Derived Assets and any Dividends (but "Secured Assets" shall exclude, for the avoidance of doubt, any Excluded Assets).

"Secured Obligations" has the meaning given to it in the Loan Agreement but, for the avoidance of doubt, shall also include all reasonable and documented legal costs, charges and expenses and any other Loss which the Collateral Agent, any Receiver or any Delegate may incur in enforcing or obtaining, or attempting to enforce or obtain, payment of any such moneys and liabilities to the extent that such costs, charges, expenses and other Losses are of the type which are reimbursable by the Borrowers pursuant to Section 11.03 (Expenses, etc.) of the Loan Agreement.

"Secured Parties" has the meaning given to it in the Loan Agreement.

"Security" means any or all of the Security Interests created or expressed to be created, or which may at any time hereafter be created, by or pursuant to this Deed.

"Security Interest" means any mortgage, fixed or floating charge, sub-mortgage or charge, pledge, lien, assignment by way of security or subject to a proviso for reassignment, encumbrance, hypothecation, any title retention arrangement (other than in respect of goods purchased in the ordinary course of trading), any agreement or arrangement having substantially the same economic or financial effect as any of the foregoing (including any "hold back" or "flawed asset" arrangement) and any security interest or agreement or arrangement analogous to any of the foregoing arising under the laws of any other jurisdiction.

"Shares" means, with respect to the Company, stocks and shares of any kind (but "Shares" shall exclude, for the avoidance of doubt, any Excluded Assets).

"Tax" and "Taxes" has the meaning given to it in the Loan Agreement.

"Third Parties Act" means the Contracts (Rights of Third Parties) Act 1999.

1.2	Interpretation

In this Deed, the following rules of interpretation apply, unless otherwise specified or the context otherwise requires.

(a)	Person: a reference to a "person" includes any individual, firm, partnership, body corporate, unincorporated association, government, state or agency of a state, local or municipal authority or government body, trust, foundation, joint venture or association (in each case whether or not having separate legal personality).

4

(b)	References to this Deed and other agreements and documents: a reference to this Deed or to another deed, agreement, document or instrument (including, without limitation, any share certificate and any Loan Document) is a reference to this Deed or to the relevant other deed, agreement, document or instrument as supplemented, varied, amended, modified, novated or replaced from time to time and to any agreement, deed or document executed pursuant thereto.

(c)	Successors, transferees and assigns: a reference to a person (including, without limitation, any party to this Deed, any Secured Party and any party to any Loan Document) shall include reference to its successors, transferees (including by novation) and assigns and any person deriving title under or through it, whether in security or otherwise, any person into which such person may be merged or consolidated, any company resulting from any merger or consolidation of such person and any person succeeding to all or substantially all of the business of that person.

(d)	Statutory provisions: a reference to any statute, statutory provision, order, instrument, rule or regulation is to that statute, provision, order, instrument, rule or regulation as amended or re-enacted from time to time, any provision of which it is a re-enactment or consolidation and any order, instrument or regulation made or issued under it.

(e)	Headings: headings are for convenience only and shall not affect the interpretation of this Deed.

(f)	Clauses, Schedules and Paragraphs: a reference to a Clause is to a clause in this Deed; a reference to a Schedule is to a schedule to this Deed; a reference to a Paragraph is to a paragraph of a Schedule; and a reference to this Deed includes a reference to each of its Schedules.

(g)	Disposal: a reference to "disposal" includes any of the following, whether by a single transaction or series of transactions whether related or not, and whether voluntary or involuntary: a sale, transfer, assignment, loan, parting with any interest in or permitting the use by another person of, the grant of any option to purchase or pre-emption right or other present or future right to acquire or create any interest in, or any other disposal or dealing, and "dispose" shall be construed accordingly.

(h)	Loan Agreement and Intercreditor Agreement: The undertakings and other obligations of the Mortgagor, Collateral Agent or any other person under this Deed shall at all times be read and construed as subject to the provisions of the Loan Agreement, the Intercreditor Agreement and the Guarantee which shall prevail in case of any conflict. The terms of this Deed shall not operate or be construed so as to prohibit or restrict any transaction or matter that is permitted by the Loan Agreement or the Intercreditor Agreement.

5

2.	TRUST

2.1	The Collateral Agent shall hold, and hereby declares that it shall hold, the benefit of the Security and the benefit of all representations, warranties, covenants and undertakings under this Deed on trust for the Secured Parties on and subject to the terms of this Deed and the Mortgagor hereby acknowledges such trusts.

2.2	In this Deed the Collateral Agent acts under the authority of the Secured Parties contained in Article X (Administrative Agent) of the Loan Agreement and in accordance with, subject to and with the full benefit of the provisions of such Article X (Administrative Agent).

3.	INTERCREDITOR AGREEMENT

3.1	The priority of claims in relation to this Deed and the ABL Equitable Share Mortgage shall be subject to the Intercreditor Agreement. Each Secured Party, of its acceptance of the benefits of this Deed (a) consents to the subordination of security provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent on behalf of such Secured Party. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to Borrowers or to acquire any notes or other evidence of any debt obligation owing from the Borrowers and such Secured Parties are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

3.2	Notwithstanding any other provision contained herein, this Deed, the security created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable LC Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Deed and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail.

4.	ABL EQUITABLE SHARE MORTGAGE

4.1	All security created under this Deed does not affect the security created by the ABL Equitable Share Mortgage.

4.2	Notwithstanding any provision of this Deed, provided that the Mortgagor is in compliance with the terms of the ABL Equitable Share Mortgage (including without limitation, any obligation to deliver or deposit any deeds, documents of title, certificates, evidence of ownership or other original documentation thereunder) then to the extent that the terms of this Deed impose the same or substantially the same obligation in respect of such deeds, documents of title, certificates, evidence of ownership or other original documentation, the Mortgagor will be deemed to have complied with the relevant obligations under this Deed by virtue of its compliance under the ABL Equitable Share Mortgage, provided however that, in the event that the terms of the ABL Equitable Share Mortgage no longer continue to be in full force and effect or the ABL Equitable Share Mortgage is released or discharged (or as otherwise required by the Intercreditor Agreement) the Mortgagor shall be required to as soon as reasonably practicable comply with the relevant obligations under this Deed. The Collateral Agent may retain any document delivered to it under this Deed or otherwise only until such time as the Security Interests created under this Deed are irrevocably released.

6

5.	COVENANT TO PAY

Subject to any limits on its liability and any grace periods specifically recorded in the Loan Documents, the Mortgagor covenants with the Collateral Agent to pay and discharge all Secured Obligations which may from time to time be or become due, owing or payable by the Mortgagor (whether as principal or surety and whether or not jointly with another) to or to the order of the Collateral Agent under, pursuant to or in connection with the Loan Agreement, the Guarantee and/or this Deed, as applicable, in each case at the times when, and in the currency or currencies and in the manner in which, they are expressed to be due, owing or payable herein or therein.

6.	CREATION OF SECURITY

The Mortgagor, as continuing security for the payment and discharge of the Secured Obligations and with full title guarantee, charges by way of fixed charge all of its Rights, title and interest in and to the Original Shares, all Further Shares, all Derived Assets and all Dividends in favour of the Collateral Agent.

7.	COVENANT TO DEPOSIT

7.1	Original Shares and Further Shares

The Mortgagor shall, promptly after execution of this Deed in the case of the Original Shares, and within 15 Business Days (or such later date as may be agreed upon by the Collateral Agent) of issue of any Further Shares deposit with the Collateral Agent (or other person nominated by the Collateral Agent):

(a)	all share certificates, documents of title and other documentary evidence of ownership in relation to such Shares; and

(b)	transfers of such Shares duly executed by the Mortgagor or its nominee with the name of the transferee left blank, or if the Collateral Agent so requires, duly executed by the Mortgagor or its nominee in favour of the Collateral Agent (or its nominee).

7.2	Derived Assets

The Mortgagor shall promptly and in any event within 15 Business Days (or such later date as may be agreed upon by the Collateral Agent) of the issue, accrual or offer of any Derived Assets, deliver to the Collateral Agent or procure the delivery to the Collateral Agent of:

(a)	all share certificates, renounceable certificates, letters of allotment, documents of title and other documentary evidence of ownership in relation to the Derived Assets;

(b)	such documents as are referred to Clauses 7.1(b) (Original Shares and Further Shares) in relation to any Shares comprised in such Derived Assets; and

7

(c)	such other documents as the Collateral Agent may reasonably require to enable the Collateral Agent (or its nominee) or, after the occurrence of an Enforcement Event, any Receiver or any purchaser to be registered as the owner of, or otherwise to obtain legal title to, the Derived Assets in accordance with this Deed.

8.	FURTHER ASSURANCE

The Mortgagor shall, at its own cost, promptly take whatever action the Collateral Agent or any Receiver may reasonably require with a view to:

(a)	creating, preserving, perfecting or protecting any of the Security or the first priority of any of the Security (subject to any Liens permitted by Section 8.04 (Liens) of the Loan Agreement);

(b)	facilitating the enforcement of the Security or the exercise of any Rights vested in the Collateral Agent or any Receiver in connection with this Deed; or

(c)	providing more effectively to the Collateral Agent the full benefit of the Rights conferred on it by this Deed and otherwise giving full effect to the provisions of this Deed,

including, without limitation, executing such assignments, transfers and conveyances of the Secured Assets (whether in favour of the Collateral Agent, any Secured Party or otherwise), giving such notices and making such filings and registrations as the Collateral Agent or any Receiver shall reasonably require, in each case in such form and on such terms as the Collateral Agent or Receiver shall reasonably specify.

9.	VOTING RIGHTS AND DIVIDENDS

9.1	Prior to a Enforcement Event

(a)	Prior to such time as the Collateral Agent has, following the occurrence of an Enforcement Event, notified the Mortgagor in writing that it has elected to collect any Dividends in accordance with the terms of this Deed, the Mortgagor shall be entitled to receive and retain free from the Security any Dividends paid to it.

(b)	Prior to such time as the Collateral Agent has, following the occurrence of an Enforcement Event, notified the Mortgagor in writing that it has elected to exercise voting and other Rights relating to the Secured Assets in accordance with the terms of this Deed, the Mortgagor shall be entitled to exercise and control the exercise of all voting and other Rights relating to the Secured Assets provided that it shall not exercise any such voting rights or powers in a manner which would diminish the effectiveness or enforceability of the Security Interests created under this Deed in any material respect or restrict the transferability of the Secured Assets by the Collateral Agent or any Relevant Person.

8

9.2	Following an Enforcement Event

Upon, and at all times after, the occurrence of any Enforcement Event:

(a)	at the request of the Collateral Agent, all Dividends shall be paid to and retained by the Collateral Agent or, if appointed, any Receiver and any such monies which may be received by the Mortgagor shall, pending such payment, be segregated from any other property of the Mortgagor and held in trust for the Collateral Agent; and

(b)	the Collateral Agent or, if appointed, any Receiver may, for the purpose of preserving the value of the Security or realising it, direct the exercise of all voting and other Rights relating to the Secured Assets and the Mortgagor shall procure that all voting and other Rights relating to the Secured Assets are exercised in accordance with such instructions as may, from time to time, be given to the Mortgagor by the Collateral Agent, or, if appointed, any Receiver and the Mortgagor shall deliver to the Collateral Agent or, if appointed, any Receiver such forms of proxy or other appropriate forms of authorisation as may be required to enable the Collateral Agent or, as the case may be, Receiver to exercise such voting and other Rights.

10.	REPRESENTATIONS AND WARRANTIES

The Mortgagor represents and warrants to the Collateral Agent that each of the matters set out in Schedule 2 (Representations and Warranties) (save the matters in paragraph 2) is true and correct as at the date hereof. Each representation and warranty 2 will be given (and the matters therein true and correct) on the date of each issue of any Shares referred to in it.

11.	RESTRICTIONS ON DEALINGS

11.1	Security

The Mortgagor may only create, incur, assume or permit to exist a Security Interest on any Secured Asset if it is permitted by Section 8.04 (Liens) of the Loan Agreement.

11.2	Disposals

The Mortgagor may only Dispose of any Secured Asset if it is permitted by Section 8.05 (Asset Dispositions) of the Loan Agreement.

12.	COVENANTS

The Mortgagor covenants with the Collateral Agent in the terms set out in Schedule 3 (Covenants).

13.	POWER OF ATTORNEY

13.1	The Mortgagor irrevocably and by way of security appoints the Collateral Agent and each Receiver severally to be its attorney (each with full powers of substitution and delegation), on its behalf, in its name or otherwise, and, after the occurrence of an Enforcement Event, at such times and in such manner as the attorney may reasonably think fit:

(a)	to do anything which the Mortgagor is obliged to do under this Deed but has not done in a timely manner; and

9

(b)	to do anything which it reasonably considers appropriate in relation to the exercise of any of its Rights under this Deed, the LPA, the Insolvency Act or otherwise,

including, without limitation, the execution and delivery of transfers of any Secured Asset (to the Collateral Agent or otherwise) (but only after an Enforcement Event), the completion of any stock transfer form deposited with the Collateral Agent pursuant to Clause 7 (Covenant to Deposit) (but only after an Enforcement Event), the giving of any notice relating to all or any of the Secured Assets or Security, the execution of any other document whatsoever and (but only after an Enforcement Event) the exercise of any voting or other Rights of the Mortgagor in its capacity as legal owner of the Original Shares, Further Shares and any other shares comprised in any Derived Asset.

13.2	The Mortgagor hereby ratifies and confirms and agrees to ratify and confirm whatever the attorney shall do or purport to do in the exercise or purported exercise of its Rights as attorney.

14.	ENFORCEMENT

14.1	Enforceability

The Security shall, subject to any prohibition or restriction imposed by law, become enforceable upon and at any time after an Event of Default occurs and is continuing (an "Enforcement Event").

14.2	Enforcement

(a)	At any time after the Security has become enforceable in accordance with Clause 14.1 (Enforceability), the Collateral Agent may (but shall not be obliged to) do any one or more of the following:

(i)	take possession of, get in and collect all or any of the Secured Assets, and in particular take any steps necessary to vest all or any of the Secured Assets in the name of the Collateral Agent or its nominee including completing any transfers of any shares comprised in the Secured Assets and receive and retain any dividends;

(ii)	exercise all rights conferred on a mortgagee by law including, without limitation, under the LPA (as such rights are varied or extended, where applicable, by this Deed);

(iii)	exercise its rights under Clause 14.3 (Appropriation of Financial Collateral);

(iv)	sell, exchange, convert into money or otherwise dispose of or realise the Secured Assets (whether by public offer or private contract) to any person and for such consideration (whether comprising cash, debentures or other obligations, shares or other valuable consideration of any kind) and on such terms (whether payable or deliverable in a lump sum or by instalments) as it may reasonably think fit, and for this purpose complete any transfers of any of the Secured Assets;

10

(v)	following written notice to the Mortgagor, exercise or direct the exercise of all voting and other Rights relating to the Secured Assets in such manner as it may reasonably think fit;

(vi)	settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, Disputes, questions and demands relating in any way to the Secured Assets;

(vii)	bring, prosecute, enforce, defend and abandon actions, suits and Proceedings in relation to the Secured Assets;

(viii)	exercise its rights under Clause 15 (Appointment Of Receivers); and

(ix)	do all such other acts and things it may consider necessary or expedient for the realisation of the Secured Assets, or incidental to the exercise of any of the Rights conferred on it, under or in connection with this Deed or the LPA and to concur in the doing of anything which it has the Right to do and to do any such thing jointly with any other person.

(b)	For the purposes only of section 101 of the LPA, the Secured Obligations shall be deemed to have become due, and the powers conferred by that section (as varied and extended by this Deed) shall be deemed to have arisen immediately upon execution of this Deed.

(c)	Sections 93 and 103 of the LPA shall not apply to this Deed.

14.3	Appropriation of Financial Collateral

(a)	At any time after the Security has become enforceable in accordance with Clause 14.1 (Enforceability), the Collateral Agent may, by the giving of written notice to the Mortgagor, appropriate all or any part of the Original Shares, Further Shares, any Shares comprised in any Derived Asset and any other Secured Asset which constitutes Financial Collateral.

(b)	If the Collateral Agent exercises that power of appropriation:

(i)	any Original Shares, Further Shares or Shares comprised in any Derived Asset shall be valued by the Collateral Agent as at the time of exercise of the power; their value shall be the amount of any cash payment which the Collateral Agent reasonably determines would be received on a sale or other disposal of such Shares effected for payment as soon as reasonably possible after that time; and the Collateral Agent will make that determination in a commercially reasonable manner (including by way of an independent valuation); and

(ii)	any Secured Asset appropriated which constitutes Cash and which is not denominated in the currency in which any Secured Obligations which then remain unpaid are required to be paid (the "Required Currency") shall be valued as if it had been converted into the Required Currency on the date of appropriation (or as soon as practicable thereafter) at the rate of exchange at which the Collateral Agent is able, on the relevant day, to purchase the Required Currency with the other.

11

15.	APPOINTMENT OF RECEIVERS

15.1	Appointment and removal

At any time after the Security has become enforceable in accordance with Clause 14.1 (Enforceability) the Collateral Agent may, by deed or other instrument signed by any manager or officer of the Collateral Agent or by any other person authorised for this purpose by the Collateral Agent, appoint any person or persons to be Receiver or Receivers of all or any part of the Secured Assets, on such terms as the Collateral Agent reasonably thinks fit, and may similarly remove any Receiver (subject, where relevant, to any requirement for a court order) whether or not the Collateral Agent appoints any person in his place and may replace any Receiver.

15.2	More than one Receiver

If more than one person is appointed as Receiver, the Collateral Agent may give the relevant persons power to act jointly or severally.

15.3	Appointment over part of the Secured Assets

If any Receiver is appointed over only part of the Secured Assets:

(a)	references in this Deed to the Rights of a Receiver in relation to Secured Assets shall be construed as references to the relevant part of the Secured Assets; and

(b)	the Collateral Agent may subsequently extend his appointment (or that of any Receiver replacing him) to any other part of the Secured Assets, or appoint another Receiver over that or any other part of the Secured Assets.

15.4	Statutory restrictions

(a)	Section 109(1) of the LPA shall not apply to this Deed.

(b)	The Collateral Agent's rights to appoint a Receiver or Receivers hereunder are subject to the restrictions set out in Part III of Schedule A1 to the Insolvency Act.

15.5	Agent of the Mortgagor

(a)	Each Receiver shall, so far as the law permits, be the agent of the Mortgagor and the Mortgagor alone shall be responsible for each Receiver's remuneration and for his acts, omissions or defaults, and shall be liable on any contracts or engagements made, entered into or adopted by him and for any Losses incurred by him save, in each case, in circumstances where the liabilities or Losses arises as a direct result of the Receiver’s gross negligence or wilful misconduct.

(b)	The Collateral Agent shall not be responsible for or incur any liability (whether to the Mortgagor or any other person) in connection with any Receiver's acts, omissions, defaults, contracts, engagements or Losses save, in each case, in circumstances where the liabilities or Losses arises as a direct result of the Receiver’s gross negligence or wilful misconduct.

12

(c)	Notwithstanding Clause 15.5(a) (Agent of the Mortgagor) if a liquidator of the Mortgagor is appointed, the Receiver shall thereafter act as principal and not as agent for the Collateral Agent, unless otherwise agreed by the Collateral Agent.

16.	RIGHTS OF RECEIVERS

16.1	General

Any Receiver appointed under this Deed shall (subject to any contrary provision specified in his appointment) have all the Rights of the Collateral Agent under Clause 17 (Rights of Collateral Agent and Secured Parties) (insofar as applicable to a Receiver) and shall exercise the Rights, either in his own name or in the name of the Mortgagor or otherwise and in such manner and upon such terms and conditions as the Receiver reasonably thinks fit:

(a)	Rights under Clause 14.2(a) (Enforcement): to exercise any or all of the Rights conferred upon the Collateral Agent under Clause 14.2(a)(i) to 14.2(a)(vii) and under Clause 14.2(a)(ix), as if reference to "Collateral Agent" in Clause 14.2(a)(i) were a reference to "Receiver";

(b)	Insolvency Act: to exercise all rights set out in Schedule 1 of the Insolvency Act as in force at the date of this Deed (whether or not in force at the date of exercise) and all other powers conferred by law, at the time of exercise, on Receivers;

(c)	Raise or borrow money: to raise or borrow money, either unsecured or on the security of any Secured Asset (either in priority to the Security or otherwise) for any purpose whatsoever, including, without limitation, for the purpose of exercising any of the Rights conferred upon the Receiver by or pursuant to this Deed or of defraying any costs, charges, Losses, liabilities or expenses (including his remuneration) incurred by or due to the Receiver in the exercise thereof, in each case and at all times, in accordance with its express power to raise or borrow money pursuant to Schedule 1 of the Insolvency Act;

(d)	Redemption of Security Interests: to redeem any Security Interest (whether or not having priority to the Security) over any Secured Asset and to settle the accounts of holders of such interests and any accounts so settled shall be conclusive and binding on the Mortgagor;

(e)	Receipts: to give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Secured Asset;

(f)	Delegation: to delegate to any person any Rights exercisable by the Receiver under or in connection with this Deed, either generally or specifically and on such terms as the Receiver reasonably thinks fit; and

(g)	General: to do all such other acts and things the Receiver considers necessary or desirable in connection with the exercise of any of the Rights conferred upon the Receiver hereunder or by law and all things the Receiver considers incidental or conducive to the exercise and performance of such Rights and obligations and to do anything which the Receiver has the right to do jointly with any other person.

13

16.2	Remuneration

Subject to section 36 of the Insolvency Act, the remuneration of any Receiver may be fixed by the Collateral Agent without being limited to the maximum rate specified by section 109(6) of the LPA. Such remuneration shall be payable by the Mortgagor alone. The amount of such remuneration may be debited by the Collateral Agent from any account of the Mortgagor but shall, in any event, form part of the Secured Obligations and accordingly be secured on the Secured Assets under the Security. Such remuneration shall be paid on such terms and in such manner as the Collateral Agent and Receiver may from time to time agree or failing such agreement as the Collateral Agent reasonably determines.

17.	RIGHTS OF COLLATERAL AGENT AND SECURED PARTIES

17.1	Receipts

The Collateral Agent may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Secured Asset.

17.2	Delegation

The Collateral Agent may at any time, and from time to time, delegate to any person any Rights exercisable by the Collateral Agent under or in connection with this Deed on such terms and conditions (including power to sub-delegate) as the Collateral Agent thinks fit.

17.3	Redemption of prior Security Interests

The Collateral Agent may, at any time after an Enforcement Event has occurred, redeem any Security Interest having priority to the Security at any time or procure the transfer thereof to the Collateral Agent and may settle the accounts of holders of such interests and any account so settled shall be conclusive and binding on the Mortgagor. All principal monies, interest and Losses of and incidental to such redemption or transfer shall be paid by the Mortgagor to the Collateral Agent promptly on demand.

17.4	Suspense account

Until Payment in Full, the Collateral Agent or the Receiver (as appropriate) may at any time credit to and retain in an interest bearing suspense account, for such period as it reasonably thinks fit, any moneys received, recovered or realised pursuant to this Deed, without any obligation to apply all or any part of the same in or towards the discharge of the Secured Obligations.

17.5	New account

If the Collateral Agent receives notice (actual or constructive) of any subsequent Security Interest (other than any Security Interest permitted under the Loan Agreement) over any Secured Asset, or if an Insolvency Event in relation to the Mortgagor occurs, each Secured Party may open a new account in the name of the Mortgagor (whether or not it allows any existing account to continue), and if it does not do so, it shall be deemed to have done so at the time the Collateral Agent received or was deemed to have received such notice or at the time that the Insolvency Event commenced (such time the "Relevant Time"). Thereafter, all subsequent payments by the Mortgagor to the relevant Secured Party and all payments received by the relevant Secured Party for the account of the Mortgagor, whether received from the Collateral Agent or otherwise, shall be credited or deemed to have been credited to the new account, and shall not operate to reduce the Secured Obligations owing to such Secured Party at the Relevant Time.

14

17.6	Other security and rights

The Collateral Agent may, at any time, without affecting the Security or the liability of the Mortgagor under this Deed: (a) refrain from applying or enforcing any other moneys, Security Interests or rights held or received by it (or any trustee or agent on its behalf) in respect of any Secured Obligations; or (b) apply and enforce the same in such manner and order as it reasonably sees fit (whether against those amounts or otherwise), and the Mortgagor waives any right it may have of first requiring the Collateral Agent to proceed against any other person, exercise any other rights or take any other steps before exercising any Rights under or pursuant to this Deed.

18.	APPLICATION OF MONEYS

18.1	Application

All moneys realised, received or recovered by the Collateral Agent or any Receiver in the exercise of their respective Rights under or in connection with this Deed, shall (subject, in each case, to any claims ranking in priority as a matter of law) be applied in or towards, in the order specified in the Loan Agreement.

18.2	Statutory Provisions

Sections 105, 107(2) and 109(8) of the LPA shall not apply to this Deed.

19.	LIABILITY OF COLLATERAL AGENT, RECEIVER AND DELEGATES

19.1	No Relevant Person shall, in any circumstances, (whether as mortgagee in possession or otherwise) be liable to the Mortgagor or to any other person for any Loss arising under or in connection with this Deed or the Security, including, without limitation, any Loss relating to: (a) the enforcement of the Security in accordance with this Deed; or (b) any exercise, purported exercise or non-exercise of any Right under or in relation to this Deed or the Security.

19.2	Clause 19.1 (Liability of Collateral Agent, Receiver ) shall not apply in respect of any Loss to the extent that it has been found by a final non-appealable judgment of a court of competent jurisdiction to have been incurred by reason of the Relevant Person’s gross negligence, wilful misconduct or unlawful conduct.

19.3	The Mortgagor may not take any proceedings against any officer, employee or agent of the Collateral Agent or of any Receiver or of any Delegate in respect of any claim against the Collateral Agent, Receiver or Delegate or in respect of any act or omission of such officer, employee or agent (save where such act has been found by a final non-appealable judgment of a court of competent jurisdiction to have been a direct result of his or its gross negligence, wilful misconduct or unlawful conduct), in each case in connection with this Deed.

15

19.4	Each officer, employee and agent of the Collateral Agent or of any Receiver or Delegate may rely on this Clause 19 (Liability of Collateral Agent, Receiver ) in accordance with the Third Parties Act (but subject to Clause 27.5 (Third party rights)).

20.	INDEMNITY

The Mortgagor shall indemnify each Relevant Person to the extent that and in the manner in which the Borrowers indemnify the Indemnitees under Section 11.04 (Indemnity) of the Loan Agreement. Each Relevant Person may rely on this Clause 20 (Indemnity) in accordance with the Third Parties Act but subject to Clause 27.5 (Third party rights).

21.	PROTECTION OF THIRD PARTIES

No person (including a purchaser) dealing with the Collateral Agent, any Receiver or any Delegate shall be concerned to enquire: (a) whether any Secured Obligation has become payable or remains outstanding; (b) whether any event has happened upon which any of the Rights exercised or purported to be exercised by the Collateral Agent, any Receiver or any Delegate under or in connection with this Deed, the LPA, the Insolvency Act or otherwise has arisen or become exercisable; (c) whether any consents, regulations, restrictions or directions relating to any such Rights have been obtained or complied with; (d) otherwise as to the propriety, regularity or validity of the exercise or purported exercise of any such Rights; or (e) as to the application of any moneys borrowed or raised or any realisation proceeds and the receipt of the Collateral Agent, Receiver or Delegate shall be an absolute and conclusive discharge to the relevant person.

22.	SECURITY CONTINUING, CUMULATIVE AND NOT TO BE AFFECTED

22.1	Continuing security

Subject to Clauses 26.1, 26.2 and 26.3 (Release of Security), the Security shall remain in full force and effect as a continuing security to the Collateral Agent for the Secured Obligations and shall not be satisfied, discharged or affected by any intermediate payment or discharge of all or part of the Secured Obligations or by any other matter or thing whatsoever.

22.2	Security Interests cumulative

The Security is in addition to, and shall not be prejudiced by, any other Security Interest, guarantee, indemnity, right of recourse or any other right which the Collateral Agent or any Secured Party may now or hereafter have in respect of all or any part of the Secured Obligations. No prior Security Interest shall merge with any Security.

16

22.3	Security not to be affected

Neither the obligations of the Mortgagor under or pursuant to this Deed nor the Security will be prejudiced or affected by any act, omission or thing (whether or not known to the Mortgagor or the Collateral Agent or any Secured Party) which, but for this provision, would reduce, release, prejudice or provide any defence in respect of any of the Mortgagor's obligations under or pursuant to this Deed or the Security including, without limitation: (a) any variation, amendment, novation, supplement, extension, restatement or replacement of, or any waiver or release granted under or in connection with, any Loan Document, any document the obligations under which are secured hereunder, any other security, any guarantee, any indemnity or any other document; (b) any time being given, or any other indulgence or concession being granted, by the Collateral Agent to the Mortgagor or any other person; (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or any Security Interest over assets of, any other person; (d) any non-observance of any formality; (e) any incapacity or lack of power or authority of the Mortgagor or any other person; (f) any change in the constitution, membership, ownership, legal form, name or status of the Mortgagor or any other person; (g) any unenforceability, illegality or invalidity of any obligation of any person under any other deed or document; or (h) any insolvency or similar proceedings; (i) any amalgamation, merger or reconstruction effected by the Collateral Agent with any other person or any sale or transfer of the whole or any part of the undertaking and assets of the Collateral Agent to any other person; (j) the existence of any claim, set-off or other right which the Mortgagor may have at any time against the Collateral Agent or any other person; or (k) the making or absence of any demand for payment of any Obligation by the Collateral Agent or otherwise.

23.	CERTIFICATE CONCLUSIVE, ETC

For all purposes, including any Proceedings, a certificate signed by any officer or manager of the Collateral Agent (or copy thereof) as to the amount of any indebtedness comprised in the Secured Obligations, any applicable rate of interest or any other amount or interest rate for the purpose of this Deed shall, in the absence of manifest error, be conclusive and binding on the Mortgagor and all entries in any accounts maintained by the Collateral Agent for the purposes of this Deed shall be prima facie evidence of the matters to which they relate.

24.	NO SET-OFF BY MORTGAGOR

The Mortgagor shall not be entitled to, and shall not, set off any obligation owed by the Collateral Agent or any other Secured Party to the Mortgagor against any obligation whether or not matured owed by the Mortgagor to the Collateral Agent or other Secured Party and shall make all payments to be made by it under this Deed in full without any set off, restriction or condition and without any deduction for or on account of any counterclaim.

25.	COSTS AND EXPENSES

The Mortgagor shall pay to the Collateral Agent in relation to this Deed such costs and expenses as are of the type which are reimbursable by the Borrowers pursuant to Section 11.03 (Expenses, Etc.) of the Loan Agreement.

26.	RELEASE OF SECURITY

26.1	Subject to Clauses 26.2 and 26.3 (Release of Security), upon Payment in Full, the Collateral Agent shall, at the request and cost of the Mortgagor, execute such documents and do all such things as may be necessary to release the Secured Assets from the Security.

17

26.2	Notwithstanding anything to the contrary in this Deed (including, without limitation, Clauses 26.1 and 26.3 (Release of Security) hereof), the obligations of the Mortgagor under this Deed shall automatically terminate and the Collateral Agent shall, at the request and cost of the Mortgagor, execute such documents and do all such things as may be necessary to release the Secured Assets from the Security to the extent provided in and in accordance with Section 11.01(c) (Waiver; Amendments; Joinder; Release of Guarantors; Release of Collateral) and Section 11.23 (Release of Guarantors) of the Loan Agreement.

26.3	If any amount paid by the Mortgagor in respect of the Secured Obligations is capable of being avoided or set aside on the liquidation or administration of the Mortgagor or otherwise, then for the purposes of this Deed that amount shall not be considered to have been paid. No interest shall accrue on any such amount, unless and until such amount is so avoided or set aside.

27.	MISCELLANEOUS

27.1	Remedies and waivers

No failure to exercise or delay in exercising any right, power or remedy provided by law or under this Deed shall operate to impair the same or be construed as a waiver of it. No single or partial exercise of any such right, power or remedy shall preclude or restrict any further or other exercise of the same or the exercise of any other right, power or remedy. No waiver of any such right, power or remedy shall constitute a waiver of any other right, power or remedy. Except as expressly provided in this Deed, the rights, powers and remedies provided in this Deed are cumulative and not exclusive of any rights provided by law.

27.2	Variations and consents

No consent, variation or waiver in respect of any provision of this Deed shall be effective unless it is agreed in writing and signed by or on behalf of each of the parties to this Deed.

27.3	Invalidity and severability

If any provision of this Deed is or becomes or is found by a court or other competent authority to be illegal, invalid or unenforceable in any respect, in whole or in part, under any law of any jurisdiction, that shall not affect or impair the legality, validity and enforceability in that jurisdiction of any other provision of this Deed or the legality, validity or enforceability in any other jurisdiction of that provision or any other provision of this Deed.

27.4	Counterparts

This Deed (and each variation or waiver in respect of any provision of it) may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart, once executed and, where relevant, delivered, shall constitute an original of this Deed or the relevant variation or waiver, but all the counterparts together shall constitute one and the same instrument.

18

27.5	Third party rights

Except for each Secured Party who is not party to this Deed and as otherwise specifically provided herein a person who is not party to this Deed has no right under the Third Parties Act to enforce any provision of this Deed. Each Secured Party (who is not party to this Deed) may enforce and enjoy the benefits of the provisions of Clauses 17 (Rights of Collateral Agent and Secured Parties), 20 (Indemnity) and 25 (Costs and Expenses) of this Deed. This does not affect any right or remedy of a third party which exists or is available other than under the Third Parties Act.

27.6	Entire agreement

This Deed together with the other Loan Documents constitutes the entire agreement and understanding between the parties relating to their subject matter. Accordingly this Deed supersedes all prior oral or written agreements, representations or warranties. Any liabilities for and any remedies in respect of any such agreements, representations or warranties made are excluded, save only in respect of such as are expressly made or repeated in this Deed or in the other Loan Documents. No party has entered into this Deed or any other Loan Document in reliance on any oral or written agreement, representation or warranty of any other party or any other person which is not made or repeated in this Deed or any other Loan Document. Nothing in this Clause shall operate to exclude liability for any fraudulent statement or act.

27.7	Conflicts

Subject to Clause 1.2(h) (Interpretation), if there is any conflict or inconsistency between the provisions of this Deed and any other Loan Document, the provisions of this Deed shall prevail.

28.	ASSIGNMENT, ETC

28.1	The Collateral Agent may, at any time, in accordance with the Loan Agreement, assign, mortgage, charge, grant a trust over or otherwise dispose of all or any of its rights and benefits under this Deed.

28.2	The Mortgagor shall not assign, charge, grant a trust over or otherwise dispose of all or any of its rights and benefits under this Deed, except as permitted under the Loan Agreement.

29.	NOTICES

Any notice or other communication under this Deed shall be made in accordance with the provisions set out in the Loan Agreement. Any notice delivered to the Parent or the Borrowers on behalf of the Mortgagor shall be deemed to have been delivered to the Mortgagor.

19

30.	GOVERNING LAW AND JURISDICTION

30.1	Governing law

This Deed (including any non-contractual obligations or liabilities arising out of it or in connection with it) is governed by and is to be construed in accordance with English law.

30.2	Jurisdiction

(a)	Each party irrevocably agrees that:

(i)	the English courts have non-exclusive jurisdiction to hear and determine any Proceedings and to settle any Disputes and each party irrevocably submits to the jurisdiction of the English courts;

(ii)	any Proceedings may be taken in the English courts;

(iii)	any judgment in Proceedings taken in any such court shall be conclusive and binding on it and may be enforced in any other jurisdiction.

(b)	Each party also irrevocably waives (and irrevocably agrees not to raise) any objection which it might at any time have on the ground of forum non conveniens or on any other ground to Proceedings being taken in any court referred to in this Clause 30 (Governing Law and Jurisdiction).

(c)	Nothing in this Clause 30 shall limit any party's right to take Proceedings against the other party in any other jurisdiction or in more than one jurisdiction concurrently.

(d)	This jurisdiction agreement is not concluded for the benefit of only one party.

This Deed has been executed as a deed and is delivered on the date stated at the top of page one.

[Signature pages follow]

20

Executed as deed by WEATHERFORD	)
EURASIA LIMITED acting by a director,	)
in the presence of:	)

Director	Witness

Name:	Name:

Occupation:

Address:

[Signature page to LC Reeves Wireline Technologies Limited Share Mortgage]

COLLATERAL AGENT

Executed as a deed by DEUTSCHE BANK	)
TRUST COMPANY AMERICAS	)
acting by	)
)
who, in accordance with the laws of the territory	)
in which Deutsche Bank Trust Company Americas	)
is incorporated, is/are acting under its authority	)

Authorised signatory

Name:

Authorised signatory

Name:

[Signature page to LC Reeves Wireline Technologies Limited Share Mortgage]

SCHEDULE 1

ORIGINAL SHARES

Name of	Class of	Nominal	Number of	Certificate	Registered
Company	Shares	Value of	Shares	number(s)	holder as at
		each Share			the date
hereof
Reeves Wireline Technologies Limited	Ordinary	£10.00	983,414	10	Weatherford Eurasia Limited

24

SCHEDULE 2

REPRESENTATIONS AND WARRANTIES

1.	Status of Shares

The Original Shares:

(a)	have been duly authorised and validly issued;

(b)	are free from any restrictions or conditions on transfer or rights of pre-emption, except as otherwise permitted by the Loan Agreement;

(c)	are fully paid, and no moneys or liabilities are outstanding in respect of any of them; and

(d)	represent the whole of the issued share capital of the Company.

2.	Further Shares

All Further Shares and any Shares comprised in any Derived Assets:

(a)	have been duly authorised and validly issued;

(b)	are free from any restrictions or conditions on transfer or rights of pre-emption, except as otherwise permitted by the Loan Agreement;

(c)	are fully paid, and no monies or liabilities are outstanding in respect of any of them; and together with the Original Shares, any Further Shares and Shares comprised in any Derived Assets previously issued represent the whole of the issued share capital of the Company except as otherwise permitted by the Loan Agreement.

3.	PSC Register

(a)	The Mortgagor represents and warrants that it has not issued and does not intend to issue any warning notice or restrictions notice under Schedule 1B of the Companies Act 2006 in respect of any Shares which constitute Secured Asset; and

(b)	the Mortgagor has not received any warning notice or restrictions notice under Schedule 1B of the Companies Act 2006 in respect of any Shares which constitute Secured Asset.

25

SCHEDULE 3

COVENANTS

1.	Restrictions on Transfer and Rights of Pre-emption

The Mortgagor shall ensure that the Original Shares, any Further Shares and any Shares comprised in any Derived Assets are and remain free from any restriction on transfer or rights of pre-emption, except as otherwise permitted by the Loan Agreement.

2.	Articles of Association

The Mortgagor shall not permit the articles of association of the Company to be amended or modified in any way that would adversely affect in any material respect the Security created pursuant to this Deed.

26

EXHIBIT L

FORM OF BRITISH VIRGIN ISLANDS SECURITY AGREEMENTS

L-1

EXHIBIT M

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

M-1

FORM OF

INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (this “Agreement”) is dated as of [               ], 20 and is made by and among the entities listed on the signature pages hereto (such entities, together with any other subsidiaries of Weatherford International plc, an Irish public limited company (“WIL-Ireland”), whether now existing or hereafter formed or acquired, that become party to this Agreement from time to time in accordance with the terms of Section 6 hereof, being individually referred to herein as a “Company” and collectively as the “Companies”, in any case including any applicable branch thereof).

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.              Subordinated Indebtedness Subordinated to Senior Debt. Reference is made to that certain Credit Agreement dated as of the date hereof (as the same may be amended, restated or otherwise modified or replaced from time to time, the “LC Credit Agreement”) by and among Weatherford International Ltd., a Bermuda exempted company (“WIL-Bermuda”), Weatherford International, LLC, a Delaware corporation (“WIL-Delaware”), WIL-Ireland, the Lenders from time to time party thereto, the Issuing Banks from time to time party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent (in such capacity, the “Administrative Agent”). Each capitalized term used herein and not defined herein shall have the meaning given to it in the LC Credit Agreement.

All Indebtedness arising from intercompany loans and advances owing by an Obligor (other than Parent) to a Restricted Subsidiary that is not an Obligor or an Unrestricted Subsidiary (the loaning or advancing Company being referred to hereunder as an “Intercompany Lender” and the borrower or payee Company being referred to as an “Intercompany Borrower”, and such loans and advances, collectively, “Subordinated Indebtedness”) shall be subordinate and junior in right of payment, and exercise of remedies, to the Obligations (as defined in the LC Credit Agreement, the “Senior Obligations”) until paid in full and pursuant to the terms of the LC Credit Agreement, except (x) to the extent that such subordination of such Subordinated Indebtedness would violate applicable law and (y) for loans and advances set forth on Schedule 1 as updated by WIL-Ireland from time to time. Except as expressly permitted by the LC Credit Agreement, no Intercompany Lender shall (i) acquire any Lien on any asset of any Intercompany Borrower or (ii) accept any guaranties from any other Company or from any other Subsidiary of any Obligor in each case with respect to the Subordinated Indebtedness.

Until Payment in Full has occurred in accordance with the terms of the LC Credit Agreement, no Intercompany Lender will (a) accelerate, make demand, or otherwise make due and payable prior to the original due date thereof any Subordinated Indebtedness; (b) bring, commence, institute, prosecute, or participate in any lawsuit, action, or proceeding, whether private, judicial, equitable, administrative, or otherwise to enforce its rights or interests, or otherwise take any remedy, in each case in respect of the Subordinated Indebtedness; (c) exercise any of its rights or remedies under or with respect to guaranties of the Subordinated Indebtedness, if any; (d) exercise any of its rights or remedies in connection with the Subordinated Indebtedness with respect to any Collateral of any Intercompany Borrower; (e) exercise any right to set-off, recoupment or counterclaim in respect of any indebtedness, liabilities, or obligations of Intercompany Lender to any Intercompany Borrower against any of the Subordinated Indebtedness; (f) in its capacity as an Intercompany Lender, contest, protest, or object to any exercise of secured creditor remedies by the Administrative Agent or any Senior Debt Holders (as defined below), in each case in connection with the Senior Obligations; (g) object to or contest any forbearance in respect of the Senior Obligations by the Administrative Agent or any Senior Debt Holders; (h) object to or contest any waiver of, or amendment to, the terms of the LC Credit Agreement and the other Loan Documents entered into by the Administrative Agent of any Senior Debt Holders; or (i) commence, or cause to be commenced, or join with any creditor other than the Administrative Agent or any Lender in commencing, any Insolvency Proceeding (as defined below) against any Intercompany Borrower.

M-2

2.              Payment Over of Proceeds Upon Dissolution, Etc. Upon any distribution of assets of any Intercompany Borrower in the event of (a) any Insolvency Proceeding, or (b) any assignment for the benefit of creditors in connection with, or in lieu of, an Insolvency Proceeding or any marshalling of assets and liabilities of any such Intercompany Borrower in connection with an Insolvency Proceeding (an Intercompany Borrower distributing assets as set forth herein being referred to as a “Distributing Company”), the Administrative Agent shall be entitled to receive, for the benefit of the holders of the Senior Obligations (each, a “Senior Debt Holder”), Payment in Full under the LC Credit Agreement before the holder of any Subordinated Indebtedness is entitled to receive any payment on account of any Subordinated Indebtedness owed to it by the Distributing Company, and, to that end, the Administrative Agent shall be entitled to receive, for application to the payment of the Senior Obligations in accordance with the LC Credit Agreement, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Subordinated Indebtedness owed by the Distributing Company in any such case, proceeding, dissolution, liquidation or other winding up event. If any Event of Default shall have occurred and be continuing, or such an Event of Default would result from or exist after giving effect to a payment with respect to any portion of the Subordinated Indebtedness, so long as any of any Senior Obligations shall remain outstanding, no payment shall be made by any Company on account of principal or interest on any portion of the Subordinated Indebtedness.

If, while any Subordinated Indebtedness is outstanding and before Payment in Full has occurred in accordance with the terms of the LC Credit Agreement, any Insolvency Proceeding shall occur and be continuing with respect to any Company or its property: (a) the Administrative Agent hereby is irrevocably authorized and empowered (in the name of the Company or otherwise), but shall have no obligation, to demand, sue for, collect, and receive every payment or distribution in respect of the Subordinated Indebtedness and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Indebtedness) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Administrative Agent (or any Senior Debt Holders) under any of the Loan Documents; and (b) each Company shall promptly take such action as the Administrative Agent may reasonably request (i) to collect the Subordinated Indebtedness for the account of the Senior Debt Holders and to file appropriate claims or proofs of claim in respect of the Subordinated Indebtedness, (ii) to execute and deliver to the Administrative Agent such powers of attorney, assignments, and other instruments as it may reasonably request to enable it to enforce any and all claims with respect to the Subordinated Indebtedness, and (iii) to collect and receive any and all any payments or distributions of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Subordinated Indebtedness.

3.              Payment Permitted if No Default. Nothing contained in this Agreement shall prevent any of the Companies at any time, except during the pendency of any of the applicable conditions described in Section 2, from making payments of principal or interest on any portion of the Subordinated Indebtedness, or the retention thereof by any of the Companies of any money deposited with them for the payment of or on account of the principal of or interest on the Subordinated Indebtedness.

4.              Receipt of Prohibited Payments. If, notwithstanding the foregoing provisions of Sections 2 and 3, an Intercompany Lender shall have received any payment or distribution of assets from an Intercompany Borrower of any kind or character (whether in cash, property or securities) in violation of this Agreement, then such payment or distribution shall be held in trust for the benefit of the Senior Debt Holders, shall be segregated from other funds and property held by such Intercompany Lender, and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be applied to (in the case of cash), or held as collateral for (in the case of noncash property or securities), the payment or prepayment of the Senior Obligations in accordance with the terms of the LC Credit Agreement.

M-3

5.              Rights of Subrogation. Each Company agrees that no payment or distribution to any Senior Debt Holder pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until Payment in Full has occurred in accordance with the LC Credit Facility.

6.              Additional Subsidiaries. WIL-Ireland may, from time to time, cause certain of its subsidiaries to become a Company under this Agreement and to be bound hereby. Upon execution and delivery by any such subsidiary of a supplement hereto in the form attached as Annex I, such subsidiary shall become a “Company” hereunder with, at all times after such counterpart signature page is delivered, the same force and effect as if originally named as a Company hereunder. The rights and obligations of each Company hereunder shall remain in full force and effect notwithstanding the addition of any new Company as a party to this Agreement.

7.              Continuing Force and Effect. This Agreement shall continue in force until payment in full of the Senior Obligations, it being contemplated that this Agreement be of a continuing nature. The subordinations, agreements and priorities set forth herein shall remain in full force and effect both before and after the commencement of any Insolvency Proceeding, including the relative rights of the parties hereto in or to any distribution from or in respect of any Collateral or any proceeds thereof. The provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code.

8.              Reinstatement. This Agreement shall continue to be effective or shall be reinstated (and the amount of Senior Debt shall be reinstated), as the case may be, if, for any reason, any payment of the Senior Debt shall be rescinded or must otherwise be restored by the Administrative Agent or any Senior Debt Holder, whether as a result of an Insolvency Proceeding or otherwise.

9.              Modification, Amendments or Waivers. Any and all agreements amending or changing any provision of this Agreement shall be made only by written agreement, waiver or consent signed by the parties hereto. Notwithstanding the foregoing, this Agreement may be amended, amended and restated, supplemented, modified, waived or released with respect to any Company solely with the approval of such Company and without the approval of any other Company and without affecting the obligations of any other party hereto.

9.              Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.            Successors and Assigns. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, and the obligations of each Company shall be binding upon their respective successors and permitted assigns.

M-4

11.            Counterparts.    This Agreement may be executed by the different parties hereto on any number of separate counterparts, each of which, when executed and delivered, shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.

12.            GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

13.            Conflicts with Subordinated Indebtedness Documents. In case of any conflict or inconsistency between any terms of this Agreement, on the one hand, and any documents or instruments in respect of the Subordinated Indebtedness, on the other hand, then the terms of this Agreement shall control.

14.            Conflicts with LC Credit Agreement. In case of any conflict or inconsistency between any terms of this Agreement, on the one hand, and any of the terms and provisions of the LC Credit Agreement, on the other hand, then the terms and provisions of the LC Credit Agreement shall control.

15.            Conflicts with Intercreditor Agreement. In case of any conflict or inconsistency between any terms of this Agreement, on the one hand, and any of the terms and provisions of the Intercreditor Agreement, on the other hand, then the terms and provisions of the Intercreditor Agreement shall control.

[SIGNATURE PAGES FOLLOW]

M-5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

[NAME OF COMPANY]

By:
Name:
Title:

[Signature Page to Intercompany Subordination Agreement (LC Facility)]

SCHEDULE 1

ANNEX I TO INTERCOMPANY SUBORDINATION AGREEMENT

Reference is hereby made to the Intercompany Subordination Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of December [ ], 2019, made by and among the entities listed on the signature pages thereto (such entities, together with any other subsidiaries of Weatherford International plc, an Irish public limited company (“WIL-Ireland”), whether now existing or hereafter formed or acquired, that become party to the Agreement from time to time in accordance with the terms of Section 6 of the Agreement, being individually referred to herein as a “Company” and collectively as the “Companies”, in any case including any applicable branch thereof). Each capitalized term used herein and not defined herein shall have the meaning given to it in the Agreement.

By its execution below, the undersigned, [NAME OF NEW COMPANY], a [                      ] [corporation] [partnership] [limited liability company] [other form of legal entity] (the “New Company”), agrees to become, and does hereby become, a Company under the Agreement and agrees to be bound by the Agreement as if originally a party thereto. Without limiting the foregoing, the undersigned hereby absolutely and unconditionally, and jointly and severally with the other Companies, guarantees performance of the obligations of the Agreement.1

IN WITNESS WHEREOF, the New Company has executed and delivered this Annex I counterpart to the Agreement as of this              day of            , 20 .

[NAME OF NEW COMPANY]

By:
Name:
Title:

Acknowledged and Agreed to:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

1 Provisions applicable to any Company organized in a new jurisdiction to be inserted.

EXHIBIT N

FORM OF PARTICIPANT CERTIFICATE

[NAME OF LENDER] (the “Seller”)

[ADDRESS]

[ADDRESS]

Attention:

Telephone:

Email:

Weatherford International plc

c/o Weatherford International, LLC

2000 St. James Place

Houston, Texas 77056

Attention: General Counsel

Telephone: (713) 836-4000

Email: LegalWeatherford@weatherford.com

Deutsche Bank Trust Company Americas

60 Wall Street

New York, New York 10005

Attention: Project Finance Agency Services, Weatherford

Electronic Mail Address: Mary.Coseo@db.com

Reference is made to that certain LC Credit Agreement, dated as of December 13, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Weatherford International Ltd., a Bermuda exempted company (“WIL-Bermuda”), Weatherford International, LLC, a Delaware limited liability company (“WIL- Delaware”), Weatherford International plc, an Irish public limited company (“Parent”), the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent for the Lenders, and the Issuing Banks from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings specified therefor in the Credit Agreement.

Pursuant to Section 11.05(c) and Section 11.25(b) of the Credit Agreement, the undersigned (the “Participant”) is a prospective purchaser of a participation (or sub-participation) under the Credit Agreement to be sold by the Seller and is required to deliver this Participant Certificate.

Participant hereby confirms that, as of date set forth below (check one):

☐	Participant is a Swiss Qualifying Lender and has not entered into a participation (including a sub-participation) arrangement with respect to the Credit Agreement with any Person that is a Swiss Non-Qualifying Lender.

☐	Participant is a Swiss Non-Qualifying Lender, and counts as one single creditor for purposes of the Swiss Non-Bank Rules and has not entered into a participation (including any sub-participation) arrangement with respect to the Agreement with any Person that is a Swiss Non-Qualifying Lender.

N-1

For purposes of the foregoing:

“Swiss Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), circular letter No. 47 in relation to bonds of 25 July 2019 (1-047-V-2019) (Kreisschreiben Nr. 47 “Obligationen” vom 25. Juli 2019), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom 24. Juli 2019), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011); the circular letter No. 15 of 3 October 2017 (1-015-DVS- 2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017) and the notification regarding credit balances in groups (Mitteilung 010-DVS-2019 of February 2019 betreffend "Verrechnungssteuer: Guthaben im Konzern") each as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Swiss Qualifying Lender” means a Person that (i) is a bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time or (ii) effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss Guidelines.

“Swiss Non-Qualifying Lender” means a person which does not qualify as a Swiss Qualifying Lender.

[Intentionally left blank; signature page follows.]

N-2

IN WITNESS WHEREOF, the undersigned has executed this Participant Certificate this             day of                         , 20    .

[NAME OF PARTICIPANT]

By:
Name:
Title:

N-3

EXHIBIT N

FORM OF PARTICIPANT CERTIFICATE

[NAME OF LENDER] (the “Seller”)

[ADDRESS]

[ADDRESS]

Attention:

Telephone:

Email:

Weatherford International plc

c/o Weatherford International, LLC

2000 St. James Place

Houston, Texas 77056

Attention: General Counsel

Telephone: (713) 836-4000

Email: LegalWeatherford@weatherford.com

Deutsche Bank Trust Company Americas

60 Wall Street
New York, New York 10005

Attention: Project Finance Agency Services, Weatherford

Electronic Mail Address: Mary.Coseo@db.com

Reference is made to that certain LC Credit Agreement, dated as of December [5], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Weatherford International Ltd., a Bermuda exempted company (“WIL-Bermuda”), Weatherford International, LLC, a Delaware limited liability company (“WIL-Delaware”), Weatherford International plc, an Irish public limited company (“Parent”), the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent for the Lenders, and the Issuing Banks from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings specified therefor in the Credit Agreement.

Pursuant to Section 11.05(c) and Section 11.25(b) of the Credit Agreement, the undersigned (the “Participant”) is a prospective purchaser of a participation (or sub-participation) under the Credit Agreement to be sold by the Seller and is required to deliver this Participant Certificate.

Participant hereby confirms that, as of date set forth below (check one):

☐	Participant is a Swiss Qualifying Lender and has not entered into a participation (including a sub-participation) arrangement with respect to the Credit Agreement with any Person that is a Swiss Non-Qualifying Lender.

☐	Participant is a Swiss Non-Qualifying Lender, and counts as one single creditor for purposes of the Swiss Non-Bank Rules and has not entered into a participation

(including any sub-participation) arrangement with respect to the Agreement with any Person that is a Swiss Non-Qualifying Lender.

N-1

For purposes of the foregoing:

“Swiss Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), circular letter No. 47 in relation to bonds of 25 July 2019 (1-047-V-2019) (Kreisschreiben Nr. 47 “Obligationen” vom 25. Juli 2019), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom 24. Juli 2019), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011); the circular letter No. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017) and the notification regarding credit balances in groups (Mitteilung 010-DVS-2019 of February 2019 betreffend "Verrechnungssteuer: Guthaben im Konzern") each as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Swiss Qualifying Lender” means a Person that (i) is a bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time or (ii) effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss Guidelines.

“Swiss Non-Qualifying Lender” means a person which does not qualify as a Swiss Qualifying Lender.

[Intentionally left blank; signature page follows.]

N-2

IN WITNESS WHEREOF, the undersigned has executed this Participant Certificate this _____ day of _______________, 20___.

[NAME OF PARTICIPANT]

By:
Name:
Title:

N-1

EXHIBIT O

FORM OF ACTIVITY REPORT

Activity for Week Of:
Issuing Bank Name	LC Number	Beneficiary Name	Issue Date (mm/dd/yy)	New Issue (Y/N)	Expiry Date (mm/dd/yy) or “1/1/2999”	Cancellation (Y/N)	Extension Date (mm/dd/yy)	Existing Notional Amount	New Notional Amount	Notional Increase / (Decrease)	Currency	FX Rate	New Total USD Equiv.

O-1